Exhibit 10.1

EXECUTION VERSION

SECOND AMENDMENT TO

FOURTH AMENDED AND RESTATED CREDIT AGREEMENT

SECOND AMENDMENT TO FOURTH AMENDED AND RESTATED CREDIT AGREEMENT (this “Second Amendment”) dated as of June 5, 2020 between:

GENESCO INC., a Tennessee corporation (the “Lead Borrower”),

GCO CANADA INC., a Canadian corporation, as the Canadian Borrower (the “Canadian Borrower”),

GENESCO (UK) LIMITED, a company incorporated in England and Wales with company number 07667223, as the UK Borrower (the “UK Borrower”)

the Other Domestic Borrowers party hereto (together with the Lead Borrower, the Canadian Borrower and the UK Borrower, the “Borrowers”),

the Lenders party hereto, and

BANK OF AMERICA, N.A., as Agent;

in consideration of the mutual covenants herein contained and benefits to be derived herefrom.

W I T N E S S E T H:

WHEREAS, the Borrowers, the Lenders and the Agent have entered into a certain Fourth Amended and Restated Credit Agreement dated as of January 31, 2018, as amended by that certain First Amendment to Fourth Amended and Restated Credit Agreement dated as of February 1, 2019 (as amended, restated, supplemented or otherwise modified, the “Existing Credit Agreement”), and as further amended by this Second Amendment (the “Credit Agreement”); and

WHEREAS, the Borrowers have requested, among other things, that the Agent and the Lenders agree to (a) an increase to the Total Revolving Commitments in an amount equal to $57,500,000 pursuant to Section 2.1(c) of the Existing Credit Agreement (“Commitment Increase”), (b) the FILO Lenders making the FILO Loans to the Borrowers pursuant to this Second Amendment and (c) amend certain other provisions of the Existing Credit Agreement, in each case, subject to the terms and conditions hereof; and

WHEREAS, the Borrowers, the Lenders and the Agent have agreed to amend the Existing Credit Agreement on the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the mutual promises and agreements herein contained, the parties hereto hereby agree as follows:

1.

Incorporation of Terms and Conditions of Credit Agreement.   All of the terms and conditions of the Credit Agreement (including, without limitation, all definitions set forth therein) are specifically incorporated herein by reference (except as amended hereby).  All capitalized terms not otherwise defined herein shall have the same meaning as in the Credit Agreement.

2.

Representations and Warranties.  Each Credit Party hereby represents and warrants that after giving effect to this Second Amendment, (i) no Default or Event of Default exists under the Credit Agreement or under any other Loan Document, and (ii) all representations and warranties contained in Section 3 of the Credit Agreement and in the other Loan Documents are true and correct in all material respects (except in the case of any representation and warranty qualified by materiality, which is true and correct in all respects) as of the date hereof, except (a) to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects (except in the case of any representation and warranty qualified by materiality, which is true and correct in all respects) as of such earlier date and (b) representations and warranties that have become untrue or incorrect solely because of changes reflected by the terms of this Second Amendment provided that the temporary closure of the Credit Parties’ store locations and other operational disruptions affecting the Credit Parties and actions taken by the Credit Parties, in each case on or before the Second Amendment Effective Date as a result of the COVID-19 pandemic and disclosed to the Agent or in public filings on or before the Second Amendment Effective Date, shall not be deemed to have caused a Material Adverse Effect and shall not be deemed a violation of the any representation, warranty or covenants in the Existing Credit Agreement as of the Second Amendment Effective Date.

3.	Ratification of Loan Documents. The Credit Agreement, as hereby amended, and all other Loan Documents, are hereby ratified and re-affirmed in all respects and shall continue in full force and effect.
4.	Amendments to Credit Agreement. The provisions of the Credit Agreement are hereby amended as follows:
a.

Credit Agreement.  The Existing Credit Agreement is hereby amended to delete the bold, stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the bold, double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in the pages of the Credit Agreement attached as Annex A hereto.

b.

Exhibits to Credit Agreement.  Exhibit D (Form of Borrowing Base Certificate), Exhibit H-1 (Form of Domestic Notice of Borrowing); Exhibit H-2 (Form of Canadian Notice of Borrowing); and Exhibit H-3 (Form of UK Notice of Borrowing) are hereby deleted in their entirety and a new Exhibit D, Exhibit E, Exhibit H-1, Exhibit H-2, and Exhibit H-3 are substituted in its stead and a new Exhibit B-7 (Form of FILO Note) is attached hereto as Annex B.

c.	Schedules to Credit Agreement. Each of the schedules to the Existing Credit Agreement are hereby deleted in their entirety and substituted in its stead updated schedules attached hereto as Annex C.
5.	Joinder of FILO Lenders; Acknowledgments of FILO Lenders.
a.

Each FILO Lender, by its signature below, confirms that it has agreed to become a “Lender” and a “FILO Lender” under, and as defined in, the Credit Agreement holding FILO Loans in the amount set forth opposite such FILO Lender’s name on Schedule 1.1 attached hereto under the heading “FILO Commitment”, effective on the Second Amendment Effective Date.  Each FILO Lender (i) acknowledges that in connection with it becoming a Lender and a FILO Lender it has received a copy of the Credit Agreement (including all schedules and exhibits thereto), together with copies of the most recent financial statements delivered by the Domestic Borrowers pursuant to the Existing Credit Agreement, and such other documents and information as it has deemed appropriate to make its own credit and legal analysis and decision to become a Lender and a FILO Lender; and (ii) agrees that, upon it becoming a Lender and a FILO Lender on the Second Amendment Effective Date, it will, independently and without reliance upon the Agent, or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit and legal decisions in taking or not taking action under the Credit Agreement.  In addition, each FILO Lender represents and warrants that (x) it is duly organized and existing and it has full power and authority to take, and has taken, all action necessary to execute and deliver this Second Amendment and to consummate the transactions contemplated hereby and to become a Lender and a FILO Lender on the Second Amendment Effective Date and (y) no notices to, or consents, authorizations or approvals of, any Person are required (other than any already given or obtained) for its due execution and delivery of this Second Amendment or the performance of its obligations hereunder or as a Lender or a FILO Lender under the Credit Agreement as of the date hereof.  Each FILO Lender acknowledges and agrees that, on the Second Amendment Effective Date, such FILO Lender shall become a Lender and a FILO Lender and, from and after such date such FILO Lender will be bound by the terms of the Credit Agreement.

b.

Each FILO Lender acknowledges that it has had the opportunity to request and has received such documents and information as it has deemed material or desirable or otherwise appropriate in making its evaluation and credit analysis of the Domestic Borrowers and the other Credit Parties and its decision to become a FILO Lender and make a FILO Loan to the Domestic Borrowers.  Each FILO Lender has carefully reviewed such documents and information and, independently and without reliance upon the Agent, performed its own investigation and credit analysis of the FILO Loans, this Second Amendment and the transactions contemplated hereby and the creditworthiness of the Domestic Borrowers and the other Credit Parties.  Each FILO Lender acknowledges that Agent’s and its Affiliates’ activities in connection with the FILO Loans, this Second Amendment and the transactions contemplated hereby are undertaken by the Agent or such Affiliates as a principal on an arm’s-length basis and neither the Agent nor any of its Affiliates has any fiduciary, advisory or similar responsibilities in favor of such FILO Lender in connection with the FILO Loans, this Second Amendment or the transactions contemplated hereby or the process related thereto.  Each of the FILO Lenders hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Agent or any of its Affiliates with respect to any breach or alleged breach of agency or fiduciary duty.  In connection with all aspects of each transaction contemplated hereby, each FILO Lender acknowledges and agrees that: (i) the Agent and its Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of such FILO Lender and its Affiliates, and neither the Agent nor any of its Affiliates has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship, (ii) neither the Agent has provided and will provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby and such FILO Lender has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, (iii) neither Agent nor any of its Affiliates bears any responsibility (or shall be liable) for the accuracy or completeness (or lack thereof) of any documents or information provided to such FILO Lender in connection with the FILO Loans, this Second Amendment and the transactions contemplated hereby; no representation regarding any such documents or information is made by the Agent or any of its Affiliates; neither the Agent nor any of its Affiliates has made any independent verification as to the accuracy or completeness of any such documents or information; and the Agent and its Affiliates shall have no obligation to update or supplement any such documents or information or otherwise provide additional information.  In connection with the transactions contemplated hereby, including its decision to become a FILO Lender and to make a FILO Loan to the Domestic Borrowers, each FILO Lender acknowledges and agrees that it is not relying upon any representations or warranties made by the Agent or any of its Affiliates or, except as expressly set forth in this Second Amendment and the other Loan Documents, any other Person

6.	Conditions to Effectiveness.
a.	This Second Amendment shall be effective upon the fulfillment of each of the following conditions precedent to the satisfaction of the Agent:
(i)

The Agent shall have received each of the following, each of which shall be originals, telecopies, other electronic image scan transmission (e.g., “pdf” or “tif” via electronic mail), subject to Section 9.8 of the Credit Agreement (followed promptly by originals) unless otherwise specified or permitted by the Credit Agreement, and in form and substance reasonably satisfactory to the Agent:

a.	This Second Amendment shall have been duly executed and delivered by the Credit Parties, the FILO Lenders, and the Required Supermajority Lenders party hereto.
b.

A Domestic Note, or an amended and restated Domestic Note, as applicable, executed by the Domestic Borrowers in favor of each Lender requesting a Domestic Note not later than one (1) Business Day prior to the Second Amendment Effective Date and reflecting the Revolving Domestic Commitment of such Lender after giving effect to this Second Amendment.

c.

A FILO Note, executed by the Domestic Borrowers in favor of each FILO Lender requesting a FILO Note not later than one (1) Business Day prior to the Second Amendment Effective Date and reflecting the FILO Commitment of such FILO Lender after giving effect to this Second Amendment.

d.

A Borrowing Base Certificate dated as of the Second Amendment Effective Date, executed by a Financial Officer of the Lead Borrower, relating to the fiscal month ending May 2, 2020. The Excess Availability under the Credit Agreement on the Second Amendment Effective Date, after giving effect to any funding under the Credit Agreement, shall be equal to or greater than $50,000,000 based on the Borrowing Base Certificate dated as of the Second Amendment Effective Date.

e.	The Fifth Amended and Restated Security Agreement, executed by the Credit Parties and the Agent.
f.	The Intellectual Property Security Agreement executed by the applicable Credit Parties and the Agent.

g.

Such certificates of resolutions or other action, incumbency certificates and/or other certificates of Financial Officers of each Credit Party as the Agent may require evidencing (A) the authority of each Credit Party to enter into this Second Amendment and the other Loan Documents to which such Credit Party is a party or is to become a party and (B) the identity, authority and capacity of each Financial Officer thereof authorized to act as a Financial Officer in connection with this Second Amendment and the other Loan Documents to which such Credit Party is a party or is to become a party, and attaching copies of each Credit Party’s organization documents and such other documents and certifications as the Agent may reasonably require to evidence that each Credit Party is duly organized or formed, and that each Credit Party is validly existing, in good standing and qualified to engage in business in its jurisdiction of formation.

h.

A certificate from a Financial Officer of the Lead Borrower, together with such other evidence reasonably requested by the Agent, in each case reasonably satisfactory in form and substance to the Agent, certifying that as of the Second Amendment Effective Date (i) the Credit Parties, on a Consolidated basis, are Solvent, (ii) there has been no event or circumstance since February 1, 2020 that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect, provided that the temporary closure of the Credit Parties’ store locations and other operational disruptions affecting the Credit Parties and actions taken by the Credit Parties, in each case on or before the Second Amendment Effective Date as a result of the COVID-19 pandemic and disclosed to the Agent or in public filings on or before the Second Amendment Effective Date, shall not be deemed to have caused a Material Adverse Effect, and (iii) the representations and warranties made by the Borrowers in Section 2 above are true and correct in all material respects and that no event has occurred (or failed to occur) which is or which, solely with the giving of notice or passage of time (or both) would be a Default or an Event of Default.

i.

All governmental consents and approvals, and all third party consents required for the Borrowers to consummate the Second Amendment and the transactions and financings contemplated herein shall have been obtained by the Borrowers. The Agent and the Lenders shall have received all documentation and other information reasonably requested by them that is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act.

(ii)

The Agent shall have received a favorable opinion of (i) Bass Berry & Sims PLC and (ii) Hodgson Russ LLP, counsel to the Credit Parties, in form reasonably satisfactory to the Agent, covering such matters relating to the Credit Parties, the Second Amendment, the other Loan Documents and the transactions contemplated thereby as the Agent and Required Supermajority Lenders shall reasonably request.

(iii)

The Agent shall have received and be reasonably satisfied with (x) detailed financial projections and business assumptions for the Borrowers and their subsidiaries (i) on a month-to-month basis for the fiscal year ending January 30, 2021 and (ii) on an annual basis for the fiscal year ending January 29, 2022, including a consolidated income statement, profit and loss statement, balance sheet and statement of cash flow and (y) a projection of availability for at least the ten (10) months following the Second Amendment Effective Date.

(iv)

Results of searches or other evidence reasonably satisfactory to the Agent (in each case dated as of a date reasonably satisfactory to the Agent) indicating the absence of Liens on the assets of the Credit Parties, except for Permitted Encumbrances and Liens for which termination statements and releases, satisfactions and discharges of any mortgages, and releases or subordination agreements satisfactory to the Agent are being tendered concurrently with such extension of credit or other arrangements satisfactory to the Agent for the delivery of such termination statements, releases, satisfactions and discharges and subordinations have been made.

(v)

All documents and instruments, including Uniform Commercial Code financing statements, required by law or reasonably requested by the Agent to be filed, registered or recorded to create or perfect the first priority Liens intended to be created under the Loan Documents and all such documents and instruments shall have been so filed, registered or recorded to the satisfaction of the Agent.

(vi)	All action on the part of the Credit Parties necessary for the valid execution, delivery and performance by the Credit Parties of this Second Amendment shall have been duly and effectively taken.
(vii)	All fees payable pursuant to the Second Amendment Fee Letter that are due and payable on the date hereof shall have been paid in full by the Borrowers in accordance with the terms thereof.
(viii)	After giving effect to this Second Amendment, no Default or Event of Default shall have occurred and be continuing.

7.

Post-Closing Covenants.  Within forty-five (45) days (or such longer period as agreed by the Agent in its reasonable discretion) following the Second Amendment Effective Date, the Borrowers (i) shall deliver to Agent, the Account Control Agreements required to be delivered pursuant to the Credit Agreement, and (ii) shall endeavor to amend and restate the Account Control Agreements in effect prior to the Second Amendment Effective Date.

8.	Binding Effect. The terms and provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their heirs, representatives, successors and assigns.
9.

Expenses.  The Credit Parties shall reimburse the Agent for all expenses incurred in connection herewith, including, without limitation, reasonable attorneys’ fees to the extent provided in the Credit Agreement.

10.	Multiple Counterparts. This Second Amendment may be executed in multiple counterparts, each of which shall constitute an original and together which shall constitute but one and the same instrument.
11.	Governing Law. THIS SECOND AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, this Second Amendment has been duly executed and delivered by each of the parties hereto as a sealed instrument as of the date first above written.

DOMESTIC BORROWERS:

GENESCO INC.
as Lead Borrower

By	/s/ Mimi E. Vaughn
Name: Mimi E. Vaughn
Title: Chief Executive Officer and President

GENESCO BRANDS, LLC
as a Domestic Borrower

By	/s/ Mimi E. Vaughn
Name: Mimi E. Vaughn
Title: Chief Executive Officer and President

HAT WORLD CORPORATION
as a Domestic Borrower

By	/s/ Mimi E. Vaughn
Name: Mimi E. Vaughn
Title: Chief Executive Officer and President

FLAGG BROS. OF PUERTO RICO, INC.
as a Domestic Borrower

By	/s/ Mimi E. Vaughn
Name: Mimi E. Vaughn
Title: Chief Executive Officer and President

DOMESTIC BORROWERS CONTINUED:

GENESCO BRANDS NY, LLC
as a Domestic Borrower

By	/s/ Mimi E. Vaughn
Name: Mimi E. Vaughn
Title: President

GENESCO FOOTWEAR LLC,
as a Domestic Borrower

By: Genesco Services LLC, its sole member

By	/s/ Matthew N. Johnson
Name: Matthew N. Johnson
Title: Treasurer

CANADIAN BORROWER:

GCO CANADA INC.
as Canadian Borrower

By	/s/ Mimi E. Vaughn
Name: Mimi E. Vaughn
Title: Chief Executive Officer and President

UK BORROWER:

GENESCO (UK) LIMITED,
as UK Borrower

By	/s/ Mimi E. Vaughn
Name: Mimi E. Vaughn
Title: Director

BANK OF AMERICA, N.A., as Agent, a Revolving Domestic Lender, a FILO Lender, and a UK Lender

By:	/s/ Matthew Potter
Name:	Matthew Potter
Title:	Senior Vice President

BANK OF AMERICA, N.A. (ACTING THROUGH ITS CANADA BRANCH), as a Canadian Lender

By:	/s/ Sylwia Durkiewicz
Name:	Sylwia Durkiewicz
Title:	Vice President

TRUIST BANK, as a Revolving Domestic Lender, a FILO Lender, a Canadian Lender and a UK Lender

By:	/s/ Stephen D. Metts
Name:	Stephen D. Metts
Title:	Director

U.S. BANK NATIONAL ASSOCIATION, as a Revolving Domestic Lender, and a UK Lender

By:	/s/ William Patton
Name:	William Patton
Title:	Vice President

U.S. BANK NATIONAL ASSOCIATION CANADA BRANCH, as a Canadian Lender

By:	/s/ John P. Rehob
Name:	John P. Rehob
Title:	Vice President & Principal Officer

PNC BANK, NATIONAL ASSOCIATION, as a Revolving Domestic Lender and a UK Lender

By:	/s/ Heath J. Hayes
Name:	Heath J. Hayes
Title:	Vice President

PNC BANK CANADA BRANCH, as a Canadian Lender

By:	/s/ David D’Cruz
Name:	David D’Cruz
Title:	Vice President

JPMORGAN CHASE BANK, N.A., as a Revolving Domestic Lender

By:	/s/ Philip VanFossan
Name:	Philip VanFossan
Title:	Executive Director

JPMORGAN CHASE BANK, N.A., TORONTO BRANCH, as a Canadian Lender

By:	/s/ Auggie Marchetti
Name:	Auggie Marchetti
Title:	Authorized Officer

JPMORGAN CHASE BANK, N.A. LONDON BRANCH, as a UK Lender

By:	/s/ Kennedy Capin
Name:	Kennedy Capin
Title:	Executive Director

CITIBANK, N.A., as a Revolving Domestic Lender, a Canadian Lender and a UK Lender

By:	/s/ William H. Moul Jr.
Name:	William H. Moul Jr.
Title:	Authorized Signatory

ANNEX A

CONFORMED CREDIT AGREEMENT

[See Attached.]

ANNEX B

UPDATED EXHIBITS

[See Attached.]

ANNEX C

SCHEDULES TO THE CREDIT AGREEMENT

[See Attached.]

Conformed through Second Amendment

FOURTH AMENDED AND RESTATED CREDIT AGREEMENT

dated as of

January 31, 2018,

as amended as of February 1, 2019

as further amended as of June 5, 2020

among

GENESCO INC.

a Domestic Borrower and the Lead Borrower,

GENESCO BRANDS, LLC, HAT WORLD CORPORATION,

FLAGG BROS. OF PUERTO RICO, INC.,

GENESCO FOOTWEAR LLC, and GENESCO BRANDS NY, LLC

as the Other Domestic Borrowers,

GCO CANADA INC.
as the Canadian Borrower

GENESCO (UK) LIMITED

as the UK Borrower

The LENDERS Party Hereto,

BANK OF AMERICA, N.A.

as Agent

U.S. BANK NATIONAL ASSOCIATION

and

SUNTRUST BANK

as Co-Syndication Agents

PNC BANK, NATIONAL ASSOCIATION

as Documentation Agent

and

BANK OF AMERICA, N.A.

U.S. BANK NATIONAL ASSOCIATION

and

SUNTRUST ROBINSON HUMPHREY, INC.

as Joint Lead Arrangers and Joint Bookrunners

___________________________

DB1/ 114136671.8

TABLE OF CONTENTS

1.	DEFINITIONS.	2
1.1	Defined Terms	2
1.2	Terms Generally; Interpretation	71
1.3	Accounting Terms	72
1.4	Rounding	72
1.5	Times of Day	72
1.6	Letter of Credit Amounts	72
1.7	United Kingdom Tax Matters.	73
1.8	Exchange Rates; Currency Translation.	78
1.9	Limited Condition Acquisitions.	78
1.10	Divisions.	80
1.11	Interest Rates.	80
2.	AMOUNT AND TERMS OF CREDIT	80
2.1	Commitments of the Lenders.	80
2.2	Reserves; Changes to Reserves.	85
2.3	Making of Loans.	85
2.4	Overadvances	87
2.5	Swingline Loans, Canadian Swingline Loans and UK Swingline Loans.	87
2.6	Letters of Credit.	89
2.7	Settlements Among Revolving Lenders.	95
2.8	Notes; Repayment of Loans.	97
2.9	Interest on Loans.	97
2.10	Default Interest	99
2.11	Certain Fees	99
2.12	Unused Commitment Fee	99
2.13	Letter of Credit Fees	99
2.14	Nature of Fees	100
2.15	Termination or Reduction of Commitments.	100
2.16	Alternate Rate of Interest	101
2.17	Conversion and Continuation of Loans	102
2.18	Mandatory Prepayment; Cash Collateral; Commitment Termination	103
2.19	Optional Prepayment of Loans; Reimbursement of Lenders.	106
2.20	Maintenance of Loan Account; Statements of Account.	108
2.21	Cash Receipts.	108
2.22	Application of Payments.	111
2.23	Increased Costs.	114
2.24	Change in Legality.	115
2.25	Payments; Sharing of Setoff.	116
2.26	Taxes.	118
2.27	Security Interests in Collateral	121
2.28	Mitigation Obligations; Replacement of Lenders.	121
2.29	LIBO Successor Rate.	122
2.30	UK Borrowing Base.	124

DB1/ 114136671.8	i

3.	REPRESENTATIONS AND WARRANTIES	125
3.1	Organization; Powers	125
3.2	Authorization; Enforceability	125
3.3	Governmental Approvals; No Conflicts	126
3.4	Financial Condition.	126
3.5	Properties.	127
3.6	Litigation and Environmental Matters.	127
3.7	Compliance with Laws and Agreements	128
3.8	Investment Company or Holding Company Status	128
3.9	Taxes	128
3.10	ERISA/Canadian Pension Plan/ UK Pension Plan.	128
3.11	ERISA Compliance.	129
3.12	Disclosure	129
3.13	Subsidiaries	130
3.14	Insurance	130
3.15	Labor Matters	130
3.16	[Reserved]	130
3.17	Restrictions on the Credit Parties	130
3.18	Security Documents.	131
3.19	Federal Reserve Regulations.	131
3.20	Solvency	131
3.21	Franchises, Patents, Copyrights, Etc	132
3.22	Brokers	132
3.23	Casualty	132
3.24	Intellectual Property; Licenses, Etc.	132
3.25	Ranking.	132
3.26	EEA Financial Institution.	132
3.27	Sanctions Concerns and Anti-Corruption Laws.	132
4.	CONDITIONS.	133
4.1	Conditions of Effectiveness	133
4.2	Conditions Precedent to Each Loan and Each Letter of Credit	136
5.	AFFIRMATIVE COVENANTS.	137
5.1	Financial Statements and Other Information	137
5.2	Notices of Material Events	143
5.3	Information Regarding Collateral.	141
5.4	Existence; Conduct of Business	141
5.5	Payment of Obligations	141
5.6	Maintenance of Properties	142
5.7	Insurance.	142
5.8	Casualty and Condemnation	143
5.9	Books and Records; Inspection and Audit Rights.	143
5.10	Fiscal Year	145
5.11	Physical Inventories/ Cycle Counts.	145
5.12	Compliance with Laws	145

DB1/ 114136671.8	ii

5.13	Use of Proceeds and Letters of Credit	146
5.14	Additional Subsidiaries.	146
5.15	Further Assurances	147
5.16	Compliance with Terms of Leaseholds.	148
5.17	Environmental Laws.	148
5.18	Centre of Main Interests.	148
5.19	UK “Know your customer” checks.	149
5.20	UK Pension Plans.	149
5.21	Canadian Pension Plans.	150
6.	NEGATIVE COVENANTS.	150
6.1	Indebtedness	150
6.2	Liens	151
6.3	Fundamental Changes	153
6.4	Investments, Loans, Advances, Guarantees and Acquisitions	154
6.5	Asset Sales	155
6.6	Restrictive Agreements	157
6.7	Restricted Payments; Certain Payments of Indebtedness	157
6.8	Transactions with Affiliates	158
6.9	Additional Subsidiaries	158
6.10	Amendment of Material Documents	158
6.11	Fixed Charge Coverage Ratio	158
6.12	Environmental Laws	158
6.13	Fiscal Year	159
6.14	Canadian Pension Plans.	159
6.15	Sanctions.	159
6.16	Anti-Corruption Laws.	159
7.	EVENTS OF DEFAULT.	159
7.1	Events of Default	159
7.2	When Continuing	162
7.3	Remedies on Default	163
7.4	Application of Proceeds	163
7.5	Application of Proceed while FILO Loan is Outstanding	171
8.	THE AGENT.	175
8.1	The Agent	175
8.2	Sharing of Excess Payments	176
8.3	Agreement of Applicable Lenders	177
8.4	Liability of Agent.	177
8.5	Notice of Default	178
8.6	Lenders’ Credit Decisions	179
8.7	Reimbursement and Indemnification	179
8.8	Rights of Agent	179
8.9	Notice of Transfer	180
8.10	Successor Agent	180
8.11	Reports and Financial Statements	180

DB1/ 114136671.8	iii

8.12	Agent May File Proofs of Claim	180
8.13	Defaulting Lenders.	181
8.14	Agency for Perfection.	184
8.15	Risk Participation.	184
8.16	ERISA Representations	185
8.17	Co-Syndication Agents and Documentation Agent	187
8.18	Appointment of Agent as Security Trustee for UK Security Agreements.	187
9.	MISCELLANEOUS.	191
9.1	Notices	191
9.2	The Platform	192
9.3	Waivers; Amendments.	192
9.4	Expenses; Indemnity; Damage Waiver.	195
9.5	Designation of Lead Borrower as Borrowers’ Agent.	196
9.6	Successors and Assigns.	197
9.7	Survival	200
9.8	Counterparts; Integration; Effectiveness	200
9.9	Severability	200
9.10	Right of Setoff	201
9.11	Governing Law; Jurisdiction; Consent to Service of Process.	201
9.12	WAIVER OF JURY TRIAL	201
9.13	Headings	202
9.14	Interest Rate Limitation	202
9.15	Additional Waivers.	202
9.16	Confidentiality	203
9.17	Release of Collateral and Guaranty Obligations.	204
9.18	Amendment and Restatement	205
9.19	Commitments	206
9.20	Judgment Currency	206
9.21	USA Patriot Act Notice	208
9.22	Foreign Asset Control Regulations	207
9.23	Canadian Anti-Money Laundering Legislation.	207
9.24	No Advisory or Fiduciary Responsibility	208
9.25	Limitation of Canadian Borrower and UK Borrower Liability.	208
9.26	Language.	209
9.27	Keepwell.	209
9.28	Acknowledgement and Consent to Bail-In of EEA Financial Institutions.	209
9.29	Acknowledgement Regarding Any Supported QFCs.	210

DB1/ 114136671.8	iv

EXHIBITS

A	Form of Assignment and Acceptance
B-1	Form of Canadian Note
B-2	Form of Domestic Note
B-3	Form of UK Note
B-4	Form of Swingline Note
B-5	Form of Canadian Swingline Note
B-6	Form of UK Swingline Note
B-7	Form of FILO Note
C-1	Form of Effective Date Guaranty – Domestic Borrowers
C-2	Form of Effective Date Guaranty – Canadian Borrower
C-3	Form of Effective Date Guaranty – UK Borrower
D	Form of Borrowing Base Certificate
E	Form of Compliance Certificate
F	Closing Agenda
G	Form of DDA Notification
H-1	Form of Domestic Notice of Borrowing
H-2	Form of Canadian Notice of Borrowing
H-3	Form of UK Notice of Borrowing
I	Form of Mortgage

DB1/ 114136671.8	v

SCHEDULES

1.1	Lenders and Commitments
1.2	Leased Distribution Centers and Warehouses
1.3	Secured Equipment Leases
1.4	Eligible Trade Names
2.6(j)	Existing Letters of Credit
2.21(b)	Credit Card Arrangements
2.21(c)	Concentration Accounts and Investment Accounts
3.5(b)(i)	Owned Properties
3.5(b)(ii)	Leased Properties
3.6	Litigation and Environmental Matters
3.7	Compliance with Laws and Agreements
3.9	Taxes
3.10	ERISA/Canadian Pension Plan/UK Pension Plan
3.13	Subsidiaries
3.14	Insurance
3.21	Franchises, Patents, Copyrights, etc.
5.1(i)	Financial Reporting Requirements
6.1	Indebtedness
6.2	Liens
6.4	Investments, Loans, Advances, Guarantees and Acquisitions

DB1/ 114136671.8	vi

This FOURTH AMENDED AND RESTATED CREDIT AGREEMENT is dated as of January 31, 2018 (this “Agreement”) among GENESCO INC., a corporation organized under the laws of the State of Tennessee having a place of business at Genesco Park, 1415 Murfreesboro Road, P.O. Box 731, Nashville, TN 37202-0731, as a Domestic Borrower and the Lead Borrower (as hereinafter defined); the Other Domestic Borrowers (as defined below); GCO CANADA INC., as the Canadian Borrower; GENESCO (UK) LIMITED, a company incorporated in England and Wales with company number 07667223 as the UK Borrower; the LENDERS party hereto; BANK OF AMERICA, N.A., a national banking association having a place of business at 100 Federal Street, Boston, Massachusetts 02110, as Agent for the Lenders and the other Secured Parties (as each such term is hereinafter defined); and U.S. BANK NATIONAL ASSOCIATION and SUNTRUST BANK, as Co-Syndication Agents; and PNC BANK, NATIONAL ASSOCIATION, as Documentation Agent.

W I T N E S S E T H:

WHEREAS, the Borrowers have requested that the (x) the Revolving Lenders make available to the Domestic Borrowers, as co-borrowers, a revolving credit facility (including a letter of credit sub-facility) and (y) the FILO Lenders make available to the Domestic Borrowers, as co-borrowers, a first in, last out term loan facility, in an initial maximum amount not to exceed $350,000,000 in the aggregate, the proceeds of which, in each case, shall be used by the Borrowers for purposes permitted under, and otherwise in accordance with and subject to the terms of, this Agreement;

WHEREAS, the Other Borrowers are direct or indirect wholly-owned Subsidiaries of the Lead Borrower, and together with the Lead Borrower are related entities that collectively constitute an integrated business;

WHEREAS, each Borrower is sufficiently dependent upon the others and the Borrowers are related in such a way that any advance made hereunder to any Borrower will benefit all of the Borrowers as a result of their related operations and identity of interests;

WHEREAS, the Domestic Borrowers have requested that the Agents and Lenders treat them as co-borrowers hereunder, jointly and severally responsible for the obligations of each other;

WHEREAS, each Lender is willing to agree (severally and not jointly) to make such loans and provide such financial accommodations to the Borrowers on a pro rata basis according to its Commitment on the terms and conditions set forth herein, and Bank of America, N.A. is willing to act as Agent for the Lenders on the terms and conditions set forth herein and in the other Loan Documents;

WHEREAS, each Canadian Lender is willing to agree (severally and not jointly) to make such loans and provide such financial accommodations to the Canadian Borrower according to its Canadian Commitment on the terms and conditions set forth herein, and Bank of America, N.A. is willing to act as Agent for the Canadian Secured Parties on the terms and conditions set forth herein and in the other Loan Documents;

WHEREAS, each UK Lender is willing to agree (severally and not jointly) to make such loans and provide such financial accommodations to the UK Borrower according to its UK Commitment on the terms and conditions set forth herein, and Bank of America, N.A. is willing to act as Agent for the UK Secured Parties on the terms and conditions set forth herein and in the other Loan Documents;

WHEREAS, prior to the date of this Agreement, the Borrowers, on the one hand, and Bank of America, N.A., as Agent thereunder, and the Lenders on the other hand, previously entered into a Third Amended and Restated Credit Agreement dated as of January 31, 2014 (as amended and in effect, the “Existing Credit Agreement”), pursuant to which the Lenders provided the Borrowers (other than the UK Borrower) with certain financial accommodations;

WHEREAS, in accordance with SECTION 9.3 of the Existing Credit Agreement, the Borrowers, the Lenders, and the Agents desire to amend and restate the Existing Credit Agreement as provided herein.

NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth in this Agreement, and for good and valuable consideration, the receipt of which is hereby acknowledged, the undersigned hereby agree that the Existing Credit Agreement shall be amended and restated in its entirety to read as follows (it being agreed that this Agreement shall not be deemed to evidence or result in a novation or repayment and reborrowing of the Obligations under the Existing Credit Agreement):

1.DEFINITIONS.

1.1Defined Terms

.  As used in this Agreement, the following terms have the meanings specified below:

“Account Control Agreements” shall mean agency agreements with or notices to and acknowledgements from banks or other institutions maintaining a checking or other demand deposit account, lockbox account or investment account of a Credit Party (excluding store-level deposit accounts and all Excluded DDAs), including without limitation any DDA into which the proceeds of any other DDA are regularly swept on a daily basis, establishing control (as defined in the UCC) of such account by the Agent and whereby the bank maintaining such account agrees, in respect of the Domestic Credit Parties and Canadian Credit Parties, upon the occurrence and during the continuance of a Cash Dominion Event and in respect of the UK Credit Parties, at all times following the establishment of the UK Borrowing Base, to comply only with instructions originated by the Agent without the further consent of any Credit Party, each of which agreements shall be in form and substance reasonably satisfactory to the Agent.

“Account Debtor” shall mean any Person who is obligated under an Account.

“Account Reserves” means such reserves as may be established from time to time by the Agent in its Permitted Discretion (after consultation with the Lead Borrower (whose consent to any Account Reserve shall not be required)) with respect to the collectability of any Eligible Wholesale Receivable or any Eligible Credit Card and Debit Card Receivable, including, without limitation, Dilution Reserves.  Account Reserves shall be established and calculated in a manner and methodology consistent with the Agent’s practices as of the Effective Date with other similarly situated borrowers.

“Accounts” shall mean “accounts” as defined in the UCC and in the PPSA, (or to the extent governed by the Civil Code of Quebec, defined as all “claims” for the purposes of the Civil Code of Quebec), and also all accounts, accounts receivable, and rights to payment (whether or not earned by performance): (i) for property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of; (ii) for services rendered or to be rendered; (iii) arising out of a policy of insurance issued or to be issued; (iv) arising out of a secondary obligation incurred or to be incurred; or (v) arising out of the use of a debit, credit or charge card or information contained on or used with that card.

“ACH” shall mean automated clearing house transfers.

“Act” has the meaning provided therefor in Section 9.21.

“Additional Commitment Lender” has the meaning provided therefor in Section 2.1(c).

“Adjustment Date” means the first day of each Fiscal Quarter, commencing with the first Fiscal Quarter occurring after the expiration of three months following the Second Amendment Effective Date.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Agent.

“Affiliate” means, with respect to a specified Person, (i) any director or officer of that Person, (ii) any other Person Controlling, Controlled by or under direct or indirect common Control with that Person (and if that Person is an individual, any member of the immediate family (including parents, siblings, spouse, children, stepchildren, nephews, nieces and grandchildren) of such individual and any trust whose principal beneficiary is such individual or one or more members of such immediate family and any Person who is Controlled by any such member or trust), (iii) any other Person directly or indirectly holding 15% or more of any class of the capital stock or other equity interests (including options, warrants, convertible securities and similar rights) of that Person, and (iv) any other Person 15% or more of any class of whose capital stock or other equity interests (including options, warrants, convertible securities and similar rights) is held directly or indirectly by that Person.

“Agent” means Bank of America in its capacity as administrative agent and collateral agent under any of the Loan Documents, or any successor thereto, and solely with respect to the loan servicing requirements of the Canadian Borrower, Bank of America, N.A.-Canada Branch.

“Agent Party” has the meaning provided therefor in Section 9.2.

“Agent’s Office” means the Agent’s address and, as appropriate, account as set forth on the signature page hereto, or such other address or account as the Agent may from time to time notify the Lead Borrower and the Lenders.

“Agreement” means this Credit Agreement, as modified, amended, supplemented or restated and in effect from time to time.

“Applicable Fiscal Period” means, as of any date of determination, the most recently ended twelve (12) Fiscal Months.

“Applicable Law” means as to any Person: (i) all statutes, rules, regulations, orders, or other requirements having the force of law and (ii) all court orders and injunctions, and/or similar rulings, in each instance ((i) and (ii)) of or by any Governmental Authority, that are applicable to such Person or any property of such Person.

“Applicable Lenders” means the Required Lenders, the Required Supermajority Lenders, the Required Revolving Lenders, all affected Lenders, or all Lenders, as the context may require.

“Applicable Margin” means the rates for Prime Rate Loans, U.S. Index Rate Loans, BA Equivalent Loans and LIBO Loans set forth below:

Level	Average Daily Availability	Applicable Margin for FILO Loans that are LIBO Loans	Applicable Margin for FILO Loans that are Domestic Prime Rate Loans	Applicable Margin for Revolving Loans that are LIBO Loans and BA Equivalent Loans	Applicable Margin for Revolving Loans that are Domestic Prime Rate Loans, U.S. Index Rate Loans, and Canadian Prime Rate Loans	Applicable Margin for UK Swingline Loans
I	Greater than or equal to 50% of the Loan Cap	3.75%	2.75%	2.25%	1.25%	2.25%
II	Less than 50% of the Loan Cap	4.00%	3.00%	2.50%	1.50%	2.50%

From and after the Second Amendment Effective Date and until the first Adjustment Date, the Applicable Margin shall be established at the percentages set forth in Level II of the pricing grid set forth above. From and after such first Adjustment Date following the Second Amendment Effective Date and on each Adjustment Date thereafter, the Applicable Margin shall be determined from the pricing grid set forth above based upon the Average Daily Availability for the most recent Fiscal Quarter ended immediately preceding such Adjustment Date; provided, however, that notwithstanding anything to the contrary set forth herein, upon the occurrence of an Event of Default, the Agent may, and at the direction of the Required Revolving Lenders shall, immediately increase the Applicable Margin to that set forth in Level II (even if the Average Daily Availability requirements for a different Level have been met) and interest shall accrue at the rate of interest set forth in Section 2.10; provided further if any Borrowing Base Certificate is at any time restated or otherwise revised or if the information set forth in any Borrowing Base Certificate otherwise proves to be false or incorrect such that the Applicable Margin would have been higher than was otherwise in effect during any period, without constituting a waiver of any Default or Event of Default arising as a result thereof, interest due under this Agreement shall be immediately recalculated at such higher rate for any applicable periods and shall be due and payable on demand.

“Appraised Value” means with respect to (x) Eligible Inventory, the appraised orderly liquidation value, net of costs and expenses to be incurred in connection with any such liquidation, which value is expressed as a percentage of Cost of Eligible Inventory as set forth in the inventory stock ledger of the Borrower Consolidated Group, which value shall be determined from time to time by the most recent appraisal undertaken by an independent appraiser engaged by the Agent subject to Section 5.9, (y) with respect to Real Estate, the fair market value of Real Estate as set forth in the most recent appraisal of Real Estate as determined from time to time by an independent appraiser engaged by the Agent, in form and substance reasonably satisfactory to the Agent and the Second Amendment Lenders, which appraisal shall be in compliance with all FIRREA requirements, provided that the Appraised Value of Eligible Real Estate shall in no event exceed the maximum amount of the Obligations at any time specified to be secured by a Mortgage thereon, or (z) with respect to Eligible Trade Names, the appraised liquidation value, net of costs and expenses to be incurred in connection with any such liquidation, which value shall be determined from time to time by the most recent appraisal undertaken by an independent appraiser engaged by the Agent subject to Section 5.9.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender, (c) an entity or an Affiliate of an entity that administers or manages a Lender, or (d) the same investment advisor or an advisor under common control with such Lender, Affiliate or advisor, as applicable.

“Arrangers” means each of Bank of America (the “Lead Arranger”), U.S. Bank National Association and SunTrust Robinson Humphrey, Inc., in their capacities as joint lead arrangers and joint bookrunners.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.6), and accepted by the Agent, in the form of Exhibit A or any other form approved by the Agent.

“Audited Financial Statements” means the audited consolidated balance sheet of the Borrower Consolidated Group for the Fiscal Year ended February 1, 2020, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such Fiscal Year of the  Borrower Consolidated Group, including the notes thereto.

“Availability Reserves” means such reserves (but without duplication of any other Reserves or any factors included in the determination of the Appraised Value of Eligible Inventory, Eligible Real Estate or Eligible Trade Names) as the Agent from time to time determines in its Permitted Discretion (after consultation with the Lead Borrower (whose consent to any Availability Reserve shall not be required)) as being appropriate (a) to reflect the impediments to the Agent’s ability to realize upon the Collateral, (b) to reflect claims and liabilities that the Agent determines will need to be satisfied in connection with the realization upon the Collateral, or (c) to reflect that a Default or an Event of Default then exists.  Without limiting the generality of the foregoing, Availability Reserves may include (but are not limited to) reserves based on (i) rent (A) on account of past due rent, (B) for leased distribution center locations as to which the Agent has not received a Collateral Access Agreement from the applicable landlord, and (C) for locations for which the landlord has been granted a Lien on the assets of any Person included in the Borrower Consolidated Group or in those states in which the landlord has a statutory landlord’s Lien; (ii) Customer Credit Liabilities; (iii) outstanding taxes and other governmental charges, including, without limitation, ad valorem, real estate, personal property, sales, claims of the PBGC and other taxes or claims which might have priority over the interests of the Agent in the Collateral; (iv) customs duties, and other costs to release Inventory which is being imported into the United States or Canada; (v) salaries, wages and benefits due to employees of any Credit Party, provided that Availability Reserves under this clause (v) will not be imposed except during the continuance of a Cash Dominion Event; (vi) customer deposits; (vii) reserves for reasonably anticipated changes in the Appraised Value of Eligible Inventory between appraisals resulting from any significant or material decrease in comparable store sales trends, gross margins, any significant changes in Inventory mix, store operating expense structure or markdown activity, or any other factor  that could reasonably be expected to result in a decrease to Appraised Value of Eligible Inventory, provided that if the Agent notifies the Lead Borrower of its intention to impose such an Availability Reserve, the Lead Borrower may, at its expense, engage an appraiser reasonably satisfactory to the Agent, to conduct an updated Inventory appraisal and, upon the Agent’s receipt and satisfactory review of the results of such appraisal, the previously imposed Availability Reserve under this clause (vii) will be terminated (without limiting the Agent’s right to re-establish such an Availability Reserve under this clause (vii) if circumstances so warrant); (viii) warehousemen’s or bailee’s charges and other Liens permitted by Section 6.2 which may have priority over the interests of the Agent in the Collateral; (ix) amounts due to vendors on account of consigned goods; (x) the Agent’s estimate of Canadian Priority Payable Reserves; (xi) Cash Management Reserves; and (xii) Bank Products Reserves. Availability Reserves shall be established and calculated in a manner and methodology consistent with the Agent’s practices as of the Effective Date with other similarly situated borrowers.

“Average Daily Availability” shall mean, in respect of any Adjustment Date, the average daily Excess Availability for the immediately preceding Fiscal Quarter.

“BA Equivalent Loan” means any Canadian Loan in CD$ bearing interest at a rate determined by reference to the BA Rate in accordance with the provisions of Section 2.

“BA Equivalent Loan Borrowing” means any Borrowing comprised of BA Equivalent Loans.

“BA Rate” means, for the Interest Period applicable to a BA Equivalent Loan, the rate of interest per annum equal to the annual rates applicable to CD$ bankers’ acceptances having an identical or comparable term as the proposed BA Equivalent Loan displayed and identified as such on the display referred to as the “CDOR Page” (or any display substituted therefor) of Reuters Monitor Money Rates Service as at approximately 10:20 A.M. (Toronto time) on such day (or, if such day is not a Business Day, as of 10:20 A.M. (Toronto time) on the immediately preceding Business Day)(or other commercially available source designated by Agent from time to time); provided that in no event shall the BA Rate be less than 1.00%.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bank of America” shall mean Bank of America, N.A., a national banking association, and as a Lender, includes any applicable branch thereof located in Canada (including Bank of America-Canada Branch) or the United Kingdom.

“Bank of America-Canada Branch” means Bank of America, N.A. (acting through its Canada branch), a banking corporation carrying on business under the Bank Act (Canada).

“Bank of America Concentration Account” has the meaning provided therefor in Section 2.21(d).

“Bank of Canada Overnight Rate” means, on any date of determination, the rate of interest charged by the Bank of Canada on one-day Canadian dollar loans to financial institutions, for such date.

“Bank Product Reserves” means such reserves as the Agent from time to time determine in its Permitted Discretion as being appropriate to reflect the anticipated liabilities and obligations of the Credit Parties with respect to Bank Products then provided or outstanding.

“Bank Products” means any services or facilities provided to any Credit Party by the Agent, any Lender, or any of their respective Affiliates, including, without limitation, on account of (a) Hedging Agreements, (b) purchase cards, (c) foreign exchange facilities, (d) leasing, and (e) supply chain finance services (including, without limitation, trade payable services and supplier accounts receivable purchases), but excluding Cash Management Services.

“Banker’s Acceptance” means a time draft or bill of exchange or other deferred payment obligation relating to a Commercial Letter of Credit which has been accepted by the Issuing Bank.

“Bankruptcy Code” shall mean the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. §101, et seq.), as amended and in effect from time to time, and the regulations issued from time to time thereunder.

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Effective Rate plus 1/2 of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate,” and (c) the LIBO Rate plus 1.00%.  The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in such prime rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change. If the Base Rate is being used as an alternate rate of interest pursuant to Section 2.29 hereof, then the Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“BIA” means the Bankruptcy and Insolvency Act (Canada).

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower Consolidated Group” shall mean the Lead Borrower and its Subsidiaries.

“Borrower Materials” has the meaning provided therefor in Section 5.1.

“Borrowers” means, individually and collectively, the Lead Borrower, the Other Borrowers and any other Person who subsequently becomes a Borrower hereunder.

“Borrowing” shall mean (a) a Canadian Borrowing, a UK Borrowing or a Domestic Borrowing, as applicable, (b) the incurrence of a Swingline Loan, (c) the incurrence of a Canadian Swingline Loan, (d) the incurrence of a UK Swingline Loan, or (e) the borrowing of the FILO Loan on the Second Amendment Effective Date, as the context may require.

“Borrowing Base Certificate” has the meaning provided therefor in Section 5.1(f).

“Borrowing Request” means a request by the Lead Borrower on behalf of the Domestic Borrowers, or by the Canadian Borrower or the UK Borrower, as applicable, for a Borrowing in accordance with Section 2.3.

“Breakage Costs” has the meaning provided therefor in Section 2.19(b).

“Business Day” means (a) any day that is not a Saturday, Sunday or other day on which commercial banks in Charlotte, North Carolina or New York, New York are authorized or required by law to remain closed, or are in fact closed in the state where the Agent’s Office is located, (b) when used in connection with a LIBO Loan, any day on which banks are open for dealings in dollar deposits in the London interbank market, (c) when used in connection with any Loan by a Canadian Lender, any day which is not a day on which banks are authorized or required by law to be closed in Toronto, Ontario, Canada, (d) if such day relates to any interest rate settings as to a LIBO Loan denominated in Euro, any fundings, disbursements, settlements and payments in Euro in respect of any such LIBO Loan, or any other dealings in Euro to be carried out pursuant to this Agreement in respect of any such LIBO Loan, a day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) determined by the Agent to be a suitable replacement) is open for the settlement of payments in Euro, (e) if such day relates to any interest rate settings as to a LIBO Loan denominated in a currency other than Dollars or Euro, any such day on which dealings in deposits in the relevant currency are conducted by and between banks in the London or other applicable offshore interbank market for such currency, and (f) if such day relates to any fundings, disbursements, settlements and payments in a currency other than Dollars or Euro in respect of a LIBO Loan denominated in a currency other than Dollars or Euro, or any other dealings in any currency other than Dollars or Euro to be carried out pursuant to this Agreement in respect of any such (other than any interest rate settings), any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.

“Canadian Availability” means, as of any date of determination thereof, the result, if a positive number, of:

(a)the Canadian Loan Cap

minus

(b)the Canadian Credit Extensions on such date.

In calculating Canadian Availability at any time and for any purpose under this Agreement, any amount calculated or referenced in Dollars shall also refer to the Equivalent CD$ Amount.

“Canadian Borrower” means GCO Canada Inc., a corporation organized under the federal laws of Canada.

“Canadian Borrowing” means a borrowing consisting of simultaneous Canadian Loans of the same Type and, in the case of BA Equivalent Loans or LIBO Loans, having the same Interest Period made by each of the Canadian Lenders pursuant to Section 2.3.

“Canadian Borrowing Base” means, at any time of calculation, an Equivalent CD$ Amount in Dollars equal to:

(a)the product of (i) the Inventory Advance Rate multiplied by (ii) the Appraised Value of Eligible Inventory of the Canadian Borrower multiplied by (iii)(A) the Cost of Eligible Inventory of the Canadian Borrower, minus (B) Inventory Reserves related to Eligible Inventory of the Canadian Borrower;

plus

(b)the product of (i) eighty-five percent (85%) multiplied by (ii)(A) the then Eligible Wholesale Receivables of the Canadian Borrower, minus (B) Account Reserves related to such Eligible Wholesale Receivables of the Canadian Borrower;

plus

(c)the product of (i) ninety percent (90%) multiplied by (ii)(A) the then Eligible Credit Card and Debit Card Receivables of the Canadian Borrower, minus (B) Account Reserves related to Eligible Credit Card and Debit Card Receivables of the Canadian Borrower;

minus

(d)without duplication, the then amount of all Availability Reserves established with respect to matters affecting the Canadian Borrower.

“Canadian Commitment Percentage” means the Commitment Percentages of the Canadian Lenders.

“Canadian Commitments” means, as to each Canadian Lender, its obligation to (a) make Canadian Loans to the Canadian Borrower pursuant to Section 2.1 and (b) purchase participations in Canadian Letter of Credit Outstandings, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Canadian Lender’s name on Schedule 1.1 or in the Assignment and Acceptance pursuant to which such Canadian Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Canadian Credit Extensions” as of any day, shall be equal to the sum of (a) the principal balance of all Canadian Loans (including Canadian Swingline Loans) then outstanding, and (b) the then amount of the Canadian Letter of Credit Outstandings.

“Canadian Credit Parties” means, collectively, the Canadian Borrower and each Material Subsidiary organized under the laws of Canada or any province or territory thereof that is or becomes a guarantor of the Canadian Liabilities.  “Canadian Credit Party” means any one of such Persons.

“Canadian Defined Benefit Pension Plan” shall mean a pension plan for the purposes of any applicable pension benefits standards statute or regulation in Canada, which contains a “defined benefit provision,” as defined in subsection 147.1(1) of the Income Tax Act (Canada) but shall not include a “multi-employer pension plan” within the meaning of the Pension Benefits Standards Act, 1985 (Canada) (or similar term under equivalent provincial pension standards legislation) for which a Canadian Borrower’s or Canadian Subsidiary’s sole financial obligations are limited to making fixed contributions.

“Canadian Dollars” and “CD$” refer to lawful money of Canada.

“Canadian Lenders” means Bank of America-Canada Branch and any other Person having Canadian Commitments from time to time or at any time.  A Person may be a Canadian Lender only if it is a financial institution that is listed on Schedule I, II or III of the Bank Act (Canada), has received an approval to have a financial establishment in Canada pursuant to Section 522.21 of the Bank Act (Canada) or is not a foreign bank for purposes of the Bank Act (Canada), and if such financial institution is not resident in Canada and is not deemed to be resident in Canada for purposes of the Income Tax Act (Canada), then such financial institution deals at arm’s length with each Canadian Credit Party for purposes of the Income Tax Act (Canada).

“Canadian Letter of Credit” means each Letter of Credit issued hereunder for the account of the Canadian Borrower.

“Canadian Letter of Credit Outstandings” shall mean, at any time, the sum of (a) with respect to Canadian Letters of Credit outstanding at such time, the aggregate maximum amount that then is or at any time thereafter may become available for drawing or payment thereunder plus (b) all amounts theretofore drawn or paid under Canadian Letters of Credit for which the Issuing Bank has not then been reimbursed.

“Canadian Letter of Credit Sublimit” means an amount equal to $5,000,000.  The Canadian Letter of Credit Sublimit is part of, and not in addition to, the Canadian Total Commitments.  A permanent reduction of the Canadian Total Commitments shall not require a corresponding pro rata reduction in the Canadian Letter of Credit Sublimit; provided, however, that if the Canadian Total Commitments are reduced to an amount less than the Canadian Letter of Credit Sublimit, then the Canadian Letter of Credit Sublimit shall be reduced to an amount equal to (or, at Canadian Borrower’s option, less than) the Canadian Total Commitments.

“Canadian Liabilities” means (a) all advances to, and debts (including principal, interest, fees, costs, and expenses), liabilities, obligations, covenants, indemnities, and duties of, any Canadian Credit Party arising under any Loan Document or otherwise with respect to any Canadian Loan or Canadian Letter of Credit (including payments in respect of reimbursement of disbursements, interest thereon and obligations to provide cash collateral therefor), whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, fees, costs, expenses and indemnities that accrue after the commencement by or against any Canadian Credit Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding, (b) any Other Canadian Liabilities, and (c)  all Loans made to the Canadian Borrower under Section 2.1(a)(x).

“Canadian Loan” means an extension of credit by a Canadian Lender to the Canadian Borrower (to the extent based on Canadian Availability) under Section 2.

“Canadian Loan Cap” means, at any time of determination, the lesser of (a) the Canadian Total Commitments and (b) the Canadian Borrowing Base.

“Canadian Note” means a promissory note made by the Canadian Borrower in favor of a Canadian Lender evidencing Canadian Loans made by such Canadian Lender, substantially in the form of Exhibit B-1.

“Canadian Notice of Borrowing” means a notice from the Canadian Borrower to the Agent in connection with a Canadian Borrowing of Canadian Loans or Canadian Swingline Loans, which shall be substantially in the form of Exhibit H-2.

“Canadian Pension Plan” means any pension plan that is subject to the Pension Benefits Act (Ontario) or similar legislation of another Canadian province or territory and the Income Tax Act (Canada) and that is either (a) maintained or sponsored by any Canadian Credit Party or any Canadian Subsidiary for employees, or (b) maintained pursuant to a collective bargaining agreement, or other arrangement under which more than one employer makes contributions and to which any Canadian Credit Party or any Canadian Subsidiary is making or accruing an obligation to make contributions or has within the preceding five years made or accrued such contributions.

“Canadian Prime Rate” means, for any day, the greater of (i) the fluctuating rate of interest per annum equal to the rate of interest in effect for such day as publicly announced from time to time by Bank of America-Canada Branch as its reference rate of interest for loans made in CD$ and designated as its “prime” rate being a rate set by Bank of America-Canada Branch based upon various factors, including Bank of America-Canada Branch’s costs and desired return, general economic conditions and other factors and is used as a reference point for pricing some loans, and (ii) the BA Rate for a one month Interest Period as determined on such day, plus 1.0%, provided, that in no event shall the Canadian Prime Rate be less than 1.00%. Any change in the prime rate announced by the Bank of America-Canada Branch shall take effect at the opening of business on the day specified in the public announcement of such change.  Each interest rate based on the Canadian Prime Rate hereunder, shall be adjusted simultaneously with any change in the Canadian Prime Rate.

“Canadian Prime Rate Loan” means a Canadian Loan in CD$ that bears interest based on the Canadian Prime Rate.

“Canadian Priority Payable Reserves” means, at any time, without duplication, the obligations, liabilities and indebtedness at such time which have, or could in any proceeding have, a trust, deemed trust, right of garnishment, right of distress, charge or statutory Lien imposed to provide for payment or Liens ranking or capable of ranking senior to or pari passu with Liens securing the Canadian Liabilities on any of the Collateral under federal, provincial, state, county, territorial, municipal, or local law including, to the extent that there is such a trust, statutory Liens or Liens in respect of the specified item that has or is capable of having such rank, claims for unremitted and accelerated rents, utilities, taxes (including sales taxes, value added taxes, amounts deducted or withheld or not paid and remitted when due under the Income Tax Act (Canada), excise taxes, goods and services taxes (“GST”) and harmonized sales taxes (“HST”) payable pursuant to Part IX of the Excise Tax Act (Canada) or similar taxes under provincial or territorial law), the claims of a clerk, servant, travelling salesperson, labourer or worker (whether full-time or part-time) who is owed wages (including any amounts protected by the Wage Earner Protection Program Act (Canada)), salaries, commissions, disbursements, compensation or other amounts (such as union dues payable on behalf of employees) by the Credit Parties (but only to the extent that the claims of such parties may rank or be capable of ranking senior to or pari passu with Liens securing the Obligations on any of the Collateral), vacation pay, severance pay, employee source deductions, workers’ compensation obligations, government royalties or pension fund obligations  (including claims in respect of, and all amounts currently or past due and not contributed, remitted or paid to, or pursuant to, any Canadian Pension Plan, the Pension Benefits Act (Ontario) or any similar law and any amounts representing any unfunded liability, solvency, deficiency or wind-up deficiency with respect to any Canadian Defined Benefit Pension Plan)  (but only to the extent ranking or capable of ranking senior to or pari passu with Liens securing the Obligations on any of the Collateral), together with the aggregate value, determined in accordance with GAAP, of all Eligible Inventory which may be or may become subject to a right of a supplier to recover possession thereof or to exercise rights of revendication with respect thereto under any federal, provincial, state, county, municipal, territorial or local law, where such supplier’s right may have priority over Liens securing the Obligations including Eligible Inventory subject to a right of a supplier to repossess goods pursuant to Section 81.1 of the BIA or the Civil Code of Quebec.

“Canadian Sanction Laws” means any Canadian laws, regulations or orders governing transactions in controlled goods or technologies or dealings with countries, entities, organizations, or individuals subject to economic sanctions and similar measures, including the Special Economic Measures Act (Canada), the United Nations Act (Canada), the Freezing Assets of Corrupt Foreign Officials Act (Canada), Part II.1 of the Criminal Code (Canada) and the Export and Import Permits Act (Canada), and any related regulations.

“Canadian Secured Party” or “Canadian Secured Parties” has the meaning assigned to such term in the Canadian Security Agreement.

“Canadian Security Agreement” means the Second Amended and Restated General Security Agreement dated as of the Effective Date among the respective Canadian Credit Parties and the Agent for the benefit of the Canadian Secured Parties and the UK Secured Parties.

“Canadian Security Documents” means (a) the Canadian Security Agreement, (b) each deed of hypothec granted by a Canadian Credit Party in favor of the Agent, and (c) and each other security agreement or other instrument or document executed and delivered by any Canadian Credit Party to the Agent pursuant to this Agreement or any other Loan Document granting a Lien on assets of any Canadian Credit Party for the benefit of the Canadian Secured Parties and the UK Secured Parties, as security for the Canadian Liabilities and the UK Liabilities.

“Canadian Subsidiary” means any Subsidiary that is organized under the laws of Canada or any province or territory thereof.

“Canadian Swingline Lender” means Bank of America-Canada Branch, in its capacity as lender of Canadian Swingline Loans hereunder.

“Canadian Swingline Loan” shall mean a Loan made by the Canadian Swingline Lender to the Canadian Borrower pursuant to Section 2.5 hereof.

“Canadian Swingline Note” means a promissory note of the Canadian Borrower substantially in the form of Exhibit B-5, payable to the Canadian Swingline Lender if requested by the Canadian Swingline Lender, evidencing the Canadian Swingline Loans.

“Canadian Swingline Sublimit” means an amount equal to the lesser of (a) $5,000,000 and (b) the Canadian Total Commitments.  The Canadian Swingline Sublimit is part of, and not in addition to, the Canadian Total Commitments.

“Canadian Total Commitments” means the aggregate of the Canadian Commitments of all Canadian Lenders.  On the Second Amendment Effective Date, the Canadian Total Commitments are $70,000,000.

“Capital Expenditures” of any Person means, for any period, to the extent treated as a capital expenditure in accordance with GAAP, any expenditure for fixed assets (both tangible and intangible), including assets being constructed (whether or not completed), leasehold improvements, installment purchases of machinery and equipment, acquisitions of real estate and other similar expenditures including without duplication, expenditures in or from any construction-in-progress account of any of the Credit Parties, provided that “Capital Expenditures” shall not include any portion of the purchase price of a Permitted Acquisition which is allocated to property, plant or equipment acquired as part of such Permitted Acquisition.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Card Receivables” means each “payment intangible” (as defined in the UCC or the PPSA, as applicable) and each Account, together with all income, payments and proceeds thereof, owed by a credit card issuer, debit card issuer, credit card processor or debit card processor to a Credit Party resulting from charges by a customer of a Credit Party on credit or debit cards issued by such issuer or processor in connection with the sale of goods by a Credit Party, or services performed by a Credit Party, in each case in the ordinary course of its business.

“Cash Collateral Account” shall mean (i) an interest-bearing account established by the Domestic Borrowers with the Agent under the sole and exclusive dominion and control of the Agent designated as the “Genesco Inc. Cash Collateral Account”, (ii) in the case of the Canadian Borrower, an interest-bearing account established by the Canadian Borrower with the Agent at Bank of America-Canada Branch under the sole and exclusive dominion and control of the Agent designated as the “GCO Canada Cash Collateral Account”, and (iii) in the case of the UK Borrower, an interest-bearing account established by the UK Borrower with the Agent under the sole and exclusive dominion and control of the Agent designated as the “Genesco (UK) Limited Cash Collateral Account”.

“Cash Collateralize” means, as of any date, the deposit by the Borrowers in the Cash Collateral Account of an amount in cash equal to 102% of the Letter of Credit Outstandings plus any accrued and unpaid interest thereon.

“Cash Dominion Event” means either (i) the occurrence and continuance of any Specified Event of Default, or (ii) the failure of the Borrowers to maintain Excess Availability in an amount equal to the greater of (A) twelve and one-half percent (12.5%) of the Loan Cap (calculated without giving effect to the FILO Reserve), or (B) $30,000,000, in each case, for three (3) consecutive Business Days.  For purposes of this Agreement, the occurrence of a Cash Dominion Event shall be deemed continuing (i) so long as such Specified Event of Default has not been waived, and/or (ii) if the Cash Dominion Event arises as a result of the Borrowers’ failure to achieve Excess Availability as required hereunder, until Excess Availability has exceeded the greater of $30,000,000 or 12.5% of the Loan Cap (calculated without giving effect to the FILO Reserve) for thirty (30) consecutive days, in which case a Cash Dominion Event shall no longer be deemed to be continuing for purposes of this Agreement; provided that a Cash Dominion Event shall be deemed continuing for a twelve month period (even if a Specified Event of Default is no longer continuing and/or Excess Availability exceeds the greater of $30,000,000 or 12.5% of the Loan Cap (calculated without giving effect to the FILO Reserve) for thirty (30) consecutive days) after a Cash Dominion Event has occurred and been discontinued on two (2) occasions in any twelve month period. The termination of a Cash Dominion Event as provided herein shall in no way limit, waive or delay the occurrence of a subsequent Cash Dominion Event in the event that the conditions set forth in this definition again arise.

“Cash Management Reserves” means such reserves as the Agent, from time to time, determines in its Permitted Discretion as being appropriate to reflect the reasonably anticipated liabilities and obligations of the Credit Parties with respect to Cash Management Services then provided or outstanding.

“Cash Management Services” means any one or more of the following types of services or facilities provided to any Credit Party by the Agent or any Lender or any of their respective Affiliates: (a) ACH transactions, (b) cash management services, including, without limitation, controlled disbursement services, treasury, depository, overdraft, and electronic funds transfer services, (c) credit card processing services, and (d) credit or debit cards.

“Cash Receipts” has the meaning provided therefor in Section 2.21(d).

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq.

“Change in Control” means, at any time, (a) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Lead Borrower by Persons who were neither (i) nominated by the board of directors of the Lead Borrower nor (ii) appointed by directors so nominated; or (b) any person or group (as such terms are used in the Securities and Exchange Act of 1934, as amended), is or becomes the beneficial owner (within the meaning of Rule 13d-3 and 13d-5 of the Securities and Exchange Act of 1934, as amended) directly or indirectly of fifty percent (50%) or more of the total voting power of the Voting Stock of the Lead Borrower on a fully diluted basis, whether as a result of the issuance, sale or distribution of securities of the Lead

Borrower, any merger or consolidation to which the Lead Borrower is a party, or otherwise, (c) except as otherwise permitted pursuant to this Agreement, the failure of the Lead Borrower to own, directly or indirectly, at least eighty percent (80%) of the Voting Stock or ownership interest, as applicable, of all of the Borrower Consolidated Group (other than with respect to Permitted Joint Venture Investments, for which such percentage shall be at least fifty percent (50%)), or (d) there occurs a “Change in Control” under and as determined in any document governing Material Indebtedness of any Credit Party.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement (or, in the case of any Person which becomes a Lender or Participant thereafter, the date on which such Person becomes a Lender or Participant), (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement (or, in the case of any Person which becomes a Lender or Participant thereafter, the date on which such Person becomes a Lender or Participant) or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.23, by any lending office of such Lender or by such Lender’s or the Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement (or, in the case of any Person which becomes a Lender or Participant thereafter, the date on which such Person becomes a Lender or Participant); provided however, for purposes of this Agreement, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, guidelines or directives in connection therewith, and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, in each case are deemed to have gone into effect and been adopted after the Effective Date.

“Charges” has the meaning provided therefor in Section 9.14.

“Chattel Paper” has the meaning ascribed to such term in the UCC or in the PPSA, as applicable.

“Co-Syndication Agents” means U.S. Bank National Association and SunTrust Bank.

“Code” means the Internal Revenue Code of 1986 and the rules and regulations promulgated thereunder, as amended from time to time.

“Collateral” means any and all “Collateral” or “Mortgaged Property” as defined in any applicable Security Document.

“Collateral Access Agreement” means an agreement reasonably satisfactory in form and substance to the Agent executed by (a) a bailee or other Person in possession of Collateral, and (b) any landlord of Real Estate leased by any Credit Party, pursuant to which such Person (i) acknowledges the Agent’s Lien on the Collateral, (ii) releases or subordinates such Person’s Liens in the Collateral held by such Person or located on such Real Estate, (iii) provides the Agent with access to the Collateral held by such bailee or other Person or located in or on such Real Estate, (iv) as to any landlord, provides the Agent with a reasonable time to sell and dispose of the Collateral from such Real Estate, and (v) makes such other agreements with the Agent as it may reasonably require.  Any Collateral Access Agreement executed and delivered to, and accepted by, the Agent will be deemed to satisfy the requirements set forth in this definition. The Collateral Access Agreements obtained in connection with the Existing Credit Agreement will be deemed to be effective Collateral Access Agreements for the purposes contained herein.

“Collateral Control Agreement” means a tri-party agreement in form and substance satisfactory to the Agent, in its Permitted Discretion, among the Agent, a Borrower and a customs broker, freight forwarder or other carrier, in which the customs broker, freight forwarder or other carrier acknowledges that it has control over and holds the documents evidencing ownership of the subject Inventory for the benefit of the Agent and agrees, upon notice from the Agent following the occurrence and during the continuance of an Event of Default, to hold and dispose of the subject Inventory solely as directed by the Agent.

“Combined Borrowing Base” means the sum of (i) the Combined Revolving Borrowing Base and (ii) the FILO Borrowing Base.

“Combined Revolving Borrowing Base” means the sum of (i) the Domestic Borrowing Base, (ii) as long as Canadian Commitments remain outstanding, the Canadian Borrowing Base, and (iii) if established pursuant to Section 2.30(a), the UK Borrowing Base.

“Commercial Letter of Credit” means any Letter of Credit issued for the purpose of providing the primary payment mechanism in connection with the purchase of any materials, goods or services by a member of the Borrower Consolidated Group in the ordinary course of business of such Borrower.

“Commitment” shall mean, with respect to each Lender, the Canadian Commitment, the UK Commitment, the Revolving Domestic Commitment and the FILO Commitment, of such Lender hereunder.

“Commitment Fee” has the meaning provided therefor in Section 2.12(a).

“Commitment Fee Rate” means 0.25% per annum.

“Commitment Increase” has the meaning provided therefor in Section 2.1(c).

“Commitment Increase Date” has the meaning provided therefor in Section 2.1(d).

“Commitment Percentage” shall mean, with respect to (a) any Revolving Domestic Lender at any time, the percentage (carried out to the ninth decimal place) of the Revolving Domestic Total Commitments represented by such Revolving Domestic Lender’s Revolving Domestic Commitment at such time, (b) any Canadian Lender at any time, the percentage (carried out to the ninth decimal place) of the Canadian Total Commitments represented by such Canadian Lender’s Canadian Commitment at such time, (c) any UK Lender at any time, the percentage (carried out to the ninth decimal place) of the UK Total Commitments represented by such UK Lender’s UK Commitment at such time, and (d) with respect to any FILO Lender at any time, the percentage (carried out to the ninth decimal place) of the outstanding principal balance of the FILO Loan represented by such FILO Lender’s outstanding FILO Loan at such time, and (e) any Lender at any time, the percentage (carried out to the ninth decimal place) of the Total Commitments represented by such Lender’s Commitment at such time.  If the commitment of each Lender to make Revolving Loans and the obligation of the Issuing Bank to issue Letters of Credit have been terminated pursuant to Section 2.15 or Section 7.1 or if the Revolving Commitments have expired, then the Commitment Percentage of each Revolving Lender shall be determined based on the Commitment Percentage of such Lender most recently in effect, giving effect to any subsequent assignments.  The initial Commitment Percentage of each Lender is set forth opposite the name of such Lender on Schedule 1.1 or in the Assignment and Acceptance pursuant to which such Lender becomes a party hereto, as applicable, or as may subsequently be set forth in the Register from time to time, and as such Commitments may be reduced from time to time pursuant to Section 2.15 or hereof or increased from time to time pursuant to Section 2.1(c) hereof.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Concentration Accounts” means collectively, the Bank of America Concentration Account and any concentration account established by the Canadian Borrower at Bank of America-Canada Branch, together with any and all other concentration accounts opened by any of the Credit Parties and consented to, in writing, by the Agent.

“Confirmation Agreement” means the Confirmation and Ratification of Ancillary Documents, dated as of the Effective Date and made between the Credit Parties and the Agent.

“Consolidated” means, when used to modify a financial term, test, statement, or report of a Person, refers to the application or preparation (as applicable) of such term, test, statement or report based upon the consolidation, in accordance with GAAP, of the financial condition or operating results of such Person and its Subsidiaries.

“Consolidated EBITDA” of any Person means, for any Applicable Fiscal Period, the following for such Person for such period:  (i) Consolidated Net Income, plus (ii) depreciation, amortization and all other non-cash charges that were deducted in the calculation of Consolidated Net Income for such period, plus (iii) provisions for income taxes that were deducted in the calculation of Consolidated Net Income for such period, plus (iv) Consolidated Interest Expense for such period, plus (v) extraordinary non-cash losses for such period to the extent such losses have not been and are not expected to become cash losses in a later fiscal period, minus (vi) federal, state, local and, to the extent not included in the calculation of taxes under clause (iii) above, foreign, income tax credits, minus (ix) all non-cash items (including, without limitation, all extraordinary non-cash gains) increasing Consolidated Net Income.

“Consolidated Interest Expense” means, for any Person for any period, total interest and all amortization of debt discount and expense (including that attributable to Capital Lease Obligations in accordance with GAAP) of such Person on a Consolidated basis with respect to all outstanding Indebtedness of such Person calculated in accordance with GAAP.

“Consolidated Net Income” means, for any Person for any period, the net income (or loss) of such Person on a Consolidated basis for such period taken as a single accounting period determined in conformity with GAAP, provided that there shall be excluded (i) the income (or loss) of any Person that is not a Subsidiary in which any other Person (other than the Lead Borrower or any of its Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to the Lead Borrower or any of its Subsidiaries by such Person during such period, and (ii) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of the Lead Borrower or any of its Subsidiaries or is merged into or consolidated with the Lead Borrower or any of its Subsidiaries or that Person’s assets are acquired by the Lead Borrower or any of its Subsidiaries.

“Consolidated Net Worth” means, with respect to any Person, the difference between its Consolidated total assets and its Consolidated total liabilities, all as determined in accordance with GAAP.

“Consolidated Total Indebtedness” means as of any date of determination, the aggregate principal amount of Indebtedness of the Lead Borrower and its Subsidiaries outstanding on such date, determined on a Consolidated basis in accordance with GAAP.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. The terms “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Account Banks” shall mean the banks or other depository institutions with whom the Borrowers have entered into Account Control Agreements.

“Controlled Accounts” shall mean each deposit account, lockbox account or investment account of the Borrowers that is the subject of an Account Control Agreement.

“Cost” means the cost of Inventory, based upon the Borrowers’ method of accounting as in effect on the Effective Date, as such calculated cost is reflected in the Borrowers’ stock ledger or perpetual inventory records (and without giving effect to any inventory reserves maintained in the Borrowers’ general ledger).

“Covenant Compliance Event” means that Excess Availability at any time is less than the greater of $22,500,000 or 10% of the Loan Cap (calculated without giving effect to the FILO Reserve). For purposes hereof, the occurrence of a Covenant Compliance Event shall be deemed continuing until Excess Availability has equaled or exceeded the greater of $22,500,000 or 10% of the Loan Cap (calculated without giving effect to the FILO Reserve) for thirty (30) consecutive days, in which case a Covenant Compliance Event shall no longer be deemed to be continuing for purposes of this Agreement.  The termination of a Covenant Compliance Event as provided herein shall in no way limit, waive or delay the occurrence of a subsequent Covenant Compliance Event in the event that the conditions set forth in this definition again arise.

“Covered Entity” means any of the following:  (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Credit Card Notifications” has the meaning provided therefor in Section 2.21(a).

“Credit Extensions” shall mean, collectively, the Canadian Credit Extensions, the UK Credit Extensions and the Domestic Credit Extensions.

“Credit Parties” shall mean, collectively, the Canadian Credit Parties, the UK Credit Parties, if applicable, and the Domestic Credit Parties (each, individually, a “Credit Party”).

“CTA” means the Corporation Tax Act 2009 (UK).

“Currency Due” has the meaning provided therefor in Section 9.20.

“Customer Credit Liabilities” means, at any time, the aggregate face value at such time of (a) outstanding gift certificates and gift cards of the Borrowers entitling the holder thereof to use all or a portion of the certificate to pay all or a portion of the purchase price for any Inventory, including, without limitation, discount cards, and (b) outstanding merchandise credits of the Borrowers.

“DDA” means any checking or other demand deposit account maintained by any Borrower. All funds in each DDA shall be conclusively presumed to be Collateral and proceeds of Collateral and the Agents and the Lenders shall have no duty to inquire as to the source of the amounts on deposit in any DDA.

“DDA List” has the meaning provided therefor in Section 2.21(a).

“DDA Notification” has the meaning provided therefor in Section 2.21(a).

“Debtor Relief Law” shall mean, collectively, (i) the Bankruptcy Code, (ii) the BIA, the Companies’ Creditors Arrangement Act (Canada) and the Winding-up and Restructuring Act (Canada), and (iii) all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws of the United States, Canada, the United Kingdom or other applicable jurisdictions from time to time in effect affecting the rights of creditors generally, in each case as amended from time to time.

“Default” means any event or condition that constitutes an Event of Default or that upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means, subject to Section 8.13(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder, or (ii) pay to the Agent, the Issuing Bank, the Swingline Lender, the Canadian Swingline Lender, the UK Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit, Swingline Loans, the Canadian Swingline Loans, or UK Swingline Loans, as applicable) within two Business Days of the date when due, (b) has notified the Borrowers, the Agent, the Issuing Bank, the Swingline Lender, the Canadian Swingline Lender, or the UK Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect, (c) has failed, within three Business Days after written request by the Agent or the Lead Borrower, to confirm in writing to the Agent and the Lead Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Agent and the Lead Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States, Canada or the United Kingdom or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.  Any determination by the Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 8.13(b)) as of the date established therefor by the Agent in a written notice of such determination, which shall be delivered by the Agent to the Lead Borrower, the Issuing Bank, the Swingline Lender, the Canadian Swingline Lender, the UK Swingline Lender and each other Lender promptly following such determination.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory is the subject of any Sanction.

“Determination Date” shall mean the date upon which each of the following has occurred:

(a)The Canadian Commitments, the UK Commitments and/or the Revolving Domestic Commitments have been terminated by the Required Revolving Lenders (or are deemed terminated) upon the occurrence of an Event of Default; and

(b)The Obligations, the UK Liabilities and/or the Canadian Liabilities have been declared to be due and payable (or have become automatically due and payable) and have not been paid in accordance with the terms of this Agreement.

“Dilution Reserve” means, for any period, the excess of (a) that percentage reasonably determined by the Agent by dividing (i) the amount of charge-offs and other account adjustments of Eligible Wholesale Receivables and returns of goods purchased from the Borrowers during such period which had, at the time of sale, resulted in the creation of an Eligible Wholesale Receivable, by (ii) the amount of sales (exclusive of sales and other similar taxes) of the Borrowers during such period over (b) five percent (5%) (but in no event shall the Dilution Reserve be less than zero).

“Disqualified Stock” means any capital stock or other equity interest that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the Loans mature. Notwithstanding the preceding sentence, any equity interest that would constitute Disqualified Stock solely because the holders thereof have the right to require a Credit Party to repurchase such equity interest upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock.  The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Agreement will be the maximum amount that the Borrowers and their Subsidiaries may become obligated to pay upon maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock or portion thereof, plus accrued dividends.

“Documentation Agent” means PNC Bank, National Association.

“Dollars” or “$” refers to lawful money of the United States of America.

“Domestic Availability” means, as of any date of determination thereof, the result, if a positive number, of:

(a)the Revolving Domestic Loan Cap

minus

(b)the Domestic Credit Extensions (other than a FILO Loan) on such date.

“Domestic Borrowers” means the Lead Borrower and the Other Domestic Borrowers.

“Domestic Borrowing” means a borrowing consisting of simultaneous Revolving Domestic Loans of the same Type and, in the case of LIBO Loans, having the same Interest Period made by each of the Domestic Lenders pursuant to Section 2.3, or the borrowing of the FILO Loan on the Second Amendment Effective Date, as the context may require.

“Domestic Borrowing Base” means, at any time of calculation, an amount equal to:

(a)the product of (i) the Inventory Advance Rate multiplied by (ii) the Appraised Value of Eligible Inventory of the Domestic Borrowers multiplied by (iii)(A) the Cost of Eligible Inventory of the Domestic Borrowers, minus (B) Inventory Reserves related to Eligible Inventory of the Domestic Borrowers;

plus

(b)the product of (i) eighty-five percent (85%) multiplied by (ii)(A) the then Eligible Wholesale Receivables of the Domestic Borrowers, minus (B) Account Reserves related to such Eligible Wholesale Receivables of the Domestic Borrowers;

plus

(c)the product of (i) ninety percent (90%) multiplied by (ii)(A) the then Eligible Credit Card and Debit Card Receivables of the Domestic Borrowers, minus (B) Account Reserves related to Eligible Credit Card and Debit Card Receivables of the Domestic Borrowers;

plus

(d)the product of (i) the Real Estate Advance Rate multiplied by (ii)(A) the Appraised Value of Eligible Real Estate, minus (B) Realty Reserves related to such Eligible Real Estate of the Domestic Borrowers, provided that such clause (d) shall only be applicable if and when the Real Estate Approval has occurred; provided further that in no event shall the aggregate amounts available to be borrowed under this clause (d) exceed fifteen (15%) of the Domestic Borrowing Base;

minus

(e)the then amount of the FILO Reserve;

minus

(f)without duplication, the then amount of all Availability Reserves and Realty Reserves established with respect to matters affecting the Domestic Borrowers.

“Domestic Credit Extensions” as of any day, shall be equal to the sum of (a) the principal balance of all Domestic Loans (including Swingline Loans) then outstanding, and (b) the then amount of the Domestic Letter of Credit Outstandings.

“Domestic Credit Parties” means, collectively, the Domestic Borrowers and each Material Domestic Subsidiary that is or becomes a guarantor of the Obligations.  “Domestic Credit Party” means any one of such Persons.

“Domestic Lenders” means the Lenders having Revolving Domestic Commitments and FILO Commitments from time to time or at any time.

“Domestic Letter of Credit” means each Letter of Credit issued hereunder for the account of a Domestic Borrower.

“Domestic Letter of Credit Outstandings” shall mean, at any time, the sum of (a) with respect to Domestic Letters of Credit outstanding at such time, the aggregate maximum amount that then is or at any time thereafter may become available for drawing or payment thereunder plus (b) all amounts theretofore drawn or paid under Domestic Letters of Credit for which the Issuing Bank has not then been reimbursed.

“Domestic Letter of Credit Sublimit” means an amount equal to $70,000,000.  The Domestic Letter of Credit Sublimit is part of, and not in addition to, the Revolving Domestic Total Commitments.  A permanent reduction of the Revolving Domestic Total Commitments shall not require a corresponding pro rata reduction in the Domestic Letter of Credit Sublimit; provided, however, that if the Revolving Domestic Total Commitments are reduced to an amount less than the Domestic Letter of Credit Sublimit, then the Domestic Letter of Credit Sublimit shall be reduced to an amount equal to (or, at the Lead Borrower’s option, less than) the Revolving Domestic Total Commitments.

“Domestic Loan” means an extension of credit by a Domestic Lender to the Domestic Borrowers (to the extent based on Domestic Availability) under Section 2.

“Domestic Loan Cap” means, at any time of determination, the lesser of (a) the Revolving Domestic Total Commitments, minus the then outstanding principal balance of the Canadian Credit Extensions and the UK Credit Extensions, and (b) the Domestic Borrowing Base minus the then outstanding principal balance of the Canadian Credit Extensions, but only to the extent in excess of the Canadian Borrowing Base, and the UK Credit Extensions.

“Domestic Note” means a promissory note made by the Domestic Borrowers in favor of a Revolving Domestic Lender evidencing Revolving Domestic Loans made by such Revolving Domestic Lender, substantially in the form of Exhibit B-2.

“Domestic Notice of Borrowing” means a notice from the Lead Borrower to the Agent in connection with a Domestic Borrowing of Revolving Domestic Loans or Swingline Loans, which shall be substantially in the form of Exhibit H-1.

“Domestic Prime Rate Loan” shall mean any Loan bearing interest at a rate based on the Base Rate.

“Domestic Secured Party” or “Domestic Secured Parties” has the meaning assigned to such term in the Security Agreement.

“Domestic Subsidiary” means any Subsidiary other than a Foreign Subsidiary.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date on which the conditions specified in Section 4.1 were satisfied (or waived by the Agent).

“Effective Date Guaranties” means, collectively, (i) the Guaranty executed on January 31, 2014 by the Domestic Borrowers in favor of the Canadian Secured Parties and the UK Secured Parties substantially in the form of Exhibit C-1 hereto, (ii) the Guaranty governed by Ontario law and executed on January 31, 2014 by the Canadian Borrower to guaranty the UK Liabilities and the Canadian Liabilities substantially in the form of Exhibit C-2 hereto, and (iii) the Guaranty governed by English law and executed on January 31, 2014 by the UK Borrower to guaranty the UK Liabilities and the Canadian Liabilities substantially in the form of Exhibit C-3 hereto.

“Eligible Assignee” means (a) a Lender (other than a Defaulting Lender) or any of its  Affiliates; (b) a bank, insurance company, or company engaged in the business of making commercial loans, which Person, together with its Affiliates, has a combined capital and surplus in excess of $250,000,000; (c) an Approved Fund; (d) any Person to whom a Lender assigns its rights and obligations under this Agreement as part of an assignment and transfer of such Lender’s rights in and to a material portion of such Lender’s portfolio of asset based credit facilities, and (e) any other Person (other than a natural person) approved by the Agent, such approval not to be unreasonably withheld or delayed; provided that notwithstanding the foregoing, (i) “Eligible Assignee” shall not include a Credit Party or any of the Credit Parties’ Affiliates or Subsidiaries, and (ii) an Eligible Assignee who is assigned a Canadian Commitment shall meet the criteria set forth in the definition of “Canadian Lender”.

“Eligible Credit Card and Debit Card Receivables” means Card Receivables due to a Borrower (other than the UK Borrower) on a non-recourse basis from Visa, MasterCard, American Express Company, Discover, and other major credit card or debit card processors, in each case acceptable to the Agent in its Permitted Discretion, as arise in the ordinary course of business, that have been earned by performance and are deemed by the Agent in its Permitted Discretion to be eligible for inclusion in the calculation of the Domestic Borrowing Base, FILO Borrowing Base, or the Canadian Borrowing Base, as applicable. Without limiting the foregoing, unless the Agent otherwise agrees, none of the following shall be deemed to be Eligible Credit Card and Debit Card Receivables:

(a)Card Receivables that have been outstanding for more than five (5) Business Days from the date of sale;

(b)Card Receivables with respect to which a Borrower does not have good and valid title, free and clear of any Lien (other than Liens granted to the Agent for its own benefit and the ratable benefit of the other applicable Secured Parties and Permitted Encumbrances for which the Agent may, in its Permitted Discretion, establish adequate Reserves pursuant to Section 2.2);

(c)Card Receivables that are not subject to a first priority security interest in favor of the Agent for its own benefit and the ratable benefit of the other applicable Secured Parties (it being the intent that chargebacks in the ordinary course by the credit card and debit card processors, and Permitted Encumbrances for which the Agent may, in its Permitted Discretion, establish adequate Reserves pursuant to Section 2.2, shall not be deemed violative of this clause);

(d)Card Receivables which are disputed, are with recourse, or with respect to which a claim, counterclaim, offset or chargeback has been asserted (but only to the extent of such claim, counterclaim, offset or chargeback); or

(e)Card Receivables which the Agent determines in its Permitted Discretion to be uncertain of collection.

“Eligible Inventory” shall mean, as of the date of determination thereof (without duplication), (a) Eligible Johnston & Murphy Inventory, (b) Eligible Journeys Inventory, (c) Eligible Wholesale Inventory, and (d) other items of Inventory of the Borrowers (other than the UK Borrower) that are finished goods, merchantable and readily saleable to the public in the ordinary course deemed by the Agent in its Permitted Discretion to be eligible for inclusion in the calculation of the Domestic Borrowing Base, FILO Borrowing Base, or the Canadian Borrowing Base, as applicable. Without limiting the foregoing, unless otherwise approved in writing by the Agent, none of the following shall be deemed to be Eligible Inventory:

(a)Inventory that is not owned solely by a Borrower, or is leased or on consignment, or such Borrower does not have good and valid title thereto;

(b)Inventory that is not located at a warehouse facility or store that is owned or leased by a Borrower (it being understood that any Inventory that is in transit between a warehouse facility and a store or between stores that are owned or leased by one or more Borrowers (other than the UK Borrower) will not be rendered “ineligible” by the application of this clause (b));

(c)Inventory that represents (i) goods damaged, defective or otherwise unmerchantable, or (ii) goods returned to the vendor;

(d)Inventory that is not located in the United States of America (including Puerto Rico, but excluding other territories and possessions of the United States of America) or Canada;

(e)Inventory that is not subject to a perfected first priority security interest in favor of the Agent for the benefit of the applicable Secured Parties (it being the intent that Permitted Encumbrances for which the Agent, in its Permitted Discretion, has established adequate Reserves pursuant to Section 2.2 shall not be deemed violative of this clause);

(f)Inventory which consists of samples, labels, bags, packaging and other similar non-merchandise categories;

(g)Inventory as to which insurance in compliance with the provisions of Section 5.7 hereof is not in effect;

(h)Inventory which has been sold but not yet delivered or as to which a Borrower has accepted a deposit;

(i)Inventory that is located (i) in a distribution center or warehouse leased by a Borrower described on Schedule 1.2 hereto unless in each case, the applicable lessor has delivered to the Agent a Collateral Access Agreement; or (ii) in any other leased distribution center or warehouse in which Inventory having a Cost of at least $5,000,000 is maintained, unless in each case, the applicable lessor has delivered to the Agent a Collateral Access Agreement (unless the Agent establishes an Availability Reserve for rent in such amounts as it deems appropriate from time to time in its Permitted Discretion);

(j)Inventory that is owned by any joint venture of the Borrowers; or

(k)Inventory that is subject to any licensing, patent, royalty, trademark, trade name or copyright agreement with any third party from which any Borrower or any of its Subsidiaries has received written notice to limit, restrict or terminate (in whole or in part) the right of the Borrowers or any of their Subsidiaries to dispose of any Inventory which is the subject of such agreement; provided that if any such licensing, patent, royalty, trademark, trade name or copyright agreement permits the Borrowers (or the Borrowers are otherwise permitted) to dispose of the Inventory which is the subject thereof after receipt of such written notice (the “Sell-off Period”), then, so long as the Agent would not be precluded from disposing of such Inventory in a Liquidation, such Inventory shall continue to constitute Eligible Inventory during the Sell-off Period (as long it would not otherwise be excluded under this definition), but the Inventory Advance Rate for such Inventory shall reduce by 2.5% each week until such Inventory is disposed of.

“Eligible Johnston & Murphy Inventory” shall mean, as of the date of determination thereof, without duplication of other Eligible Inventory, Inventory which is sold through the Johnston & Murphy operations of the Borrowers (other than the UK Borrower) and which would otherwise constitute Eligible Inventory.

“Eligible Journeys Inventory” shall mean, as of the date of determination thereof, without duplication of other Eligible Inventory, Inventory which is sold through the Journeys operations of the Borrowers (other than the UK Borrower) and which would otherwise constitute Eligible Inventory.

“Eligible Real Estate” means Real Estate which is (i) wholly-owned in fee or (ii) for a portion of the Wilson County Property, leased under a ground lease acceptable to the Agent in its reasonable discretion, which in each case, except as otherwise agreed by the Agent, in its discretion, satisfies all of the following conditions:

(a)A Domestic Borrower (i) owns such Real Estate in fee simple absolute or (ii) with respect to a portion of the Wilson County Property, is the lessee under a Lease for such Real Estate;

(b)The Agent shall have received evidence that all actions have been taken that the Agent may reasonably deem necessary or appropriate in order to create valid first and subsisting Liens (subject only to Permitted Encumbrances (other than Liens securing Indebtedness) which have priority over the Lien of the Agent by operation of law or otherwise reasonably acceptable to the Agent) on the property described in the Mortgages;

(c)The Agent shall have received an appraisal (based upon Appraised Value) of such Real Estate complying with the requirements of FIRREA and as provided in the definition of Appraised Value by a third party appraiser reasonably acceptable to the Agent and otherwise in form and substance reasonably satisfactory to the Agent and the Second Amendment Lenders;

(d)The Real Estate Eligibility Requirements have been satisfied or waived in accordance with the Real Estate Approval;

(e)The Lease for the applicable portion of the Wilson County Property shall contain customary estoppels, cure rights, and other provisions protecting a leasehold mortgagee’s interests in the Lease as the Agent may reasonably determine in or if not contained therein, such provisions have been included in an agreement between the lessor and the Agent in form and substance reasonably satisfactory to the Agent, unless waived by the Agent; and

(f)The Domestic Borrowers shall not be in default of the material terms of the Lease for the applicable portion of the Wilson County Property.

“Eligible Trade Names” means each Trademark of the Domestic Borrowers deemed by Agent in its reasonable discretion to be eligible for inclusion (provided that the Trademarks included in the latest appraisal of intellectual property provided to Agent prior to the Second Amendment Effective Date and described on Schedule 1.4 hereto shall be eligible so long as the criteria described below are met with respect to such Trademarks) in the calculation of the FILO Borrowing Base that, except as otherwise agreed by the Agent, complies with the following criteria:

(a)such Trademark is validly registered with the United States Patent and Trademark Office;

(b)a Domestic Borrower owns such Trademark, free and clear of any Liens other than Liens granted to the Agent and other Permitted Encumbrances;

(c)such Domestic Borrower is in compliance in all material respects (subject to any materiality requirements set forth therein) with the representations, warranties and covenants set forth in the Loan Documents relating to such Trademark;

(d)the Agent shall have received an appraisal (based upon Appraised Value) of such Trademark by a third party appraiser reasonably acceptable to the Agent and otherwise in form and substance reasonably satisfactory to the Agent; and

(e)the Agent shall have received evidence reasonably satisfactory to the Agent that (i) all actions have been taken that the Agent may reasonably deem necessary or appropriate in order to create valid first and subsisting Liens in favor of the Agent (subject to Permitted Encumbrances), and (ii) all filings reasonably requested by the Agent have been filed with the United States Patent and Trademark Office to further evidence the Agent’s Lien on such Trademark.

“Eligible Wholesale Inventory” shall mean, without duplication of other Eligible Inventory, Inventory which is sold at wholesale through the licensed brands operations, and/or the Johnston & Murphy wholesale operations of the Borrowers (other than the UK Borrower) and which would otherwise constitute Eligible Inventory.

“Eligible Wholesale Receivables” shall mean each Account acceptable to the Agent in its Permitted Discretion, as arises in the ordinary course of business from the sale of finished goods inventory or rendering of services by the Borrowers (other than the UK Borrower) to wholesale customers, that have been earned by performance and are deemed by the Agent in its Permitted Discretion to be eligible for inclusion in the calculation of the Domestic Borrowing Base, FILO Borrowing Base, or the Canadian Borrowing Base, as applicable. Without limiting the foregoing, unless the Agent otherwise agrees, no Account shall be deemed to be an Eligible Wholesale Receivable if:

(a)it is not subject to a valid perfected first priority security interest in favor of the Agent for the benefit of the applicable Secured Parties, subject to no other Lien other than Permitted Encumbrances for which the Agent, in its Permitted Discretion, has established adequate Reserves pursuant to Section 2.2;

(b)it is not evidenced by an invoice, statement or other documentary evidence reasonably satisfactory to the Agent;

(c)it arises out of services rendered or sales to, or out of any other transaction between, among or with, one or more Affiliates or employees of Borrowers;

(d)it remains unpaid for longer than the earlier of (i) sixty-one (61) calendar days after the original due date, or (ii) ninety-one (91) calendar days after the date of sale;

(e)it is owed by an Account Debtor and/or its Affiliates with respect to which more than 50% of the aggregate balance of all Accounts owing from such Account Debtor and/or its Affiliates remain unpaid for longer than the earlier of (i) sixty-one (61) calendar days after the original due date, or (ii) ninety-one (91) calendar days after the date of sale;

(f)with respect to all Accounts owed by any particular Account Debtor and/or its Affiliates, 50% or more of all such Accounts are deemed not to be Eligible Wholesale Receivables by the Agent in its Permitted Discretion (which percentage may, in the Agent’s Permitted Discretion, be increased or decreased);

(g)all Accounts owed by the corresponding Account Debtor and/or its Affiliates together exceed twenty percent (20%) (or any higher percentages now or hereafter established by the Agent in its Permitted Discretion for any particular Account Debtor) of the net collectible dollar value of all Accounts at any one time (but the portion of the Accounts not in excess of the applicable percentages may be deemed Eligible Wholesale Receivables, in the Agent’s Permitted Discretion);

(h)any covenant, agreement, representation or warranty contained in any Loan Document with respect to such Account has been breached and remains uncured;

(i)the Account Debtor for such Account has commenced a voluntary case under any Debtor Relief Law or has made an assignment for the benefit of creditors, or a decree or order for relief has been entered by a court having jurisdiction in respect of such Account Debtor in an involuntary case under any Debtor Relief Law, or any other petition or application for relief under any Debtor Relief Law has been filed against such Account Debtor, or such Account Debtor has failed, suspended business or ceased to be solvent, called a meeting of its creditors, or has consented to or suffered a receiver, trustee, liquidator or custodian to be appointed for it or for all or a significant portion of its assets or affairs;

(j)it arises from the sale of property or services rendered to one or more Account Debtors outside the continental United States or Canada or that have their principal place of business or chief executive offices outside the continental United States or Canada;

(k)it represents the sale of goods to an Account Debtor on a bill‑and‑hold, guaranteed sale, sale-and-return, sale on approval, consignment or other repurchase or return basis or is evidenced by Chattel Paper or an Instrument of any kind not delivered to the Agent or has been reduced to judgment;

(l)the applicable Account Debtor for such Account is any Governmental Authority, unless (i) if an Account due from the United States of America, rights to payment of such Account have been assigned to Agent, for the benefit of itself and Lenders, pursuant to the Assignment of Claims Act of 1940, as amended (31 U.S.C. Section 3727, et seq. and 41 U.S.C. Section 15, et seq.), or otherwise, or (ii) if an Account due from the federal government of Canada or a political subdivision thereof, or any province or territory, or any municipality or department or agency or instrumentality thereof, then the provisions of the Financial Administration Act (Canada) or any applicable provincial, territorial or municipal law of similar purpose and effect restricting the assignment thereof have been complied with, and, in each case, all applicable statutes or regulations respecting the assignment of government Accounts have been complied with;

(m)it is subject to an offset, credit (including any resource or other income credit or offset), deduction, defense, discount, chargeback, freight claim, allowance, adjustment, dispute or counterclaim, or is contingent in any respect or for any reason (but only to the extent of such offset, credit, deduction, defense, discount, chargeback, freight claim, allowance, adjustment, dispute or counterclaim or contingency);

(n)there is an agreement with an Account Debtor for any deduction from such Account, except for discounts or allowances made in the ordinary course of business for prompt payment, all of which discounts or allowances are reflected in the calculation of the face value of each invoice related thereto, such that only the discounted amount of such Account after giving effect to such discounts and allowances shall be considered an Eligible Wholesale Receivable;

(o)any return, rejection or repossession of goods or services related to it has occurred;

(p)it is not payable to a Borrower;

(q)the applicable Borrower has agreed to accept or has accepted any non-cash payment for such Account;

(r)it constitutes a re-billing of an amount previously billed or double billing (i.e., counted twice);

(s)it constitutes a billing for a sample for which there is no written invoice or similar agreement evidencing the Account Debtor’s agreement to pay such Account;

(t)with respect to any Account arising from the sale of goods, the goods have not been shipped to the Account Debtor or its designee;

(u)with respect to any Account arising from the performance of services, the services have not been actually performed or the services were undertaken in violation of any law;

(v)the applicable Account Debtor for such Account is located in the States of New Jersey, Minnesota, or West Virginia (or any other state that requires a creditor to file a business activity report or similar document in order to bring suit or otherwise enforce its remedies against such Account Debtor in the courts or through any judicial process of such state), unless the requisite Borrower has qualified to do business in New Jersey, Minnesota, West Virginia, or such other states, or has filed a business activities report with the applicable division of taxation, the department of revenue, or with such other state offices, as appropriate, for the then-current year, or is exempt from such filing requirement;

(w)it is an Account subject to a debit memo issued by any Borrower;

(x)such Account does not arise from the actual and bona fide sale and delivery of goods by a Borrower or rendition of services by a Borrower in the ordinary course of its business which transactions are completed in accordance with the terms and provisions contained in any documents related thereto;

(y)it is an Account subject to a surety bond, guaranty, indemnity or other similar arrangement;

(z)it is an Account owed by an Account Debtor that is subject to legal process by a Borrower or against which a Borrower has asserted a mechanics’ or other similar lien or that is subject to collection by a Borrower;

(aa)it is an Account (i) owing from any Person that is also a supplier to or creditor of a Borrower or (ii) representing any manufacturer’s or supplier’s credits, discounts, incentive plans or similar arrangements entitling a Borrower to discounts on future purchase therefrom;

(bb)it is an Account evidenced by a promissory note or other instrument; or

(cc)it fails to meet such other specifications and requirements which may from time to time be established by the Agent on a prospective basis or is not otherwise satisfactory to the Agent, as determined in the Agent’s Permitted Discretion.

“Environmental Compliance Reserve” means, with respect to Eligible Real Estate, such reserves which the Agent, from time to time in its Permitted Discretion establishes for estimable amounts that are reasonably likely to be expended by any of the Credit Parties in order for such Credit Party and its operations and property (a) to comply with any notice from a Governmental Authority asserting non-compliance with Environmental Laws, or (b) to correct any such non-compliance with Environmental Laws or to provide for any Environmental Liability.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by or with any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, or handling, treatment, storage, disposal, Release or threatened Release of any Hazardous Material.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, natural resource damage, costs of environmental remediation, administrative oversight costs, fines, penalties or indemnities), of any Person directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equivalent Amount” means, (a) the Equivalent CD$ Amount, and (b) with respect to any Optional Currency, the equivalent amount thereof in Dollars determined by the Agent at such time on the basis of the Spot Rate.

“Equivalent CD$ Amount” means, on any date, the rate at which Canadian Dollars may be exchanged into Dollars, determined by reference to the Bank of Canada rate at the close of business on the immediately preceding Business Day as provided on the Reuters screen page.  In the event that such rate does not appear on such Reuters screen page, “Equivalent CD$ Amount” shall mean, on any date, the amount of Dollars into which an amount of Canadian Dollars may be converted or the amount of Canadian Dollars into which an amount of Dollars may be converted, in either case, at, in the case of the Canadian Borrower, the Agent’s spot buying rate in Toronto as at approximately 12:00 noon (Toronto time) on such date and, in the case of a Domestic Borrower, the Agent’s spot buying rate in New York as at approximately 12:00 noon, Local Time on the immediately preceding Business Day.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with any Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by a Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by a Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by a Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan (which is subject to Section 4063 of ERISA) or Multiemployer Plan; or (g) the receipt by a Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from a Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Euros” and the designation “€” mean the lawful currency of the Participating Member States.

“Event of Default” has the meaning provided therefor in Section 7.1.  An “Event of Default” shall be deemed to have occurred and to be continuing in accordance with the provisions of Section 7.2 hereof.

“Excess Availability” means, as of any date of determination, the excess, if any, of (a) the Loan Cap, over (b) the Total Outstandings.

“Excluded DDA” means (a) all DDAs maintained by any Credit Party in the ordinary course of business and actually used solely (i) for payroll and payroll taxes and other trust funds, (ii) for sales taxes or other taxes, (iii) to fund a reserve account pursuant to a processing agreement entered into in the ordinary course of business with a credit card or debit card processor or check processor, or (iv) after the occurrence and during the continuation of a Cash Dominion Event, to fund chargebacks, fees, fines, penalties and other charges due and owing to credit card or debit card processors or check processors arising in the ordinary course of business with respect to the processing of credit card or debit card charges or checks, and (b) any DDA of the UK Borrower and the other UK Credit Parties until such time as the UK Borrower and the other UK Credit Parties have granted a Lien on, and security interest in, their assets to secure the UK Liabilities and the Canadian Liabilities as set forth in Section 2.30 hereof.

“Excluded Swap Obligation” means, with respect to any Credit Party, any Swap Obligation if, and to the extent that, all or a portion of the guaranty of such Credit Party of, or the grant under a Loan Document by such Credit Party of a security interest to secure, such Swap Obligation (or any guaranty thereof) is or becomes illegal under the Commodity Exchange Act (or the application or official interpretation thereof) by virtue of such Credit Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to Section 9.27 hereof and any and all guarantees of such Credit Party’s Swap Obligations by other Credit Parties) at the time the guaranty of such Credit Party, or grant by such Credit Party of a security interest, becomes effective with respect to such Swap Obligation.  If a Swap Obligation arises under a master agreement governing more than one Hedging Agreement, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Hedging Agreement for which such guaranty or security interest becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be deducted or withheld from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which any Borrower or Lender is located, (c) in the case of a Foreign Lender (other than a Canadian Lender or a UK Lender) any U.S. withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a New Lending Office), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a New Lending Office (or assignment), to receive additional amounts from the Borrowers with respect to such withholding tax pursuant to Section 2.26, (d) in the case of a Canadian Lender (other than the Canadian Lenders on the Effective Date), any withholding tax that is imposed on amounts payable to such Canadian Lender at the time such Canadian Lender becomes a party to this Agreement (or designates a New Lending Office) or is attributable to such Canadian Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 2.26, except to the extent that such Canadian Lender (or its assignor, if any) was entitled, at the time of designation of a New Lending Office (or assignment), to receive additional amounts from the Canadian Borrower with respect to such withholding tax pursuant to Section 2.26, (e) any U.S. federal withholding or Canadian Taxes imposed pursuant to FATCA, (f) any Canadian Tax (i) imposed on a payment by or on account of any obligation of a Credit Party hereunder: (A) to a person with which the Credit Party does not deal at arm’s length (for purposes of the Income Tax Act (Canada)) at the time of making such payment or (B) in respect of a debt or other obligation to pay an amount to a person with whom the payer is not dealing at arm’s length (for the purposes of the Income Tax Act (Canada)) at the time of such payment, or (ii) that would not have been imposed but for a Recipient being a "specified shareholder" (as defined in subsection 18(5) of the Income Tax Act (Canada)) of a Credit Party or not dealing at arm’s length (for purposes of the Income Tax Act (Canada)) with such a specified shareholder, and (g) any Taxes attributable to a Recipient's failure to comply with Section 2.26(k).

“Excluded UK Subsidiaries” means the Subsidiaries of the UK Borrower in existence as of the Effective Date and any future Subsidiaries of such Excluded UK Subsidiaries.

“Existing Credit Agreement” has the meaning set forth in the Recitals hereto.

“Existing Financing Agreements” shall mean the “Loan Documents”, as defined in the Existing Credit Agreement.

“Existing Letters of Credit” means each of the letters of credit listed on Schedule 2.6(j) hereto.

“Facility Guaranty” means any Guaranty made by the Guarantors in favor of the applicable Secured Parties, in form reasonably satisfactory to the Agent.

“FASB” means the Financial Accounting Standards Board, which promulgates accounting standards.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code.

“Federal Funds Effective Rate” means for any day, the rate per annum calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided that if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Fee Letter” means the letter between the Lead Borrower and the Agent dated as of January 3, 2018, as such letter may from time to time be amended.

“FILO Advance Rate” means the percentages set forth below:

Period	FILO Advance Rate
From the Second Amendment Effective Date until the first anniversary of the Second Amendment Effective Date	5%
From the first anniversary of the Second Amendment Effective Date until the second anniversary of the Second Amendment Effective Date	4%
From the second anniversary of the Second Amendment Effective Date until the Maturity Date	3%

“FILO Borrowing Base” means at any time of calculation, an amount equal to:

(a)the product of (i) the FILO Advance Rate multiplied by (ii) the Appraised Value of Eligible Inventory of the Domestic Borrowers multiplied by (iii)(A) the Cost of Eligible Inventory of the Domestic Borrowers, minus (B) Inventory Reserves related to Eligible Inventory of the Domestic Borrowers;

plus

(b)the product of (i) the FILO Advance Rate multiplied by (ii)(A) the then Eligible Wholesale Receivables of the Domestic Borrowers, minus (B) Account Reserves related to such Eligible Wholesale Receivables of the Domestic Borrowers;

plus

(c)the product of (i) the FILO Advance Rate multiplied by (ii)(A) the then Eligible Credit Card and Debit Card Receivables of the Domestic Borrowers, minus (B) Account Reserves related to Eligible Credit Card and Debit Card Receivables of the Domestic Borrowers;

plus

(d)the product of the FILO IP Advance Rate multiplied by the Appraised Value of Eligible Trade Names of the Domestic Borrowers;

minus

(e)without duplication, the then amount of all Availability Reserves established with respect to matters affecting the Domestic Borrowers (without duplication of any Availability Reserves deducted from the Domestic Borrowing Base).

“FILO Commitment” means as to each FILO Lender, its obligation to make the FILO Loan to the Domestic Borrowers on the Second Amendment Effective Date pursuant to Article II in the amount set forth opposite such FILO Lender’s name on Schedule 1.1.

“FILO Collateral Release Conditions” means the date on which the FILO Loan is paid in full.

“FILO IP Advance Rate” means the percentages set forth below:

Period	IP Advance Rate
From the Second Amendment Effective Date until the first anniversary of the Second Amendment Effective Date	50%
From the first anniversary of the Second Amendment Effective Date until the second anniversary of the Second Amendment Effective Date	45%
From the second anniversary of the Second Amendment Effective Date until the Maturity Date	40%

“FILO Lenders” means Lenders having FILO Commitments from time to time or at any time.

“FILO Loan” means the extension of credit by the FILO Lenders to the Domestic Borrowers under Article II on the Second Amendment Effective Date in the original principal amount of $17,500,000.

“FILO Note” means a promissory note by the Domestic Borrowers in favor of a FILO Lender evidencing the portion of the FILO Loan made by such FILO Lender, substantially in the form of Exhibit B-7.

“FILO Reserve” means the amount, if any, by which the outstanding amount of the FILO Loan exceeds the FILO Borrowing Base.

“Financial Officer” means, with respect to any Borrower, the chief financial officer, controller, assistant controller, treasurer, or assistant treasurer of such Borrower.  Any document delivered hereunder that is signed by a Financial Officer of a Borrower shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Borrower and such Financial Officer shall be conclusively presumed to have acted on behalf of such Borrower.

“FIRREA” means the Financial Institutions Reform, Recovery and Enforcement Act of 1989, as amended from time to time.

“First Amendment Effective Date” means, February 1, 2019.

“Fiscal Month” means any four or five week fiscal period of any Fiscal Year in accordance with the fiscal accounting calendar of the Credit Parties.

“Fiscal Quarter” means any thirteen week fiscal period of any Fiscal Year in accordance with the fiscal accounting calendar of the Credit Parties.

“Fiscal Year” means any period of four consecutive Fiscal Quarters ending on the Saturday closest to January 31 of any calendar year.

“Fixed Charge Coverage Ratio” means, as of the last day of any Fiscal Month, for the Lead Borrower on a Consolidated basis for the Applicable Fiscal Period then ended, the ratio of (a) an amount equal to Consolidated EBITDA less Capital Expenditures and Taxes paid in cash, in each case for such period, to (b) Fixed Charges for such period.  Consolidated EBITDA, Capital Expenditures, Taxes and Fixed Charges shall be calculated without regard to (i) those items attributable to any Person prior to the date it becomes a Domestic Subsidiary of the Lead Borrower or any of its other Domestic Subsidiaries or is merged into or consolidated with the Lead Borrower or any of its Domestic Subsidiaries or that Person’s assets are acquired by the Lead Borrower or any of its Domestic Subsidiaries and (ii) any Subsidiaries other than Domestic Subsidiaries.

“Fixed Charges” means, with respect to any Person, the sum of (a) Consolidated Interest Expense paid in cash, and (b) scheduled principal payments on any Indebtedness for such period (excluding the Obligations but including Capital Lease Obligations).

“Flood Insurance Laws” means collectively, (i) the National Flood Insurance Reform Act of 1994 (which comprehensively revised the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973) as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Reform Act of 2004 as now or hereafter in effect or any successor statute thereto, and (iii) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than the United States of America or any State thereof or the District of Columbia.

“Foreign Subsidiary” means any Subsidiary that is organized under the laws of a jurisdiction other than the United States of America or any State thereof or the District of Columbia.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the Issuing Bank, such Defaulting Lender’s Commitment Percentage of the outstanding Letters of Credit other than Letters of Credit as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swingline Lender, the Canadian Swingline Lender, and the UK Swingline Lender, such Defaulting Lender’s Commitment Percentage of Swingline Loans, Canadian Swingline Loans, or UK Swingline Loans, as applicable, other than Swingline Loans, Canadian Swingline Loans, or UK Swingline Loans, as applicable, as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders in accordance with the terms hereof.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means accounting principles which are (a) consistent with those promulgated or adopted by the FASB and its predecessors (or successors) in effect and applicable to that accounting period in respect of which reference to GAAP is being made, and (b) consistently applied with past financial statements of the Credit Parties adopting the same principles provided that, with respect to Foreign Subsidiaries organized under the laws of Canada, or any province or territory thereof, unless GAAP is being applied, “GAAP” shall mean principles which are consistent with those promulgated or adopted by the Chartered Professional Accountants Canada and its predecessors (or successors) in effect and applicable to the accounting period in respect of which reference to GAAP is being made.

“Governmental Authority” means the government of the United States of America, Canada, the United Kingdom, any other nation or any political subdivision thereof, whether state or local, provincial, territorial or municipal and any agency, authority, instrumentality, regulatory body, court, tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (b) to purchase or lease property, securities or services for the primary purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation, provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantor” means (i) each Material Domestic Subsidiary of the Lead Borrower that shall be required to execute and deliver a Facility Guaranty of the Obligations pursuant to Section 5.14, (ii) each Material Subsidiary of the Canadian Borrower that shall be required to execute and deliver a Facility Guaranty of the Canadian Liabilities and the UK Liabilities pursuant to Section 5.14, and (iii) each Material Subsidiary of the UK Borrower that shall be required to execute and deliver a Facility Guaranty of the UK Liabilities and the Canadian Liabilities pursuant to Section 2.30 or Section 5.14, as applicable.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes, and all other substances or wastes of any nature regulated pursuant to any Environmental Law, including any material listed as a hazardous substance under Section 101(14) of CERCLA.

“Hedging Agreement” means any interest rate protection agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, foreign currency exchange agreement, commodity price protection agreement, or other interest or currency exchange rate or commodity price hedging arrangement designed to hedge against fluctuations in interest rates or foreign exchange rates.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money (including any obligations of such Person that are without recourse to the credit of such Person), (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (j) to the extent not otherwise included, all net obligations of such Person under Hedging Agreements, (k) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of Disqualified Stock, and (l) the principal and interest portions of all rental obligations of such Person under any Synthetic Lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease in accordance with GAAP.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitee” has the meaning provided therefor in Section 9.4(b).

“Insolvency Regulation” means Regulation (EU) 2015/848 of 20 May 2015 on insolvency proceedings (recast).

“Instrument” has the meaning ascribed to such term in the UCC.

“Intellectual Property” means all present and future:  trade secrets, know-how and other proprietary information; trademarks, trademark applications, internet domain names, service marks, trade dress, trade names, business names, designs, logos, slogans (and all translations, adaptations, derivations and combinations of the foregoing) indicia and other source and/or business identifiers, and all registrations or applications for registrations which have heretofore been or may hereafter be issued thereon throughout the world; copyrights and copyright applications; (including copyrights for computer programs) and all tangible and intangible property embodying the copyrights, unpatented inventions (whether or not patentable); patents and patent applications; industrial design applications and registered industrial designs; license agreements related to any of the foregoing and income therefrom; books, records, writings, computer tapes or disks, flow diagrams, specification sheets, computer software, source codes, object codes, executable code, data, databases and other physical manifestations, embodiments or incorporations of any of the foregoing; all other intellectual property; and all common law and other rights throughout the world in and to all of the foregoing.

“Intellectual Property Security Agreements” means the Intellectual Property Security Agreements dated as of the Second Amendment Effective Date among the applicable Domestic Borrowers and the Agent, granting a Lien in the Intellectual Property and certain other assets of the applicable Domestic Borrowers, as amended and in effect from time to time.

“Interest Payment Date” means (a) with respect to any Domestic Prime Rate Loan (including a Swingline Loan), Canadian Prime Rate Loan (including a Canadian Swingline Loan), U.S. Index Rate Loan (including a Canadian Swingline Loan) or UK Swingline Loan, the first day of each calendar month, and (b) with respect to any LIBO Loan, or BA Equivalent Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part, and, in addition, if such LIBO Loan or BA Equivalent Loan has an Interest Period of greater than 90 days, on the last day of the third month of such Interest Period.

“Interest Period” means, with respect to any LIBO Borrowing or BA Equivalent Loan Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Lead Borrower, UK Borrower or Canadian Borrower may elect by notice to the Agent in accordance with the provisions of this Agreement, provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month during which such Interest Period ends) shall end on the last Business Day of the calendar month during which such Interest Period ends, (c) any Interest Period which would otherwise end after the Termination Date shall end on the Termination Date, and (d) notwithstanding the provisions of clause (c), no Interest Period shall have a duration of less than one month, and if any Interest Period applicable to a LIBO Borrowing or BA Equivalent Loan Borrowing would be for a shorter period, such Interest Period shall not be available hereunder. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Inventory” has the meaning assigned to such term in the Security Agreement.

“Inventory Advance Rate” means 90% or, in the case of Inventory acquired in a Permitted Acquisition, such rate as the Agent shall establish, in its Permitted Discretion, after completion of an appraisal on such Inventory, provided that such rate shall not exceed 90%.

“Inventory Reserves” means such reserves as may be established from time to time by the Agent in its Permitted Discretion (after consultation with the Lead Borrower (whose consent to any Inventory Reserve shall not be required)) with respect to the determination of the saleability, at retail, of the Eligible Inventory or which reflect such other factors as affect the Appraised Value of the Eligible Inventory.  Without limiting the generality of the foregoing, Inventory Reserves may include (but are not limited to) reserves based on (i) obsolescence; (ii) seasonality; (iii) Shrink; (iv) imbalance; (v) change in Inventory character; (vi) change in Inventory composition; (vii) change in Inventory mix; (viii) markdowns (both permanent and point of sale); and (ix) retail mark-ons and markups inconsistent with prior period practice and performance; industry standards; current business plans; or advertising calendar and planned advertising events.  Inventory Reserves shall be established and calculated in a manner and methodology consistent with the Agent’s practices as of the Effective Date with other similarly situated borrowers.

“Investment” has the meaning provided therefor in Section 6.4.

“Investment Accounts” means all accounts maintained by any of the Credit Parties for Investments as of the Effective Date and thereafter opened by any of the Credit Parties and consented to by the Agent.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Issuing Bank” means, with respect to Domestic Letters of Credit and UK Letters of Credit, Bank of America and, with respect to Canadian Letters of Credit, Bank of America-Canada Branch; provided that if such Issuing Bank is unable to issue any Letter of Credit as a result of the provisions of Section 2.6(b)(ii) hereof, the Lead Borrower may appoint one other Lender who agrees to accept such appointment to act as Issuing Bank hereunder.  The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“ITA” means the Income Tax Act 2007 (UK).

“Joinder Agreement” shall mean an agreement in form and substance acceptable to the Agent in its Permitted Discretion, pursuant to which, among other things, a Person becomes a party to, and bound by, the terms of this Agreement and/or other Loan Documents in the same capacity and to the same extent as either a Borrower or a Guarantor, as the Agent may determine.

“Judgment Currency” has the meaning provided therefor in Section 9.20.

“L/C Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.

“LCA Election” has the meaning provided therefor in Section 1.9.

“LCA Test Date” has the meaning provided therefor in Section 1.9.

“Lead Borrower” means Genesco Inc. and any replacement that the Borrowers appoint to act as Lead Borrower upon the consent of the Agent, which consent shall not be unreasonably withheld.

“Lease” means any agreement, whether written or oral, no matter how styled or structured, pursuant to which a Credit Party is entitled to the use or occupancy of any real property for any period of time.

“Lenders” shall mean the Persons identified on Schedule 1.1 and each assignee that becomes a party to this Agreement as set forth in Section 9.6(b).

“Letter of Credit” shall mean a Standby Letter of Credit, Commercial Letter of Credit or Banker’s Acceptance that is (i) issued pursuant to this Agreement for the account of any Borrower or any Guarantor, (ii) issued in connection with the purchase of Inventory by any Borrower or any Guarantor or for any other purpose that is reasonably acceptable to the Agent, and (iii) in form and substance reasonably satisfactory to the Issuing Bank.  The term “Letter of Credit” shall include, without limitation, all Existing Letters of Credit and all Banker’s Acceptances.

“Letter of Credit Fees” shall mean the fees payable in respect of Letters of Credit pursuant to Section 2.13.

“Letter of Credit Outstandings” shall mean, collectively, Canadian Letter of Credit Outstandings, the UK Letter of Credit Outstandings and Domestic Letter of Credit Outstandings.  For purposes of computing the amounts available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.6.  For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“LIBO Borrowing” shall mean a Borrowing comprised of LIBO Loans.

“LIBO Floor” means 1.00% per annum.

“LIBO Loan” shall mean any Loan bearing interest at a rate determined by reference to the LIBO Rate and the FILO Loan, in accordance with the provisions of Section 2.3.

“LIBO Rate” means the higher of:

(i) the LIBO Floor, and

(ii) (a) for any Interest Period with respect to a LIBO Loan, the rate per annum equal to the London Interbank Offered Rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate for U.S. Dollars) for a period equal in length to such Interest Period as published on the applicable Bloomberg screen page (or such other commercially available source providing such quotations as may be designated by the Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; and

(b) for any interest calculation with respect to a Domestic Prime Rate Loan on any date, the rate per annum equal to LIBO Rate, at or about 11:00 a.m., London time determined two London Banking Days prior to such date for U.S. Dollar deposits with a term of one month commencing that day.

“LIBO Screen Rate” means the LIBO Rate quote on the applicable screen page the Agent designates to determine LIBO Rate (or such other commercially available source providing such quotations as may be designated by the Agent from time to time).

“LIBO Successor Rate” has the meaning provided therefor in Section 2.29.

“LIBO Successor Rate Conforming Changes” means, with respect to any proposed LIBO Successor Rate, any conforming changes to the definition of Base Rate, Interest Period, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters as may be appropriate, in the discretion of the Agent in consultation with the Lead Borrower, to reflect the adoption and implementation of such LIBO Successor Rate and to permit the administration thereof by the Agent in a manner substantially consistent with market practice (or, if the Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such LIBO Successor Rate exists, in such other manner of administration as the Agent determines reasonably necessary in consultation with the Lead Borrower in connection with the administration of this Agreement).

“Lids Disposition” means, the sale of the Company Shares and the Acquired Assets each as defined in, and pursuant to the terms of, the Lids Disposition Agreement.

“Lids Disposition Agreement” means, that certain Purchase Agreement dated as of December 14, 2018, by, among others, FanzzLids Holdings, LLC, as Buyer, Hat World, Inc., and each of the Canadian Borrower, Flagg Bros. of Puerto Rico, Inc. and Hat World Corporation, as Sellers, as such agreement is in effect as of the First Amendment Effective Date or as may be modified, amended, supplemented or restated with the consent of the Agent, such consent not to be unreasonably withheld.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Limited Condition Acquisition” means any purchase or other acquisition, by merger, amalgamation, consolidation or otherwise, by the Borrowers or any Subsidiary of equity interests in, or all or substantially all the assets of (or all or substantially all the assets constituting a business unit, division, product line or line of business of), any Person, the consummation of which is not conditioned on the availability of, or on obtaining, third party financing.

“Liquidation” means the exercise by the Agent of those rights and remedies accorded to the Agent under the Loan Documents and Applicable Law as a creditor of the Borrowers with respect to the realization on the Collateral, including (after the occurrence and during the continuation of an Event of Default) the conduct by the Borrowers acting with the consent of the Agent, of any public, private or “going-out-of-business”, “store closing” or other similar sale or any other disposition of the Collateral for the purpose of liquidating the Collateral.  Derivations of the word “Liquidation” (such as “Liquidate”) are used with like meaning in this Agreement.

“Liquidation Percentage” means, for any Lender, a fraction, the numerator of which is the sum of such Lender’s Revolving Domestic Total Commitment, Canadian Commitment and UK Commitment on the Determination Date and the denominator of which is the Total Commitments of all Lenders on the Determination Date.

“Loan” means a Revolving Loan, a Swingline Loan, a Canadian Swingline Loan, a UK Swingline Loan, or a FILO Loan, as applicable.

“Loan Account”  has the meaning provided therefor in Section 2.20(a).

“Loan Cap” means, at any time of determination, the lesser of (a) the Total Commitments or (b) the Combined Borrowing Base.

“Loan Documents” means this Agreement, the Notes, the Letters of Credit, the Fee Letter, the Second Amendment Fee Letter, all Borrowing Base Certificates, the Account Control Agreements, the DDA Notifications, the Credit Card Notifications, the Security Documents, the Perfection Certificate, the Effective Date Guaranties, the Facility Guaranty, the Confirmation Agreement, the UK Deed of Confirmation, and any other instrument or agreement now or hereafter executed and delivered in connection herewith or therewith, each as amended and in effect from time to time.

“Local Time” means, (a) with respect to Domestic Loans, Swingline Loans, Canadian Loans and Canadian Swingline Loans, Eastern time (daylight or standard, as applicable), and (b) with respect to UK Loans and UK Swingline Loans, prevailing time in London, England.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Margin Stock” has the meaning assigned to such term in Regulation U.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, property, assets, condition, financial or otherwise, of the Credit Parties, taken as a whole; provided that, as of the Second Amendment Effective Date, the temporary closure of the Credit Parties’ store locations and other operational disruptions affecting the Credit Parties, in each case as a direct result of the COVID-19 pandemic and disclosed to the Agent or in public filings on or before the Second Amendment Effective Date, shall not be deemed to have resulted in a Material Adverse Effect as of and through the Second Amendment Effective Date, (b) the ability of the Credit Parties, taken as a whole, to perform any material obligation or to pay any Obligations under this Agreement or any of the other Loan Documents, or (c) the validity or enforceability of this Agreement or any of the other Loan Documents or any of the material rights or remedies of the Agent or the Lenders hereunder or thereunder.

“Material Domestic Subsidiary” means, as of any date of determination, any Domestic Subsidiary (a) the total tangible assets (after intercompany eliminations) of which, as determined in accordance with GAAP, exceeds five percent (5%) of the Consolidated total tangible assets of the Lead Borrower (after intercompany eliminations) measured as of the end of the most recently ended Fiscal Quarter with respect to which the Agent has received financial statements required to be delivered pursuant to Sections 5.1(a) and 5.1(b), as applicable, or (b) which represents more than ten percent (10%) of Consolidated Net Income of the Lead Borrower for the previous twelve Fiscal Months ending as of the last day of such Fiscal Quarter.  “Material Domestic Subsidiary” shall include, without limitation, any Subsidiary whose principal assets are one or more Material Domestic Subsidiaries. A Material Domestic Subsidiary may include, at the sole option of Lead Borrower, any Domestic Subsidiary designated by Borrower to be a “Material Domestic Subsidiary” by written notice to Agent and compliance with the requirements of Section 5.14.

“Material Foreign Subsidiary” means each Foreign Subsidiary which is a direct or indirect Subsidiary of a Borrower which, as of the last day of any Fiscal Quarter, satisfied any one or more of the following tests:

(a)such Foreign Subsidiary’s total tangible assets (after intercompany eliminations), as determined in accordance with GAAP, exceeds 10% of Consolidated total tangible assets of the Lead Borrower; or

(b)such Foreign Subsidiary’s Consolidated Net Income for the previous twelve months ending as of the last day of such Fiscal Quarter exceeds 10% of Consolidated Net Income of the Lead Borrower for the previous twelve months ending as of the last day of such Fiscal Quarter; or

(c)such Foreign Subsidiary’s Consolidated Net Worth exceeds 10% of the Consolidated Net Worth of the Lead Borrower.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit) of any one or more of the Borrowers in an aggregate principal amount exceeding $20,000,000.

“Material Real Estate” means any piece of Real Estate located in the United States that is owned in fee by a Credit Party having a fair market value in excess of $5,000,000 as reasonably determined, in good faith, by the Lead Borrower and reasonably acceptable to the Agent.

“Material Subsidiary” means a Material Domestic Subsidiary or a Material Foreign Subsidiary. A Material Subsidiary may include, at the sole option of Lead Borrower, any Subsidiary designated by Borrower to be a “Material Subsidiary” by written notice to Agent and compliance with the requirements of Section 5.14.  Additionally, Lead Borrower may designate any Material Subsidiary which does not constitute a Material Domestic Subsidiary or a Material Foreign Subsidiary under the respective definitions thereof as no longer constituting a Material Subsidiary and a Material Domestic Subsidiary or Material Foreign Subsidiary, as the case may be.

“Maturity Date” means January 31, 2023.

“Maximum Rate” has the meaning provided therefor in Section 9.14.

“Minority Lenders” has the meaning provided therefor in Section 9.3(c).

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means each and every fee and leasehold mortgage or deed of trust, security agreement and assignment by the Domestic Borrower owning or holding the leasehold interest in the Real Estate encumbered thereby in favor of the Agent.

“Mortgage Policy” has the meaning specified in the definition of Real Estate Eligibility Requirements.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“New Lending Office” has the meaning provided therefor in Section 2.26(e).

“Noncompliance Notice” has the meaning provided therefor in Section 2.5(a)(ii).

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Notes” shall mean, collectively, the Canadian Notes, the Domestic Notes, the FILO Notes, the UK Notes, the Swingline Note, the Canadian Swingline Notes and the UK Swingline Notes.

“Notice of Borrowing” means a Domestic Notice of Borrowing, a Canadian Notice of Borrowing, or a UK Notice of Borrowing, as applicable.

“Obligations” means (a) the principal of, and interest (including all interest that accrues after the commencement of any case or proceeding by or against any Borrower under any federal, state or provincial bankruptcy, insolvency, receivership or similar law, whether or not allowed in such case or proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (b) the obligations of the Borrowers under this Agreement in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of disbursements, interest thereon and obligations to provide cash collateral, (c)

all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise, of the Borrowers to the Secured Parties under this Agreement and the other Loan Documents (including all such amounts that accrue or are incurred after the commencement of any case or proceeding by or against any Borrower under any federal, state or provincial bankruptcy, insolvency, receivership or similar law, whether or not allowed in such case or proceeding), (d) all covenants, agreements, obligations and liabilities of the Borrowers under or pursuant to this Agreement and the other Loan Documents, and (e) the payment and performance under any transaction of a Credit Party with any Lender or any of its Affiliates that arises out of (i) any Cash Management Services, or (ii) any Bank Products provided by any such Person; provided that Obligations of a Credit Party shall exclude any Excluded Swap Obligations with respect to such Credit Party.  Without limiting the foregoing, the term “Obligations” includes all Canadian Liabilities and all UK Liabilities.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Optional Currency” means Euros and Pounds Sterling, or any other freely transferable currencies approved by the Agent and each UK Lender.

“Other Borrowers” means the Other Domestic Borrowers, the Canadian Borrower and the UK Borrower.

“Other Canadian Liabilities” means any obligation of the Canadian Borrower arising on account of clause (e) of the definition of “Obligations”.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Domestic Borrowers” means Genesco Brands, LLC, a Delaware limited liability company; Hat World Corporation, a Delaware corporation; Flagg Bros. of Puerto Rico, Inc., a Delaware corporation, Genesco Footwear LLC, a Tennessee limited liability company, Genesco Brands NY, LLC, a Delaware limited liability company, and any other Material Domestic Subsidiary that is not a Guarantor.

“Other Domestic Liabilities” means any obligation of the Domestic Credit Parties arising on account of clause (e) of the definition of “Obligations”.

“Other Taxes” means any and all current or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.28) arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

“Other UK Liabilities” means any obligation of the UK Borrower arising on account of clause (e) of the definition of “Obligations”.

“Overadvance” means, at any time of calculation, a circumstance in which the Credit Extensions (excluding the FILO Loans) exceed the Domestic Loan Cap.

“Participant” has the meaning provided therefor in Section 9.6(e).

“Participant Register” has the meaning provided therefor in Section 9.6(f).

“Participating Member State” means any member state of the European Union that has the Euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“Payment Conditions” means, as of the date of the making of any Restricted Payment or consummation of any Acquisition, that (a) no Default or Event of Default exists or would arise after giving effect to such Restricted Payment or Acquisition, and (b) either (i) the Borrowers have pro forma Excess Availability for the prior 60 day period equal to or greater than 20% of the Loan Cap (calculated without giving effect to the FILO Reserve), after giving pro forma effect to such Restricted Payment or Acquisition, or (ii) (A) the Borrowers have pro forma Excess Availability for the prior 60 day period of less than 20% of the Loan Cap (calculated without giving effect to the FILO Reserve) but equal to or greater than 15% of the Loan Cap (calculated without giving effect to the FILO Reserve), after giving pro forma effect to the Restricted Payment or Acquisition, and (B) the Fixed Charge Coverage Ratio, on a pro-forma basis for the twelve months preceding such Restricted Payment or Acquisition, will be equal to or greater than 1.0:1.0 and (c) after giving effect to such Restricted Payment or Acquisition, the Borrowers are Solvent. In the event that (x) the aggregate amount of any payment paid by the Borrowers in an Acquisition or a series of related Acquisitions equals or exceeds $10,000,000 during any consecutive thirty (30) day period, then the Borrowers shall provide a certificate signed by a Financial Officer, no earlier than ten (10) Business Days and no later than two (2) Business Days prior to the anticipated date of such Acquisition (or the first such Acquisition, if in connection with a series of Acquisitions), or (y)  the aggregate amount of any payments projected by the Borrowers in good faith to be paid by the Borrowers for any Restricted Payment or a series of related Restricted Payments in any Fiscal Quarter (the “Subject Quarter”) will equal or exceed $30,000,000 during such Fiscal Quarter, then the Borrowers shall provide a certificate signed by a Financial Officer, no earlier than ten (10) Business Days and no later than two (2) Business Days  prior to the commencement of the Subject Quarter, in each case certifying as to the satisfaction of the applicable Payment Conditions (on a basis (including, without limitation, giving due consideration to results for prior periods) reasonably satisfactory to the Agent) including the relevant calculations therefor and accompanied by such information required to be delivered to the Agent pursuant to Section 5.1(j), if applicable, (to the extent not previously delivered) provided that if pro forma Excess Availability for the prior 60 day period is less than or equal to 20% of the Loan Cap (calculated without giving effect to the FILO Reserve), such a certificate shall be provided if the aggregate amount for any Acquisition paid by the Borrowers in a transaction or a series of related transactions equals or exceeds $5,000,000.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Perfection Certificate” means, collectively, (i) a certificate of the Domestic Borrowers in the form approved by the Agent as to certain matters regarding the Collateral and (ii) a certificate of the Canadian Borrower in the form approved by the Agent as to certain matters regarding the Collateral, as each may be amended, restated, amended and restated, supplemented, and modified from time to time.

“Permitted Acquisition” means (a) the acquisition (in a transaction or series of related transactions) of not less than eighty percent (80%) of the capital stock or other equity interests of, or (b) the acquisition (in a transaction or series of related transactions) of all or substantially all of the assets or properties of, or any division or business unit of, any Person, whether or not pursuant to a transaction of merger or consolidation, or (c) any acquisition of any store locations or Leases of any Person (each of the foregoing an “Acquisition”) in each case which satisfies each of the following conditions:

(i)	The Acquisition is of a business permitted to be conducted by the Borrowers pursuant to Section 6.3(b) hereof; and
(ii)	Prior to and after giving effect to the Acquisition or at the LCA Test Date, as the case may be, no Default or Event of Default will exist or will arise therefrom; and
(iii)

The Person making the Acquisition must be a Borrower or a Subsidiary which will become a Borrower or Guarantor (if required) in accordance with Section 5.14 hereof and the Borrowers (including such Person) shall take such steps as are necessary to grant to the Agent, for the benefit of the applicable Secured Parties, a legal, valid and enforceable first priority (except as provided in Section 6.2 hereof) security interest in the assets and capital stock or other equity interests acquired in connection with such acquisition to the extent the grant of such security interest is required in accordance with Section 5.14 hereof; and

(iv)	If a Borrower shall merge with such other Person, such Borrower shall be the surviving party of such merger; and
(v)

Either (A) the aggregate consideration for such Acquisition, together with the consideration for all other Acquisitions undertaken by the Borrowers in such Fiscal Year, shall not exceed $30,000,000 in any Fiscal Year, or (B) the Payment Conditions shall have been satisfied; provided that with respect to any Limited Condition Acquisition, such satisfaction shall be determined in accordance with Section 1.9; and

(vi)

In the case of the Acquisition of capital stock or other equity interests of another Person, the board of directors (or other comparable governing body) of such other Person shall have duly approved such Acquisition.

In connection with any Permitted Acquisition, the Lead Borrower may submit a Borrowing Base Certificate reflecting a calculation of the Domestic Borrowing Base, FILO Borrowing Base, and the Canadian Borrowing Base that includes Eligible Inventory, Eligible Wholesale Receivables and Eligible Credit Card and Debit Card Receivable acquired in connection with such Acquisition (the “Acquired Eligible Inventory”, the “Acquired Eligible Wholesale Receivables” and the “Acquired Eligible CC Receivables”, respectively, and collectively, the “Acquired Borrowing Base Collateral”) and, from and after the Acquisition Date (as defined below), the Domestic Borrowing Base, FILO Borrowing Base, and the Canadian Borrowing Base (and if applicable, the UK Borrowing Base) shall be calculated giving effect thereto; provided that prior to the completion of a field examination and inventory appraisal with respect to such Acquired Borrowing Base Collateral, such adjustment to the Domestic Borrowing Base, FILO Borrowing Base, and the Canadian Borrowing Base (and if applicable, the UK Borrowing Base) shall be limited to (i) from the date such Acquisition is consummated (the “Acquisition Date”) until the date that is 90 days after the Acquisition Date, the sum of (x) 50% of the Acquired Eligible Inventory, (y) 70% of the Acquired Eligible Wholesale Receivables, and (z) 80%, in the case of Acquired Eligible CC Receivables; provided that, the Domestic Borrowing Base, FILO Borrowing Base, and the Canadian Borrowing Base (and if applicable, the UK Borrowing Base) attributable to such Acquired Borrowing Base Collateral shall not exceed 5% of the Combined Borrowing Base, and (ii) from the 91st day following the Acquisition Date (or such later day as the Agent may agree in its sole discretion), the Domestic Borrowing Base, FILO Borrowing Base and the Canadian Borrowing Base (and if applicable, the UK Borrowing Base) shall be calculated without reference to the Acquired Borrowing Base Collateral until a field examination and inventory appraisal have been completed with respect to such assets; it being understood and agreed that there shall be no Default or Event of Default solely as a result of a failure to complete and deliver such inventory appraisal and field examination on or prior to the dates indicated above.

“Permitted Discretion” means the Agent’s good faith credit judgment based upon any factor or circumstance which it reasonably believes in good faith: (i) will or could reasonably be expected to adversely affect the value of the Collateral, the enforceability or priority of the Agent’s Liens thereon in favor of the applicable Secured Parties or the amount which the Agent and the applicable Secured Parties would likely receive (after giving consideration to delays in payment and costs of enforcement) in the liquidation of such Collateral; (ii) suggests that any collateral report or financial information delivered to the Agent by or on behalf of a Borrower is incomplete, inaccurate or misleading in any material respect; (iii) could reasonably be expected to increase materially the likelihood of a bankruptcy, reorganization or other insolvency proceeding involving any of the Credit Parties; or (iv) creates or reasonably could be expected to create a Default or Event of Default.  In exercising such judgment, the Agent may consider factors or circumstances already included in or tested by the definition of Eligible Inventory, Eligible Wholesale Receivables or Eligible Credit Card and Debit Card Receivables, as well as any of the following: (A) changes in demand for and pricing of Inventory; (B) changes in any concentration of risk with respect to Inventory or Accounts; (C) any other factors or circumstances that will or could reasonably be expected to have a Material Adverse Effect; (D) audits of books and records by third parties, history of chargebacks or other credit adjustments, or other relevant information regarding the creditworthiness of Account Debtors; and (E) any other factors that change or could reasonably be expected to change the credit risk of lending to the Borrowers on the security of the Inventory or Accounts.  Notwithstanding the foregoing, it shall not be within Permitted Discretion for the Agent to establish Reserves which are duplicative of each other whether or not such reserves fall under more than one reserve category.

“Permitted Encumbrances” means:

(i)Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 5.5;

(ii)carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 60 days or are being contested in compliance with Section 5.5;

(iii)pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance, old-age pension and other social security laws or regulations (other than (a) any Lien imposed under ERISA) or (b) Liens (save for contribution amounts not yet due) arising pursuant to the Pension Benefits Act (Ontario) or similar legislation of another Canadian province or territory;

(iv)deposits to secure the performance of bids, trade contracts, leases, contracts (other than for the repayment of borrowed money), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business or letter of credit guarantees issued in respect thereof;

(v)judgment liens in respect of judgments that do not constitute an Event of Default under Section 7.1(m);

(vi)easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of the Borrowers or any of the other Credit Parties, taken as a whole, and such other minor title defects or survey matters that, in each case, do not materially interfere with the ordinary conduct of the business of the Borrowers or any of the other Credit Parties, taken as a whole;

(vii)Possessory liens in favor of brokers and dealers arising in connection with the acquisition or disposition of Investments owned as of the Second Amendment Effective Date and Permitted Investments and other Investments permitted under Section 6.4, provided that such liens (a) attach only to such Investments and (b) secure only obligations incurred in the ordinary course and arising in connection with the acquisition or disposition of such Investments and not any obligation in connection with margin financing;

(viii)Liens in favor of a financial institution encumbering deposits (including the right of setoff) held by such financial institution in the ordinary course of its business and which are within the general parameters customary in the banking industry;

(ix)Landlords’ and lessors’ liens in respect of rent that is not overdue by more than thirty (30) days or which is being contested in compliance with Section 5.5;

(x)leases or subleases granted by any Credit Party to any Person other than a Credit Party, provided that such lease or sublease does not interfere in any material respect with the business of such Credit Party or materially impair the Agent’s interest in the Collateral;

(xi)Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods and securing obligations that are not overdue by more than sixty (60) days, or are being contested in compliance with Section 5.5;

(xii)Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 6.4;

(xiii)Liens of a collecting bank arising under Section 4-210 of the UCC on items in the course of collection and Liens arising solely by virtue of any statutory or common law provisions relating to bankers’ liens, liens in favor of securities intermediaries, rights of setoff or similar rights and remedies as to deposit accounts or securities or securities accounts or other funds maintained with depository institutions or securities intermediaries;

(xiv)reservations, limitations, provisos and conditions expressed in any original grant from the Crown or other grants of real or immovable property, or interests therein, that do not materially affect the use of the affected land for the purpose for which it is used by that Person;

(xv)the right reserved to or vested in any Governmental Authority by the terms of any lease, license, franchise, grant or permit acquired by that Person or by any statutory provision to terminate any such lease, license, franchise, grant or permit, or to require annual or other payments as a condition to the continuance thereof;

(xvi)security given to a public utility or any Governmental Authority when required by such utility or authority in connection with the operations of that Person in the ordinary course of its business;

(xvii)any Lien arising by operation of law and in the ordinary course of trading and not as a result of any default or omission by any Credit Party;

(xviii)Liens in favor of a credit card processor or check processor, as applicable, on proceeds of credit card charges or checks, as applicable, held by such processor to secure (A) chargebacks, fees, fines, penalties and other charges arising in the ordinary course of business with respect to the processing of credit card charges or checks, as applicable; or (B) equipment leases described on Schedule 1.3 (but no other such leases);

(xix)Liens on cash earnest money deposits made by the Borrowers or any other Credit Parties in connection with any letter of intent or purchase agreement permitted hereunder;

(xx)Liens in respect of the licensing and sublicensing of patents, copyrights, trademarks, trade names, other indications of origin, domain names and other forms of Intellectual Property in the ordinary course of business; and

(xxi)Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods (including Article 2 of the UCC) and Liens that are contractual rights of set-off relating to purchase orders and other similar agreement entered into by the Borrowers or other Credit Parties;

provided that, except as provided in any one or more of clauses (i) through (xii) above, the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Investments” means each of the following:

(i)direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America or Canada (or by any agency or instrumentality thereof to the extent such obligations are backed by the full faith and credit of the United States of America or Canada, as applicable), in each case maturing within one year from the date of acquisition thereof;

(ii)Investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, a credit rating of at least A-1 from S&P or P-1 from Moody’s;

(iii)Investments in certificates of deposit, banker’s acceptances and time deposits maturing within 270 days from the date of acquisition thereof issued or guaranteed by or placed with, and demand deposit and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any state thereof or under the Bank Act (Canada) that has a combined capital and surplus and undivided profits of not less than $100,000,000;

(iv)fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (i) above (without regard to the limitation on maturity contained in such clause) and entered into with a financial institution satisfying the criteria described in clause (iii) above or with any primary dealer and having a market value at the time that such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such counterparty entity with whom such repurchase agreement has been entered into;

(v)money market mutual funds, 90% of the investments of which are in cash or investments contemplated by clauses (i) through (iv) of this definition; and

(vi)Investments by the Lead Borrower consistent with the Lead Borrower’s investment policy, which investment policy is approved by the Agent from time to time, such approval not to be unreasonably withheld;

provided that, notwithstanding the foregoing, after the occurrence and during the continuance of an Event of Default, (i) no such new Investments shall be permitted by a Borrower unless either (A) no Revolving Loans are then outstanding, or (B) the Investment is a temporary Investment pending expiration of an Interest Period for a Revolving Loan that is a LIBO Loan or BA Equivalent Loan, the proceeds of which Investment will be applied to the Obligations after the expiration of such Interest Period, and (ii) all such Investments are pledged by the applicable Borrower to the Agent as additional collateral for the Obligations pursuant to such agreements as may be reasonably required by the Agent.

“Permitted Joint Venture Investments” means (a) Investments existing on the Second Amendment Effective Date and listed on the Perfection Certificate, and (b) in the absence of the existence of a Cash Dominion Event, additional Investments by the Credit Parties in Subsidiaries that are not Credit Parties not to exceed in the aggregate $10,000,000 in any Fiscal Year of the Lead Borrower.

“Permitted Overadvance” means an Overadvance, as determined by the Agent in its Permitted Discretion, (a) which is made to maintain, protect or preserve the Collateral and/or the Lenders’ rights under the Loan Documents, or (b) which is otherwise in the Lenders’ interests; provided that Permitted Overadvances shall not (i) exceed ten percent (10%) of the then Combined Revolving Borrowing Base in the aggregate outstanding at any time or (ii) unless a Liquidation is occurring, remain outstanding for more than ninety (90) consecutive Business Days, unless in case of clause (ii) the Required Revolving Lenders otherwise agree; and provided further that the foregoing shall not (1) modify or abrogate any of the provisions of Section 2.6(f) regarding the Lenders’ obligations with respect to L/C Disbursements, Section 2.5 regarding the Domestic Lenders’ obligations with respect to Swingline Loans, Section 2.5 regarding the Canadian Lenders’ obligations with respect to Canadian Swingline Loans or Section 2.5 regarding the UK Lenders’ obligations with respect to UK Swingline Loans, or (2) result in any claim or liability against the Agent (regardless of the amount of any Overadvance) for Unintentional Overadvances and such Unintentional Overadvances shall not reduce the amount of Permitted Overadvances allowed hereunder, and further provided that in no event shall the Agent make an Overadvance, if after giving effect thereto, the principal amount of the Credit Extensions (including any Overadvance or proposed Overadvance but excluding FILO Loans) would exceed the Revolving Commitments.

“Permitted Refinancing” means, with respect to any Person, any Indebtedness issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund (collectively, to “Refinance”), the Indebtedness being Refinanced (or previous refinancings thereof constituting a Permitted Refinancing); provided, that (a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so Refinanced (plus unpaid accrued interest and premiums thereon and underwriting discounts, defeasance costs, fees, commissions and expenses), (b) the weighted average life to maturity of such Permitted Refinancing is greater than or equal to the weighted average life to maturity of the Indebtedness being Refinanced (c) such Permitted Refinancing shall not require any scheduled principal payments due prior to the Maturity Date in excess of, or prior to, the scheduled principal payments due prior to such Maturity Date for the Indebtedness being Refinanced, (d) if the Indebtedness being Refinanced is subordinated in right of payment to the Obligations, such Permitted Refinancing shall be subordinated in right of payment to such Obligations on terms at least as favorable to the Secured Parties as those contained in the documentation governing the Indebtedness being Refinanced, (e) no Permitted Refinancing shall have different direct or indirect obligors, or greater guarantees or security, than the Indebtedness being Refinanced, (f) such Permitted Refinancing shall be otherwise on terms not materially less favorable to the Credit Parties than those contained in the documentation governing the Indebtedness being Refinanced, including, without limitation, with respect to amortization, maturity, financial and other covenants, and (g) at the time thereof, no Default or Event of Default shall have occurred and be continuing.

“Permitted Senior Debt” means Indebtedness of the Borrowers in the aggregate principal amount of up to the greater of (i) $500,000,000 and (ii) an amount that would not cause the Total Leverage Ratio to exceed 5.00:1.00 after incurrence thereof, provided that:

(a)if any portion of the principal of such Indebtedness in excess of an amount reasonably acceptable to the Agent, as determined by the Agent in connection with the incurrence by the Borrowers of such Indebtedness, shall be required to be paid, whether by stated maturity, mandatory or scheduled prepayment or redemption or otherwise, prior to the Maturity Date, other than in the event of (i) a default under such Indebtedness, (ii) a change of control of the Lead Borrower or (iii) certain asset sales in each case, if such Indebtedness is secured, subject to the standstill and the lien subordination provisions described in clause (c) below, then the Maturity Date hereunder shall be automatically changed without further action by the parties hereto to the date that is ninety (90) days prior to such date;

(b)such Indebtedness may be secured by (A) a first priority Lien on any assets of the Credit Parties not constituting Collateral and (B) upon request of a creditor for such facility, a second priority Lien on assets constituting Collateral; provided that if a creditor for such facility has requested a second priority Lien on assets constituting Collateral, the Agent for the benefit of the Secured Parties, shall be granted a second priority Lien on any assets for which a first priority Lien has been granted to a creditor for such facility to secure such Indebtedness (excluding, for the avoidance of doubt, any Real Estate); and

(c)if such Indebtedness is secured with a junior Lien on the assets constituting Collateral, it shall be subject to an intercreditor agreement reasonably acceptable to the Agent that may include, among other things, (A) the priority of the Liens securing the Collateral and the payment of proceeds therefrom, (B) a reasonable standstill by the holders of such Indebtedness as to remedies against the Collateral, (C) waivers by the holders of such Indebtedness of rights to contest validity or priority of Liens of the Agent or the Lenders (which waiver may be reciprocal) or object to dispositions of Collateral (including an affirmative agreement by such holders to release Liens of such holders in the event of a disposition of Collateral approved by the Agent) (with reciprocal agreements as to assets not constituting Collateral), (D) waiver of rights to object to the use of cash collateral or sale of Collateral, and reasonable restrictions on certain claims and actions, in any proceeding under any Debtor Relief Laws by the holders of such Indebtedness (with reciprocal agreements as to assets not constituting Collateral), and (E) restrictions on amendments to, or consents, waivers or other modifications with respect to, the documents evidencing such Indebtedness to the extent the same would be materially adverse to the Lenders (with reciprocal agreements as to the Loan Documents).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Phase I” means an investigation performed in accordance with American Society for Testing and Materials Standard E1527-13, as amended, or any similar environmental assessment.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which a Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” has the meaning provided therefor in Section 5.1.

“Pounds Sterling” or “£” refers to lawful money of the United Kingdom.

“PPSA” means the Personal Property Security Act (Ontario) and the Regulations thereunder, as from time to time in effect; provided, however, if attachment, perfection or priority of the Agent’s security interests in any Collateral are governed by the personal property security laws of any jurisdiction other than Ontario (including Quebec), PPSA shall mean those personal property security laws in such other jurisdiction,  including the Civil Code of Quebec, for the purposes of the provisions hereof relating to such attachment, perfection or priority and for the definitions related to such provisions.

“Prime Rate Loans” shall mean Domestic Prime Rate Loans or Canadian Prime Rate Loans, as applicable.

“Proceeds” shall have the meaning ascribed to it in the UCC or the PPSA, as applicable, and shall include proceeds of all Collateral.

“Proceeds of Crime Act” means the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), as amended from time to time, and including all regulations thereunder.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” has the meaning provided therefor in Section 5.1.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” has the meaning set forth in Section 9.29.

“Qualified ECP Guarantor” means, at any time, each Credit Party with total assets exceeding $10,000,000 or that qualifies at such time as an “eligible contract participant” under the Commodity Exchange Act and can cause another Person to qualify as an “eligible contract participant” at such time under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualifying Lender” means

(a)a Lender (other than a Lender within clause (b) below) which is beneficially entitled to interest payable to that Lender in respect of an advance and is:

(i)a Lender:

(A)that is a bank (as defined for the purpose of section 879 of the ITA) making an advance under a Loan Document; or

(B)in respect of an advance by a person that was a bank (as defined for the purpose of section 879 of the ITA) at the time that such advance was made,

and, in each case, which is within the charge to United Kingdom corporation tax with respect to any payments of interest made in respect of that advance; or

(ii)a Lender which is:

(A)a company resident in the United Kingdom for United Kingdom tax purposes;

(B)a partnership, each member of which is:

(1)a company so resident in the United Kingdom; or

(2)a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or

(C)a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company; or

(iii)a Treaty Lender; or

(b)a building society (as defined for the purposes of section 880 of the ITA) making an advance.

“Real Estate” means all land, together with the buildings, structures, parking areas, and other improvements thereon, now or hereafter owned by any of the Credit Parties, including all fixtures and equipment used in connection with the operation of such structures and all easements, rights-of-way and similar rights relating thereto and all leases, tenancies, and occupancies thereof.

“Real Estate Advance Rate” means the percentages set forth below:

Period	Real Estate Advance Rate
From the Second Amendment Effective Date until the first anniversary of the Second Amendment Effective Date	50%
From the first anniversary of the Second Amendment Effective Date until the second anniversary of the Second Amendment Effective Date	45%
From the second anniversary of the Second Amendment Effective Date until the Maturity Date	40%

“Real Estate Approval” means the Real Estate Eligibility Requirements have been met to the satisfaction of the Agent and the Second Amendment Lenders.

“Real Estate Eligibility Requirements” means collectively, each of the following:

(a)The applicable Domestic Borrower has executed and delivered to the Agent a Mortgage, substantially in the form of Exhibit I, with respect to any Real Estate intended, by such Domestic Borrower, to be included in Eligible Real Estate;

(b)Such Real Estate is used by a Domestic Borrower for offices or as a Store, distribution center or warehouse;

(c)As to any particular property, the Domestic Borrower is in compliance in all material respects with the representations, warranties and covenants set forth in the Mortgage relating to such Real Estate;

(d) The Agent and the Second Amendment Lenders shall have received fully paid American Land Title Association Lender’s Extended Coverage title insurance policies or marked-up title insurance commitments having the effect of a policy of title insurance (the “Mortgage Policies”) in form and substance, with the endorsements reasonably required by the Agent (to the extent available at commercially reasonable rates) and in amounts reasonably acceptable to the Agent, issued, coinsured and reinsured (to the extent reasonably required by the Agent) by title insurers reasonably acceptable to the Agent, insuring the Mortgages to be valid first and subsisting Liens on the property or leasehold interests described therein, free and clear of all defects (including, but not limited to, mechanics’ and materialmen’s Liens) and encumbrances, excepting only Permitted Encumbrances having priority over the Lien of the Agent under law or otherwise reasonably acceptable to the Agent;

(e)With respect to any Real Estate owned by a Domestic Borrower (excluding interests as lessee under a Lease) which is intended by such Domestic Borrower to be included in Eligible Real Estate, the Agent shall have received American Land Title Association/American Congress on Surveying and Mapping form surveys, for which all necessary fees (where applicable) have been paid, certified to the Agent and the issuer of the Mortgage Policies in a manner reasonably satisfactory to the Agent by a land surveyor duly registered and licensed in the states in which the property described in such surveys is located and reasonably acceptable to the Agent, showing all buildings and other improvements, the location of any easements, parking spaces, rights of way, building set-back lines and other dimensional regulations and the absence of encroachments, either by such improvements or on to such property, and other defects, other than encroachments and other defects reasonably acceptable to the Agent;

(f)With respect to any Real Estate intended by any Domestic Borrower to be included in Eligible Real Estate, (i) the Agent and the Second Amendment Lenders shall have received a Phase I, in form and substance reasonably satisfactory to the Agent and the Second Amendment Lenders, from an environmental consulting firm reasonably acceptable to the Agent, which report shall identify recognized environmental conditions and shall to the extent possible quantify any related costs and liabilities, associated with such conditions and the Agent and the Second Amendment Lenders shall be reasonably satisfied with the nature and amount of any such matters, and (ii) if requested by the Agent or the Second Amendment Lenders after receipt of a Phase I, such further environmental assessments or reports to the extent such further assessments or reports are reasonably recommended in the Phase I;

(g)With respect to the Lease on the applicable portion of the Wilson County Property intended by the Domestic Borrowers included in Eligible Real Estate, the Agent shall have received a consent agreement to the extent required under the terms of the applicable Lease relating to such leased Real Estate, in form and substance reasonably satisfactory to the Agent, executed by the lessor of the Lease, along with (1) a memorandum of lease in recordable form with respect to such leasehold interest, executed and acknowledged by the owner of the affected real property, as lessor, (2) evidence that the applicable Lease with respect to such leasehold interest or a memorandum thereof has been recorded in all places necessary, in the Agent’s reasonable judgment, to give constructive notice to third-party purchasers of such leasehold interest, and (3) if such leasehold interest was acquired or sub-leased from the holder of a recorded leasehold interest, the applicable assignment or sublease document, executed and acknowledged by such holder, in each case in form sufficient to give such constructive notice upon recordation and otherwise in form reasonably satisfactory to the Agent;

(h)The applicable Domestic Borrower shall have delivered to the Agent and each Lender a life of loan flood zone determination from a third party vendor, and, if such Real Estate is located in a “special flood hazard area”, (A) the Agent shall have delivered to the Lenders a notification to the applicable Credit Parties of that fact and (if applicable) notification to the applicable Credit Parties that flood insurance coverage is not available and evidence of the receipt by the applicable Credit Parties of such notice and (B) the Agent and the Second Amendment Lenders shall have received evidence of flood insurance naming the Agent as mortgagee as required by the National Flood Insurance Program as set forth in the Flood Insurance Laws, each of which shall be in amounts as required by the applicable Flood Insurance Laws and reasonably satisfactory in form and substance to the Agent and the Second Amendment Lenders; and

(i)The applicable Domestic Borrower shall have delivered such other information and documents as may be reasonably requested by the Agent and Second Amendment Lenders, including, without limitation, such as may be necessary to comply with FIRREA and as provided in the definition of Appraised Value.

Notwithstanding any provision in this definition or in this Agreement to the contrary, in no event shall any Mortgage be signed unless and until the condition set forth in the preceding clause (h) has been satisfied with respect to the Real Estate to be encumbered by such Mortgage.

“Realty Reserves” means such reserves as the Agent from time to time determines in the Agent’s Permitted Discretion as being appropriate to reflect the impediments to the Agent’s ability to realize upon any Eligible Real Estate, to reflect such factors as affect the market value of the Eligible Real Estate or to reflect claims and liabilities that the Agent reasonably determines will need to be satisfied in connection with the realization upon any Eligible Real Estate. Without limiting the generality of the foregoing, Realty Reserves may include (but are not limited to) (i) Environmental Compliance Reserves, (ii) reserves for (A) municipal taxes and assessments, (B) repairs and (C) remediation of title defects, and (iii) reserves for Indebtedness secured by Liens having priority over the Lien of the Agent.

“Recipient” means the Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of any Credit Party hereunder.

“Register” has the meaning provided therefor in Section 9.6(c).

“Regulation U” means Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Release” has the meaning set forth in Section 101(22) of CERCLA.

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York for the purpose of recommending a benchmark rate to replace LIBO Rate in loan agreements similar to this Agreement.

“Required Lenders” shall mean, at any time, Lenders having holding more than 50% of the sum of the Total Revolving Commitments and the outstanding amount of the FILO Loan, or if the commitments have been terminated, Lenders whose percentage of the outstanding Loans and Letter of Credit Outstandings aggregate greater than 50% of all such Loans and Letter of Credit Outstandings, provided that such calculation shall exclude any Defaulting Lenders and any such Defaulting Lender’s Commitment in the event that such Defaulting Lender’s rights to participate shall have been suspended or terminated pursuant to Section 8.13 of this Agreement.

“Required Revolving Lenders” means at any time, Lenders holding more than 50% of the Total Revolving Commitments, or if such Commitments have been terminated, Revolving Lenders whose percentage of the outstanding Revolving Loans and Letter of Credit Outstandings aggregate greater than 50% of all such Revolving Loans and Letter of Credit Outstandings; provided that such calculation shall exclude any Defaulting Lenders and any such Defaulting Lender’s Commitment in the event that such Defaulting Lender’s rights to participate shall have been suspended or terminated pursuant to Section 8.13 of this Agreement.

“Required Supermajority Lenders” shall mean, at any time, Lenders having Commitments greater than 66 2/3% of the Total Commitments, or if the Commitments have been terminated, Lenders whose percentage of the outstanding Loans and Letter of Credit Outstandings aggregate greater than 66 2/3% of all such Loans and Letter of Credit Outstandings, provided that such calculation shall exclude any Defaulting Lenders and any such Defaulting Lender’s Commitment in the event that such Defaulting Lender’s rights to participate shall have been suspended or terminated pursuant to Section 8.13 of this Agreement.

“Reserves” means the Account Reserves, the Inventory Reserves, the Realty Reserves, the FILO Reserve and the Availability Reserves.

“Restricted Payment” means (i) any dividend or other distribution, directly or indirectly (whether in cash, securities or other property) with respect to any shares of any class of capital stock or other equity interests of any of the Credit Parties, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such shares of capital stock or other equity interests of any of the Credit Parties or any option, warrant or other right to acquire any such shares of capital stock or other equity interests of any of the Credit Parties; or (ii) any payment or other distribution, directly or indirectly (whether in cash, securities, or other property) of or in respect of principal of or interest on any Indebtedness, or any payment or other distribution (whether in cash, securities, or other property), including any sinking fund or similar deposit on, an account of the purchase, redemption, retirement, acquisition, cancellation, or termination of any Indebtedness (other than the Obligations).

“Revolving Commitment” means with respect to each Lender, the Canadian Commitment, the UK Commitment and the Revolving Domestic Commitment, of such Lender hereunder.

“Revolving Domestic Commitment” means, as to each Revolving Domestic Lender, its obligation to (a) make Revolving Domestic Loans to the Domestic Borrowers pursuant to Section 2.1 and (b) purchase participations in Domestic Letter of Credit Outstandings, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Revolving Domestic Lender’s name on Schedule 1.1 or in the Assignment and Acceptance pursuant to which such Domestic Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Revolving Domestic Commitment Percentage” means the Commitment Percentages of the Revolving Domestic Lenders.

“Revolving Domestic Lender” means the Lenders having Revolving Domestic Commitments from time to time or at any time.

“Revolving Domestic Loan” means an extension of credit made by a Revolving Domestic Lender.

“Revolving Domestic Loan Cap” means at any time of termination, the lesser of (a) the Revolving Domestic Total Commitments or (b) the Domestic Borrowing Base.

“Revolving Domestic Total Commitment” means the aggregate of the Revolving Domestic Commitments of all Revolving Domestic Lenders. On the Second Amendment Effective Date, the Revolving Domestic Total Commitments are $332,500,000.

“Revolving Lenders” means the Revolving Domestic Lenders, the Canadian Lenders, and the UK Lenders.

“Revolving Loan” means all Canadian Loans, Revolving Domestic Loans and UK Loans at any time made by a Lender pursuant to Section 2.3.

“Revolving Loan Cap” means at any time of determination, the lesser of (a) the Revolving Commitments or (b) the Combined Revolving Borrowing Base.

“Sanction(s)” means any sanction administered or enforced by the United States Government (including, without limitation, OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury (“HMT”), the federal government of Canada (including, without limitation, Canadian Sanction Laws) or other relevant sanctions authority.

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc.

“Scheduled Unavailability Date” has the meaning provided therefor in Section 2.29(b).

“SEC” means the United States Securities and Exchange Commission.

“Second Amendment” means that certain Second Amendment to Fourth Amended and Restated Credit Agreement dated as of the Second Amendment Effective Date by and among the Credit Parties, Agent, and Second Amendment Lenders.

“Second Amendment Effective Date” means June 5, 2020.

“Second Amendment Fee Letter” means the letter entitled “Second Amendment Fee Letter” among the Borrowers and the Agent, dated as of May 20, 2020.

“Second Amendment Lenders” means the Lenders party to the Second Amendment.

“Secured Party” or “Secured Parties” means, collectively, the Canadian Secured Parties, the UK Secured Parties and the Domestic Secured Parties.

“Security Agreement” means the Fifth Amended and Restated Security Agreement dated as of the Second Amendment Effective Date and executed and delivered by each of the Domestic Credit Parties to the Agent for the benefit of the Secured Parties, as amended and in effect from time to time.

“Security Documents” means the Security Agreement, the Facility Guaranty, the Effective Date Guaranties, the Account Control Agreements, the Collateral Control Agreements, the Canadian Security Documents, the Intellectual Property Security Agreements, the Mortgages, and each other security agreement, mortgage (if any), guaranty or other instrument or document executed and delivered pursuant to Section 5.15 or any other provision hereof or any other Loan Document, to secure any of the Obligations, the Canadian Liabilities and the UK Liabilities.

“Settlement Date” has the meaning provided therefor in Section 2.7(d).

“Shrink” means Inventory which has been lost, misplaced, stolen, or is otherwise unaccounted for.

“SOFR” with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark (or a successor administrator) on the Federal Reserve Bank of New York’s website (or any successor source) and, in each case, that has been selected or recommended by the Relevant Governmental Body.

“SOFR-Based Rate” means SOFR or Term SOFR.

“Solvent” means, with respect to any Person on a particular date, that on such date (a) at fair valuations, all of the properties and assets of such Person are greater than the sum of the debts, including contingent liabilities, of such Person, (b) the present fair saleable value of the properties and assets of such Person is not less than the amount that would be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its properties and assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts beyond such Person’s ability to pay as such debts mature, (e) such Person is not engaged in a business or a transaction, and is not about to engage in a business or transaction, for which such Person’s properties and assets would constitute unreasonably small capital after giving due consideration to the prevailing practices in the industry in which such Person is engaged, and (f) as regards a Canadian Credit Party, such Person is not an “insolvent person” within the meaning of the BIA.

“Specified Credit Party” means any Credit Party that is not then an “eligible contract participant” under the Commodity Exchange Act (determined prior to giving effect to Section 9.27).

“Specified Event of Default” means the occurrence of any Event of Default arising under any of Sections 7.1 (a), 7.1(b), 7.1(d), 7.1(j), 7.1(k), 7.1(n), 7.1(q) or 7.1(v).

“Spot Rate” for a currency means the exchange rate, as reasonably determined by Agent, that is applicable to conversion of one currency into another currency, which is (a) the exchange rate reported by Bloomberg (or other commercially available source designated by Agent) as of the end of the preceding business day in the financial market for the first currency; or (b) if such report is unavailable for any reason, the spot rate for the purchase of the first currency with the second currency as in effect during the preceding business day in Agent’s principal foreign exchange trading office for the first currency.

“Standby Letter of Credit” means any Letter of Credit other than a Commercial Letter of Credit and that (a) is used in lieu or in support of performance guaranties or performance, surety or similar bonds (excluding appeal bonds) arising in the ordinary course of business, (b) is used in lieu or in support of stay or appeal bonds, or (c) supports the payment of insurance premiums for reasonably necessary insurance carried by any of the Borrowers.

“Stated Amount” means at any time the maximum amount for which a Letter of Credit may be honored.

“Store” means any retail store (which may include any Real Estate, fixtures, equipment, Inventory and other property related thereto) operated, or to be operated, by any Credit Party.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power for the election of directors or other members of its governing body (other than securities or ownership interests having such power only upon satisfaction of a contingency) or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled by the parent and/or one or more Subsidiaries of the parent.  Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Lead Borrower.

“Substantial Liquidation” shall mean either (a) the Liquidation of substantially all of the Collateral, or (b) the sale or other disposition of substantially all of the Collateral by the Credit Parties.

“Supported QFC” has the meaning set forth in Section 9.29.

“Swap Obligations” means with respect to any Credit Party any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swingline Lender” means Bank of America, in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” shall mean a Loan made by the Swingline Lender to the Domestic Borrowers pursuant to Section 2.5 hereof.

“Swingline Note” means a promissory note of the Domestic Borrowers substantially in the form of Exhibit B-4, payable to the Swingline Lender if requested by the Swingline Lender, evidencing the Swingline Loans.

“Swingline Sublimit” means an amount equal to the lesser of (a) $45,000,000 and (b) the Total Commitments.  The Swingline Sublimit is part of, and not in addition to, the Total Commitments.

“Synthetic Lease” means any lease or other agreement for the use or possession of property creating obligations which do not appear as Indebtedness on the balance sheet of the lessee thereunder but which, upon the insolvency or bankruptcy of such Person, would be characterized as Indebtedness of such lessee without regard to the accounting treatment.

“Tax Confirmation” means a confirmation by a Lender that the person beneficially entitled to interest payable to that Lender in respect of an advance is either:

(a)a company resident in the United Kingdom for United Kingdom tax purposes; or

(b)a partnership each member of which is:

(i)a company so resident in the United Kingdom; or

(ii)a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account in computing its chargeable profits (within the meaning of section 19 of the CTA) the whole of any share of interest payable in respect of that advance that falls to it by reason of Part 17 of the CTA; or

(c)a company not so resident in the United Kingdom which carries on a trade in the United Kingdom through a permanent establishment and which brings into account interest payable in respect of that advance in computing the chargeable profits (within the meaning of section 19 of the CTA) of that company.

“Tax Credit” means a credit against, relief or remission for, or repayment of, any Taxes.

“Tax Deduction” means a deduction or withholding from a payment under any Loan Document for and on account of any taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein with respect to such payments and all interest, penalties or similar liabilities with respect thereto.

“Tax Payment” means, in relation to the UK Borrower, either the increase in a payment made by the UK Borrower to a Lender under Section 1.7(b) or a payment under Section 1.7(c).

“Taxes” means any and all current or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority, including any interest or penalties thereon and any additions thereto.

“Term SOFR” means the forward-looking term rate for any period that is approximately (as determined by the Agent) as long as any of the Interest Period options set forth in the definition of “Interest Period” and that is based on SOFR and that has been selected or recommended by the Relevant Governmental Body, in each case as published on an information service as selected by the Agent from time to time in its reasonable discretion.

“Termination Date” shall mean the earliest to occur of (i) the Maturity Date, (ii) the date on which the maturity of the Loans are accelerated and the Revolving Commitments are terminated in accordance with Section 7.1, or (iii) the date of the occurrence of any Event of Default pursuant to Section 7.1(j) or 7.1(k) or (iv) the termination of the Commitments in accordance with the provisions of Section 2.15 hereof.

“Termination Event” shall mean (a) the whole or partial withdrawal of the Canadian Borrower or any Canadian Subsidiary from a Canadian Pension Plan during a plan year; or (b) the filing by a Canadian Borrower or any Canadian Subsidiary of a notice of intention to terminate in whole or in part a Canadian Pension Plan or the treatment of a Canadian Pension Plan amendment by a Canadian Borrower or any Canadian Subsidiary as a termination or partial termination; or (c) the institution of proceedings by any Governmental Authority to terminate in whole or in part or have a trustee or like body appointed to administer a Canadian Pension Plan, or (d) any other event or condition which might constitute grounds for the termination of, or winding up of, or the appointment of a trustee or like body to administer, any Canadian Pension Plan.

“Total Commitments” shall mean, at any time, the sum of the Commitments at such time.  As of the Second Amendment Effective Date, the aggregate Total Commitments are $350,000,000.

“Total Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Total Indebtedness to (b) Consolidated EBITDA, in each case of or by Lead Borrower and its Subsidiaries for the most recently completed Applicable Fiscal Period, all as determined on a Consolidated basis in accordance with GAAP.

“Total Outstandings” shall mean the sum of the Total Revolving Outstandings and the outstanding amount of the FILO Loan.

“Total Revolving Commitments” means at any, the sum of the Revolving Domestic Total Commitments, the Canadian Commitments, and the UK Commitments. As of the Second Amendment Effective Date, the Total Revolving Commitments are $332,500,000.

“Total Revolving Outstandings” shall mean the sum of the Canadian Credit Extensions, the Domestic Credit Extensions (excluding the FILO Loans) and the UK Credit Extensions.

“Trademark” has the meaning specified in the Security Agreement.

“Trading with the Enemy Act” has the meaning provided therefor in Section 9.22.

“Treaty Lender” means a Lender which:

(b)is treated as a resident of a Treaty State for the purposes of the relevant Treaty; and

(c)does not carry on a business in the United Kingdom through a permanent establishment with which that Lender’s participation in any advance is effectively connected.

“Treaty State” means a jurisdiction having a double taxation agreement (a “Treaty”) with the United Kingdom which makes provision for full exemption from tax imposed by the United Kingdom on interest.

“Type”, when used in reference to any Loan (including the outstanding portion of the FILO Loan) or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the LIBO Rate, the BA Rate, the Base Rate, the Canadian Prime Rate, the U.S. Index Rate or the UK Base Rate.

“UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that if a term is defined in Article 9 of the Uniform Commercial Code differently than in another Article thereof, the term shall have the meaning set forth in Article 9; provided further that, if by reason of mandatory provisions of law, perfection, or the effect of perfection or non-perfection, of a security interest in any Collateral or the availability of any remedy hereunder is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “Uniform Commercial Code” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection or availability of such remedy, as the case may be.

“UK Base Rate” means, with respect to UK Swingline Loan made in Dollars or any Optional Currency, a fluctuating rate of interest per annum equal to the rate of interest in effect for such day as announced by and used from time to time by the local branch of Bank of America in the jurisdiction in which such currency is funded as its “base rate” with respect to such currency.  Any change in such rate shall take effect at the opening of business on the day of such change.

“UK Base Rate Loan” means a UK Swingline Loan made to the UK Borrower denominated in Dollars or any Optional Currency and bearing interest at a rate based on the UK Base Rate.

“UK Borrower” means Genesco (UK) Limited, a corporation incorporated in England and Wales with a company number 07667223.

“UK Borrowing” means a borrowing consisting of simultaneous UK Loans of the same Type and, in the case of LIBO Loans, having the same Interest Period made by each of the UK Lenders pursuant to Section 2.3.

“UK Borrowing Base” has the meaning provided therefor in Section 2.30(a).

“UK Commitment Percentage” means the Commitment Percentages of the UK Lenders.

“UK Commitments” means, as to each UK Lender, its obligation to (a) make UK Loans to the UK Borrower pursuant to Section 2.1 and (b) purchase participations in UK Letter of Credit Outstandings, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such UK Lender’s name on Schedule 1.1 or in the Assignment and Acceptance pursuant to which such UK Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“UK Credit Extensions” as of any day, shall be equal to the sum of (a) the principal balance of all UK Loans (including UK Swingline Loans) then outstanding, and (b) the then amount of the UK Letter of Credit Outstandings.

“UK Credit Parties” means, collectively, the UK Borrower and each Material Subsidiary of the UK Borrower incorporated in England and Wales that is or becomes a guarantor of the UK Liabilities (the “UK Guarantors”); provided that the Excluded UK Subsidiaries shall not become UK Credit Parties hereunder except in accordance with Section 2.30 hereof.  “UK Credit Party” means any one of such Persons.

“UK Deed of Confirmation” means the deed of confirmation, dated as of the Effective Date and made between the UK Borrower, the Lead Borrower and the Agent.

“UK Lenders” means Bank of America and any other Person having UK Commitments from time to time or at any time.  A Person may be a UK Lender only if it is a Domestic Lender or an Affiliate of a Domestic Lender.

“UK Letter of Credit” means each Letter of Credit issued hereunder for the account of the UK Borrower.

“UK Letter of Credit Outstandings” shall mean, at any time, the sum of (a) with respect to UK Letters of Credit outstanding at such time, the aggregate maximum amount that then is or at any time thereafter may become available for drawing or payment thereunder plus (b) all amounts theretofore drawn or paid under UK Letters of Credit for which the Issuing Bank has not then been reimbursed.

“UK Letter of Credit Sublimit” means an amount equal to $10,000,000.  The UK Letter of Credit Sublimit is part of, and not in addition to, the UK Total Commitments.  A permanent reduction of the UK Total Commitments shall not require a corresponding pro rata reduction in the UK Letter of Credit Sublimit; provided, however, that if the UK Total Commitments are reduced to an amount less than the UK Letter of Credit Sublimit, then the UK Letter of Credit Sublimit shall be reduced to an amount equal to (or, at UK Borrower’s option, less than) the UK Total Commitments.

“UK Liabilities” means (a) all advances to, and debts (including principal, interest, fees, costs, and expenses), liabilities, obligations, covenants, indemnities, and duties of, any UK Credit Party arising under any Loan Document or otherwise with respect to any UK Loan or UK Letter of Credit (including payments in respect of reimbursement of disbursements, interest thereon and obligations to provide cash collateral therefor), whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, fees, costs, expenses and indemnities that accrue after the commencement by or against any UK Credit Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding, and (b) any Other UK Liabilities.

“UK Loan” means an extension of credit by a UK Lender to the UK Borrower under Section 2.

“UK Loan Cap” means the least of (a) the Domestic Borrowing Base less the sum of the Domestic Credit Extensions (excluding the FILO Loans) and the Canadian Credit Extensions in excess of the Canadian Borrowing Base, (b) the Total Commitments less the sum of the Domestic Credit Extensions (excluding the FILO Loans) and the Canadian Credit Extensions, and (c) the UK Total Commitments.

“UK Minority Lenders” has the meaning provided therefor in Section 9.3(d).

“UK Non-Bank Lender” means:

(i)a Lender (which falls within clause (a)(ii) of the definition of Qualifying Lender) which is a party to this Agreement and which has provided a Tax Confirmation to the Agent; and

(ii)where a Lender becomes a party after the Effective Date, an assignee which gives a Tax Confirmation in the Assignment and Acceptance which it executes on becoming a party.

“UK Note” means a promissory note made by the UK Borrower in favor of a UK Lender evidencing UK Loans made by such UK Lender, substantially in the form of Exhibit B-3.

“UK Notice of Borrowing” means a notice from the UK Borrower to the Agent in connection with a UK Borrowing of UK Loans or UK Swingline Loans, which shall be substantially in the form of Exhibit H-3.

“UK Secured Party” or “UK Secured Parties” has the meaning assigned to such term in the Security Agreement.

“UK Subsidiary” means any Subsidiary of the UK Borrower incorporated under the laws of England and Wales.

“UK Swingline Lender” means Bank of America, in its capacity as lender of UK Swingline Loans hereunder.

“UK Swingline Loan” shall mean a Loan made by the UK Swingline Lender to the UK Borrower pursuant to Section 2.5 hereof.

“UK Swingline Note” means a promissory note of the UK Borrower substantially in the form of Exhibit B-6, payable to the UK Swingline Lender if requested by the UK Swingline Lender, evidencing the UK Swingline Loans.

“UK Swingline Sublimit” means an amount equal to the lesser of (a) $10,000,000 and (b) the UK Total Commitments.  The UK Swingline Sublimit is part of, and not in addition to, the UK Total Commitments.

“UK Total Commitments” means the aggregate of the UK Commitments of all UK Lenders.  On the Second Amendment Effective Date, the UK Total Commitments are $100,000,000.

“Unintentional Overadvance” means an Overadvance which, to the Agent’s knowledge, did not constitute an Overadvance when made but which has become an Overadvance resulting from changed circumstances beyond the control of the Agent and the Lenders, including, without limitation, a reduction in the Appraised Value of property or assets included in the Domestic Borrowing Base, the FILO Borrowing Base or the Canadian Borrowing Base or a misrepresentation by the Credit Parties.

“Unused Commitment” shall mean, on any day, (a) the then Total Commitments minus (b) the sum of (i) the principal amount of Loans then outstanding (including, but only with respect to the calculation of the Commitment Fee due to the Lender that is the Swingline Lender or the Canadian Swingline Lender, the principal amount of Swingline Loans or the Canadian Swingline Loans then outstanding), and (ii) the then Letter of Credit Outstandings.

“U.S. Index Rate” means, for any day, the greatest of (a) the rate of interest in effect for such day as publicly announced from time to time by Bank of America-Canada Branch in Toronto, Ontario as its “base rate” (the “base rate” being a rate set by Bank of America-Canada Branch based on various factors including costs and desired return of Bank of America-Canada Branch, general economic conditions and other factors, and used as a reference point for pricing loans in Dollars made at its “base rate”, which may be priced at, above or below such announced rate), (b) the Federal Funds Effective Rate for such day, plus 0.50%; or (c) the LIBO Rate for a 30 day interest period as determined on such day, plus 1.00%; provided, that in no event shall the U.S. Index Rate be less than 1.00%.  Any change in the “base rate” announced by Bank of America-Canada Branch shall take effect at the opening of business on the day specified in the public announcement of such change.  Each interest rate based upon the U.S. Index Rate shall be adjusted simultaneously with any change in the “base rate”.  In the event that Bank of America-Canada Branch (including any successor or assignee) does not at any time publicly announce a “base rate”, then “U.S. Index Rate” shall mean the “base rate” publicly announced by a Schedule 1 chartered bank in Canada selected by Agent.

“U.S. Index Rate Loan” means a Canadian Loan made in Dollars that bears interest based on the U.S. Index Rate.

“U.S. Special Resolution Regimes” has the meaning set forth in Section 9.29.

“Voting Stock” means, with respect to any corporation, the outstanding stock of all classes (or equivalent interests) which ordinarily, in the absence of contingencies, entitles holders thereof to vote for the election of directors (or Persons performing similar functions) of such corporation, even though the right so to vote has been suspended by the happening of such contingency.

“Wilson County Property” means the property located at 635 Genesco Parkway, Lebanon, Wilson County, Tennessee, which shall be subject to a fee deed of trust and a leasehold deed of trust as of the Second Amendment Effective Date.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.2Terms Generally; Interpretation

(a).  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns or, for natural persons, such Person’s successors, heirs, executors, administrators and other legal representatives, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Sections, Exhibits and Schedules shall be construed to refer to Sections of, and Exhibits and Schedules to, this Agreement, (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (f) all financial statements and other financial information provided by the Borrowers and each of the other Credit Parties to the Agent or any Lender shall be provided with reference to Dollars, and (g) this Agreement and the other Loan Documents are the result of negotiation among, and have been reviewed by counsel to, among others, the Credit Parties and the Agent and are the product of discussions and negotiations among all parties.  Accordingly, this Agreement and the other Loan Documents are not intended to be construed against the Agent or any of the Lenders merely on account of the Agent’s or any Lender’s involvement in the preparation of such documents.

(b)For purposes of any Collateral located in the Province of Quebec or charged by any deed of hypothec (or any other Loan Document) and for all other purposes pursuant to which the interpretation or construction of a Loan Document may be subject to the laws of the Province of Quebec or a court or tribunal exercising jurisdiction in the Province of Quebec, (q) “personal property” shall be deemed to include “movable property”, (r) “real property” shall be deemed to include “immovable property”, (s) “tangible property” shall be deemed to include “corporeal property”, (t) “intangible property” shall be deemed to include “incorporeal property”, (u) “security interest” and “mortgage” shall be deemed to include a

“hypothec”, (v) all references to filing, registering or recording under the UCC or the PPSA shall be deemed to include publication under the Civil Code of Quebec, (w) all references to “perfection” of or “perfected” Liens shall be deemed to include a reference to the “opposability” of such Liens to third parties, (x) any “right of offset”, “right of setoff” or similar expression shall be deemed to include a “right of compensation”, (y) “goods” shall be deemed to include “corporeal movable property” other than chattel paper, documents of title, instruments, money and securities, and (z) an “agent” shall be deemed to include a “mandatary”.

1.3Accounting Terms

.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect on the Effective Date, on a basis consistent with the financial statements referred to in Section 4.1(g) of this Agreement, provided that, if the Borrowers request an amendment to any provision hereof to reflect the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Agent notifies the Borrowers that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such provision shall have been amended in accordance herewith.  Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any change in accounting for leases pursuant to GAAP resulting from the implementation of FASB ASU No. 2016-02, Leases (Topic 842), to the extent such adoption would require treating any lease (or similar arrangement conveying the right to use) as a Capital Lease Obligation where such lease (or similar arrangement) would not have been required to be so treated under GAAP as in effect on December 31, 2015.

1.4Rounding

.  Any financial ratios required to be maintained by the Borrowers pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.5Times of Day

.  Unless otherwise specified, all references herein to times of day shall be references to applicable Local Time.

1.6Letter of Credit Amounts

.  Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to be the Stated Amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or by the terms of any documents related thereto, provides for one or more automatic increases in the Stated Amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum Stated Amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum Stated Amount is in effect at such time.

1.7United Kingdom Tax Matters.

(a)The provisions of this Section 1.7 shall only apply in respect of the UK Borrower (a “Relevant Borrower”).

(b)Tax Gross-Up.

(i)	Each Relevant Borrower shall make all payments to be made by it under any Loan Document without any Tax Deduction unless a Tax Deduction is required by law.
(ii)

A Relevant Borrower shall, promptly upon becoming aware that it must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify Agent accordingly.  Similarly, a Lender shall promptly notify Agent on becoming so aware in respect of a payment payable to that Lender.  If Agent receives such notification from a Lender, it shall notify the Relevant Borrower.

(iii)

If a Tax Deduction is required by law to be made by a Relevant Borrower, the amount of the payment due from that Relevant Borrower shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(iv)	A payment shall not be increased under clause (iii) above by reason of a Tax Deduction on account of Taxes imposed by the United Kingdom if, on the date on which the payment falls due:

(A)the payment could have been made to the relevant Lender without a Tax Deduction if the Lender had been a Qualifying Lender, but on that date that Lender is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or Treaty or any published practice or published concession of any relevant taxing authority; or

(B)the relevant Lender is a Qualifying Lender solely by virtue of clause (a)(ii) of the definition of Qualifying Lender, and:

(1)an officer of H.M. Revenue & Customs has given (and not revoked) a direction (a “Direction”) under section 931 of the ITA which relates to the payment and that Lender has received from the Relevant Borrower making the payment a certified copy of that Direction; and

(2)the payment could have been made to the Lender without any Tax Deduction if that Direction had not been made; or

(C)the relevant Lender is a Qualifying Lender solely by virtue of clause (a)(ii) of the definition of Qualifying Lender and:

(1)the relevant Lender has not given a Tax Confirmation to the Relevant Borrower; and

(2)the payment could have been made to the Lender without any Tax Deduction if the Lender had given a Tax Confirmation to the Relevant Borrower, on the basis that the Tax Confirmation would have enabled the Relevant Borrower to have formed a reasonable belief that the payment was an “excepted payment” for the purpose of section 930 of the ITA; or

(D)the relevant Lender is a Treaty Lender and the Relevant Borrower making the payment is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction had that Lender complied with its obligations under clause (vii) below.

(v)

If a Relevant Borrower is required to make a Tax Deduction, that Relevant Borrower shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(vi)

Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Relevant Borrower making that Tax Deduction shall deliver to Agent for the benefit of the Lender entitled to the payment a statement under section 975 of the ITA or other evidence reasonably satisfactory to that Lender that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(vii)

A Treaty Lender and each Relevant Borrower which makes a payment to which that Treaty Lender is entitled shall co-operate in completing any procedural formalities necessary for that Relevant Borrower to obtain authorization to make that payment without a Tax Deduction.

(viii)	Nothing in clause (b)(vii) above shall require a Treaty Lender to:

(A)register under the HMRC DT Treaty Passport scheme;

(B)apply the HMRC DT Treaty Passport scheme to any advance if it has so registered; or

(C)file Treaty forms if it has included an indication to the effect that it wishes the HMRC DT Treaty Passport Scheme to apply to this Agreement in accordance with clause (b)(xi) or clause (f)(i) (HMRC DT Treaty Passport scheme confirmation) and the Relevant Borrower making that payment has not complied with its obligations under clause (b)(xii) or clause (f)(ii) (HMRC DT Treaty Passport scheme confirmation).

(ix)	A UK Non-Bank Lender which becomes a party on the day on which this Agreement is entered into gives a Tax Confirmation to the Relevant Borrower by entering into this Agreement.
(x)	A UK Non-Bank Lender shall promptly notify the Relevant Borrower and Agent if there is any change in the position from that set out in the Tax Confirmation.
(xi)

A Treaty Lender which becomes a party on the day on which this Agreement is entered into that holds a passport under the HMRC DT Treaty Passport scheme, and which wishes that scheme to apply to this Agreement, shall include an indication to that effect (for the benefit of the Agent and without liability to any Relevant Borrower) by notifying the Lead Borrower of its scheme reference number and its jurisdiction of tax residence.

(xii)

Where a Lender notifies the Lead Borrower as described in clause (b)(xi) above each Relevant Borrower shall file a duly completed form DTTP2 in respect of such Lender with HM Revenue & Customs within 30 days of the date of this Agreement and shall promptly provide the Lender with a copy of that filing.

(xiii)

If a Lender has not included an indication to the effect that it wishes the HMRC DT Treaty Passport scheme to apply to this Agreement in accordance with clause (b)(xi) above or clause (f)(i) (HMRC DT Treaty Passport scheme confirmation), no Relevant Borrower shall file any form relating to the HMRC DT Treaty Passport scheme in respect of that Lender’s advance or its participation in any advance.

(c)Tax Indemnity.

(i)

The Lead Borrower shall (within three Business Days of demand by the Agent) pay to a Lender an amount equal to the loss, liability or cost which that Lender determines will be or has been (directly or indirectly) suffered for or on account of Taxes by that Lender in respect of a Loan Document.

(ii)	Clause (c)(i) above shall not apply:

(A)with respect to any Taxes assessed on a Lender

(1)under the law of the jurisdiction in which such Lender is incorporated or, if different, the jurisdiction (or jurisdictions) in which such Lender is treated as resident for tax purposes; or

(2)under the law of the jurisdiction in which such Lender’s office is located in respect of amounts received or receivable in such jurisdiction, if such Taxes are imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by such Lender; or

(B)to the extent a loss, liability or cost:

(1)is compensated for by an increased payment under Section 1.7(b)(iii) (Tax gross-up); or

(2)would have been compensated for by an increased payment under Section 1.7(b)(iii) (Tax gross-up) but was not so compensated solely because one of the exclusions in Section 1.7(b)(iv) (Tax gross-up) applied.

(iii)

A Lender making, or intending to make a claim under Section 1.7(c)(i) above shall promptly notify Agent of the event which will give, or has given, rise to the claim, following which Agent shall notify the Lead Borrower.

(iv)	A Lender shall, on receiving a payment from the Lead Borrower under this clause (c), notify Agent.

(d)Tax Credit. If a Relevant Borrower makes a Tax Payment and the relevant Lender determines that:

(i)	a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part, or to that Tax Payment; and

such Lender has obtained, utilized and retained that Tax Credit,

(ii)

such Lender shall pay an amount to the Relevant Borrower which such Lender determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Relevant Borrower.

(e)Lender Status Confirmation. Each Lender which becomes a party to this Agreement after the date of this Agreement (“New Lender”) shall indicate, in the Assignment and Acceptance which it executes on becoming a party, and for the benefit of Agent and without liability to any Relevant Borrower, which of the following categories it falls within:

(i)	not a Qualifying Lender;
(ii)	a Qualifying Lender (other than a Treaty Lender); or
(iii)	a Treaty Lender.

If a New Lender fails to indicate its status in accordance with this Section 1.7(e), then such New Lender or Lenders (as appropriate) shall be treated for the purposes of this Agreement (including by each Relevant Borrower) as if it is not a Qualifying Lender until such time as it notifies Agent which category of Qualifying Lender applies (and Agent, upon receipt of such notification, shall inform the Relevant Borrower).  For the avoidance of doubt, an Assignment and Acceptance shall not be invalidated by any failure of a New Lender to comply with this Section 1.7.

(f)HMRC DT Treaty Passport Scheme Confirmation.

(i)

A New Lender that is a Treaty Lender that holds a passport under the HMRC DT Treaty Passport scheme, and which wishes that scheme to apply to this Agreement, shall include an indication to that effect (for the benefit of the Agent and without liability to any Relevant Borrower) in the Assignment and Acceptance which it executes by including its scheme reference number and its jurisdiction of tax residence in that Assignment and Acceptance.

(ii)

Where an Assignment and Acceptance includes the indication described in clause (f)(i) above in the relevant Assignment and Acceptance each Relevant Borrower which is a party as a Borrower as at the date that the relevant Assignment and Acceptance Agreement is executed (the “Transfer Date”) shall file a duly completed form DTTP2 in respect of such Lender with HM Revenue & Customs within 30 days of that Transfer Date and shall promptly provide the Lender with a copy of that filing.

(g)Stamp Taxes. The Relevant Borrower shall pay and, within three Business Days of demand, indemnify each Lender against any cost, loss or liability that Lender incurs in relation to all stamp duty, registration and other similar Taxes payable in respect of any Loan Document as it relates to the Relevant Borrower only and not an obligation of the other Borrowers.

(h)Value Added Tax (“VAT”).

(i)

All amounts set out or expressed in a Loan Document to be payable by any party to any Lender which (in whole or in part) constitute the consideration for a supply or supplies for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply or supplies, and accordingly, subject to clause (ii) below, if VAT is or becomes chargeable on any supply made by any Lender to any party under a Loan Document, that party shall pay to the Lender (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of such VAT (and such Lender shall promptly provide an appropriate VAT invoice to such party).

(ii)

If VAT is or becomes chargeable on any supply made by any Lender (the “Supplier”) to any other Lender (the “Lender Recipient”) under a Loan Document, and any party other than the Lender Recipient (the “Subject Party”) is required by the terms of any Loan Document to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse the Lender Recipient in respect of that consideration), such party shall also pay to the Supplier (in addition to and at the same time as paying such amount) an amount equal to the amount of such VAT.  The Lender Recipient will promptly pay to the Subject Party an amount equal to any credit or repayment obtained by the Lender Recipient from the relevant tax authority which the Lender Recipient reasonably determines is in respect of such VAT.

(iii)

Where a Loan Document requires any party to reimburse or indemnify a Lender for any cost or expense, that party shall reimburse or indemnify (as the case may be) such Lender for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Lender reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.
(iv)

Any reference in this Section 1.7(h) to any party shall, at any time when such party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the representative member of such group at such time (the term “representative member” to have the same meaning as in the United Kingdom Value Added Tax Act 1994).

(v)

Except as otherwise expressly provided in this Section 1.7(h), a reference to “determines” or “determined” in connection with tax provisions contained in this Section 1.7(h) means a determination made in the absolute discretion of the person making the determination.

1.8Exchange Rates; Currency Translation.

(a)The Agent or the Issuing Bank, as applicable, shall reasonably determine the Spot Rates to be used for calculating Equivalent Amounts of Loans and amounts denominated in CD$ or Optional Currencies. Such Spot Rates shall become effective as of any such date of determination and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next date to so occur. Except for purposes of financial statements delivered by the Credit Parties hereunder or calculating financial covenants hereunder (including baskets related thereto, as applicable) or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Equivalent Amount as so determined by the Agent or the Issuing Bank, as applicable.

(b)Any amount specified in this Agreement or any of the other Loan Documents to be in Dollars shall also include the Equivalent Amount.  Wherever in this Agreement in connection with a Borrowing, conversion, continuation or prepayment of a LIBO Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but if such Borrowing, LIBO Loan or Letter of Credit is denominated in CD$ or in an Optional Currency, then such amount shall be the relevant Equivalent Amount of such Dollar amount (rounded to the nearest unit of such CD$ or Optional Currency, with 0.5 of a unit being rounded upward), as determined by the Agent or the Issuing Bank, as the case may be.

(c)Notwithstanding the foregoing, for purposes of any determination under any provision of this Agreement expressly requiring the use of a currency exchange rate, all amounts incurred, outstanding or proposed to be incurred or outstanding in currencies other than Dollars shall be translated into Dollars at the Spot Rate.

1.9Limited Condition Acquisitions.

In connection with any action being taken solely in connection with a Limited Condition Acquisition, for purposes of:

(a)determining compliance with any provision of this Agreement which requires the calculation of the Total Leverage Ratio or satisfaction of the Payment Conditions; and

(b)determining compliance with representations, warranties, defaults, Events of Default or basket (in each case, other than for purposes of Section 4.2);

in each case, at the option of the Lead Borrower (the Lead Borrower’s election to exercise such option in connection with any Limited Condition Acquisition, an “LCA Election”), the date of determination of whether any such action is permitted hereunder, shall be deemed to be the date the definitive agreements for such Limited Condition Acquisition are entered into (the “LCA Test Date”) (provided that the Lead Borrower shall be required to make an LCA Election on or prior to the date on which the definitive agreements for such Limited Condition Acquisition have been entered into and provided further that with respect to any required calculation of the Payment Conditions on the LCA Test Date, such calculation shall be effective only in the event that such Limited Condition Acquisition is consummated within 180 days following the LCA Test Date), and if, after giving pro forma effect to the Limited Condition Acquisition and the other transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) as if they had occurred at the beginning of the most recent Applicable Fiscal Period ending prior to the LCA Test Date (after giving effect to any increases or decrease in Indebtedness of the Lead Borrower and Subsidiaries since such date), the Lead Borrower could have taken such action on the relevant LCA Test Date in compliance with such ratio, representation, warranty, default, Events of Default or basket, such ratio, representation, warranty, default, Event of Default or basket shall be deemed to have been complied with for purposes of such Limited Condition Acquisition. For the avoidance of doubt, if the Lead Borrower has made an LCA Election and any of the ratios or baskets for which compliance was determined or tested as of the LCA Test Date are exceeded as a result of fluctuations in any such ratio or basket, including due to fluctuations in Consolidated EBITDA of the Lead Borrower or the Person subject to such Limited Condition Acquisition, at or prior to the consummation of the relevant transaction or action, such baskets or ratios will not be deemed to have been exceeded as a result of such fluctuations. If the Lead Borrower has made an LCA Election for any Limited Condition Acquisition, then in connection with any subsequent calculation of any ratios, representations, warranties, defaults, Events of Default or basket availability (including with respect to satisfaction of the Payment Conditions in connection therewith) with respect to the incurrence of Indebtedness or Liens, or the making of Restricted Payments, mergers, the conveyance, lease or other transfer of all or substantially all of the assets of the Lead Borrower, the prepayment, redemption, purchase, defeasance or other satisfaction of Indebtedness, the consummation of any other Permitted Acquisition or the designation of a Subsidiary as a Material Subsidiary or Material Domestic Subsidiary on or following the relevant LCA Test Date and prior to the earlier of the date on which such Limited Condition Acquisition is consummated or the date that the definitive agreement for such Limited Condition Acquisition is terminated or expires without consummation of such Limited Condition Acquisition, any such ratios representations, warranties, defaults, Events of Default or baskets shall be calculated on a pro forma basis assuming such Limited Condition Acquisition and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) has been consummated (it being further understood and agreed, however, that neither any Consolidated Net Income, Consolidated EBITDA or Consolidated Total Indebtedness therefrom, nor any assets of the target to be acquired pursuant to such Limited Condition Acquisition, shall be included in the Borrowers’ Consolidated Net Income, Consolidated EBITDA or Consolidated Total Indebtedness, or in the calculation of the Combined Borrowing Base, Domestic Borrowing Base, Canadian Borrowing Base, or the UK Borrowing Base, as applicable, in any such subsequent calculation until such Limited Condition Acquisition has actually closed).

1.10Divisions.

For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its capital stock at such time.

1.11Interest Rates.

The Agent does not warrant, nor accept responsibility, nor shall the Agent have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “LIBO Rate” or with respect to any rate that is an alternative or replacement for or successor to any of such rate (including, without limitation, any LIBO Successor Rate) or the effect of any of the foregoing, or of any LIBO Successor Rate Conforming Changes.

2.AMOUNT AND TERMS OF CREDIT

2.1Commitments of the Lenders.

(a)Each Revolving Lender severally and not jointly with any other Revolving Lender, agrees, upon the terms and subject to the conditions herein set forth, to extend credit to the Borrowers on a revolving basis, in the form of Revolving Loans and participations in Letters of Credit, Swingline Loans, Canadian Swingline Loans and UK Swingline Loans and in an amount not to exceed the lesser of such Revolving Lender’s Commitment or such Revolving Lender’s Commitment Percentage of the lesser of (x) the Combined Revolving Borrowing Base or (y) the Revolving Domestic Total Commitments, subject to the following limitations:

(i)The aggregate outstanding amount of the Credit Extensions (excluding FILO Loans) shall not at any time exceed the Revolving Loan Cap.

(ii)The aggregate outstanding amount of the Domestic Credit Extensions (excluding FILO Loans) shall not at any time cause the Domestic Availability to be less than zero.

(iii)The aggregate outstanding amount of the Canadian Credit Extensions shall not at any time exceed the Canadian Loan Cap.

(iv)The aggregate outstanding amount of the UK Credit Extensions shall not at any time exceed the UK Loan Cap.

(v)The aggregate outstanding amount of the Canadian Credit Extensions plus the aggregate outstanding amount of the UK Credit Extensions shall not at any time exceed fifty percent (50%) of the Revolving Loan Cap.

(vi)The Revolving Loans made to and the Letters of Credit issued on behalf of, the Canadian Borrower by the Canadian Lenders may be either in $ or CD$, at the option of the Canadian Borrower, as herein set forth.

(vii)The Revolving Loans made to and the Letters of Credit issued on behalf of, the UK Borrower by the UK Lenders may be either in $, Euros or Pounds Sterling, at the option of the UK Borrower, as herein set forth.

(viii)No Revolving Lender shall be obligated to issue any Letter of Credit, and Letters of Credit shall be available from the Issuing Bank, subject to the ratable participation of all Revolving Lenders, as set forth in Section 2.6.  The aggregate Domestic Letter of Credit Outstandings shall not at any time exceed the Domestic Letter of Credit Sublimit, the aggregate Canadian Letter of Credit Outstandings shall not at any time exceed the Canadian Letter of Credit Sublimit, and the aggregate UK Letter of Credit Outstandings shall not at any time exceed the UK Letter of Credit Sublimit.

(ix)Subject to all of the other provisions of this Agreement, Revolving Loans that are repaid may be reborrowed prior to the Termination Date. No new Credit Extension, however, shall be made to the Borrowers after the Termination Date.

(x)(A) Notwithstanding anything to the contrary contained in this Section 2.1(a), subject to the terms and conditions set forth herein, the Canadian Borrower may, from time to time, directly obtain Loans (but in no event shall the outstanding amount of such Loans, when aggregate with other outstanding Canadian Loans, exceed the Canadian Total Commitments) to the extent of then unused portion of the Domestic Loan Cap only if and to the extent that the following conditions are satisfied:

(1)  the Canadian Borrower must have utilized all then remaining Canadian Availability; and

(2)  no Overadvance shall result therefrom; and

(3)  no Default or Event of Default shall exist, or arise from the making of such Loan and all other conditions precedent to the obtaining of Credit Extensions by the Borrowers shall have been satisfied.

(B) For purposes of Section 2.18(a) and Section 2.18(c), Loans made to the Canadian Borrower under this Section 2.1(a)(x) shall not be included as Canadian Credit Extensions.

(C) If at any time the amount of the Canadian Credit Extensions to the Canadian Borrower plus the amount of the Loans made to the Canadian Borrower pursuant to this Section 2.1(a)(x) exceeds Canadian Total

Commitments (including, without limitation, as a result of one or more fluctuations in the exchange rate of the Canadian Dollar against the Dollar), the Canadian Borrower will immediately prepay the Loans made to the Canadian Borrower pursuant to this Section 2.1(a)(x) in an amount necessary to eliminate such excess.

(b)Each Borrowing by the Domestic Borrowers of Revolving Loans (other than Swingline Loans) shall be made by the Revolving Domestic Lenders pro rata in accordance with their Revolving Domestic Commitments, each Borrowing by the Canadian Borrower of Revolving Loans (other than Canadian Swingline Loans)  shall be made by the Canadian Lenders pro rata in accordance with their Canadian Commitments, and each Borrowing by the UK Borrower of Revolving Loans (other than UK Swingline Loans) shall be made by the UK Lenders pro rata in accordance with their UK Commitments.  The failure of any Revolving Domestic Lender, Canadian Lender or UK Lender, as applicable, to make any Revolving Loan to the Domestic Borrowers, the Canadian Borrower or the UK Borrower, as applicable, shall neither relieve any other Revolving Domestic Lender, Canadian Lender or UK Lender, as applicable, of its obligation to fund its Revolving Loan to the Domestic Borrowers, the Canadian Borrower or the UK Borrower, as applicable, in accordance with the provisions of this Agreement nor increase the obligation of any such other Revolving Domestic Lender, Canadian Lender or UK Lender, as applicable.

(c)Following the Second Amendment Effective Date, so long as no Default or Event of Default exists or would arise therefrom, the Lead Borrower shall have the right at any time, and from time to time, to request an increase of the Revolving Domestic Commitments, the Canadian Commitments or the UK Commitments by an amount of no more than $200,000,000 in the aggregate, (but in no event shall the Canadian Commitments ever exceed $85,000,000,  the UK Commitments ever exceed $200,000,000, or the Total Commitments as may be increased pursuant to this clause (c) ever exceed $600,000,000), which Commitments shall, except as set forth below, be on the same terms and conditions as set forth herein with respect to the existing Revolving Domestic Commitments, Canadian Commitments or UK Commitments, as applicable.  Any such Commitment Increase may be funded initially by the Agent or one or more existing Revolving Lenders as agreed with the Lead Borrower; provided that all existing Revolving Lenders will be provided with a right to participate in such Commitment Increase within thirty (30) days following the closing of such Commitment Increase.   Any such request shall be first made to all existing Revolving Lenders on a pro rata basis, provided that only the Canadian Lenders shall be permitted to participate in any increase of the Canadian Commitments and only the UK Lenders shall be permitted to participate in any increase of the UK Commitments. To the extent that any existing Revolving Domestic Lenders, Canadian Lenders or UK Lenders, as applicable, decline to increase their Commitments, or decline to increase their Commitments to the amount requested by the Lead Borrower, the Agent will promptly notify the Lead Arranger of such facts.  Thereafter, the Lead Borrower may arrange, and the Lead Arranger, in consultation with the Lead Borrower, will use its reasonable efforts to arrange, for other Persons to become a Revolving Domestic Lender, a Canadian Lender and/or a UK Lender hereunder, as applicable, and to issue Commitments in an amount equal to the amount of the increase in the Revolving Domestic Commitments, the Canadian Commitments and/or the UK Commitments requested by the Lead Borrower and not accepted by the existing Revolving Domestic Lenders, Canadian Lenders or UK Lenders, as applicable (each such increase by either means, a “Commitment Increase,” and each Person issuing, or Revolving Lender increasing, its Commitment, an “Additional Commitment Lender”), provided, however, that (i) no existing Revolving Lender shall be obligated to provide a Commitment Increase as a result of any such request by the Lead Borrower, (ii) any Revolving Lender that does not affirmatively agree to increase its Revolving Commitment shall be deemed to have declined to increase its Revolving Commitment and (iii) any Additional Commitment Lender which is not an existing Revolving Lender shall be subject to the approval of the Agent, the Issuing Bank and the Lead Borrower (which approval shall not be unreasonably withheld).  Each Commitment Increase with respect to the Revolving Domestic Commitments shall be in a minimum amount of $25,000,000 and integral multiples of $5,000,000 above such amount, with respect to the Canadian Commitments shall be in a minimum amount of $5,000,000 and integral multiples of $1,000,000 above such amount, and with respect to the UK Commitments shall be in a minimum amount of $5,000,000 and integral multiples of $1,000,000 above such amount and the Lead Borrower may make no more than four (4) requests for a Commitment Increase.  No Commitment Increase shall become effective unless and until each of the following conditions have been satisfied:

(i)

The Lead Borrower shall deliver to the Agent a certificate as of the Commitment Increase Date signed by a Financial Officer of the Lead Borrower and/or the Canadian Borrower and/or the UK Borrower, as applicable (A) certifying and attaching the resolutions adopted by the applicable Borrowers approving or consenting to such increase, and (B) certifying that, before and after giving effect to such increase on and as of the Commitment Increase Date (or as of the LCA Test Date so long as the proceeds of the Commitment Increase are not used to finance a Limited Condition Acquisition), (1) no Default or Event of Default exists, (and with respect to a Limited Condition Acquisition no Event of Default exists with respect to Sections 7.1(a), (b), (j) or (k) as of the Commitment Increase Date) and the representations and warranties contained in Section 3 and the other Loan Documents are true and correct in all material respects, except (A) to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date and (B) in the case of any representation and warranty qualified by materiality, they shall be true and correct in all respects, and if in connection with a Limited Condition Acquisition, to the extent agreed to by the Additional Commitment Lenders, the applicable representations and warranties with respect to any target may be limited in the customary “SunGard” manner for limited conditionality acquisitions.

(ii)

The Borrowers, the Agent, and any Additional Commitment Lender that is not an existing Revolving Lender shall have executed and delivered a joinder to the Loan Documents in such form as the Agent shall reasonably require;

(iii)	The Borrowers shall have paid such fees and other compensation to the Additional Commitment Lenders as the Lead Borrower and such Additional Commitment Lenders shall agree;
(iv)	The Borrowers shall have paid such arrangement fees in such amounts, if any, to the Lead Arranger as the Borrowers and the Lead Arranger may agree;
(v)

If required by the Additional Commitment Lenders, the Borrowers shall deliver to the Agent and the Revolving Lenders an opinion or opinions, in form and substance reasonably satisfactory to the Agent, from counsel to the Borrowers reasonably satisfactory to the Agent and dated such date;

(vi)

A Note (to the extent requested by a Revolving Lender) will be issued at the Borrowers’ expense, to each such Additional Commitment Lender, to be in conformity with requirements of Section 2.8 hereof (with appropriate modification) to the extent necessary to reflect the new Commitment of each Additional Commitment Lender; and

(vii)	The Borrowers and the Additional Commitment Lenders shall have delivered such other instruments, documents and agreements as the Agent may reasonably have requested.

(d)If the Total Commitments are increased in accordance with clause (c) of this Section, the Agent, in consultation with the Lead Borrower, shall determine the effective date (the “Commitment Increase Date”) and the final allocation of such increase. The Agent shall promptly notify each Revolving Lender as to the effectiveness of each Commitment Increase, and at such time (i) the applicable Commitments under, and for all purposes of, this Agreement shall be increased by the aggregate amount of such Commitment Increases, (ii) Schedule 1.1 shall be deemed modified, without further action, to reflect the revised Commitments and Commitment Percentages of the Revolving Lenders, and (iii) this Agreement shall be deemed amended, without further action, to the extent necessary to reflect such Commitment Increase.

(e)In connection with Commitment Increases hereunder, the Revolving Lenders and the Borrowers agree that, notwithstanding anything to the contrary in this Agreement, (i) the Borrowers shall, in coordination with the Agent, (x) repay outstanding Revolving Loans of certain Revolving Lenders, and obtain Revolving Loans from certain other Revolving Lenders (including the Additional Commitment Lenders), or (y) take such other actions as reasonably may be required by the Agent, in each case to the extent necessary so that all of the Revolving Lenders effectively participate in each of the outstanding Revolving Loans pro rata on the basis of their Commitment Percentages (determined after giving effect to any increase in the Commitments pursuant to this Section 2.1), and (ii) the Borrowers shall pay to the Revolving Lenders any costs of the type referred to in Section 2.19(b) in connection with any repayment and/or Revolving Loans required pursuant to preceding clause (i).  Without limiting the obligations of the Borrowers provided for in this Section 2.1, the Agent and the Revolving Lenders agree that they will use their best efforts to attempt to minimize the costs of the type referred to in Section 2.19(b) which the Borrowers would otherwise occur in connection with the implementation of an increase in the Commitments.

(f)Each FILO Lender severally agrees, on the terms and conditions hereinafter set forth, to make its portion of the FILO Loan to the Domestic Borrowers on the Second Amendment Effective Date in a principal amount equal to its FILO Commitment. Amounts repaid in respect of the FILO Loan may not be reborrowed. Upon each applicable FILO Lender’s making of its portion of the FILO Loan on the Second Amendment Effective Date, the FILO Commitment of such FILO Lender shall be terminated.

2.2Reserves; Changes to Reserves.

(a)The Inventory Reserves, Account Reserves, FILO Reserve and Availability Reserves, if any, as of the Second Effective Date are set forth on the Borrowing Base Certificate delivered on the Second Effective Date.

(b)The Agent shall have the right, at any time and from time to time after the Effective Date in its Permitted Discretion to establish, modify or eliminate Reserves (other than the FILO Reserve) upon two Business Days prior notice to the Borrowers, (during which period the Agent shall be available to discuss any such proposed Reserve with the Borrowers); provided that no such prior notice shall be required for  (1) changes to any Reserves resulting solely by virtue of mathematical calculations of the amount of the Reserve in accordance with the methodology of calculation previously utilized (such as, but not limited to, rent and Customer Credit Liabilities), or (2) changes to Reserves or establishment of additional Reserves if a Material Adverse Effect has occurred or it would be reasonably likely that a Material Adverse Effect to the Lenders would occur were such Reserve not changed or established prior to the expiration of such two (2) Business Day period, or (3) any changes to Reserves during the continuance of any Event of Default.

2.3Making of Loans.

(a)Except as set forth in Sections 2.16 and 2.24, (i) Loans (other than Swingline Loans but including the FILO Loans) by the Domestic Lenders to the Domestic Borrowers shall be either Domestic Prime Rate Loans, or LIBO Loans as the Lead Borrower on behalf of the Domestic Borrowers may request subject to and in accordance with this Section 2.3, (ii) all Swingline Loans shall be only Domestic Prime Rate Loans, (iii) Canadian Loans (other than Canadian Swingline Loans)  by the Canadian Lenders to the Canadian Borrower shall be either Canadian Prime Rate Loans or BA Equivalent Loans (if made in Canadian Dollars), or LIBO Loans or U.S. Index Rate Loans (if made in Dollars), (iv) all Canadian Swingline Loans shall be Canadian Prime Rate Loans or U.S. Index Rate Loans, (v) UK Loans (other than, for the avoidance of doubt, UK Swingline Loans) by the UK Lenders to the UK Borrower shall only be LIBO Loans and may be made in Optional Currency or in Dollars, and (vi) all UK Swingline Loans by the UK Swingline Lender to the UK Borrower shall only be UK Base Rate Loans. All Loans made pursuant to the same Borrowing shall, unless otherwise specifically provided herein, be Loans of the same Type.  Each Lender may fulfill its Commitment with respect to any Loan by causing any lending office of such Lender to make such Loan; but any such use of a lending office shall not affect the obligation of the Borrowers to repay such Loan in accordance with the terms of the applicable Note.  Each Lender shall, subject to its overall policy considerations, use reasonable efforts (but shall not be obligated) to select a lending office which will not result in the payment of increased costs by the Borrowers pursuant to Section 2.23.  Subject to the other provisions of this Section 2.3 and the provisions of Section 2.24, Borrowings of Loans of more than one Type may be incurred at the same time, but no more than ten (10) Borrowings of LIBO Loans and BA Equivalent Loans may be outstanding at any time.

(b)The Lead Borrower, the Canadian Borrower or the UK Borrower, as applicable, shall give the Agent three (3) Business Days’ (or, with respect to any Loans made in Optional Currency, four (4) Business Days’) prior electronic notice (pursuant to a Notice of Borrowing) of each LIBO Borrowing and BA Equivalent Loan Borrowing, and prior electronic notice (pursuant to a Notice of Borrowing) on the same Business Day of each Borrowing of Domestic Prime Rate Loans, Canadian Prime Rate Loans, U.S. Index Rate Loans or UK Swingline Loans, as applicable. Any such notice, to be effective, must be received by the Agent not later than 11:00 a.m., Local Time, on the third Business Day in the case of LIBO Loans and BA Equivalent Loans prior to, and, in the case of Domestic Prime Rate Loans, Canadian Prime

Rate Loans, U.S. Index Rate Loans and UK Swingline Loans, by 11:00 a.m. Local Time on the same Business Day of, the date on which such Borrowing is to be made. Such notice shall be irrevocable and shall specify the amount of the proposed Borrowing (which shall be in an integral multiple of (i) $100,000, but not less than $1,000,000 in the case of LIBO Loans; (ii) CD$100,000, but not less than CD$1,000,000 in the case of BA Equivalent Loans; (iii) $100,000, but not less than $250,000 for each of Prime Rate Loans and U.S. Index Rate Loans; and (iv) not less than CD$100,000 for Canadian Swing Line Loans) and the date thereof (which shall be a Business Day) and shall contain disbursement instructions.  Such notice shall specify whether the Borrowing then being requested is to be a Borrowing of Domestic Prime Rate Loans, Canadian Prime Rate Loans, U.S. Index Rate Loans, UK Swingline Loans, LIBO Loans or BA Equivalent Loans, and, if LIBO Loans or BA Equivalent Loans, the Interest Period with respect thereto. If no election of Interest Period is specified in any such Notice of Borrowing of LIBO Loans or BA Equivalent Loans, such notice shall be deemed a request for an Interest Period of one month. If no election is made as to the Type of Loan, such notice shall be deemed a request for a Borrowing of Domestic Prime Rate Loans, Canadian Prime Rate Loans or UK Swingline Loans, as applicable.  The Agent shall promptly notify each Lender of its proportionate share of such Borrowing, the date of such Borrowing, the Type of Borrowing being requested and the Interest Period or Interest Periods applicable thereto, as appropriate.  On the borrowing date specified in such Notice of Borrowing, each Lender shall make its share of the Borrowing available at the Agent’s Office no later than 2:00 p.m., Local Time, in immediately available funds.  Unless the Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Agent, such Lender’s share of such Borrowing, the Agent may assume that such Lender has made such share available on such date in accordance with this Section and may, in reliance upon such assumption, make available to the applicable Borrowers a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Agent, then the applicable Lender and the Borrowers severally agree to pay to the Agent, forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrowers to but excluding the date of payment to the Agent, at (i) in the case of such Lender, at the rate applicable to such Loan or (ii) in the case of the Borrowers, the interest rate applicable to Domestic Prime Rate Loans, Canadian Prime Rate Loans or UK Swingline Loans, as applicable.  If such Lender pays such amount to the Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.  Upon receipt of the funds made available by the Lenders to fund any Borrowing hereunder, the Agent shall disburse such funds in the manner specified in the Notice of Borrowing delivered by the Lead Borrower, the Canadian Borrower or the UK Borrower, as applicable, and shall use commercially reasonable efforts to make the funds so received from the Lenders available to the Domestic Borrowers, the Canadian Borrower or the UK Borrower, as applicable, no later than 3:00 p.m., Local Time.

(c)The Agent, without the request of the Lead Borrower, the Canadian Borrower or the UK Borrower, may advance any interest, fee, service charge, or other payment to which the Agent or its Affiliates or any Lender is entitled from any Borrower pursuant hereto or any other Loan Document and may charge the same to the Loan Account notwithstanding that an Overadvance may result thereby; provided that in no event shall the Agent make an Overadvance, if after giving effect thereto, the principal amount of the Credit Extensions (including any Overadvance or proposed Overadvance) would exceed the Total Commitments, the principal amount of the Domestic Credit Extensions would exceed the Revolving Domestic Total Commitments, the principal amount of the Canadian Credit Extensions would exceed the Canadian Total Commitments, the principal amount of the UK Credit Extensions would exceed the UK Loan Cap, or the principal amount of the Canadian Credit Extensions plus the principal amount of the UK Credit Extensions would exceed fifty percent (50%) of the Loan Cap.  The Agent shall notify the Lead Borrower of any such advance or charge no later than one Business Day prior to the making thereof.  Such action on the part of the Agent shall not constitute a waiver of the Agent’s rights and each Borrower’s obligations under Section 2.3(a).  Any amount which is added to the principal balance of the Loan Account as provided in this Section 2.3(c) shall bear interest at the interest rate then and thereafter applicable to Domestic Prime Rate Loans, Canadian Prime Rate Loans or UK Swingline Loans, as applicable.

2.4Overadvances

.  The Agent and the Revolving Lenders have no obligation to make any Revolving Loan or to provide any Letter of Credit if an Overadvance would result. The Agent (including through any of its branches) may, in its discretion, make Permitted Overadvances without the consent of the Revolving Lenders and each Revolving Lender shall be bound thereby.  Any Permitted Overadvances may constitute Swingline Loans.  The making of any Permitted Overadvance is for the benefit of the Borrowers; such Permitted Overadvances constitute Revolving Loans and Obligations. The making of any such Permitted Overadvances on any one occasion shall not obligate the Agent or any Revolving Lender to make or permit any Permitted Overadvances on any other occasion or to permit such Permitted Overadvances to remain outstanding. The Agent shall have no liability for, and no Credit Party shall have the right to, or shall, bring any claim of any kind whatsoever against the Agent with respect to Unintentional Overadvances regardless of the amount of any such Overadvance(s).

2.5Swingline Loans, Canadian Swingline Loans and UK Swingline Loans.

(a)Swingline Loans (Domestic).

(i)

The Swingline Lender is authorized by the Domestic Lenders and shall, subject to the provisions of this Section, make Swingline Loans up to the Swingline Sublimit in the aggregate outstanding at any time consisting of only Domestic Prime Rate Loans, upon a Notice of Borrowing (which may be sent electronically) received by the Agent and the Swingline Lender (which Notice of Borrowing, at the Swingline Lender’s discretion, may be submitted prior to 1:00 p.m., Local Time, on the Business Day on which such Swingline Loan is requested) provided further that the Swingline Lender shall not be obligated to make any Swingline Loan at any time when any Domestic Lender is at such time a Defaulting Lender hereunder, unless the Swingline Lender has entered into satisfactory arrangements with the Borrowers or such Domestic Lender to eliminate the Swingline Lender’s Fronting Exposure.  Swingline Loans shall be subject to periodic settlement with the Domestic Lenders under Section 2.7 below; provided, however, that during the months of November and December of each calendar year the Agent shall settle Swingline Loans at such times as it shall determine, in its discretion.

(ii)

The Swingline Lender shall, at the Lead Borrower’s request, make Swingline Loans (A) in reliance upon the Borrowers’ actual or deemed representations under Section 4.2 that the applicable conditions for borrowing are satisfied and (B) for Permitted Overadvances.  If the conditions for borrowing under Section 4.2 cannot be fulfilled, the Lead Borrower shall give immediate notice thereof to the Agent and the Swingline Lender (a “Noncompliance

Notice”) prior to requesting further Swingline Loans, and the Agent shall promptly provide each Revolving Domestic Lender with a copy of the Noncompliance Notice. If the conditions for borrowing under Section 4.2 cannot be fulfilled, the Required Revolving Lenders may direct the Swingline Lender to, and the Swingline Lender thereupon shall, cease making Swingline Loans (other than Permitted Overadvances) until such conditions can be satisfied or are waived in accordance with Section 9.3. Unless the Required Revolving Lenders otherwise direct the Swingline Lender, the Swingline Lender may, but is not obligated to, continue to make Swingline Loans beginning one Business Day after the Noncompliance Notice is furnished to the Revolving Lenders. Notwithstanding the foregoing, no Swingline Loans shall be made pursuant to this subsection (a) (other than Permitted Overadvances) if the aggregate Credit Extensions (excluding FILO Loans) would exceed the limitations set forth in Section 2.1(a)(i) or (ii).

(b)Canadian Swingline Loans.

(i)

The Canadian Swingline Lender is authorized by the Canadian Lenders and shall, subject to the provisions of this Section, make Canadian Swingline Loans up to the Canadian Swingline Sublimit in the aggregate outstanding at any time consisting of Canadian Prime Rate Loans or U.S. Index Rate Loans, upon a Notice of Borrowing (which may be sent electronically) received by the Agent and the Canadian Swingline Lender (which Notice of Borrowing, at the Canadian Swingline Lender’s discretion, may be submitted prior to 1:00 p.m., Local Time, on the Business Day on which such Canadian Swingline Loan is requested) provided further that the Canadian Swingline Lender shall not be obligated to make any Canadian Swingline Loan at any time when any Canadian Lender is at such time a Defaulting Lender hereunder, unless the Canadian Swingline Lender has entered into satisfactory arrangements with the Borrowers or such Canadian Lender to eliminate the Swingline Lender’s Fronting Exposure.  Canadian Swingline Loans shall be subject to periodic settlement with the Canadian Lenders under Section 2.7 below; provided, however, that during the months of November and December of each calendar year the Agent shall settle Canadian Swingline Loans at such times as it shall determine, in its discretion.

(ii)

The Canadian Swingline Lender shall, at the Lead Borrower’s request, make Canadian Swingline Loans (A) in reliance upon the Borrowers’ actual or deemed representations under Section 4.2 that the applicable conditions for borrowing are satisfied and (B) for Permitted Overadvances.  If the conditions for borrowing under Section 4.2 cannot be fulfilled, the Lead Borrower shall give a Noncompliance Notice to the Agent and the Canadian Swingline Lender prior to requesting further Canadian Swingline Loans, and the Agent shall promptly provide each Canadian Lender with a copy of the Noncompliance Notice. If the conditions for borrowing under Section 4.2 cannot be fulfilled, the Required Revolving Lenders may direct the Canadian Swingline Lender to, and the Canadian Swingline Lender thereupon shall, cease making Canadian Swingline Loans (other than Permitted Overadvances) until such conditions can be satisfied or are waived in accordance with Section 9.3. Unless the Required Revolving Lenders otherwise direct the Canadian Swingline Lender, the Canadian Swingline Lender may, but is not obligated to, continue to make Canadian Swingline Loans beginning one Business Day after the Noncompliance Notice is furnished to the Revolving Lenders. Notwithstanding the foregoing, no Canadian Swingline Loans shall be made pursuant to this subsection (a) (other than Permitted Overadvances) if the aggregate Credit Extensions (excluding FILO Loans) would exceed the limitations set forth in Section 2.1(a)(i), (iii) or (v).

(c)UK Swingline Loans.

(i)

The UK Swingline Lender is authorized by the UK Lenders and shall, subject to the provisions of this Section, make UK Swingline Loans up to the UK Swingline Sublimit in the aggregate outstanding at any time consisting of only UK Base Rate Loans, upon a Notice of Borrowing (which may be sent electronically) received by the Agent and the UK Swingline Lender (which Notice of Borrowing, at the UK Swingline Lender’s discretion, may be submitted prior to 11:00 a.m., Local Time, on the Business Day on which such UK Swingline Loan is requested) provided further that the UK Swingline Lender shall not be obligated to make any UK Swingline Loan at any time when any UK Lender is at such time a Defaulting Lender hereunder, unless the UK Swingline Lender has entered into satisfactory arrangements with the Borrowers or such UK Lender to eliminate the UK Swingline Lender’s Fronting Exposure.  UK Swingline Loans shall be subject to periodic settlement with the UK Lenders under Section 2.7 below in the sole discretion of the UK Swingline Lender.

(ii)

The UK Swingline Lender shall, at the Lead Borrower’s request, make UK Swingline Loans (A) in reliance upon the Borrowers’ actual or deemed representations under Section 4.2 that the applicable conditions for borrowing are satisfied and (B) for Permitted Overadvances.  If the conditions for borrowing under Section 4.2 cannot be fulfilled, the UK Borrower shall give a Noncompliance Notice to the Agent and the UK Swingline Lender prior to requesting further UK Swingline Loans. If the conditions for borrowing under Section 4.2 cannot be fulfilled, the Required Revolving Lenders may direct the UK Swingline Lender to, and the UK Swingline Lender thereupon shall, cease making UK Swingline Loans (other than Permitted Overadvances) until such conditions can be satisfied or are waived in accordance with Section 9.3. Unless the Required Revolving Lenders otherwise direct the UK Swingline Lender, the UK Swingline Lender may, but is not obligated to, continue to make UK Swingline Loans beginning one Business Day after the Noncompliance Notice is furnished to the Agent. Notwithstanding the foregoing, no UK Swingline Loans shall be made pursuant to this subsection (b) (other than Permitted Overadvances) if the aggregate Credit Extensions (excluding FILO Loans) would exceed the limitations set forth in Section 2.1(a)(i), (iv) or (v).

2.6Letters of Credit.

(a)Upon the terms and subject to the conditions herein set forth, the Lead Borrower on behalf of the Domestic Borrowers, or the Canadian Borrower, or the UK Borrower, may request the Issuing Bank, at any time and from time to time after the date hereof and prior to the Termination Date, to issue, and subject to the terms and conditions contained herein, the Issuing Bank shall issue, for the account of the relevant Borrower, one or more Letters of Credit; provided that no Letter of Credit shall be issued if after giving effect to such issuance (i) the aggregate Domestic Letter of Credit Outstandings would exceed the Domestic Letter of Credit Sublimit, (ii) the aggregate Canadian Letter of Credit Outstandings would exceed the Canadian Letter of Credit Sublimit, (iii) the aggregate UK Letter of Credit Outstandings would exceed the UK Letter of Credit Sublimit or (iv) the aggregate Credit Extensions would exceed the limitations set forth in Section 2.1; and provided, further, that no Letter of Credit shall be issued if the Issuing Bank shall have received notice from the Agent or the Required Revolving Lenders that the conditions to such issuance have not been met.

(b)The Issuing Bank shall not issue any Letter of Credit, if:

(i)

any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Bank from issuing such Letter of Credit, or any Applicable Law or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Bank shall prohibit, or request that the Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Bank is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon the Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Effective Date and which the Issuing Bank in good faith deems material to it;

(ii)

the issuance of such Letter of Credit would violate one or more policies of the Issuing Bank applicable to letters of credit generally (and the Issuing Bank shall furnish prompt notice to the Lead Borrower of any such change in policy);

(iii)

such Letter of Credit is to be denominated in a currency other than Dollars, Canadian Dollars or Optional Currency; provided that the Issuing Bank may, in its discretion, issue a Letter of Credit denominated in any other currency, and all reimbursements by the Borrowers of the honoring of any drawing under any Letter of Credit shall be paid in the currency in which such Letter of Credit was denominated;

(iv)	such Letter of Credit contains any provisions for automatic reinstatement of the Stated Amount after any drawing thereunder; or
(v)

a default of any Revolving Lender’s obligations to fund under Section 2.3 exists or any Revolving Lender is at such time a Defaulting Lender hereunder, unless the Issuing Bank has entered into satisfactory arrangements with the Borrowers or such Revolving Lender to eliminate the Issuing Bank’s Fronting Exposure.

(c)Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five (5) Business Days prior to the Maturity Date, provided that each Letter of Credit may, upon the request of the Lead Borrower, include a provision whereby such Letter of Credit shall be renewed automatically for additional consecutive periods of twelve (12) months or less unless the Issuing Bank which issued such Letter of Credit notifies the beneficiary thereof at least thirty (30) days prior to the then-applicable expiration date that such Letter of Credit will not be renewed (but no Letter of Credit shall expire subsequent to the date that is five (5) Business Days prior to the Maturity Date unless the Borrowers shall have deposited cash into the Cash Collateral Account in an amount equal to 102% of such Letter of Credit).

(d)Drafts drawn under any Letter of Credit shall be reimbursed by the Borrowers in Dollars, Canadian Dollars or the applicable Optional Currency, as applicable, on the same Business Day of any such payment thereof by the Issuing Bank by paying to the Agent an amount equal to such drawing (together with interest as provided in Section 2.6(e)) not later than 12:00 noon, Local Time, on (i) the date that the Lead Borrower shall have received notice of such drawing, if such notice is received prior to 10:00 a.m., Local Time, on such date, or (ii) the Business Day immediately following the day that the Lead Borrower receives such notice, if such notice is received after 10:00 a.m., Local Time on the day of drawing, provided that the Lead Borrower, the Canadian Borrower or the UK Borrower, as applicable, may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.3 that such payment be financed with a Revolving Loan consisting of a Domestic Prime Rate Loan or a Swingline Loan, or a Canadian Prime Rate Loan or U.S. Index Rate Loan or a Canadian Swingline Loan, or a UK Swingline Loan, as applicable, in an equivalent amount and, to the extent so financed, the applicable Borrowers’ obligation to make such payment shall be discharged and replaced by the resulting Domestic Prime Rate Loan or a Swingline Loan, a Canadian Prime Rate Loan or U.S. Index Rate Loan or a Canadian Swingline Loan, or a UK Swingline Loan, as applicable. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit issued by the Issuing Bank. The Issuing Bank shall promptly give electronic notice the Agent and the Lead Borrower, the Canadian Borrower or the UK Borrower, as applicable, of such demand for payment and whether the Issuing Bank has made or will make payment thereunder (which payment shall not be made until two (2) Business Days after such notice from the Issuing Bank to the Lead Borrower, the Canadian Borrower or the UK Borrower, as applicable), provided that any failure to give or delay in giving such notice shall not relieve the Borrowers of their obligation to reimburse the Issuing Bank and the Revolving Lenders with respect to any such payment.

(e)If the Issuing Bank shall make any L/C Disbursement, then, unless the Borrowers shall reimburse the Issuing Bank in full on the date such payment is made, the unpaid amount thereof shall bear interest, for each day from and including the date such payment is made to but excluding the date that the Borrowers reimburse the Issuing Bank therefor, at the rate per annum then applicable to Domestic Prime Rate Loans, Canadian Prime Rate Loans, U.S. Index Rate Loans or UK Swingline Loans, as applicable, provided that if the Borrowers fail to reimburse the Issuing Bank when such reimbursement is due pursuant to paragraph (c) of this Section, then Section 2.10 shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (g) of this Section to reimburse the Issuing Bank shall be for the account of such Revolving Lender to the extent of such payment.

(f)Immediately upon the issuance of any Letter of Credit by the Issuing Bank (or the amendment of a Letter of Credit increasing the amount thereof), and without any further action on the part of the Issuing Bank, the Issuing Bank shall be deemed to have sold to each Revolving Domestic Lender, Canadian Lender or UK Lender, as applicable, and each such Revolving Lender shall be deemed unconditionally and irrevocably to have purchased from the Issuing Bank, without recourse or warranty, an undivided interest and participation, to the extent of such Revolving Lender’s Revolving Domestic Commitment Percentage, Canadian Commitment Percentage or UK Commitment Percentage, as applicable, in such Letter of Credit, each drawing thereunder and the obligations of the Borrowers under this Agreement and the other Loan Documents with respect thereto. Upon any change in the Commitments pursuant to Section 2.1(c), Section 2.15, and/or 9.6, it is hereby agreed that with respect to all Letter of Credit Outstandings, there shall be an automatic adjustment to the participations hereby created to reflect the new Commitment Percentages of the assigning and assignee Revolving Lenders and any new Revolving Lenders.  Any action taken or omitted by the Issuing Bank under or in connection with a Letter of Credit issued by the Issuing Bank, if taken or omitted in the absence of gross negligence, bad faith or willful misconduct, shall not create for the Issuing Bank any resulting liability to any Revolving Lender.

(g)In the event that the Issuing Bank makes any L/C Disbursement and the Borrowers shall not have reimbursed such amount in full to the Issuing Bank pursuant to Section 2.6(d), the Issuing Bank shall promptly notify the Agent, which shall promptly notify each applicable Revolving Lender of such failure, and each such Revolving Lender shall promptly and unconditionally pay to the Agent for the account of the Issuing Bank at the Agent’s Office the amount of such Revolving Lender’s Revolving Domestic Commitment Percentage, Canadian Commitment Percentage or UK Commitment Percentage, as applicable, of such unreimbursed payment in the applicable currency in which such Letter of Credit was issued and in same day funds. If the Issuing Bank so notifies the Agent, and the Agent so notifies the applicable Revolving Lenders prior to 11:00 a.m., Local Time, on any Business Day, each such Lender shall make available to the Issuing Bank such Revolving Lender’s Revolving Domestic Commitment Percentage, Canadian Commitment Percentage or UK Commitment Percentage, as applicable, of the amount of such payment on such Business Day in same day funds (or if such notice is received by the applicable Revolving Lenders after 11:00 a.m., Local Time on the day of receipt, payment shall be made on the immediately following Business Day).  If and to the extent any Revolving Lender shall not have so made its Revolving Domestic Commitment Percentage, Canadian Commitment Percentage or UK Commitment Percentage, as applicable, of the amount of such payment available to the Issuing Bank, such Revolving Lender agrees to pay to the Issuing Bank, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Agent for the account of the Issuing Bank at the Federal Funds Effective Rate or the Bank of Canada Overnight Rate, as applicable. Each Revolving Lender agrees to fund its Revolving Domestic Commitment Percentage, Canadian Commitment Percentage or UK Commitment Percentage, as applicable, of such unreimbursed payment notwithstanding a failure to satisfy any applicable lending conditions or the provisions of Sections 2.1 or 2.6, or the occurrence of the Termination Date. The failure of any Revolving Lender to make available to the Issuing Bank its Revolving Domestic Commitment Percentage, Canadian Commitment Percentage or UK Commitment Percentage, as applicable, of any payment under any Letter of Credit shall neither relieve any Revolving Lender of its obligation hereunder to make available to the Issuing Bank its Revolving Domestic Commitment Percentage, Canadian Commitment Percentage or UK Commitment Percentage, as applicable, of any payment under any Letter of Credit on the date required, as specified above, nor increase the obligation of such other Revolving Lender. Whenever any Revolving Lender has made payments to the Issuing Bank in respect of any reimbursement obligation in respect of any Letter of Credit, such Revolving Lender shall be entitled to share ratably, based on its Revolving Domestic Commitment Percentage, Canadian Commitment Percentage or UK Commitment Percentage, as applicable, in all payments and collections thereafter received on account of such reimbursement obligation.

(h)Whenever any Borrower desires that the Issuing Bank issue a Letter of Credit (or amend, renew or extend an outstanding Letter of Credit), the Lead Borrower, the Canadian Borrower or the UK Borrower, as applicable, shall give to the Issuing Bank and the Agent at least two (2) Business Days’ prior written (including telegraphic, telex, facsimile, cable or other electronic communication) notice (or such shorter period as may be agreed upon by the Issuing Bank and such Borrower) specifying the date on which the proposed Letter of Credit is to be issued, amended, renewed or extended (which shall be a Business Day), the Stated Amount of the Letter of Credit so requested, the expiration date of such Letter of Credit, the name and address of the beneficiary thereof, and the provisions thereof. If requested by the Issuing Bank, the applicable Borrower shall also submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for the issuance, amendment, renewal or extension of a Letter of Credit.

(i)The obligations of the Borrowers to reimburse the Issuing Bank for any L/C Disbursement shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including, without limitation: (i) any lack of validity or enforceability of any Letter of Credit; (ii) the existence of any claim, setoff, defense or other right which the Borrowers may have at any time against a beneficiary of any Letter of Credit or against the Issuing Bank or any of the Revolving Lenders, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction; (iii) any draft, demand, certificate or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (iv) payment by the Issuing Bank of any Letter of Credit issued by the Issuing Bank against presentation of a demand, draft or certificate or other document which appears on its face to be in order but in fact does not comply with the terms of such Letter of Credit; (v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrowers’ obligations hereunder; or (vi) the fact that any Event of Default shall have occurred and be continuing. None of the Agent, the Revolving Lenders, the Issuing Bank or any of their Affiliates shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank, provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrowers to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by Applicable Law) suffered by the Borrowers that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence, bad faith or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(j)If any Event of Default shall occur and be continuing, on the Business Day that the Lead Borrower, the Canadian Borrower or the UK Borrower, as applicable, receives notice from the Agent or the Required Revolving Lenders demanding the deposit of cash collateral pursuant to this paragraph, the applicable Borrowers shall deposit in the Cash Collateral Account an amount in cash equal to 102% of the Letter of Credit Outstandings as of such date plus any accrued and unpaid interest thereon. Each such deposit shall be held by the Agent as collateral for the payment and performance of the Obligations, or for the Canadian Liabilities and the UK Liabilities, as applicable. The Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such Cash Collateral Account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Agent at the request of the Lead Borrower, the Canadian Borrower or the UK Borrower, as applicable, and at the Borrowers’ risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such Cash Collateral Account shall be applied by the Agent to reimburse the Issuing Bank for payments on account of drawings under Letters of Credit for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrowers for the applicable Letter of Credit Outstandings at such time or, if the Loans have matured or the maturity of the Loans has been accelerated, be applied to satisfy other Obligations or the Canadian Liabilities and the UK Liabilities, as applicable.

(k)The Borrowers, the Agent and the Revolving Lenders agree that the Existing Letters of Credit shall be deemed Letters of Credit hereunder as if issued by the Issuing Bank.

(l)The Issuing Bank, on a daily basis (unless otherwise agreed by the Agent), shall provide to the Agent an accurate report that details the activity with respect to each Letter of Credit issued by the Issuing Bank (including an indication of the maximum amount then in effect with respect to such Letter of Credit).  The Agent, on a quarterly basis, shall provide the Revolving Lenders with a summary of the outstanding Letters of Credit in form and substance customarily provided by the Agent in transactions of this nature.

(m)Unless otherwise expressly agreed by the Issuing Bank and the Lead Borrower when a Letter of Credit is issued, (i) the rules of the ISP shall apply to each Domestic Letter of Credit, Canadian Letter of Credit or UK Letter of Credit that is a Standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance shall apply to each Domestic Letter of Credit, Canadian Letter of Credit or UK Letter of Credit that is a Commercial Letter of Credit.

2.7Settlements Among Revolving Lenders.

(a)The Swingline Lender may (but shall not be obligated to), at any time, but not less than weekly, on behalf of the Domestic Borrowers (which hereby authorize the Swingline Lender to act in their behalf in that regard) request the Agent to cause the Revolving Domestic Lenders to make a Revolving Loan (which shall be a Domestic Prime Rate Loan) in an amount equal to such Revolving Domestic Lender’s Revolving Domestic Commitment Percentage of the outstanding amount of Swingline Loans made in accordance with Section 2.5(a), which request may be made regardless of whether the conditions set forth in Section 4 have been satisfied.  Upon such request, each Revolving Domestic Lender shall make available to the Agent at the Agent’s Office the proceeds of such Revolving Loan for the account of the Swingline Lender.  If the Swingline Lender requires a Revolving Loan to be made by the Revolving Domestic Lenders and the request therefor is received prior to 12:00 Noon, Local Time, on a Business Day, such transfers shall be made in immediately available funds no later than 3:00 p.m., Local Time, that day; and, if the request therefor is received after 12:00 Noon, Local Time, then such transfers shall be made no later than 3:00 p.m., Local Time, on the next Business Day. The obligation of each Revolving Domestic Lender to transfer such funds is irrevocable, unconditional and without recourse to or warranty by the Agent or the Swingline Lender. If and to the extent any Revolving Domestic Lender shall not have so made its transfer to the Agent, such Revolving Domestic Lender agrees to pay to the Agent, forthwith on demand, such amount together with interest thereon for each day from such date until the date such amount is paid to the Agent at the rate of interest applicable to such Revolving Domestic Loan.

(b)The Canadian Swingline Lender may (but shall not be obligated to), at any time, but not less than weekly, on behalf of the Canadian Borrower (which hereby authorizes the Canadian Swingline Lender to act in its behalf in that regard) request the Agent to cause the Canadian Lenders to make a Revolving Loan (which shall be a Canadian Prime Rate Loan or a U.S. Index Rate Loan) in an amount equal to such Canadian Lender’s Canadian Commitment Percentage of the outstanding amount of Canadian Swingline Loans made in accordance with Section 2.5(b), which request may be made regardless of whether the conditions set forth in Section 4 have been satisfied.  Upon such request, each Canadian Lender shall make available to the Agent at the Agent’s Office the proceeds of such Revolving Loan for the account of the Canadian Swingline Lender.  If the Canadian Swingline Lender requires a Revolving Loan to be made by the Canadian Lenders and the request therefor is received prior to 12:00 Noon, Local Time, on a Business Day, such transfers shall be made in immediately available funds no later than 3:00 p.m., Local Time, that day; and, if the request therefor is received after 12:00 Noon, Local Time, then such transfers shall be made no later than 3:00 p.m., Local Time, on the next Business Day. The obligation of each Canadian Lender to transfer such funds is irrevocable, unconditional and without recourse to or warranty by the Agent or the Canadian Swingline Lender. If and to the extent any Canadian Lender shall not have so made its transfer to the Agent, such Canadian Lender agrees to pay to the Agent, forthwith on demand, such amount together with interest thereon for each day from such date until the date such amount is paid to the Agent at the rate of interest applicable to such Canadian Loan.

(c)The UK Swingline Lender may (but shall not be obligated to), at any time, in its sole discretion, on behalf of the UK Borrower (which hereby authorizes the UK Swingline Lender to act in its behalf in that regard) request the Agent to cause the UK Lenders to make a UK Loan (which, for clarity, shall be a LIBO Loan) in an amount equal to such UK Lender’s UK Commitment Percentage of the outstanding amount of UK Swingline Loans made in accordance with Section 2.5(c), which request may be made regardless of whether the conditions set forth in Section 4 have been satisfied.  Such request shall be made to the UK Lenders with a copy to the UK Borrower four (4) Business Days prior to the making of any such UK Loan.  Upon such request, each UK Lender shall make available to the Agent at the Agent’s Office the proceeds of such UK Loan for the account of the UK Swingline Lender by 3 p.m., Local Time, four (4) Business Days following such request.  The obligation of each UK Lender to transfer such funds is irrevocable, unconditional and without recourse to or warranty by the Agent or the UK

Swingline Lender. If and to the extent any UK Lender shall not have so made its transfer to the Agent, such UK Lender agrees to pay to the Agent, forthwith on demand, such amount together with interest thereon for each day from such date until the date such amount is paid to the Agent at the rate of interest applicable to such UK Loan.

(d)The amount of each Revolving Lender’s Revolving Domestic Commitment Percentage, Canadian Commitment Percentage and UK Commitment Percentage of outstanding Revolving Loans shall be computed weekly (or more frequently in the Agent’s discretion) and shall be adjusted upward or downward as required to reflect all Revolving Loans and repayments of Revolving Loans received by the Agent as of 3:00 p.m., Local Time, on the Business Day specified by the Agent (such date, the “Settlement Date”).

(e)The Agent shall deliver to each of the Revolving Lenders promptly after the Settlement Date a statement of the then current amount of outstanding Revolving Loans for the period. As reflected on such statement: (x) the Agent shall transfer to each Revolving Domestic Lender, Canadian Lender and UK Lender its applicable Revolving Domestic Commitment Percentage, Canadian Commitment Percentage or UK Commitment Percentage, as applicable, of repayments, and (y) each Revolving Domestic Lender, Canadian Lender and UK Lender shall transfer to the Agent (as provided below), or the Agent shall transfer to each Revolving Domestic Lender, Canadian Lender or UK Lender, as applicable, such amounts as are necessary to ensure that, after giving effect to all such transfers, the amount of Revolving Loans made by each Lender shall be equal to such Lender’s applicable Commitment Percentage of Revolving Loans outstanding as of such Settlement Date. If the summary statement requires transfers to be made to the Agent by the Revolving Domestic Lenders, the Canadian Lenders or the UK Lenders, as applicable, and is received prior to 12:00 Noon, Local Time, on a Business Day, such transfers shall be made in immediately available funds no later than 3:00 p.m., Local Time, that day; and, if received after 12:00 Noon, Local Time, then such transfers shall be made no later than 3:00 p.m., Local Time, on the next Business Day. The obligation of each Revolving Lender to transfer such funds is irrevocable, unconditional and without recourse to or warranty by the Agent. If and to the extent any Revolving Lender shall not have so made its transfer to the Agent, such Revolving Lender agrees to pay to the Agent, forthwith on demand, such amount together with interest thereon for each day from such date until the date such amount is paid to the Agent at the rate applicable to such borrowing.

2.8Notes; Repayment of Loans.

(a)The Credit Extensions of each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Agent in the ordinary course of business.  Absent manifest error, the accounts or records maintained by the Agent and each Lender shall be presumed to reflect correctly the amount of the Credit Extensions made by the Lenders to the Borrowers and the interest and payments thereon.  Any failure so to record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Agent in respect of such matters, the accounts and records of the Agent shall control in the absence of manifest error.  Upon the request of any Lender made through the Agent, the Loans made by such Lender (including the Swingline Lender, with respect to Swingline Loans, the

Canadian Swingline Lender, with respect to the Canadian Swingline Loans, and the UK Swingline Lender, with respect to the UK Swingline Loans) shall be evidenced by a Note duly executed on behalf of the Domestic Borrowers, the Canadian Borrower or the UK Borrower, as applicable, dated the Effective Date, in substantially the form attached hereto as Exhibit B‑1, Exhibit B-2, Exhibit B-3, Exhibit B-4, Exhibit B-5 Exhibit B-6 or Exhibit B-7, as applicable, payable to the order of each such Lender (or the Swingline Lender, the Canadian Swingline Lender, or the UK Swingline Lender, as applicable) in an aggregate principal amount equal to such Lender’s Revolving Domestic Total Commitment, Canadian Commitment, UK Commitment, or FILO Loan, as applicable (or, in the case of the Note evidencing the Swingline Loans, $45,000,000,  in the case of the Note evidencing the Canadian Swingline Loans, $5,000,000 and in the case of the Note evidencing the UK Swingline Loans, $10,000,000).

(b)Each Lender is hereby authorized by the Borrowers to endorse on a schedule attached to each Note delivered to such Lender (or on a continuation of such schedule attached to such Note and made a part thereof), or otherwise to record in such Lender’s internal records, an appropriate notation evidencing the date and amount of each Loan from such Lender, each payment and prepayment of principal of any such Loan, each payment of interest on any such Loan and the other information provided for on such schedule; provided, however, that the failure of any Lender to make such a notation or any error therein shall not affect the obligation of the Borrowers to repay the Loans made by such Lender in accordance with the terms of this Agreement and the applicable Notes.

(c)Upon receipt of an affidavit of a Lender as to the loss, theft, destruction or mutilation of such Lender’s Note and an indemnity in form and substance reasonably satisfactory to the Lead Borrower, and upon cancellation of such Note, the Domestic Borrowers, the Canadian Borrower or the UK Borrower, as applicable, will issue, in lieu thereof, a replacement Note in favor of such Lender, in the same principal amount thereof and otherwise of like tenor.

2.9Interest on Loans.

(a)Subject to Section 2.10, (i) each Domestic Prime Rate Loan shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 (or 366, as the case may be) days), at a rate per annum that shall be equal to the then Base Rate, plus the Applicable Margin for Domestic Prime Rate Loans, (ii) each Canadian Prime Rate Loan shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 days), at a rate per annum that shall be equal to the then Canadian Prime Rate, plus the Applicable Margin for Canadian Prime Rate Loans, and (iii) each UK Swingline Loan shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 (or 366, as the case may be) days), at a rate per annum that shall be equal to the then UK Base Rate, plus the Applicable Margin for UK Swingline Loans.

(b)Subject to Section 2.10, (i) each LIBO Loan (other than a UK Loan or a FILO Loan) shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal, during each Interest Period applicable thereto, to the LIBO Rate for such Interest Period, plus the Applicable Margin for LIBO Loans, (ii) each LIBO Loan that is a UK Loan shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 days with respect to UK Loans made in Pounds Sterling and over a year of 360 days with respect to other UK Loans) at a rate per annum equal, during each Interest Period applicable thereto, to the LIBO Rate for such Interest Period, plus the Applicable Margin for LIBO Loans, and (iii) each BA Equivalent Loan shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 days) at a rate per annum equal, during each Interest Period applicable thereto, to the BA Rate for such Interest Period, plus the Applicable Margin for BA Equivalent Loans.

(c)Subject to the provisions of Section 2.10, (i) each FILO Loan that is a LIBO Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the LIBO Rate for such Interest Period plus the Applicable Margin for FILO Loans that are LIBO Loans; and (ii) any portion of the FILO Loan that is a Domestic Prime Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to Base Rate plus the Applicable Margin for FILO Loans that are Domestic Prime Rate Loans.

(d)Subject to Section 2.10, each U.S. Index Rate Loan shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 days) at a rate per annum equal to the then U.S. Index Rate, plus the Applicable Margin for U.S. Index Rate Loans.

(e)Accrued interest on all Loans shall be payable in arrears on each Interest Payment Date applicable thereto, on the Termination Date, after the Termination Date on demand and (with respect to LIBO Loans and BA Equivalent Loans) upon any repayment or prepayment thereof (on the amount prepaid).

For the purposes of the Interest Act (Canada) and disclosure thereunder, whenever interest to be paid hereunder is to be calculated on the basis of a year of 360 days or any other period of time that is less than a calendar year, the yearly rate of interest to which the rate determined pursuant to such calculation is equivalent is the rate so determined multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by either 360 or such other period of time, as the case may be.  Calculations of interest shall be made using the nominal rate method of calculation, and will not be calculated using the effective rate method of calculation or any other basis that gives effect to the principle of deemed reinvestment of interest.

2.10Default Interest

.  Effective upon the occurrence of any Event of Default and at all times thereafter while such Event of Default is continuing, at the option of the Agent or upon the direction of the Required Lenders, interest shall accrue on all outstanding Loans (including Swingline Loans, Canadian Swingline Loans and UK Swingline Loans) (after as well as before judgment, as and to the extent permitted by law), and all fees payable under Sections 2.11, 2.12 and 2.13 shall accrue, at a rate per annum equal to the applicable rate (including the Applicable Margin) otherwise in effect from time to time plus 2.00% per annum, and such interest shall be payable on demand.

2.11Certain Fees

.  The Borrowers shall pay to the Agent, for the account of the Agent and the Lenders, the fees set forth in the Fee Letter as and when payment of such fees is due as therein set forth.

2.12Unused Commitment Fee

(a).  (a) The Domestic Borrowers shall pay to the Agent for the account of the Revolving Lenders in accordance with their respective Revolving Domestic Commitment Percentages, a commitment fee (the “Commitment Fee”) computed at the Commitment Fee Rate per annum (on the basis of actual days elapsed in a year of 360 days), of the average daily balance of the Unused Commitment for each day commencing on and including the Effective Date and ending on but excluding the Termination Date.

(b)Upon the occurrence of an Event of Default, at the option of the Agent or at the direction of the Required Revolving Lenders, the Commitment Fee shall be determined in the manner set forth in Section 2.10.

(c)The Commitment Fee accrued in any calendar quarter shall be payable on the first day of the next calendar quarter, in arrears for the immediately preceding calendar quarter, commencing with the first such date occurring after the Effective Date, except that all Commitment Fees so accrued as of the Termination Date shall be payable on the Termination Date.  The Agent shall pay the Commitment Fee to the Revolving Lenders based upon their Revolving Domestic Commitment Percentage.

2.13Letter of Credit Fees

.  The Borrowers shall pay the Agent, for the account of the Revolving Domestic Lenders, the Canadian Lenders or the UK Lenders, as applicable, on first day of each calendar quarter, in arrears for the immediately preceding calendar quarter, a fee (each, a “Letter of Credit Fee”) equal to the following per annum percentages of the Stated Amount of the following categories of Letters of Credit outstanding during the subject quarter:

(a)Each Standby Letter of Credit:  The then Applicable Margin per annum for LIBO Loans based upon the average Stated Amount of such Standby Letter of Credit for such period.

(b)Each Banker’s Acceptance and Commercial Letter of Credit: Fifty percent (50%) of the then Applicable Margin per annum for LIBO Loans based upon the average Stated Amount of such Banker’s Acceptance or Commercial Letter of Credit for such period.

(c)After the occurrence and during the continuance of an Event of Default, at the option of the Agent or upon the direction of the Required Revolving Lenders, the Letter of Credit Fee set forth in clauses (a) and (b) above shall be increased by an amount equal to two percent (2%) per annum.

(d)The Borrowers shall pay to the Issuing Bank for its own account a fronting fee with respect to each Letter of Credit, at a rate equal to 0.125% per annum, computed on the daily amount available to be drawn under such Letter of Credit and on a quarterly basis in arrears.

(e)The Borrowers shall pay to the Issuing Bank, in addition to the Letter of Credit Fees otherwise provided for hereunder, fees and charges in connection with the issuance, negotiation, settlement, amendment and processing of each Letter of Credit issued by the Issuing Bank as are customarily imposed by the Issuing Bank and agreed to by the Lead Borrower from time to time in connection with letter of credit transactions.

(f)All Letter of Credit Fees shall be calculated on the basis of a 360-day year and actual days elapsed.

2.14Nature of Fees

.  All fees shall be paid on the dates due, in immediately available funds, to the Agent, for the respective accounts of the Agent, the Arrangers, the Issuing Bank, and the Lenders, as provided herein. All fees shall be fully earned on the date when due and shall not be refundable under any circumstances.  For greater certainty, the Canadian Borrower and the UK Borrower shall not be liable for any fees which form part of the Obligations unless they are Canadian Liabilities or UK Liabilities (including as provided in Section 2.12(b), Section 2.11, or Section 9.4).

2.15Termination or Reduction of Commitments.

(a)Upon at least three (3) Business Days’ prior written notice to the Agent, the Lead Borrower may at any time or from time to time in part permanently reduce the Revolving Domestic Commitments. Each such reduction shall be in the principal amount of $10,000,000 or any integral multiple of $1,000,000 in excess thereof. Each such reduction shall (i) be applied ratably to the Revolving Domestic Commitments of each Lender and (ii) be irrevocable when given. At the effective time of each such reduction, the Domestic Borrowers shall pay to the Agent for application as provided herein (i) all Commitment Fees accrued on the amount of the Revolving Domestic Commitments so reduced through the date thereof, (ii) any amount by which the Revolving Domestic Loans outstanding on such date exceed the amount to which the Revolving Domestic Commitments are to be reduced effective on such date, in each case pro rata based on the amount prepaid, and (iii) any Breakage Costs, if applicable.

(b)Upon at least three (3) Business Days’ prior written notice to the Agent, the Canadian Borrower may at any time or from time to time in part permanently reduce the Canadian Commitments to an amount not less than CD$5,000,000. Each such reduction shall be in the principal amount of CD$1,000,000 or any integral multiple of CD$1,000,000 in excess thereof. Each such reduction shall (i) be applied ratably to the Canadian Commitments of each Canadian Lender and (ii) be irrevocable when given. At the effective time of each such reduction, the Canadian Borrower shall pay to the Agent for application as provided herein (i) any amount by which the Canadian Credit Extensions outstanding on such date exceed the amount to which the Canadian Commitments are to be reduced effective on such date, in each case pro rata based on the amount prepaid, and (ii) any Breakage Costs, if applicable.

(c)Upon at least three (3) Business Days’ prior written notice to the Agent, the UK Borrower may at any time or from time to time in part permanently reduce the UK Commitments to an amount not less than $5,000,000. Each such reduction shall be in the principal amount of $1,000,000 or any integral multiple of $1,000,000 in excess thereof. Each such reduction shall (i) be applied ratably to the UK Commitments of each UK Lender and (ii) be irrevocable when given. At the effective time of each such reduction, the UK Borrower shall pay to the Agent for application as provided herein (i) any amount by which the UK Credit Extensions outstanding on such date exceed the amount to which the UK Commitments are to be reduced effective on such date, in each case pro rata based on the amount prepaid, and (ii) any Breakage Costs, if applicable.

(d)Upon at least three (3) Business Days’ prior written notice to the Agent, the Lead Borrower may at any time terminate the Revolving Domestic Commitments, the Canadian Commitments and/or the UK Commitments.  At the effective time of each such termination specified in such notice, the applicable Borrowers shall repay to the Agent, in each case for application as provided herein to all Obligations, the Canadian Liabilities or the UK Liabilities, as applicable.  The Canadian Commitments and the UK Commitments shall be automatically terminated upon any termination of the Revolving Domestic Commitments.

2.16Alternate Rate of Interest

.  Subject to Section 2.29, if prior to the commencement of any Interest Period for a LIBO Borrowing or a BA Equivalent Loan Borrowing:

(a)the Agent determines (which determination shall be presumed correct absent manifest error) that adequate and reasonable means do not exist for ascertaining the LIBO Rate or BA Rate for such Interest Period; or

(b)the Agent is advised by the Required Lenders that the LIBO Rate or BA Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Agent shall give electronic notice thereof to the Lead Borrower, the Canadian Borrower or the UK Borrower, as applicable, and the Lenders as promptly as practicable thereafter (but in any event, within two (2) Business Days after such determination or advice) and, until the Agent notifies the Lead Borrower, the Canadian Borrower or the UK Borrower, as applicable, and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Borrowing Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a LIBO Borrowing or a BA Equivalent Loan Borrowing shall be ineffective and (ii) if any Borrowing Request requests a LIBO Borrowing or a BA Equivalent Loan Borrowing, such Borrowing shall be made as a Borrowing of Domestic Prime Rate Loans, U.S. Index Rate Loans, Canadian Prime Rate Loans or UK Swingline Loans, as applicable.

2.17Conversion and Continuation of Loans

.  The Lead Borrower on behalf of the Domestic Borrowers, or the Canadian Borrower or the UK Borrower, as applicable, shall have the right at any time,

(a)on three (3) Business Days’ prior irrevocable notice to the Agent (which notice, to be effective, must be received by the Agent not later than 11:00 a.m., Local Time, on the third Business Day preceding the date of any conversion), (x) to convert any outstanding Borrowings of  Domestic Prime Rate Loans  (but in no event Swingline Loans) to Borrowings of LIBO Loans, (y) to convert any outstanding Borrowings of Canadian Prime Rate Loans or U.S. Index Rate Loans (but in no event Canadian Swingline Loans)  to Borrowings of BA Equivalent Loans or LIBO Loans, as applicable, or (z) to continue an outstanding Borrowing of LIBO Loans or BA Equivalent Loans, as applicable, for an additional Interest Period,

(b)on irrevocable notice to the Agent (which notice, to be effective, must be received by the Agent not later than 11:00 a.m., Local Time, on the same Business Day of any conversion), to convert any outstanding Borrowings of LIBO Loans to a Borrowing of  Domestic

Prime Rate Loans or U.S. Index Rate Loans (or, in the case of the Canadian Borrower, Borrowings of BA Equivalent Loans to a Borrowing of Canadian Prime Rate Loans, and in the case of the UK Borrower, Borrowings of LIBO Loans to a Borrowing of UK Swingline Loans),

subject to the following:

(i)	no Borrowing of Loans may be converted into, or continued as, LIBO Loans or BA Equivalent Loans at any time when an Event of Default has occurred and is continuing;

(ii)if less than a full Borrowing of Loans is converted, such conversion shall be made pro rata among the Domestic Lenders, the Canadian Lenders or UK Lenders, as applicable, in accordance with the respective principal amounts of the Loans comprising such Borrowing held by such Lenders immediately prior to such conversion;

(iii)the aggregate principal amount of Loans being converted into or continued as LIBO Loans shall be in an integral of $100,000 and at least $1,000,000, and the aggregate principal amount of Loans being converted into or continued as BA Equivalent Loans shall be in an integral of CD$100,000 and at least CD$1,000,000;

(iv)each Domestic Lender shall effect each conversion by applying the proceeds of its new LIBO Loan or Domestic Prime Rate Loan, as the case may be, to its Loan being so converted, each Canadian Lender shall effect each conversion by applying the proceeds of its new BA Equivalent Loan or Canadian Prime Rate Loan, as the case may be, to its Loan being so converted, and each conversion of UK Loans from LIBO Loans to a Borrowing of UK Swingline Loans shall be effected by the UK Swingline Lender applying the proceeds of its new UK Swingline Loan to the LIBO Loan of the UK Lenders being so converted;

(v)the Interest Period with respect to a Borrowing of LIBO Loans or BA Equivalent Loans effected by a conversion or with respect to a Borrowing of LIBO Loans or BA Equivalent Loans being continued as LIBO Loans or BA Equivalent Loans, respectively, shall commence on the date of conversion or the expiration of the current Interest Period applicable to such continued Borrowing, as the case may be;

(vi)a Borrowing of LIBO Loans or BA Equivalent Loans may be converted only on the last day of an Interest Period applicable thereto;

(vii)each request for a conversion or continuation of a Borrowing of LIBO Loans or BA Equivalent Loans which fails to state an applicable Interest Period shall be deemed to be a request for an Interest Period of one month; and

(viii)no more than ten (10) Borrowings of LIBO Loans that are Revolving Loans and BA Equivalent Loans may be outstanding at any time; and no more than one (1) Borrowings of FILO Loans that are LIBO Loans.

If the applicable Borrower does not give notice to convert any Borrowing of Domestic Prime Rate Loans or Canadian Prime Rate Loans, or does not give notice to continue, or does not have the right to continue, any Borrowing as LIBO Loans or BA Equivalent Loans, in each case as provided above, such Borrowing shall automatically be converted to, or continued as, as applicable, a Borrowing of Domestic Prime Rate Loans, Canadian Prime Rate Loans or UK Swingline Loans, as applicable, at the expiration of the then current Interest Period. The Agent shall, after it receives notice from the applicable Borrower, promptly give each Lender notice of any conversion, in whole or part, of any Loan made by such Lender.

2.18Mandatory Prepayment; Cash Collateral; Commitment Termination

.  The outstanding Obligations shall be subject to mandatory prepayment as follows:

(a)If at any time the amount of the Canadian Credit Extensions to the Canadian Borrower exceeds Canadian Availability, the Canadian Borrower will immediately (A) prepay the Canadian Loans in an amount necessary to eliminate such excess, and (B) if, after giving effect to the prepayment in full of all outstanding Canadian Loans such excess has not been eliminated, deposit cash into the Cash Collateral Account in an amount equal to 102% of the Canadian Letter of Credit Outstandings.

(b)If at any time the amount of the Domestic Credit Extensions (excluding the FILO Loans) to the Domestic Borrowers exceeds Domestic Availability, the Domestic Borrowers will immediately (A) prepay the Domestic Loans in an amount necessary to eliminate such excess, and (B) if, after giving effect to the prepayment in full of all outstanding Domestic Loans such excess has not been eliminated, deposit cash into the applicable Cash Collateral Account in an amount equal to 102% of the Domestic Letter of Credit Outstandings. If after giving effect to the payments required in this Section 2.18(b), an excess remains, the Borrowers shall prepay the FILO Loan in the amount of such excess.

(c)If at any time the amount of the Canadian Credit Extensions to the Canadian Borrower plus the amount of the UK Credit Extensions to the UK Borrower exceed 50% of the Loan Cap, the UK Borrower or the Canadian Borrower will immediately (i) (A) prepay the Canadian Loans and/or the UK Loans, as the case may be, in an amount necessary to eliminate such excess, and (B) if, after giving effect to the prepayment in full of all outstanding Canadian Loans and/or the UK Loans such excess has not been eliminated, deposit cash into the Cash Collateral Account in an amount equal to 102% of the Canadian Letter of Credit Outstandings and/or the UK Letter of Credit Outstandings.

(d)If at any time the amount of the UK Credit Extensions to the UK Borrower exceeds the UK Loan Cap, the UK Borrower will immediately (A) prepay the UK Loans in an amount necessary to eliminate such excess, and (B) if, after giving effect to the prepayment in full of all outstanding UK Loans such excess has not been eliminated, deposit cash into the Cash Collateral Account in an amount equal to 102% of the UK Letter of Credit Outstandings.

(e)If at any time following one or more fluctuations in the exchange rate of the Canadian Dollar against the Dollar, the amount of the Canadian Credit Extensions to the Canadian Borrower exceeds Canadian Availability, the Canadian Borrower shall (x) if such excess is in an aggregate amount that is greater than or equal to $500,000 within two (2) Business Days of notice from the Agent, (y) if such excess is an aggregate amount that is less than $500,000 and such excess continues to exist in an aggregate amount less than $500,000 for at least five (5) Business Days, within two (2) Business Days of notice from the Agent or (z) if an Event of Default has occurred and is continuing, immediately (i) make the necessary payments or repayments to reduce such Canadian Liabilities to an amount necessary to eliminate such excess or (ii) maintain or cause to be maintained with the Agent deposits as continuing collateral security for the Obligations of the Canadian Borrower in an amount equal to or greater than the amount of such excess, such deposits to be maintained in such form and upon such terms as are acceptable to the Agent.  Without in any way limiting the foregoing provisions, the Agent shall, weekly or more frequently in the sole discretion of the Agent, make the necessary exchange rate calculations to determine whether any such excess exists on such date and advise the Borrowers if such excess exists.

(f)If at any time following one or more fluctuations in the exchange rate of any Optional Currency against the Dollar, the amount of the UK Credit Extensions to the UK Borrower exceeds the UK Loan Cap, the UK Borrower shall (x) if such excess is in an aggregate amount that is greater than or equal to $500,000 within two (2) Business Days of notice from the Agent, (y) if such excess is an aggregate amount that is less than $500,000 and such excess continues to exist in an aggregate amount less than $500,000 for at least five (5) Business Days, within two (2) Business Days of notice from the Agent or (z) if an Event of Default has occurred and is continuing, immediately (i) make the necessary payments or repayments to reduce such UK Liabilities to an amount necessary to eliminate such excess or (ii) maintain or cause to be maintained with the Agent deposits as continuing collateral security for the Obligations of the UK Borrower in an amount equal to or greater than the amount of such excess, such deposits to be maintained in such form and upon such terms as are reasonably acceptable to the Agent.  Without in any way limiting the foregoing provisions, the Agent shall, weekly or more frequently in the reasonable discretion of the Agent, make the necessary exchange rate calculations to determine whether any such excess exists on such date and advise the Borrowers if such excess exists.

(g)To the extent required pursuant to Section 2.21, the Revolving Loans shall be repaid daily in accordance with the provisions of said Section 2.21.

(h)[Reserved].

(i)Subject to the foregoing, outstanding Prime Rate Loans and U.S. Index Rate Loans shall be prepaid before outstanding LIBO Loans or BA Equivalent Loans are prepaid. Each partial prepayment of LIBO Loans shall be in an integral multiple of $100,000, and each partial prepayment of BA Equivalent Loans shall be in an integral multiple of CD$100,000. No prepayment of LIBO Loans or BA Equivalent Loans shall be permitted pursuant to this Section 2.18 other than on the last day of an Interest Period applicable thereto, unless the Borrowers simultaneously reimburse the Lenders for all “Breakage Costs” (as defined below) associated therewith. In order to avoid such Breakage Costs, as long as no Event of Default has occurred and is continuing, at the request of the Lead Borrower, the Agent shall hold all amounts required to be applied to LIBO Loans or BA Equivalent Loans in the applicable Cash Collateral Account and will apply such funds to the applicable LIBO Loans or BA Equivalent Loans at the end of the then pending Interest Period therefor and such LIBO Loans and BA Equivalent Loans shall continue to bear interest at the rate set forth in Section 2.9 until the amounts in the applicable Cash Collateral Account have been so applied (provided that the foregoing shall in no way limit or restrict the Agent’s rights upon the subsequent occurrence of an Event of Default). No partial prepayment of a Borrowing of LIBO Loans or BA Equivalent

Loans shall result in the aggregate principal amount of the LIBO Loans remaining outstanding pursuant to such Borrowing being less than $1,000,000 or the aggregate principal amount of the BA Equivalent Loans remaining outstanding pursuant to such Borrowing being less than CD$1,000,000 (unless all such outstanding LIBO Loans or BA Equivalent Loans are being prepaid in full). Any prepayment of the Revolving Loans shall not permanently reduce the Commitments.

(j)All amounts required to be applied to Loans hereunder (other than Swingline Loans, Canadian Swingline Loans and UK Swingline Loans) shall be applied ratably in accordance with each Domestic Lender’s Revolving Domestic Commitment Percentage, or Canadian Lender’s Canadian Commitment Percentage, or UK Lender’s UK Commitment Percentage, as applicable.

(k)Upon the Termination Date, the Commitments and the credit facility provided hereunder shall be terminated in full and the Domestic Borrowers shall pay, in full and in cash, all outstanding Loans and all other outstanding Obligations owing by them, the Canadian Borrower shall pay in full and in cash, all outstanding Loans to it and all Canadian Liabilities, and the UK Borrower shall pay in full and in cash, all outstanding Loans to it and all UK Liabilities.

(l)All Obligations shall be payable to the Agent in the currency in which they are denominated.

2.19Optional Prepayment of Loans; Reimbursement of Lenders.

(a)The Borrowers shall have the right at any time and from time to time to prepay outstanding Revolving Loans in whole or in part, (x) with respect to Revolving Loans that are LIBO Loans and BA Equivalent Loans, upon at least two Business Days’ prior written, telex or facsimile notice to the Agent prior to 11:00 a.m., Local Time, and (y) with respect to Domestic Prime Rate Loans, Canadian Prime Rate Loans, U.S. Index Rate Loans or UK Swingline Loans, upon written, telex or facsimile notice to the Agent, which notice shall be received prior to 11:00 a.m., Local Time on the same Business Day of such prepayment, subject to the following limitations:

(i)

All prepayments under this Section 2.19 shall be paid to the Agent for application, first, solely with respect to payments made by the Domestic Borrowers, to the prepayment of outstanding Swingline Loans, second, solely with respect to payments made by the Canadian Borrower, to the prepayment of outstanding Canadian Swingline Loans, third, solely with respect to payments made by the UK Borrower, to the prepayment of outstanding UK Swingline Loans, fourth, to the prepayment of other outstanding Loans at the direction of the Borrowers, as the case may be, in accordance with each Lender’s Revolving Domestic Commitment Percentage on a ratable basis, Canadian Commitment Percentage on a ratable basis or UK Commitment Percentage on a ratable basis, as applicable, and fourth, to the funding of a cash collateral deposit in the applicable Cash Collateral Account in an amount equal to 102% of the applicable Letter of Credit Outstandings.

(ii)	Subject to the foregoing, outstanding Prime Rate Loans and U.S. Index Rate Loans shall be prepaid before outstanding LIBO Loans or BA Equivalent Loans are prepaid. Each partial prepayment of LIBO Loans shall be in an integral multiple of $100,000, and each partial prepayment of BA Equivalent Loans shall be in an integral multiple of CD$100,000. No prepayment of LIBO Loans or BA Equivalent Loans shall be permitted pursuant to this Section 2.19 other than on the last day of an Interest Period applicable thereto, unless the Borrowers simultaneously reimburse the Lenders for all “Breakage Costs” (as defined below) associated therewith. No partial prepayment of a Borrowing of LIBO Loans or BA Equivalent Loans shall result in the aggregate principal amount of the LIBO Loans remaining outstanding pursuant to such Borrowing being less than $1,000,000 or the aggregate principal amount of the BA Equivalent Loans remaining outstanding pursuant to such Borrowing being less than CD$1,000,000 (unless all such outstanding LIBO Loans or BA Equivalent Loans are being prepaid in full).

(iii)

Each notice of prepayment shall specify the prepayment date, the principal amount and Type of the Revolving Loans to be prepaid and, in the case of LIBO Loans or BA Equivalent Loans, the Borrowing or Borrowings pursuant to which such Revolving Loans were made. Each notice of prepayment shall be irrevocable and shall commit the Borrowers to prepay such Revolving Loan by the amount and on the date stated therein. The Agent shall, promptly after receiving notice from the Lead Borrower hereunder, notify each Revolving Lender of the principal amount and Type of the Revolving Loans held by such Revolving Lender which are to be prepaid, the prepayment date and the manner of application of the prepayment.

(b)Except as provided in this Section 2.19(b), the FILO Loan may not be voluntarily prepaid in whole or in part until all other Obligations have been paid in full in cash, all Letter of Credit Outstandings have been Cash Collateralized and the Total Revolving Commitments have been terminated.  Notwithstanding the preceding sentence or Section 6.7, (x) as long as the Payment Conditions are satisfied at the time of and immediately after giving pro forma effect to such prepayment, or (y) (i) no Default or Event of Default exists and (ii) no principal amounts are outstanding under the Revolving Loans (excluding any undrawn amounts of outstanding Letters of Credit), the FILO Loan may be voluntarily prepaid, in whole or in part.  Any voluntary prepayment of the FILO Loan permitted by this clause (b) may be made by the Domestic Borrowers upon irrevocable notice to the Agent from the Lead Borrower; provided that (i) such notice must be received by the Agent not later than 11:00 a.m. Local Time three (3) Business Days prior to any date of prepayment of any FILO Loan constituting LIBO Loans; (ii) any prepayment of any FILO Loan constituting LIBO Loans shall be in a principal amount of $1,000,000 or a whole multiple of $100,000 in excess thereof; and (iii) such notice may be conditioned upon the effectiveness of other transactions, in which case such notice may be revoked by the Borrowers (by notice to the Agent on or prior to the specified effective date) if such condition is not satisfied.  Each such notice shall specify the date and amount of such prepayment, and the Lead Borrower shall have delivered a certificate to the Agent duly executed by a Financial Officer of the Borrowers and attaching evidence (reasonably detailed and reasonably satisfactory to the Agent, including a reasonably detailed calculation) of the satisfaction of the Payment Conditions.  The Agent will promptly notify each FILO Lender of its receipt of each such notice, and of the amount of such FILO Lender’s Commitment Percentage of such prepayment.  If such notice is given by the Lead Borrower, the Lead Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein.  Any prepayment of a LIBO Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to this Section 2.19.  Subject to Section 8.13, each such prepayment shall be applied to the portion of the FILO Loan owed to each FILO Lender in accordance with its respective Commitment Percentage.

(c)The Borrowers shall reimburse each Lender on demand for any loss incurred or to be incurred by it in the reemployment of the funds released (i) resulting from any prepayment (for any reason whatsoever, including, without limitation, conversion to a Domestic Prime Rate Loan, a Canadian Prime Rate Loan, a U.S. Index Rate Loan or a UK Swingline Loan or acceleration by virtue of, and after, the occurrence of an Event of Default) of any LIBO Loan or BA Equivalent Loan required or permitted under this Agreement, if such Loan is prepaid other than on the last day of the Interest Period for such Loan or (ii) in the event that after the Lead Borrower delivers a notice of borrowing under Section 2.3 in respect of LIBO Loans or BA Equivalent Loans, such Loans are not borrowed on the first day of the Interest Period specified in such notice of borrowing for any reason. Such loss shall be the amount as reasonably determined by such Lender as the excess, if any, of (A) the amount of interest which would have accrued to such Lender on the amount so paid or not borrowed at a rate of interest equal to the LIBO Rate or the BA Rate for such Loan, for the period from the date of such payment or failure to borrow to the last day (x) in the case of a payment or refinancing of a LIBO Loan or a BA Equivalent Loan other than on the last day of the Interest Period for such Loan, of the then current Interest Period for such Loan or (y) in the case of such failure to borrow, of the Interest Period for such LIBO Loan or BA Equivalent Loan which would have commenced on the date of such failure to borrow, over (B) in the case of a LIBO Loan, the amount of interest which would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the London interbank market, or, in the case of a BA Equivalent Loan, the amount of interest which would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with Bank of America-Canada Branch (collectively, “Breakage Costs”). Any Lender demanding reimbursement for such loss shall deliver to the Lead Borrower from time to time one or more certificates setting forth the amount of such loss as determined by such Lender and setting forth in reasonable detail the manner in which such amount was determined.

(d)In the event the Borrowers fail to prepay any Loan on the date specified in any prepayment notice delivered pursuant to Section 2.19(a), the Borrowers on demand by any Revolving Lender shall pay to the Agent for the account of such Revolving Lender any amounts required to compensate such Revolving Lender for any actual loss incurred by such Revolving Lender as a result of such failure to prepay, including, without limitation, any loss, cost or expenses incurred by reason of the acquisition of deposits or other funds by such Revolving Lender to fulfill deposit obligations incurred in anticipation of such prepayment. Any Revolving Lender demanding such payment shall deliver to the Lead Borrower from time to time one or more certificates setting forth the amount of such loss as determined by such Revolving Lender and setting forth in reasonable detail the manner in which such amount was determined.

(e)Whenever any partial prepayment of Loans is to be applied to LIBO Loans or BA Equivalent Loans, such LIBO Loans or BA Equivalent Loans shall be prepaid in the chronological order of their Interest Payment Dates.

2.20Maintenance of Loan Account; Statements of Account.

(a)The Agent shall maintain an account on its books in the name of the Borrowers (the “Loan Account”) which will reflect (i) all Loans and other advances made by the Lenders to the Borrowers or for the Borrowers’ account, (ii) all L/C Disbursements, fees and interest that have become payable as herein set forth, and (iii) any and all other monetary Obligations that have become payable.

(b)The Loan Account will be credited with all amounts received by the Agent from the Borrowers or otherwise for the Borrowers’ account, including all amounts received in the Bank of America Concentration Account from the Controlled Account Banks, and the amounts so credited shall be applied as set forth in Sections 2.22(a), (b), (c) and (d), 7.4 or 7.5, as applicable.  After the end of each month, the Agent shall send to the Lead Borrower, the Canadian Borrower or the UK Borrower, as applicable, a statement accounting for the charges, loans, advances and other transactions occurring among and between the Agent, the Lenders and the Borrowers during that month. The monthly statements shall, absent manifest error, be an account stated, which is final, conclusive and binding on the Borrowers.

2.21Cash Receipts.

(a)The Borrowers shall deliver to the Agent (i) on the Effective Date and thereafter annually (or at such times as the Agent may reasonably request following the occurrence and during the continuance of a Cash Dominion Event), a list of all present DDAs maintained by the Credit Parties, which list includes, with respect to each depository (A) the name of that depository; (B) the account number(s) maintained with such depository; and (C) to the extent known, a contact person at such depository (the “DDA List”), (ii) upon the occurrence of an Event of Default at the request of the Agent, notifications executed on behalf of the Credit Parties to each depository institution identified on the DDA List in form and substance reasonably satisfactory to the Agent, of the Agent’s interest in such DDA as described more fully in Section 2.21(d) and substantially in the form of Exhibit G (each, a “DDA Notification”), and (iii) on or prior to the Effective Date and periodically thereafter notifications (the “Credit Card Notifications”) executed on behalf of the Credit Parties with each of the Credit Parties’ major credit card and debit card processors in form and substance reasonably satisfactory to the Agent.

(b)Annexed hereto as Schedule 2.21(b) is a list describing all arrangements to which any Credit Party is a party with respect to the payment to any Credit Party of the proceeds of all credit card and debit card charges for sales by such Credit Party.

(c)Annexed hereto as Schedule 2.21(c) is a list describing all Concentration Accounts and Investment Accounts maintained by the Credit Parties.  On or prior to the Effective Date, the Credit Parties shall enter into an Account Control Agreement with the Controlled Account Banks for the Concentration Accounts and the Investment Accounts other than the Pinacle Liquidity Management Account as defined on Schedule 2.21(c)), in each case in form and substance reasonably satisfactory to the Agent.

(d)The DDA Notifications and Credit Card Notifications shall require, after the occurrence and during the continuance of a Cash Dominion Event, the sweep on each

Business Day of all available cash receipts and other proceeds from the sale or disposition of any Collateral, including, without limitation, the proceeds of all credit card and debit card charges (all such cash receipts and proceeds, “Cash Receipts”), to (x) a concentration account maintained by the Agent at Bank of America (the “Bank of America Concentration Account”), or (y) a Controlled Account, as the Agent may direct.

(e)The Account Control Agreements shall require, in respect of DDAs maintained by the Domestic Credit Parties or Canadian Credit Parties, after the occurrence and during the continuance of a Cash Dominion Event, the sweep on each Business Day of all Cash Receipts to the Bank of America Concentration Account or to such other account as the Agent may direct, and with respect to the Canadian Credit Parties, to a Concentration Account established by the Canadian Credit Parties or as the Agent may otherwise direct.  Notwithstanding any provision of this Agreement or any other Loan Document to the contrary, the Agent shall not send a notice of exclusive control regarding or otherwise exercise control over (i) any DDA maintained by the Domestic Credit Parties or Canadian Credit Parties subject to an Account Control Agreement unless a Cash Dominion Event shall have occurred and be continuing and will withdraw such notice of exclusive control and relinquish such control at such time as a Cash Dominion Event is no longer in effect, if requested in writing, by the Lead Borrower, or (ii) any Excluded DDA.

(f)If at any time after the occurrence and during the continuance of a Cash Dominion Event, any cash or cash equivalents owned by the Credit Parties are deposited to any account (other than an Excluded DDA or a DDA for which a DDA Notification has been delivered), or held or invested in any manner, otherwise than in a Controlled Account that is subject to an Account Control Agreement as required herein, then the Agent may require such Credit Parties to have all funds held in such account transferred to the Bank of America Concentration Account or such other Controlled Account as the Agent may direct, and with respect to the Canadian Credit Parties, to a Concentration Account established by the Canadian Credit Parties or as the Agent may otherwise direct.

(g)The Credit Parties may close DDAs or Controlled Accounts and/or open new DDAs or Controlled Accounts, subject to the execution and delivery to the Agent of appropriate DDA Notifications or Account Control Agreements consistent with the provisions of this Section 2.21. Unless consented to in writing by the Agent, the Credit Parties may not enter into any agreements with additional credit card processors unless contemporaneously therewith, a Credit Card Notification is executed and delivered to the Agent.

(h)The Bank of America Concentration Account and the Concentration Accounts established by the Canadian Credit Parties are and shall remain under the sole dominion and control of the Agent. Each Credit Party acknowledges and agrees that, subject to the provisions of subparagraph (i) below, (i) such Credit Party has no right of withdrawal from the Bank of America Concentration Account and the Concentration Accounts established by the Canadian Credit Parties, (ii) the funds on deposit in the Bank of America Concentration Account shall continue to be collateral security for all of the Obligations (including the Canadian Liabilities and the UK Liabilities), (iii) the funds on deposit in the Concentration Accounts established by the Canadian Credit Parties shall continue to be collateral security for all of the Canadian Liabilities and the UK Liabilities, and (iv) the funds on deposit in the Bank of America

Concentration Account shall be applied as provided in Sections 2.22(a) or 7.4 or 7.5, as applicable.

(i)So long as no Cash Dominion Event has occurred and is continuing, the Domestic Credit Parties and Canadian Credit Parties may direct, and shall have sole control over, the manner of disposition of its funds in the DDAs and the Controlled Accounts.

(j)After the occurrence and during the continuation of a Cash Dominion Event, the Credit Parties shall cause the ACH or wire transfer to, upon the Agent’s instruction, any Controlled Account, no less frequently than daily (unless the Commitments have been terminated hereunder and the Obligations have been paid in full) of the then current contents of each such DDA (other than any Excluded DDA), each such transfer to be net of any minimum balance, not to exceed with respect to any DDA (other than any Excluded DDA) $2,500, as may be required to be maintained in the subject DDA by the bank at which such DDA is maintained, and, in connection with each such transfer, the Credit Parties shall also provide the Agent with an accounting of the contents of each DDA (other than any Excluded DDA).

(k)After the occurrence and during the continuation of a Cash Dominion Event, whether or not any Obligations are then outstanding, the Credit Parties shall cause the ACH or wire transfer, upon the Agent’s instruction, to the Bank of America Concentration Account of the then current entire ledger balance of each Controlled Account, net of such minimum balance, not to exceed $10,000, as may be required to be maintained in the subject Controlled Account by the bank at which such Controlled Account is maintained; provided that amounts in Controlled Accounts established by the Canadian Credit Parties shall be delivered only to a concentration account at Bank of America-Canada Branch or as the Agent may otherwise direct.

(l)In the event that, notwithstanding the provisions of this Section 2.21, after the occurrence of a Cash Dominion Event in respect of the Domestic Credit Parties or the Canadian Credit Parties, a Credit Party receives or otherwise has dominion and control of any such proceeds or collections (other than proceeds deposited in any Excluded DDA), such proceeds and collections shall be held in trust by such Credit Party for the Agent, and shall not be commingled with any of such Credit Party’s other funds or deposited in any account of such Credit Party other than as instructed by the Agent.

(m)After the occurrence and during the continuation of a Cash Dominion Event, the Credit Parties shall deliver to the Agent on each anniversary of the Effective Date (or at such other times as the Agent may reasonably request), a list of all Account Debtors, which list includes, with respect to each Account Debtor (i) the name, address, and telephone number of that Account Debtor; (ii) the account/reference numbers for such Account Debtor; and (iii) to the extent known, a contact person at such Account Debtor.

(n)Notwithstanding anything contained herein to the contrary, the provisions of this Section 2.21 shall not apply to the UK Credit Parties until the establishment of the UK Borrowing Base.  Upon the establishment of the UK Borrowing Base, and as a condition precedent to the establishment of the UK Borrowing Base, the UK Credit Parties will comply with all of the provisions of this Section 2.21 in a manner reasonably determined by the Agent and the Lead Borrower.

2.22Application of Payments.

(a)As long as the time for payment of the Obligations has not been accelerated, all amounts received in the Bank of America Concentration Account from any source (other than proceeds received from the Canadian Borrower or the UK Borrower or their respective assets), including the Controlled Account Banks following the occurrence and during the continuance of a Cash Dominion Event, and other amounts received by the Agent, shall be applied, on the day of receipt, in the following order:  first, to pay any fees and expense reimbursements and indemnification then due and payable to the Agent and the Issuing Bank (other than on account of Canadian Letters of Credit and UK Letters of Credit); second, to pay interest then due and payable on Credit Extensions to the Domestic Borrowers; third, to repay any outstanding Swingline Loans; fourth, to repay any outstanding Revolving Loans that are Domestic Prime Rate Loans and any outstanding reimbursement obligations under Letters of Credit and Banker’s Acceptances other than Canadian Letters of Credit and UK Letters of Credit or Banker’s Acceptances arising from Canadian Letters of Credit and UK Letters of Credit; fifth, to repay any outstanding Revolving Loans that are LIBO Loans and all Breakage Costs due in respect of such repayment pursuant to Section 2.19(b) or, at the Lead Borrower’s option, to fund a cash collateral deposit to the Cash Collateral Account sufficient to pay, and with direction to pay, all such outstanding LIBO Loans on the last day of the then-pending Interest Period therefor from such Cash Collateral Account (in each case, other than Canadian Loans and UK Loans); sixth, if an Event of Default exists, to fund a cash collateral deposit in the Cash Collateral Account in an amount equal to 102% of all Letter of Credit Outstandings other than Canadian Letter of Credit Outstandings and UK Letter of Credit Outstandings; seventh, to pay fees and expense reimbursements and indemnification then due and payable to the Issuing Bank issuing Canadian Letters of Credit and UK Letters of Credit (other than fees, expense reimbursements and indemnification payable in connection with Other Canadian Liabilities of the Canadian Borrower and Other UK Liabilities of the UK Borrower); eighth, to pay interest due and payable on Credit Extensions to the Canadian Borrower and the UK Borrower; ninth, to repay any outstanding Canadian Swingline Loans; tenth, to repay any outstanding UK Swingline Loans; eleventh, to repay pro rata outstanding Revolving Loans that are Canadian Prime Rate Loans or U.S. Index Rate Loans and all outstanding reimbursement obligations under Canadian Letters of Credit and UK Letters of Credit; twelfth, to repay outstanding Revolving Loans that are BA Equivalent Loans of the Canadian Borrower or LIBO Loans of the Canadian Borrower or the UK Borrower and all Breakage Costs due in respect of such repayment pursuant to Section 2.19(b) or, at the Canadian Borrower’s or UK Borrower’s option, as applicable, to fund a cash collateral deposit to the GCO Canada Cash Collateral Account or the Genesco (UK) Limited Cash Collateral Account, as applicable, sufficient to pay, and with direction to pay, all such outstanding BA Equivalent Loans or LIBO Loans of the UK Borrower, as applicable, on the last day of the then-pending Interest Period therefor from such GCO Canada Cash Collateral Account or the Genesco (UK) Limited Cash Collateral Account, as applicable; thirteenth, if an Event of Default exists, to fund a cash collateral deposit in the GCO Canada Cash Collateral Account or the Genesco (UK) Limited Cash Collateral Account, as applicable in an amount equal to 102% of all Canadian Letter of Credit Outstandings or UK Letter of Credit Outstandings, as applicable; fourteenth, to pay all other Obligations and all Other Domestic

Liabilities of the Domestic Borrowers, all Other Canadian Liabilities of the Canadian Borrower and all Other UK Liabilities of the UK Borrower that are then outstanding and then due and payable.  If all amounts set forth in clauses first through and including fourteenth above are paid, any excess amounts shall be deposited in a separate cash collateral account, and shall be released to the Lead Borrower on the day of receipt.  So long as no Event of Default has occurred and is continuing, the Agent shall release the funds held in the Cash Collateral Account pursuant to clauses fifth and twelfth above to the Borrowers upon the Lead Borrower’s request.

(b)As long as the time for payment of the Obligations has not been accelerated, all amounts received in the Concentration Accounts established by the Canadian Borrower constituting proceeds from the Canadian Borrower or its assets, and other amounts received by the Agent on behalf of the Canadian Borrower, shall be applied, on the day of receipt, in the following order:  first, to pay any fees and expense reimbursements and indemnification then due and payable to the Agent and the Issuing Bank (on account of Canadian Letters of Credit); second, to pay interest then due and payable on Credit Extensions to the Canadian Borrower; third, to repay any outstanding Canadian Swingline Loans; fourth, to repay pro rata outstanding Revolving Loans that are Canadian Prime Rate Loans or U.S. Index Rate Loans and all outstanding reimbursement obligations under Canadian Letters of Credit; fifth, to repay outstanding Revolving Loans that are LIBO Loans or BA Equivalent Loans made to the Canadian Borrower and all Breakage Costs due in respect of such repayment pursuant to Section 2.19(b) or, at the Canadian Borrower’s option, to fund a cash collateral deposit to the GCO Canada Cash Collateral Account sufficient to pay, and with direction to pay, all such outstanding LIBO Loans or BA Equivalent Loans on the last day of the then-pending Interest Period therefor from such GCO Canada Cash Collateral Account; sixth, if an Event of Default exists, to fund a cash collateral deposit in the GCO Canada Cash Collateral Account in an amount equal to 102% of all Canadian Letter of Credit Outstandings; seventh, to pay all other Canadian Liabilities that are then outstanding and then due and payable; eighth, to pay any fees and expense reimbursements and indemnification then due and payable to the Agent and the Issuing Bank (on account of UK Letters of Credit); ninth, to pay interest then due and payable on Credit Extensions to the UK Borrower; tenth, to repay pro rata outstanding Revolving Loans that are UK Swingline Loans and all outstanding reimbursement obligations under UK Letters of Credit; eleventh, to repay outstanding Revolving Loans that are LIBO Loans made to the UK Borrower and all Breakage Costs due in respect of such repayment pursuant to Section 2.19(b) or, at the UK Borrower’s option, to fund a cash collateral deposit to the Genesco (UK) Limited Cash Collateral Account sufficient to pay, and with direction to pay, all such outstanding LIBO Loans on the last day of the then-pending Interest Period therefor from such Genesco (UK) Limited Cash Collateral Account; twelfth, if an Event of Default exists, to fund a cash collateral deposit in the Genesco (UK) Limited Cash Collateral Account in an amount equal to 102% of all UK Letter of Credit Outstandings; and thirteenth, to pay all other UK Liabilities that are then outstanding and then due and payable.  If all amounts set forth in clauses first through and including thirteenth above are paid, any excess amounts shall be deposited in a separate cash collateral account, and shall be released to the Canadian Borrower on the day of receipt.  So long as no Event of Default has occurred and is continuing, the Agent shall release the funds held in the GCO Canada Cash Collateral Account pursuant to clause fifth above to the Canadian Borrower upon the Canadian Borrower’s request and in the Genesco (UK) Limited Cash Collateral Account pursuant to clause eleventh above to the UK Borrower upon the UK Borrower’s request.

(c)As long as the time for payment of the Obligations has not been accelerated, all amounts received in by the Agent on behalf of the UK Borrower shall be applied, on the day of receipt, in the following order:  first, to pay any fees and expense reimbursements and indemnification then due and payable to the Agent and the Issuing Bank (on account of UK Letters of Credit); second, to pay interest then due and payable on Credit Extensions to the UK Borrower; third, to repay pro rata outstanding Revolving Loans that are UK Swingline Loans and all outstanding reimbursement obligations under UK Letters of Credit; fourth, to repay outstanding Revolving Loans that are LIBO Loans made to the UK Borrower and all Breakage Costs due in respect of such repayment pursuant to Section 2.19(b) or, at the UK Borrower’s option, to fund a cash collateral deposit to the Genesco (UK) Limited Cash Collateral Account sufficient to pay, and with direction to pay, all such outstanding LIBO Loans on the last day of the then-pending Interest Period therefor from such Genesco (UK) Limited Cash Collateral Account; fifth, if an Event of Default exists, to fund a cash collateral deposit in the Genesco (UK) Limited Cash Collateral Account in an amount equal to 102% of all UK Letter of Credit Outstandings; sixth, to pay all other UK Liabilities that are then outstanding and then due and payable; seventh, to pay any fees and expense reimbursements and indemnification then due and payable to the Agent and the Issuing Bank (on account of Canadian Letters of Credit); eighth, to pay interest then due and payable on Credit Extensions to the Canadian Borrower; ninth, to repay pro rata outstanding Revolving Loans that are Canadian Prime Rate Loans or U.S. Index Rate Loans and all outstanding reimbursement obligations under Canadian Letters of Credit; tenth, to repay outstanding Revolving Loans that are LIBO Loans or BA Equivalent Loans made to the Canadian Borrower and all Breakage Costs due in respect of such repayment pursuant to Section 2.19(b) or, at the Canadian Borrower’s option, to fund a cash collateral deposit to the GCO Canada Cash Collateral Account sufficient to pay, and with direction to pay, all such outstanding LIBO Loans or BA Equivalent Loans on the last day of the then-pending Interest Period therefor from such GCO Canada Cash Collateral Account; eleventh, if an Event of Default exists, to fund a cash collateral deposit in the GCO Canada Cash Collateral Account in an amount equal to 102% of all Canadian Letter of Credit Outstandings; and twelfth, to pay all other Canadian Liabilities that are then outstanding and then due and payable.  If all amounts set forth in clauses first through and including twelfth above are paid, any excess amounts shall be deposited in a separate cash collateral account, and shall be released to the UK Borrower on the day of receipt.  So long as no Event of Default has occurred and is continuing, the Agent shall release the funds held in the Genesco (UK) Limited Cash Collateral Account pursuant to clause fourth above to the UK Borrower upon the UK Borrower’s request and in the GCO Canada Cash Collateral Account pursuant to clause tenth above to the Canadian Borrower upon the Canadian Borrower’s request.

(d)All credits against the Obligations shall be effective on the day of receipt thereof, and shall be conditioned upon final payment to the Agent of the items giving rise to such credits. If any item deposited to the Bank of America Concentration Account or any Concentration Account established by the Canadian Borrower and credited to the Loan Account is dishonored or returned unpaid for any reason, whether or not such return is rightful or timely, the Agent shall have the right to reverse such credit and charge the amount of such item to the Loan Account and the Borrowers shall indemnify the Agent, the Issuing Bank and the Lenders against all claims and losses resulting from such dishonor or return.

2.23Increased Costs.

(a)If any Change in Law shall:

(iv)impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any holding company of any Lender (except any such reserve requirement already reflected in the LIBO Rate) or the Issuing Bank; or

(v)impose on any Lender or the Issuing Bank or the London interbank market any other condition affecting this Agreement or LIBO Loans or BA Equivalent Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any LIBO Loan or BA Equivalent Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or otherwise) other than Taxes, which shall be governed by Section 2.26 and Section 1.7 hereof, then, as long as the Borrowers are treated in the same manner as all similarly situated customers, the Borrowers will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.

(b)If any Lender or the Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital or liquidity of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy or liquidity), then, as long as the Borrowers are treated in the same manner as all similarly situated customers, the Borrowers will pay to such Lender or the Issuing Bank, as the case may be, from time to time, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(c)A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and setting forth in reasonable detail the manner in which such amount or amounts were determined shall be delivered to the Lead Borrower and shall be conclusive absent manifest error. The Borrowers shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.

(d)Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section within ninety (90) days of the effective date of the relevant Change in Law shall constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation.

2.24Change in Legality.

(a)Notwithstanding anything to the contrary contained elsewhere in this Agreement, if (x) any Change in Law shall make it unlawful for a Lender to make or maintain a LIBO Loan or BA Equivalent Loan or to give effect to its obligations as contemplated hereby with respect to a LIBO Loan or BA Equivalent Loan or (y) at any time any Lender determines that the making or continuance of any of its LIBO Loans or BA Equivalent Loans has become impracticable as a result of a contingency occurring after the date hereof which adversely affects the London interbank market or other relevant markets for the BA Rate or the position of such Lender in the London interbank market or such other market, then, by written notice to the Lead Borrower, such Lender may (i) declare that LIBO Loans or BA Equivalent Loans will not thereafter be made by such Lender hereunder, whereupon any request by the Borrowers for a LIBO Borrowing or BA Equivalent Loan Borrowing shall, as to such Lender only, be deemed a request for a Domestic Prime Rate Loan, a Canadian Prime Rate Loan, a U.S. Index Rate Loan or a UK Swingline Loan, as applicable, unless such declaration shall be subsequently withdrawn; and (ii) require that all outstanding LIBO Loans or BA Equivalent Loans made by it be converted to Prime Rate Loans, UK Swingline Loans or U.S. Index Rate Loans, as applicable, in which event all such LIBO Loans or BA Equivalent Loans shall be automatically converted to Prime Rate Loans, UK Swingline Loans or U.S. Index Rate Loans, as applicable, as of the effective dates of such notice as provided in paragraph (b) below. In the event any Lender shall exercise its rights under clause (i) or (ii) of this paragraph (a), all payments and prepayments of principal which would otherwise have been applied to repay the LIBO Loans or BA Equivalent Loans that would have been made by such Lender or the converted LIBO Loans or BA Equivalent Loans of such Lender shall instead be applied to repay the Prime Rate Loans, UK Swingline Loans or U.S. Index Rate Loans, as applicable, made by such Lender or UK Swingline Lender, as applicable, in lieu of, or resulting from the conversion of, such LIBO Loans or BA Equivalent Loans.

(b)For purposes of this Section 2.24, a notice to the Lead Borrower by any Lender pursuant to paragraph (a) above shall be effective, if any LIBO Loans or BA Equivalent Loans shall then be outstanding, on the last day of each then-current Interest Period; and otherwise such notice shall be effective on the date of receipt by the Lead Borrower.

2.25Payments; Sharing of Setoff.

(a)Each Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest, fees or reimbursement of drawings under Letters of Credit, or of amounts payable under Sections 1.7, 2.19(b), 2.23, 2.26 or 9.4, or otherwise) prior to 2:00 p.m., Local Time, on the date when due, in immediately available funds, without setoff or counterclaim. Any amounts received after such time on any date may, in the discretion of the Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Agent’s Office, except payments to be made directly to the Issuing Bank, the Swingline Lender, the Canadian Swingline Lender or the UK Swingline Lender as expressly provided herein and except that payments pursuant to Sections 1.7, 2.19(b), 2.23, 2.26 or 9.4 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment under any Loan Document (other than payments with respect to LIBO Borrowings or BA Equivalent Loan Borrowings) shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, if any payment due with respect to LIBO Borrowings or BA Equivalent Loan Borrowings shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, unless that succeeding Business Day is in the next calendar month, in which event, the date of such payment shall be on the last Business Day of the subject calendar month, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under each Loan Document shall be made in the currency specified therein.

(b)If at any time insufficient funds are received by and available to the Agent to pay fully all amounts of principal, unreimbursed drawings under Letters of Credit, interest and fees then due hereunder, such funds shall be applied ratably among the parties entitled thereto in accordance with the provisions of Sections 2.22(a) and 2.22(b) hereof.

(c)If any Revolving Domestic Lender, Canadian Lender or UK Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in drawings under Letters of Credit, Swingline Loans, Canadian Swingline Loans or UK Swingline Loans resulting in such Revolving Domestic Lender’s, Canadian Lender’s or UK Lender’s receiving payment of a greater proportion of the aggregate amount of its Loans and participations in drawings under Letters of Credit, Swingline Loans, Canadian Swingline Loans and UK Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Revolving Domestic Lender, Canadian Lender or UK Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in drawings under Letters of Credit, Swingline Loans, Canadian Swingline Loans and UK Swingline Loans of other Revolving Domestic Lenders, Canadian Lenders or UK Lenders, as applicable, to the extent necessary so that the benefit of all such payments shall be shared by the Revolving Domestic Lenders, Canadian Lenders or UK Lenders, as applicable, ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in drawings under Letters of Credit, Swingline Loans, Canadian Swingline Loans and UK Swingline Loans, provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Revolving Domestic Lender, Canadian Lender or UK Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in drawings under Letters of Credit to any assignee or participant, other than to the Borrowers or any Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrowers consent to the foregoing and agree, to the extent they may effectively do so under Applicable Law, that any Revolving Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrowers rights of setoff and counterclaim with respect to such participation as fully as if such Revolving Lender were a direct creditor of the Borrowers in the amount of such participation.  Notwithstanding the foregoing, any amounts of the Canadian Borrower so offset shall be applied solely to the Canadian Liabilities and the UK Liabilities and any adjustments with respect thereto shall be made solely amongst Lenders having a Canadian Commitment and a UK Commitment, and any amounts of the UK Borrower so offset shall be applied solely to the UK Liabilities and the Canadian Liabilities and any adjustments with respect thereto shall be made solely amongst Revolving Lenders having a UK Commitment and a Canadian Commitment.

(d)Unless the Agent shall have received notice from the Lead Borrower prior to the date on which any payment is due to the Agent for the account of the Revolving Lenders or the Issuing Bank hereunder that the Borrowers will not make such payment, the Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the applicable Revolving Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the Revolving Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Agent forthwith on demand the amount so distributed to such Revolving Lender or the Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Agent, at the Federal Funds Effective Rate in the case of payments made in Dollars and Optional Currency and the Bank of Canada Overnight Rate in the case of payments made in Canadian Dollars.

(e)Without limiting the provisions of Section 8.13, if any Lender shall fail to make any payment required to be made by it pursuant to this Agreement, then the Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Agent for the account of such Lender to satisfy such Lender’s obligations under this Agreement until all such unsatisfied obligations are fully paid.

2.26Taxes.

(a)Any and all payments by or on account of any obligation of the Borrowers hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes except as required in accordance with Applicable Law.  If the Borrowers shall be required (as determined by the Lead Borrower in good faith) to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Agent, any Lender or the Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrowers shall make such deductions, and (iii) the Borrowers shall pay the full amount deducted to the relevant Governmental Authority in accordance with Applicable Law.

(b)In addition, the Borrowers shall pay any Other Taxes to the relevant Governmental Authority in accordance with Applicable Law.

(c)The Borrowers shall indemnify the Agent, each Lender and the Issuing Bank, and the Canadian Borrower shall indemnify the Agent, each Canadian Lender and the Issuing Bank in respect of any Canadian Letter of Credit within ten (10) Business Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Agent or Lender or the Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrowers hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrowers by a Lender or the Issuing Bank, or by the Agent on its own behalf or on behalf of a Lender or the Issuing Bank setting forth in reasonable detail the manner in which such amount was determined, shall be conclusive absent manifest error.

(d)As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrowers to a Governmental Authority, the Borrowers shall deliver to the Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.

(e)Any Domestic Lender that is a Foreign Lender that is entitled to an exemption from or reduction in United States withholding tax shall deliver to the Lead Borrower and the Agent two copies of either United States Internal Revenue Service Form W-8BEN or W8BEN-E, as applicable, or Form W-8ECI, or any subsequent versions thereof or successors thereto, or, in the case of a Domestic Lender that is a Foreign Lender’s claiming exemption from or reduction in U.S. Federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a Form W-8BEN or W8BEN-E, as applicable, or any subsequent versions thereof or successors thereto (and, if such Domestic Lender that is a Foreign Lender delivers a Form W-8BEN or W8BEN-E, as applicable, a certificate representing that such Domestic Lender that is a Foreign Lender is not a bank for purposes of Section 881(c) of the Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Borrowers and is not a controlled foreign corporation related to the Borrowers (within the meaning of Section 864(d)(4) of the Code)), properly completed and duly executed by such Domestic Lender that is a Foreign Lender claiming complete exemption from or reduced rate of, United States federal withholding tax on payments by the Borrowers under this Agreement and the other Loan Documents, or in the case of a Domestic Lender that is a Foreign Lender claiming exemption for “portfolio interest” certifying that it is not a foreign corporation, partnership, estate or trust. Such forms shall be delivered by each Domestic Lender that is a Foreign Lender other than a Canadian Lender or UK Lender on or before the date it becomes a party to this Agreement and on or before the date, if any, such Domestic Lender that is a Foreign Lender changes its applicable lending office by designating a different lending office (a “New Lending Office”). In addition, each Domestic Lender that is a Foreign Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Domestic Lender that is a Foreign Lender. Notwithstanding any other provision of this Section 2.26(e), a Domestic Lender that is a Foreign Lender shall not be required to deliver any form pursuant to this 2.26(e) that such Domestic Lender that is a Foreign Lender is not legally able to deliver.

(f)The Borrowers shall not be required to indemnify any Foreign Lender or to pay any additional amounts to any Foreign Lender in respect of United States federal withholding tax pursuant to paragraph (a) or (c) above to the extent that the obligation to pay such additional amounts would not have arisen but for a failure by such Foreign Lender to comply with the provisions of paragraph (e) above or (g) below. Should a Lender become subject to Taxes because of its failure to deliver a form required hereunder, the Borrowers shall, at such Lender’s expense, take such steps as such Lender shall reasonably request to assist such Lender to recover such Taxes.

(g)If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Lead Borrower and the Agent at the time or times prescribed by law and at such time or times reasonably requested by the Lead Borrower or the Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Lead Borrower or the Agent as may be necessary for the Lead Borrower and the Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (g), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(h)Each Lender does hereby severally indemnify, and shall make payment in respect thereof within 10 days after demand therefor, the Agent (x) against any Indemnified Taxes or Other Taxes attributable to such Lender (but only to the extent that any Borrower has not already indemnified the Agent for such Indemnified Taxes or Other Taxes and without limiting (or expanding) the obligation of the Borrowers to do so), (y) against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.6(f) relating to the maintenance of a Participant Register and (z) against any Excluded Taxes attributable to such Lender that are payable or paid by the Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due to the Agent under this Section 2.26(h).

(i)For purposes of determining withholding Taxes imposed under FATCA, from and after the effective date of this Agreement, the Borrowers and the Agent shall treat (and the Lenders hereby authorize the Agent to treat) this Agreement as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).

(j)Notwithstanding anything in this Section 2.26 to the contrary, for the avoidance of doubt, the UK Borrower and the other UK Credit Parties shall be excluded from the provisions of this Section 2.26 and instead shall be governed with respect to tax matters by Section 1.7.

(k)Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrowers and the Agent, at the time or times reasonably requested by the Borrowers or the Agent, such property completed and executed documentation reasonably requested by the Borrowers or the Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Borrowers or the Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrowers or the Agent as will enable the Borrowers or the Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.26(g) or required to be provided pursuant to Section 2.26(e)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.  Each Lender agrees that any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrowers and the Agent in writing of its legal inability to do so.

(l)If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.26 or Section 1.7 (including by the payment of additional amounts pursuant to this Section 2.26 or Section 1.7), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.26 or Section 1.7 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (l) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this paragraph (l), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (l) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This paragraph shall not be construed to require any indemnified party to make available its Tax returns, computations, or any other information relating to its Taxes that it deems confidential to the indemnifying party or any other Person or otherwise to arrange its Tax affairs in any manner other than as it determines in its sole discretion.

(m)Each party’s obligations under this Section 2.26 shall survive the resignation or replacement of the Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

2.27Security Interests in Collateral

.  To secure their Obligations under this Agreement and the other Loan Documents, each Credit Party (other than the UK Credit Parties unless the UK Borrowing Base has been established) shall grant, and the Lead Borrower shall cause each Domestic Credit Party to grant, to the Agent, for its benefit and the ratable benefit of the other Secured Parties, and shall cause each Canadian Credit Party to grant, to the Agent, for its benefit and the ratable benefit of the other Canadian Secured Parties and the UK Secured Parties, a first-priority security interest in, and hypothec of, all of the Collateral pursuant hereto and to the Security Documents; provided that the security interest in, and hypothec of, the Collateral granted by the Canadian Borrower shall secure only the Canadian Liabilities and the UK Liabilities.

2.28Mitigation Obligations; Replacement of Lenders.

(a)If any Lender requests compensation under Section 2.23, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.26, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Sections 2.23 or 2.26, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers (in the case of the Canadian Borrower and the UK Borrower, only in respect of any Canadian Lender or UK Lender, as applicable) hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment; provided, however, that the Borrowers shall not be liable for such costs and expenses of a Lender requesting compensation if (i) such Lender becomes a party to this Agreement after the Effective Date and (ii) any relevant Change in Law occurred prior to the date such Lender becomes a party hereto.

(b)If any Lender requests compensation under Section 2.23, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Sections 1.7 or  2.26, or if any Lender defaults in its obligation to fund Loans hereunder, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.6), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that (i) except in the case of an assignment to another Lender, the Borrowers shall have received the prior written consent of the Agent, the Issuing Bank, the Swingline Lender, the Canadian Swingline Lender and the UK Swingline Lender, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in unreimbursed drawings under Letters of Credit,

Swingline Loans, Canadian Swingline Loans and UK Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.23 or payments required to be made pursuant to Sections 1.7 or  2.26, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

2.29LIBO Successor Rate.

(a)Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Agent determines (which determination shall be conclusive absent manifest error), or the Lead Borrower or Required Lenders notify the Agent (with, in the case of the Required Lenders, a copy to Lead Borrower) that the Lead Borrower or Required Lenders (as applicable) have determined, that:

(i)adequate and reasonable means do not exist for ascertaining LIBO Rate for any requested Interest Period, including, without limitation, because the LIBO Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or

(ii)the administrator of the LIBO Screen Rate or a Governmental Authority having jurisdiction over the Agent has made a public statement identifying a specific date after which LIBO Rate or the LIBO Screen Rate shall no longer be made available, or used for determining the interest rate of loans, provided that, at the time of such statement, there is no successor administrator that is satisfactory to the Agent, that will continue to provide LIBO Rate after such specific date (such specific date, the “Scheduled Unavailability Date”); or

(iii)syndicated loans currently being executed, or that include language similar to that contained in this Section 2.29, are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace LIBO Rate, then, reasonably promptly after such determination by the Agent or receipt by the Agent of such notice, as applicable, the Agent and the Lead Borrower may amend this Agreement solely for the purpose of replacing LIBO Rate in accordance with this Section 2.29 with (x) one or more SOFR-Based Rates or (y) another alternate benchmark rate giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated syndicated credit facilities for such alternative benchmarks and, in each case, including any mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated syndicated credit facilities for such benchmarks, which adjustment or method for calculating such adjustment shall be published on an information service as selected by the Agent from time to time in its reasonable discretion and may be periodically updated (the “Adjustment;” and any such proposed rate, a “LIBO Successor Rate”), and any such amendment shall become effective at 5:00 p.m., Local Time on the fifth Business

Day after the Agent shall have posted such proposed amendment to all Lenders and the Lead  Borrower unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Agent written notice that such Required Lenders (A) in the case of an amendment to replace LIBO Rate with a rate described in clause (x), object to the Adjustment; or (B) in the case of an amendment to replace LIBO Rate with a rate described in clause (y), object to such amendment; provided that for the avoidance of doubt, in the case of clause (A), the Required Lenders shall not be entitled to object to any SOFR-Based Rate contained in any such amendment.  Such LIBO Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Agent, such LIBO Successor Rate shall be applied in a manner as otherwise reasonably determined by the Agent in consultation with the Lead Borrower.

If no LIBO Successor Rate has been determined and the circumstances under clause (i) above exist or the Scheduled Unavailability Date has occurred (as applicable), the Agent will promptly so notify the Borrowers and each Lender.  Thereafter, (x) the obligation of the Lenders to make or maintain LIBO Loans shall be suspended, (to the extent of the affected LIBO Loans or Interest Periods), and (y) the LIBO Rate component shall no longer be utilized in determining the Base Rate or the U.S. Index Rate.  Upon receipt of such notice, the Borrowers may revoke any pending request for a Borrowing of, conversion to or continuation of LIBO Loans (to the extent of the affected LIBO Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Prime Rate Loans or the U.S. Index Rate Loans (subject to the foregoing clause (y)) in the amount specified therein.

Notwithstanding anything else herein, any definition of LIBO Successor Rate shall provide that in no event shall such LIBO Successor Rate be less than the LIBO Floor for purposes of this Agreement.

(b)In connection with the implementation of a LIBO Successor Rate, the Agent will have the right to make LIBO Successor Rate Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such LIBO Successor Rate Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided that, with respect to any such amendment effected, the Agent shall post each such amendment implementing such LIBO Successor Rate Conforming Changes to the Lenders reasonably promptly after such amendment becomes effective.

2.30UK Borrowing Base.

(a)Request for the Establishment of a UK Borrowing Base.  The Lead Borrower and the UK Borrower may at any time following the Effective Date request that a UK borrowing base be established with advance rates and asset classes consistent with the Domestic Borrowing Base and the Canadian Borrowing Base, and with eligibility criteria to be agreed by the Lead Borrower and the Agent, which shall become part of the Combined Revolving Borrowing Base and which shall include the assets of the UK Credit Parties that have been pledged to the Agent and that would otherwise be eligible for inclusion in the Combined Revolving Borrowing Base (the “UK Borrowing Base”); provided that the amount available to be borrowed by the UK Borrower based solely on availability under the UK Borrowing Base shall not exceed $100,000,000 at any time, subject to the Commitment Increase pursuant to Section 2.1(c); and provided further that upon the establishment of the UK Borrowing Base, the total amount of outstanding Canadian Credit Extensions plus the UK Credit Extensions shall not at any time exceed fifty (50%) percent of the Loan Cap.

(b)In order to add a UK Borrowing Base and include the UK Borrowing Base in the Combined Revolving Borrowing Base,

(vi)the Lead Borrower shall provide a notice to the Agent (who shall provide a copy of such notice to each of the Lenders) setting forth the proposed terms of the UK Borrowing Base (which shall be determined in consultation with the Agent); and

(vii)the UK Borrower shall cause all direct and indirect wholly-owned Material Subsidiaries of the UK Borrower to become UK Guarantors, including, without limitation, Excluded UK Subsidiaries that are Material Subsidiaries, (or, with respect to any such subsidiaries that own assets of the type that would be included in the UK Borrowing Base, they shall become UK Borrowers), and the UK Credit Parties shall enter into security documentation under Applicable Law in order to grant the Agent (A) a first priority lien on and security interest in all assets of the UK Credit Parties that would constitute Collateral (the “Principal UK Collateral”), and (B) a qualifying floating charge on all assets of the UK Credit Parties; provided that if a UK Credit Party desires to grant a lien on its assets in favor of another creditor to whom Permitted Senior Debt under this Agreement may be issued, the Agent agrees to (x) subordinate its qualifying floating charge on assets that do not comprise the Principal UK Collateral and (y) permit a second lien on the Principal UK Collateral, and the rights and obligations of the Agent and such creditor shall be set forth in a customary intercreditor agreement.

(c)UK Borrowing Base Amendment.  The UK Borrowing Base shall be established pursuant to an amendment to, or amendment and restatement of, this Agreement among the Borrowers, the Agent and the UK Lenders, which shall be consistent with the provisions set forth in Section 2.30(a) above.  The effectiveness of any such amendment shall be subject to (i) reasonably satisfactory due diligence review by the Agent and the UK Lenders, including without limitation, a field examination and inventory appraisal with respect to the UK Credit Parties, the results of which shall be reasonably satisfactory to the Agent, (ii) approval of the Agent, and credit approval of the UK Lenders, and (iii) receipt by the Agent of (x) legal opinions, board resolutions and officers’ certificates substantially consistent with those delivered on the Effective Date and (y) such amendments to the then existing Security Documents, and the execution of new Security Documents by the UK Credit Parties, as may be reasonably requested by the Agent.  The Agent shall promptly notify each Lender as to the effectiveness of such amendment.  Each of the parties hereto hereby agrees that this Agreement and the other Loan Documents may be amended pursuant to such an amendment, without the consent of any other Lenders (except as set forth above), to the extent (but only to the extent) necessary to (i) reflect the existence and terms of the UK Borrowing Base (to the extent consistent with this Section 2.30, including, but not limited to, amendments to the eligibility criteria and reserves) and (ii) effect such other amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Agent and the Lead Borrower, to effect the provisions of this Section, and the Required Revolving Lenders hereby expressly authorize the Agent to enter into any such amendment.

3.REPRESENTATIONS AND WARRANTIES

Each Borrower represents and warrants to the Agent and the Lenders that:

3.1Organization; Powers

.  Each of the Credit Parties and each Material Foreign Subsidiary is, duly organized, incorporated, validly existing and in good standing (as appropriate) under the laws of the jurisdiction of its organization or incorporation, and each such Person has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

3.2Authorization; Enforceability

.  The transactions contemplated hereby and by the other Loan Documents to be entered into by each of the Credit Parties are within such Person’s corporate powers and have been duly authorized by all necessary corporate, and, if required, stockholder action. This Agreement has been duly executed and delivered by each of the Borrowers and constitutes, and each other Loan Document to which any of the Credit Parties is a party, when executed and delivered by such Credit Party, will constitute, a legal, valid and binding obligation of such Credit Party (as the case may be), enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

3.3Governmental Approvals; No Conflicts

.  The transactions to be entered into contemplated by the Loan Documents (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) for such as have been obtained or made and are in full force and effect, (ii) for those for which a failure to obtain same could not be reasonably be expected to have a Material Adverse Effect, and (iii) for filings and recordings necessary to perfect Liens created under the Loan Documents, (b) will not violate any Applicable Law or regulation or the charter, by laws, memorandum and articles of association or other organizational documents of any Borrower, any of the other Credit Parties, or any Material Foreign Subsidiary or any order of any Governmental Authority, except for such violations as could not reasonably be expected to have a Material Adverse Effect, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon any Borrower, any of the other Credit Parties, or any Material Foreign Subsidiary, or their respective assets, except for such violations or defaults as could not reasonably be expected to have a Material Adverse Effect, or give rise to a right thereunder to require any material payment to be made by any Borrower, any of the other Credit Parties, or any Material Foreign Subsidiary and (d) will not result in the creation or imposition of any Lien on any material asset of any Borrower, any of the other Credit Parties, or any Material Foreign Subsidiary, except Liens created under the Loan Documents or otherwise permitted hereby or thereby.

3.4Financial Condition.

(a)The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present in all material respects the financial condition of the Borrower

Consolidated Group as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.

(b)The unaudited Consolidated and consolidating balance sheet of the Borrower Consolidated Group dated October 28, 2017, and the related Consolidated and consolidating statements of income or operations, shareholders’ equity and cash flows for the Fiscal Quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present in all material respects the financial condition of the Borrower Consolidated Group as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments.

(c)Since February 1, 2020, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

3.5Properties.

(a)Each of the Credit Parties has good title to, or valid leasehold interests in, all of such Person’s real and personal property material to its business, except where lack of title or other interests or defects could not reasonably be expected to have a Material Adverse Effect.

(b)Schedule 3.5(b)(i) sets forth the address (including county) of all Real Estate that is owned by each of the Credit Parties as of the Second Amendment Effective Date, together with a list of the holders of any mortgage or other Lien (other than Permitted Encumbrances) thereon. Schedule 3.5(b)(ii) sets forth the address of all Real Estate (including retail store locations) that is leased by each of the Credit Parties as of the Effective Date.  To the knowledge of the Credit Parties, each of such leases is in full force and effect and no Credit Party is in default of the terms thereof, except for such defaults which would not reasonably be expected to have a Material Adverse Effect.

(c)Schedule 6.1 sets forth a complete and accurate list of all Indebtedness of each Credit Party in excess of $100,000 on the Second Amendment Effective Date, showing the amount, obligor or issuer and maturity thereof.

(d)Schedule 6.2 sets forth a complete and accurate list of all Liens on the property or assets of each Credit Party as of the Second Amendment Effective Date, showing as of the Effective Date the lienholder thereof, the principal amount of the obligations secured thereby and the property or assets of such Credit Party subject thereto.  The property of each Credit Party is subject to no Liens, other than as permitted by Section 6.2.

(e)Schedule 6.4 sets forth a complete and accurate list of all Investments held by any Credit Party in excess of $100,000 on the Second Amendment Effective Date, showing the amount, obligor or issuer and maturity, if any, thereof.

3.6Litigation and Environmental Matters.

(a)There are no actions, suits, investigations, or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any of the Credit Parties, threatened in writing against or affecting any such Person or any Material Foreign Subsidiary (i)  as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than those set forth on Schedule 3.6) or (ii) that involve any of the Loan Documents.

(b)Except for the matters set forth on Schedule 3.6, and except as could not reasonably be expected to have a Material Adverse Effect, to the knowledge of the Credit Parties, none of the Credit Parties nor any Material Foreign Subsidiary (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has, to the knowledge of any Credit Party, become subject to any Environmental Liability, (iii) has received written notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

(c)Since the Second Amendment Effective Date, there has been no change in the status of the matters set forth on Schedule 3.6 that, individually or in the aggregate, has resulted in, or could reasonably be expected to result in, a Material Adverse Effect.

3.7Compliance with Laws and Agreements

.  Except as set forth in Schedule 3.7, each of the Credit Parties is in compliance with all laws, regulations and orders of any Governmental Authority applicable to such Person or its property and all indentures, material agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

3.8Investment Company or Holding Company Status

.  None of the Credit Parties is an (a) “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940 or (b) a “holding company,” an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company,” as defined in, or subject to regulation under, the Public Utility Holding Company Act of 2005, as amended.

3.9Taxes

.  Except as set forth in Schedule 3.9, each of the Credit Parties and each Material Foreign Subsidiary has timely filed or caused to be filed all tax returns and reports required to have been filed and has paid or caused to be paid prior to delinquency all taxes required to have been paid by it, except (a) taxes that are being contested in good faith by appropriate proceedings, for which such Person has set aside on its books adequate reserves, and as to which no Lien (other than an inchoate Lien) secures such obligation, and which contest effectively suspends the collection of the contested obligation and the enforcement of any Lien securing such obligation, or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

3.10ERISA/Canadian Pension Plan/ UK Pension Plan.

(a)Except as set forth in Schedule 3.10, none of the Credit Parties nor any Material Foreign Subsidiary is party to a Plan.  No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.  Except as set forth in Schedule 3.10, the present value of all accumulated benefit obligations under each Plan and each Canadian Pension Plan (based on, inter alia, the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan or Canadian Pension Plan.  Schedule 3.10 sets forth the amount of underfunding on such basis for all Plans and Canadian Pension Plans as of the date of the most recent financial statements, and nothing is reasonably expected to occur that could increase the amount of such underfunding to an amount that, in either case, could reasonably be expected to result in a Material Adverse Effect.

(b)The Canadian Borrower and its Subsidiaries are in compliance with the requirements of the Pension Benefits Act (Ontario) or similar legislation of another Canadian province or territory and the Income Tax Act (Canada), except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect.  No fact or situation that may reasonably be expected to result in a Material Adverse Effect exists in connection with any Canadian Pension Plan.  No Termination Event has occurred, which could reasonably be expected to result in a Material Adverse Effect.  No Lien has arisen, choate or inchoate, in respect of the Canadian Borrower or its Subsidiaries or their property in connection with any Canadian Pension Plan (save for contribution amounts not yet due), which could reasonably be expected to result in a Material Adverse Effect.  Other than as disclosed on Schedule 3.10, neither the Canadian Borrower nor any of its Subsidiaries maintain, administer, contribute to or have any liability in respect of any Canadian Defined Benefit Pension Plan.  No Canadian Defined Benefit Pension Plan has a solvency or wind-up deficiency greater than $1,000,000 Canadian Dollars as evidenced by the most recent actuarial report prepared for such Canadian Defined Benefit Pension Plan and provided to Agent.

(c)No Credit Party is or has at any time been (a) an employer (for the purposes of sections 38 to 51 of the Pensions Act 2004) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the Pensions Schemes Act 1993); or (b) “connected” with or an “associate” (as those terms are used in sections 38 and 43 of the Pensions Act 2004) of such an employer.

3.11ERISA Compliance.

Assuming the accuracy of Lenders’ representation in Section 8.16, Borrowers represent and warrant as of the Effective Date that the Borrowers are not and will not be using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments.

3.12Disclosure

.  The Borrowers have disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which any of the Credit Parties or any Material Foreign Subsidiary is subject, and all other matters known to any such Person, that, individually or in the aggregate, in each case, could reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other information furnished by or on behalf of any of the Credit Parties or any Material Foreign Subsidiary to the Agent or any Lender in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that with respect to projected financial information and other forward-looking information, the Borrowers represent only that such information was prepared in good faith on the basis of assumptions believed to be reasonable at the time.

3.13Subsidiaries

.  On and as of the Second Amendment Effective Date, the authorized capital stock or other equity interests, and the number of issued and outstanding shares of capital stock or other equity interests of the Borrowers and each other member of the Borrower Consolidated Group is as described in Schedule 3.13 and, as to Subsidiaries, Schedule 3.13 indicates whether such Subsidiary is a Material Subsidiary, and, if not a Material Subsidiary, whether such Subsidiary is active or inactive.  All such outstanding shares of capital stock or other equity interests of the Borrowers, each of the other Credit Parties and each Material Foreign Subsidiary have been duly and validly issued in material compliance with all legal requirements relating to the authorization and issuance of shares of capital stock or other equity interests, and (except in the case of the options for shares of the common stock of the Lead Borrower described on Schedule 3.13) are fully paid and non-assessable.  Except as set forth on the Perfection Certificate, as of the Second Amendment Effective Date, none of the Credit Parties is party to any joint venture, general or limited partnership, or limited liability company, agreements or any other business ventures or entities.

3.14Insurance

.  Schedule 3.14 sets forth a description of all insurance maintained by or on behalf of the Credit Parties and each Material Foreign Subsidiary as of the Effective Date. To the knowledge of the Credit Parties, each of such policies is in full force and effect. As of the Second Amendment Effective Date, all premiums in respect of such insurance that are due and payable have been paid.

3.15Labor Matters

.  There are no strikes, lockouts or slowdowns against any of the Credit Parties or any Material Foreign Subsidiary pending or, to the knowledge of the Borrowers, threatened, that could reasonably be expected to result in a Material Adverse Effect.  The hours worked by and payments made to employees of the Credit Parties or any Material Foreign Subsidiary have not been in violation of the Fair Labor Standards Act, if applicable, or any other applicable federal, state, local or foreign law dealing with such matters to the extent that any such violations could reasonably be expected to have a Material Adverse Effect.  All material payments due from any of the Credit Parties or any Material Foreign Subsidiary, or for which any material claim may be made against any such Person, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of such Credit Party or such Material Foreign Subsidiary.  The consummation of the transactions contemplated by the Loan Documents will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any of the Credit Parties or any Material Foreign Subsidiary is bound.

3.16[Reserved]

3.17Restrictions on the Credit Parties

.  None of the Credit Parties nor any Material Foreign Subsidiary is a party to or bound by any contract, agreement or instrument, or subject to any charter or other corporate restriction, that has or could reasonably be expected to have a Material Adverse Effect.

3.18Security Documents.

(a)The Security Documents create in favor of the Agent, for the ratable benefit of the applicable Secured Parties, a legal, valid and enforceable security interest in the Collateral, and the Security Documents constitute, or will upon the filing of financing statements and the obtaining of “control”, in each case with respect to the relevant Collateral as required under the applicable Uniform Commercial Code or PPSA, the creation of a fully perfected first priority Lien on, and security interest in, all right, title and interest of the Borrowers and each Guarantor thereunder in such Collateral, in each case prior and superior in right to any other Person (other than Permitted Encumbrances having priority under Applicable Law), except as permitted hereunder or under any other Loan Document.

(b)The Mortgages create in favor of the Agent, for the benefit of the Secured Parties referred to therein, a legal, valid, continuing and enforceable Lien in the Mortgaged Property (as defined in the Mortgages), the enforceability of which is subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.  Upon the filing or recording of the Mortgages with the appropriate Governmental Authorities, the Agent will have a perfected Lien on, and security interest in, to and under all right, title and interest of the grantors thereunder in all Mortgaged Property (including without limitation the proceeds of such Mortgaged Property), in each case prior and superior in right to any other Person.

3.19Federal Reserve Regulations.

(a)None of the Credit Parties is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

(b)No part of the proceeds of any Loan or any Letter of Credit will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, to buy or carry Margin Stock or to extend credit to others for the purpose of buying or carrying Margin Stock or to refund indebtedness originally incurred for such purpose or for any other purpose, in any case that entails a violation of, or that is not permitted by the provisions of the Regulations of the Board, including Regulation U or X and the Credit Parties agree to comply with the Agent’s, and the Lenders’, requests for information relating to any transactions involving Margin Stock to the extent relevant to comply with such regulations.

3.20Solvency

.  Before and after giving effect to each Credit Extension, (a) the Credit Parties, taken as a whole, are and will be Solvent, and (b) the Credit Parties and the Material Foreign Subsidiaries, taken as a whole, are  and will be Solvent.  No transfer of property is being made by any Borrower and no obligation is being incurred by any Borrower in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of any Borrower.

3.21Franchises, Patents, Copyrights, Etc.

.  Except as otherwise set forth on Schedule 3.21 hereto, each of the Credit Parties owns, or is licensed to use, all franchises, patents, copyrights, trademarks, tradenames, service marks, licenses and permits, and rights in respect of the foregoing, adequate for the conduct of its business as substantially now conducted, and to its knowledge, without conflict with any rights of any other Person (and, in each case, free of any Lien that is not a Permitted Encumbrance), except to the extent that a failure to do so would not reasonably be expected to have a Material Adverse Effect.

3.22Brokers

.  No broker or finder brought about the obtaining, making or closing of the Loans or transactions contemplated by the Loan Documents, and no Credit  Party or Affiliate thereof has any obligation to any Person in respect of any finder’s or brokerage fees in connection therewith.

3.23Casualty

.  Neither the businesses nor the properties of any Credit Party or any of its Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

3.24Intellectual Property; Licenses, Etc.

  The Credit Parties own, or possess the right to use, all of the Intellectual Property, licenses, permits and other authorizations that are reasonably necessary for the operation of their respective businesses, to the knowledge of the Credit Parties, without conflict with the rights of any other Person, except as would not be reasonably expected to have a Material Adverse Effect.

3.25Ranking.

The UK Borrower’s payment obligations under the Loan Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

3.26EEA Financial Institution.

None of the Borrowers is an EEA Financial Institution.

3.27Sanctions Concerns and Anti-Corruption Laws.

(a)No Credit Party, nor any Subsidiary, nor, to the knowledge of the Credit Parties, any director, officer, employee, agent, affiliate or representative thereof, is an individual or entity  that is, or is owned or controlled by any individual or entity that is (i) currently the subject or target of any Sanctions, (ii) included on OFAC’s List of Specially Designated Nationals, HMT’s Consolidated List of Financial Sanctions Targets and the Investment Ban List, or any similar list enforced by any other relevant sanctions authority or (iii) located, organized or resident in a Designated Jurisdiction.

(b)The Credit Parties and their Subsidiaries have conducted their business in compliance with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, the Corruption of Foreign Public Officials Act (Canada) and other similar anti-corruption legislation in other jurisdictions to the extent applicable to the Credit Parties and their Subsidiaries, and have instituted and maintained policies and procedures designed to promote and achieve compliance with such laws and applicable Sanctions, and to the knowledge of each Borrower, the Credit Parties and their Subsidiaries are in compliance with such applicable anti-corruption laws and applicable Sanctions in all material respects.

4.CONDITIONS.

4.1Conditions of Effectiveness

.  The effectiveness of the Agreement on the Effective Date was subject to the following conditions precedent:

(a)The Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement and all other Loan Documents (including, without limitation, the Security Documents) to be delivered on or before the Effective Date, signed on behalf of such party or (ii) written evidence satisfactory to the Agent (which may include telecopy transmission or electronic transmission of a pdf formatted copy of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement and all other Loan Documents to be delivered on or before the Effective Date.

(b)The Agent shall have received a favorable written opinion (addressed to the Agent and the Lenders on the Effective Date and dated the Effective Date) of (i) Bass Berry & Sims PLC, counsel for the Credit Parties, (ii) Hodgson Russ LLP, (iii) Larkin Hoffman Daly & Lindgren Ltd., (iv) McCarthy Tétrault LLP, (v) Norton Rose Fulbright LLP, and (vi) applicable local counsel, each in form reasonably satisfactory to the Agent, covering such matters relating to the Credit Parties, the Loan Documents or the transactions contemplated thereby as the Required Lenders shall reasonably request. The Borrowers hereby request such counsel to deliver such opinions.

(c)The Agent shall have received such documents and certificates as the Agent or its counsel may reasonably request relating to the incorporation, organization, existence and good standing (if applicable) of each of the Credit Parties, the authorization of the transactions contemplated by the Loan Documents and any other legal matters relating to the Credit Parties, the Loan Documents or the transactions contemplated thereby, all in form and substance reasonably satisfactory to the Agent and its counsel.

(d)The Agent shall have received a Borrowing Base Certificate dated the Effective Date, relating to the Fiscal Month ended immediately prior to the Effective Date, and executed by a Financial Officer of the Lead Borrower.

(e)The Agent shall have received a certificate from a Financial Officer of the Lead Borrower, together with such other evidence reasonably requested by the Agent, in each case reasonably satisfactory in form and substance to the Agent, certifying that as of the Effective Date (i) the Credit Parties, on a Consolidated basis, are Solvent, (ii) there has been no event or circumstance since January 28, 2017 that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect, and (iii) the representations and warranties made by the Borrowers in the Loan Documents are true and correct in all material respects and that no event has occurred (or failed to occur) which is or which, solely with the giving of notice or passage of time (or both) would be a Default or an Event of Default.

(f)All necessary consents and approvals to the transactions contemplated hereby shall have been obtained and shall be reasonably satisfactory to the Agent, including, without limitation, consents from all requisite material Governmental Authorities and, except as would not reasonably be expected to have or result in a Material Adverse Effect, all third parties shall have approved or consented to the transactions contemplated hereby, to the extent required, all applicable waiting periods shall have expired and there shall be no material governmental or judicial action, actual or threatened, that would reasonably be expected to materially restrain, prevent or impose burdensome conditions on the transactions contemplated hereby.

(g)The Agent shall be reasonably satisfied that any financial statements delivered to it and the Lenders fairly present the business and financial condition of the Borrower Consolidated Group (subject, in the case of interim financial statements, to year-end adjustments and the absence of footnotes) and that there has been no Material Adverse Effect since January 28, 2017.

(h)Except as set forth on Schedule 3.6, there shall not be pending any litigation or other proceeding, the result of which could reasonably be expected to have a Material Adverse Effect.

(i)There shall not have occurred any event of default, nor shall any event exist which is, or solely with the passage of time, the giving of notice or both, would be an event of default under any Material Indebtedness.

(j)The Agent shall have received results of searches from such jurisdictions as may be reasonably required by the Agent or other evidence reasonably satisfactory to the Agent (in each case dated as of a date reasonably satisfactory to the Agent) indicating the absence of Liens on the Collateral, including, without limitation, receivables from credit card processors and check processors, except for Liens permitted by Section 6.2 and Liens for which termination statements, estoppel certificates and releases reasonably satisfactory to the Agent are being tendered on the Effective Date.

(k)The Agent shall have received all documents and instruments, including Uniform Commercial Code and PPSA financing statements, and certified statements issued by the Quebec Register of Personal and Movable Real Rights, required by law or reasonably requested by the Agent to be filed, registered or recorded to create or perfect the first priority Liens intended to be created under the Loan Documents (or to extend such filings) and, to the extent required by the Agent, all such documents and instruments shall have been so filed, registered or recorded to the satisfaction of the Agent.

(l)The Agent shall have received Account Control Agreements, the Credit Card Notifications, Collateral Control Agreements, and other similar third party agreements required to be delivered hereunder on or before the Effective Date.

(m)All fees due to the Agent and Lenders at or immediately after the Effective Date and all reasonable costs and expenses incurred by the Agent in connection with the establishment of the credit facility contemplated hereby (including the reasonable and documented out-of-pocket fees and expenses of counsel to the Agent) shall have been paid in full.

(n)The consummation of the transactions contemplated hereby shall not (a) violate any Applicable Law, or (b) conflict with, or result in a default or event of default under, any material agreement of Borrowers or any other Credit Party, taken as a whole (and the Agent and the Lenders shall receive a satisfactory opinion of Borrowers’ counsel to that effect).  No event shall exist which is, or solely with the passage of time, the giving of notice or both, would be an event of default under any agreement of any of the Credit Parties if such event of default could reasonably be expected to have a Material Adverse Effect.

(o)There shall be no Default or Event of Default on the Effective Date.

(p)The Agent shall have received, and be reasonably satisfied with, evidence of the Borrowers’ insurance, together with such endorsements as are required by the Loan Documents.

(q)The Agent shall have received all of the items set forth on the Closing Agenda attached hereto as Exhibit F.

(r)The Agent and the Lenders shall have received and be satisfied with (a) a detailed forecast for the period commencing with the Fiscal Year beginning January 29, 2017 and ending on the Maturity Date, which shall include a Consolidated income statement, profit and loss statement, balance sheet, and statement of cash flow, prepared on an annual basis, each prepared in conformity with GAAP and consistent with the Borrowers’ then current practices, (b) a monthly Excess Availability analysis for the thirteen (13) month period following the Effective Date, and (c) such other information (financial or otherwise) reasonably requested by the Agent.

(s)The Borrowers shall have Excess Availability on the Effective Date, after giving effect to any Credit Extensions made on the Effective Date, of not less than $150,000,000.

(t)The Agent and each Lender shall have received all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA PATRIOT Act and the Proceeds of Crime Act.

(u)There shall have been delivered to the Agent such additional instruments and documents as the Agent or counsel to the Agent reasonably may require or request.

The Agent shall notify the Lead Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding.

4.2Conditions Precedent to Each Loan and Each Letter of Credit

.  In addition to those conditions described in Section 4.1, the obligation of the Lenders to make each Loan and of the applicable Issuing Bank to issue each Letter of Credit subsequent to the Effective Date is subject to the following conditions precedent:

(a)Notice.  The Agent shall have received a notice with respect to such Borrowing or issuance, as the case may be, as required by Section 2.3.

(b)Representations and Warranties.  All representations and warranties contained in this Agreement and the other Loan Documents or otherwise made in writing in connection herewith or therewith shall be true and correct in all material respects on and as of the date of each Borrowing or the issuance of each Letter of Credit hereunder with the same effect as if made on and as of such date, (i) other than representations and warranties that relate solely to an earlier date and (ii) in the case of any representation and warranty qualified by materiality, they shall be true and correct in all respects.

(c)No Default.  On the date of each Borrowing hereunder and the issuance of each Letter of Credit, no Default or Event of Default shall have occurred and be continuing.

(d)Borrowing Base Certificate. The Agent shall have received the most recently required Borrowing Base Certificate, with each such Borrowing Base Certificate including schedules as required by the Agent.

(e)Optional Currencies.  In the case of a UK Credit Extension to be denominated in an Optional Currency, there shall not have occurred any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which in the reasonable opinion of the Agent, the Required Lenders (in the case of any UK Loans to be denominated in an Optional Currency) or the Issuing Bank (in the case of any UK Letter of Credit to be denominated in an Optional Currency) or the UK Swingline Lender (in the case of any UK Swingline Loan to be denominated in an Optional Currency) would make it impracticable for such UK Credit Extension to be denominated in the relevant Optional Currency.

(f)Excess Availability.  After giving effect to the Credit Extension requested to be made on any such date and the use of proceeds thereof, Excess Availability shall be greater than zero.

The request by the Borrowers for, and the acceptance by the Borrowers of, each extension of credit hereunder shall be deemed to be a representation and warranty by the Borrowers that the conditions specified in this Section 4.2 have been satisfied at that time and that after giving effect to such extension of credit the Borrowers shall continue to be in compliance with Section 2.1(a).  The conditions set forth in this Section 4.2 are for the sole benefit of the Agent and the Lenders and, unless the Required Lenders otherwise direct, may be waived by the Agent in whole or in part without prejudice to the Agent or any Lender.

5.AFFIRMATIVE COVENANTS.

Until the Commitments have expired or have been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or have been terminated and all L/C Disbursements shall have been reimbursed, each of the Credit Parties covenants and agrees with the Agent and the Lenders that:

5.1Financial Statements and Other Information

.  The Borrowers will furnish to the Agent:

(a)within ninety (90) days after the end of each Fiscal Year of the Lead Borrower, a Consolidated balance sheet and the related Consolidated statements of income, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all audited and reported on by Ernst & Young or another independent public accountant of recognized national standing (without a “going concern” or like qualification or exception and without a qualification or exception as to the scope of such audit) to the effect that as of the date(s) thereof and for the period(s) covered thereby, such Consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Lead Borrower on a Consolidated basis in accordance with GAAP consistently applied;

(b)within forty-five (45) days after the end of each Fiscal Quarter of the Lead Borrower, a Consolidated balance sheet and the related Consolidated statements of income, stockholders’ equity and cash flows, as of the end of and for such Fiscal Quarter and the elapsed portion of the Fiscal Year, with comparative results to the same fiscal periods of the prior Fiscal Year, all certified by a Financial Officer of the Lead Borrower as presenting in all material respects the financial condition and results of operations of the Lead Borrower on a Consolidated basis in accordance with GAAP consistently applied, subject to normal year end audit adjustments and the absence of footnotes,

(c)during the continuance of Cash Dominion Event, within fifteen (15) days after the end of each Fiscal Month, a Consolidated and consolidating balance sheet and related Consolidated and consolidating statements of income, stockholders’ equity and cash flows for the Lead Borrower and its Subsidiaries as of the end of and for such Fiscal Month and the elapsed portion of the Fiscal Year, with comparative results to the same fiscal periods of the prior Fiscal Year, all certified by a Financial Officer of the Lead Borrower as presenting in all material respects the financial condition and results of operations of the Lead Borrower and its Subsidiaries on a Consolidated and consolidating basis in accordance with GAAP consistently applied, subject to normal year end audit adjustments and the absence of footnotes;

(d)concurrently with any delivery of financial statements under clause (a), (b), or, if applicable, (c) above, and immediately upon the occurrence of a Covenant Compliance Event, a certificate of a Financial Officer of the Lead Borrower in the form of Exhibit E hereto (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, and (ii) only if a Covenant Compliance Event shall then be in existence, setting forth reasonably detailed calculations with respect to the Fixed Charge Coverage Ratio for such period, and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the Lead Borrower’s financial statements referred to in Section 3.4 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;

(e)within ninety (90) days after the commencement of each Fiscal Year of the Lead Borrower, a detailed Consolidated budget by quarter for such Fiscal Year (including a projected Consolidated balance sheet and related statements of projected Consolidated operations and cash flow as of the end of and for such Fiscal Year, and an availability analysis for such Fiscal Year), provided that such Consolidated budget shall be prepared on a month-by-month basis for any budget submitted after a Cash Dominion Event has occurred and while such Cash Dominion Event continues;

(f)within ten (10) Business Days after the end of each Fiscal Month, a certificate in the form of Exhibit D (a “Borrowing Base Certificate”) showing the Domestic Borrowing Base, FILO Borrowing Base, and Canadian Borrowing Base as of the close of business on the last day of the immediately preceding month, each such Borrowing Base Certificate to be certified as true and correct on behalf of the Borrowers by a Financial Officer of the Lead Borrower, provided, however, if a Cash Dominion Event has occurred and is continuing, the Agent may require that Borrowers furnish such Borrowing Base Certificate (showing the Domestic Borrowing Base, FILO Borrowing Base, and Canadian Borrowing Base as of the close of business on the last day of the immediately preceding week) weekly on Wednesday of each week;

(g)within thirty (30) days of the end of each Fiscal Quarter, the Lead Borrower will notify the Agent of the opening or closing of any of Borrower’s stores in Pennsylvania, Virginia or Washington;

(h)promptly after the same become publicly available, copies of all periodic reports filed by the Lead Borrower with the SEC, or any Governmental Authority succeeding to any or all of the functions of the SEC;

(i)the financial and collateral reports described on Schedule 5.1(i) hereto, at the times set forth in such Schedule;

(j)No later than five (5) days prior the anticipated consummation of a Permitted Acquisition, (A) copies of the then draft purchase and sale agreements or other material acquisition documents to be executed in connection with the Permitted Acquisition (and furnish the final executed documentation promptly after consummation of such Permitted Acquisition), and (B) with respect to any Permitted Acquisition for aggregate consideration of equal to or greater than $25,000,000 (excluding consideration consisting of capital stock or other equity interests of the Borrowers), (i) copies of the most recent audited (if any), and if later, unaudited financial statements of the Person which is the subject of the Permitted Acquisition, and (ii) an unaudited pro forma Consolidated balance sheet and income statement of the Lead Borrower as of the end of the most recently completed Fiscal Quarter but prepared as though the Permitted Acquisition had occurred on such date and related pro forma calculations of average Excess Availability for the subsequent four Fiscal Quarters period;

(k)notice of any (i) sale or other disposition of assets of any Borrower permitted under Section 6.5(d) hereof promptly following the date of consummation such sale or disposition or (ii) incurrence of any Indebtedness permitted under Section 6.1(d) or (e) promptly following the incurrence of such Indebtedness;

(l)promptly upon receipt thereof, copies of all reports submitted to the Lead Borrower or any of the other Credit Parties by independent certified public accountants in connection with each annual, interim or special audit of the books of the Credit Parties made by such accountants, including any management letter commenting on the Borrowers’ internal controls submitted by such accountants to management in connection with their annual audit; provided that the delivery of such reports and management letter shall only be required to the extent that any such information relates to a weakness in collateral reporting or would reasonably be expected to have a Material Adverse Effect;

(m)[reserved]; and

(n)promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Lead Borrower or any of the other Credit Parties, or compliance with the terms of any Loan Document, as the Agent or any Lender, acting through the Agent, may reasonably request.

Documents required to be delivered pursuant to Sections 5.1(a), (b), (c), (f) and (h) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which such documents are filed for public availability on the SEC’s Electronic Data Gathering and Retrieval System.

The Credit Parties hereby acknowledge that (a) the Agent and/or the Arrangers will make available to the Lenders and the Issuing Bank materials and/or information provided by or on behalf of the Credit Parties hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Credit Parties or their securities) (each, a “Public Lender”).  The Credit Parties hereby agree that they will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Credit Parties shall be deemed to have authorized the Agent, the Arrangers, the Issuing Bank and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Credit Parties or their securities for purposes of United States Federal and state securities laws; (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor”; and (z) the Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

5.2Notices of Material Events

.  The Borrowers will, and the Lead Borrower will cause each of the other Credit Parties to, furnish to the Agent (which in turn shall furnish to the Issuing Bank, the Agent and each Lender) prompt written notice of the following:

(a)the occurrence of any Default;

(b)the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting any of the Credit Parties that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c)the occurrence of any ERISA Event or Termination Event that, alone or together with any other ERISA Events or Termination Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(d)by no later than five (5) Business Days after the sending or filing thereof, copies of any financial statements and actuarial valuation reports to be filed in connection with each Canadian Defined Benefit Pension Plan for which the Canadian Borrower or any Canadian Subsidiary is sponsor or administrator to a Governmental Authority;

(e)by no later than three (3) Business Days after receipt thereof by Canadian Borrower or any Canadian Subsidiary, (i) copies of any notices of any Governmental Authorities’ intention to terminate a Canadian Defined Benefit Pension Plan for which the Canadian Borrower or any Canadian Subsidiary is sponsor or administrator or to have a third party appointed to administer such Canadian  Defined Benefit Pension Plan or determination that a whole or partial termination has occurred in respect of any Canadian Defined Benefit Pension Plan; and (ii) copies of any material notices of non-compliance in respect of a Canadian Defined Benefit Pension Plan for which the Canadian Borrower or any Canadian Subsidiary is sponsor or administrator received from any Governmental Authority;

(f)any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect;

(g)any collective bargaining agreement or other material labor contract to which any of the Credit Parties becomes a party, or the application for the certification of a collective bargaining agent;

(h)the filing of any Lien for unpaid taxes in an aggregate amount in excess of $1,000,000 against any of the Credit Parties;

(i)the discharge by any of the Credit Parties of its present independent accountants or any withdrawal or resignation by such independent accountants; and

(j)any material change in accounting policies or financial reporting practices by any Credit Party or any Subsidiary thereof.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Lead Borrower setting forth the details of the event or development requiring such notice and, if applicable, any action taken or proposed to be taken with respect thereto.

5.3Information Regarding Collateral.

(a)The Lead Borrower will furnish to the Agent, unless indicated otherwise herein, thirty (30) days’ prior written notice of any change (i) in any Credit Party’s corporate or legal name or in any trade name used to identify it in the conduct of its business or in the ownership of its properties, (ii) within the time period specified in Section 5.1(b) hereof for the delivery of financial statements, in the location of any Credit Party’s chief executive office, its principal place of business or any office in which it maintains books or records relating to Accounts, (iii) in any Credit Party’s organizational structure, (iv) in any Credit Party’s jurisdiction of incorporation or formation, Federal Taxpayer Identification Number or organizational identification number assigned to it by its state of organization, or (v) of the opening of any store or location of any Collateral in any province or territory in Canada in which the Canadian Borrower did not conduct previously business and for which PPSA registration statements in favor of the Agent have not been filed and other action required to perfect the Agent’s Liens on assets of the Credit Parties located in such province or territory has not been taken.

(b)Prior to opening any DDA (other than a store-level DDA or Excluded DDA) into which any amount is deposited that would result in the aggregate balance in all DDAs not subject to an Account Control Agreement to exceed $500,000, the Borrowers will give written notice of the opening of such account to the Agent.  At the option of the Agent, the applicable Borrower shall enter into an Account Control Agreement with the financial institution at which such DDA is opened, which Account Control Agreement shall be in form and substance reasonably satisfactory to the Agent.

5.4Existence; Conduct of Business

.  Except to the extent that a failure to do so could not reasonably be expected to have a Material Adverse Effect, the Lead Borrower will, and will cause each of the other Credit Parties and each Material Foreign Subsidiary to, do or cause to be done all things necessary to comply with its respective charter, certificate of incorporation, and/or other organizational documents, as applicable, and by-laws and/or other instruments which deal with corporate governance, and to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business, provided that the foregoing shall not prohibit any merger, amalgamation, consolidation, liquidation or dissolution permitted under Section 6.3 or any sale, lease, transfer or other disposition permitted by Section 6.5.

5.5Payment of Obligations

.  Each Borrower will, and the Lead Borrower will cause each other Credit Party and each Material Foreign Subsidiary to, pay its Indebtedness and other obligations, including tax liabilities, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate actions, (b) such Borrower, such other Credit Party, or such Material Foreign Subsidiary has set aside on its books adequate reserves with respect thereto to the extent required by and in accordance with GAAP, (c) such contest effectively suspends collection of the contested obligation, and (d) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect. Nothing contained herein shall be deemed to limit the rights of the Agent under Section 2.2(b).

5.6Maintenance of Properties

.  Except to the extent that a failure to do so could not reasonably be expected to have a Material Adverse Effect, the Lead Borrower will, and will cause each of the other Credit Parties and each Material Foreign Subsidiary to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted and with the exception of asset dispositions permitted hereunder.

5.7Insurance.

(a)The Lead Borrower will, and will cause each of the Credit Parties and each Material Foreign Subsidiary to,  (i) maintain insurance with financially sound and reputable insurers reasonably acceptable to the Agent (or, to the extent consistent with prudent business practice, a program of self-insurance consistent with current practices) on such of its property and in at least such amounts and against at least such risks as is customary with companies in the same or similar businesses operating in the same or similar locations, including public liability insurance against claims for personal injury or death occurring upon, in or about or in connection with the use of any properties owned, occupied or controlled by it (including the insurance required pursuant to the Security Documents); (ii) if at any time the area in which any Eligible Real Estate are located is designated (x) a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), obtain flood insurance in such total amount as is reasonable and customary for companies engaged in such business, and otherwise comply with the National Flood Insurance Program as set forth in the Flood Insurance Laws, or (y) a “Zone 1” area, obtain earthquake insurance in such total amount as is reasonable and customary for companies engaged in the similar businesses; (iii) maintain such other insurance as may be required by law; and (iv) furnish to the Agent, upon written request, full information as to the insurance carried.  The Agent shall not, by the fact of approving, disapproving, accepting, obtaining or failing to obtain any such insurance, incur liability for the form or legal sufficiency of insurance contracts, solvency of insurance companies or payment of lawsuits, and each Borrower hereby expressly assumes full responsibility therefor and liability, if any, thereunder.  The Lead Borrower shall, and shall cause each of the other Credit Parties and each Material Foreign Subsidiary to, furnish to the Agent certificates or other evidence satisfactory to the Agent of compliance with the foregoing insurance provisions.

(b)Fire and extended coverage or “all-risk” policies maintained with respect to any Collateral shall be endorsed or otherwise amended to include (i) a lenders’ loss payable clause (regarding personal property), in form and substance reasonably satisfactory to the Lead Borrower and the Agent, which endorsements or amendments shall provide that the insurer shall pay all proceeds otherwise payable to the Borrowers under the policies directly to the Agent, (ii) a provision to the effect that none of the Borrowers, the Agent, or any other party shall be a coinsurer and (iii) such other provisions as the Agent may reasonably require from time to time to protect the interests of the Lenders.  Commercial general liability policies shall be endorsed to name the Agent as additional insureds. Business interruption policies, if any, shall name the Agent as an additional loss payee and shall be endorsed or amended to include (i) a provision that, from and after the Effective Date, the insurer shall pay all proceeds in excess of $5,000,000 otherwise payable to the Borrowers under the policies directly to the Agent, provided, however, that the Agent hereby agrees that prior to the occurrence a Cash Dominion Event, the Agent shall remit all proceeds received by Agent under the policies to Borrowers, provided further that after the occurrence and during the continuance of a Cash Dominion Event, the Agent shall apply any proceeds received in accordance with Sections 2.22 or 7.4 or 7.5 hereof, as applicable, (ii) a provision to the effect that none of the Borrowers, the Agent or any other party shall be a co-insurer and (iii) such other provisions as the Agent may reasonably require from time to time to protect the interests of the Lenders.   Each such policy referred to in this paragraph also shall provide that it shall not be canceled, modified or not renewed except upon not less than 30 days’ prior written notice thereof by the insurer to the Agent (giving the Agent the right to cure defaults in the payment of premiums). The Borrowers shall, and the Lead Borrower shall cause each Material Foreign Subsidiary to, deliver to the Agent, prior to the cancellation, modification or nonrenewal of any such policy of insurance, a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Agent) together with evidence satisfactory to the Agent of payment of the premium therefor.

5.8Casualty and Condemnation

.  Each Borrower will furnish to the Agent and the Lenders prompt written notice of any casualty or other insured damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking of any material portion of the Collateral or any material part thereof or material interest therein under power of eminent domain or by condemnation or similar proceeding.

5.9Books and Records; Inspection and Audit Rights.

(a)Each Borrower will, and the Lead Borrower will cause each of the other Credit Parties and each Material Foreign Subsidiary to, keep proper books of record and account in which full, true and correct entries in all material respects are made of all dealings and transactions in relation to its business and activities. Each Borrower will permit any representatives designated by Agent on its own behalf or on behalf of the Lenders, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.

(b)Each Borrower will, and the Lead Borrower will cause each of the other Credit Parties and each Material Foreign Subsidiary to, from time to time upon the reasonable request and reasonable prior notice of the Agent or the Required Lenders through the Agent, permit the Agent or professionals (including consultants, accountants, lawyers and appraisers) retained by the Agent during normal business hours to conduct appraisals, commercial finance examinations and other evaluations as they deem necessary or appropriate, including, without limitation, of (i) the Borrowers’ practices in the computation of the Domestic Borrowing Base, FILO Borrowing Base or the Canadian Borrowing Base, as applicable and (ii) the assets included in the Domestic Borrowing Base, Canadian Borrowing Base, or the FILO Borrowing Base, as applicable and related financial information such as, but not limited to, sales, gross margins, payables, accruals and reserves, and pay the reasonable fees and expenses of the Agent or such professionals with respect to such evaluations and appraisals, provided that (1) no more than one such Inventory appraisal and one commercial finance examination shall be required during any twelve month period following the Effective Date, (2) so long as Excess Availability, at any time tested, is less than twenty percent (20%) of the Loan Cap (calculated without giving effect to the FILO Reserve), no more than two such Inventory appraisals and two commercial finance examinations shall be required during any twelve month period following the Effective Date, all of the foregoing appraisals and commercial finance examinations at the expense of the Borrowers, (3) after the first anniversary of the Second Amendment Closing Date, no more than one intellectual property appraisal shall be required during any twelve month period, (4) after the first anniversary of the date which the Real Estate Approval is received, no more than one appraisal with respect to each property constituting Eligible Real Estate during any twelve month period shall be required, and (5) following the occurrence and during the continuance of any Event of Default, the Agent may undertake such additional appraisals and commercial finance examinations as it deems appropriate, each at Borrowers’ expense.  Notwithstanding the foregoing, the Agent may undertake up to one additional such commercial finance examination, up to one additional Inventory appraisal, up to one intellectual property appraisal, and up to one appraisal of Eligible Real Estate in any twelve month period as it deems appropriate, each at the expense of the Lenders.

(c)The Borrowers and each Material Foreign Subsidiary shall, at all times, retain Ernst & Young or other independent certified public accountants of national standing, and instruct such accountants to cooperate with, and be available to, the Agent or its representatives to discuss the Borrowers’ and each Material Foreign Subsidiary’s financial performance, financial condition, operating results, controls and such other matters within the scope of the retention of such accountants as may be raised by the Agent; provided that Lead Borrower will be given the opportunity to participate in any such discussions between the Agent and such accountants.

(d)Each Borrower will, and the Lead Borrower will cause each of the other Credit Parties and each Material Foreign Subsidiary to permit the Agent, from time to time, to engage a geohydrologist, an independent engineer or other qualified consultant or expert, reasonably acceptable to the Agent, at the expense of the Credit Parties, to undertake Phase I during the term of this Agreement of the Eligible Real Estate, provided that such assessments may only be undertaken (i) during the continuance of a Default or an Event of Default, or (ii) if a Credit Party receives any notice or obtains knowledge of (A) any potential or known release of any Hazardous Materials at or from any Eligible Real Estate, notification of which must be given to any Governmental Authority under any Environmental Law, or notification of which has, in fact, been given to any Governmental Authority, or (B) any written complaint, order, citation or notice with regard to air emissions, water discharges, or any other environmental health or safety matter affecting any Eligible Real Estate from any Person (including, without limitation, the United States Environmental Protection Agency). Environmental assessments may include detailed visual inspections of Eligible Real Estate, including without limitation, any and all storage areas, storage tanks, drains, dry walls and leaching areas, and the taking of soil samples, surface water samples and ground water samples, as well as such other investigations or analyses as are reasonably necessary for a determination of the compliance of the Eligible Real Estate and the use and operation thereof with all applicable Environmental Laws. The Borrowers will, and the Lead Borrower will cause each of the other Credit Parties and each Material Foreign Subsidiary to, cooperate in all respects with the Agent and such third parties to enable such assessment and evaluation to be timely completed in a manner reasonably satisfactory to the Agent.

5.10Fiscal Year

.  Each of the Borrowers, each of the other Credit Parties and each Material Foreign Subsidiary shall have a Fiscal Year ending on the Saturday closest to January 31 of each year and shall notify the Agent of any change in such Fiscal Year.

5.11Physical Inventories/ Cycle Counts.

(a)The Agent, at the expense of the Borrowers, may participate in and/or observe any physical count and/or inventory of so much of the Collateral as consists of Inventory which is undertaken on behalf of the Borrowers so long as such participation does not disrupt the normal inventory schedule or process, provided that such participation shall be limited to no more than one, if any, in any twelve month period after the Effective Date (unless a Cash Dominion Event shall have occurred and be continuing).

(b)The Borrowers, at their own expense, shall perform periodic physical inventories and/or rolling cycle counts of the Borrowers’ inventory, conducted by the Borrowers and using methodology and practices consistent with methodology and practices in effect on the Effective Date or such other methods or practices as may be reasonably adopted by the Borrowers and accepted by Borrowers’ independent public accountants.

(c)Within forty-five (45) days following the Agent’s written request, the Borrowers shall provide the Agent with a reconciliation of the results of the most recent physical inventory and/or rolling cycle counts. The Borrowers shall promptly post the results of each such inventory and count to the Borrowers’ stock ledger and general ledger, as applicable.

(d)If and so long as there are any Loans outstanding, the Agent, in its discretion, if any Event of Default exists, may cause such additional inventories and/or cycle counts to be taken as the Agent determines (each, at the expense of the Borrowers).  The Agent shall use its best efforts to schedule any such inventories/counts so as to not unreasonably disrupt the operation of the Borrowers’ business.

5.12Compliance with Laws

.  Each Borrower will, and the Lead Borrower will cause each other Credit Party and each Material Foreign Subsidiary to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

5.13Use of Proceeds and Letters of Credit

.  The proceeds of (x) the Revolving Loans made hereunder and Letters of Credit issued hereunder will be used only (a) for Restricted Payments, Investments permitted under Section 6.4 hereof and Permitted Acquisitions, (b) to finance the acquisition of working capital assets of the Borrowers and the Subsidiaries, including the purchase of inventory and equipment, in each case in the ordinary course of business, (c) to finance Capital Expenditures of the Borrowers and the Subsidiaries, (d) for refinancing of the Indebtedness under the Existing Credit Agreement, (e) to pay transaction costs in connection with this Agreement and the other Loan Documents, and (f) for general corporate purposes, including without limitation the issuance of Letters of Credit, all to the extent permitted herein, and (y) the FILO Loans made hereunder will be used only to repay the outstanding Revolving Loans and other Obligations. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations U and X.

5.14Additional Subsidiaries.

(a)If any additional Material Domestic Subsidiary of any Domestic Borrower is formed or acquired after the Effective Date, or if any Subsidiary of any Domestic Borrower that is not a Material Domestic Subsidiary on the Effective Date becomes a Material Domestic Subsidiary following the Effective Date, the Lead Borrower will promptly notify the Agent and the Lenders thereof and if a Material Domestic Subsidiary of which a Domestic Borrower owns directly or indirectly, at least 80% of the Voting Stock or ownership interest, as applicable, the Domestic Borrowers will cause such Material Domestic Subsidiary to become a Domestic Borrower or Guarantor hereunder, as the Agent may request, and under each applicable Security Document in the manner provided therein, within thirty (30) days after such Material Domestic Subsidiary is formed, acquired or becomes a Material Domestic Subsidiary, and (A) execute and deliver to the Agent a Joinder Agreement, (B) deliver to the Agent documents of the types referred to in clauses (b), (c), (j), (k), (l), (p) and (u) of Section 4.1, together with such other documents as the Agent may request in its Permitted Discretion, (C) deliver to the Agent and the Lenders documents of the types referred to in clause (t) of Section 4.1 and (D) promptly take such actions to create and perfect Liens on such Material Domestic Subsidiary’s assets to secure the Obligations as the Agent shall reasonably request.

(b)If any additional Material Foreign Subsidiary (other than the Excluded UK Subsidiaries) of any Domestic Borrower is formed or acquired after the Effective Date or if a Foreign Subsidiary (other than any Excluded UK Subsidiary) becomes a Material Foreign Subsidiary of any Domestic Borrower, the Lead Borrower will notify the Agent and the Lenders thereof.

(c)If any additional Material Foreign Subsidiary (other than the Excluded UK Subsidiaries) of the Canadian Borrower is formed or acquired after the Effective Date or if a Foreign Subsidiary (other than any Excluded UK Subsidiary) becomes a Material Foreign Subsidiary of the Canadian Borrower, the Canadian Borrower will notify the Agent and the Lenders thereof.  In addition, the Canadian Borrower will cause any such Material Foreign Subsidiary that is a Canadian Subsidiary to become a guarantor of the Canadian Liabilities and the UK Liabilities hereunder and under each applicable Canadian Security Document in the manner provided therein, within thirty (30) days after such Canadian Subsidiary is formed or acquired, and (A) execute and deliver to the Agent a Joinder Agreement, (B) deliver to the Agent documents of the types referred to in clauses (b), (c), (k), (l) and (q) of Section 4.1, together with such other documents as the Agent may request in its Permitted Discretion and (C) promptly take such actions to create and perfect Liens on such Canadian Subsidiary’s assets to secure the Canadian Liabilities and the UK Liabilities as the Agent shall reasonably request.

(d)If any additional Material Foreign Subsidiary (other than the Excluded UK Subsidiaries) of the UK Borrower is formed or acquired after the Effective Date or if a Foreign Subsidiary (other than any Excluded UK Subsidiary) becomes a Material Foreign Subsidiary of the UK Borrower, the UK Borrower will notify the Agent and the Lenders thereof.  In addition, the UK Borrower will cause any such Material Foreign Subsidiary (other than the Excluded UK

Subsidiaries) that is a UK Subsidiary to become a guarantor of the Canadian Liabilities and the UK Liabilities hereunder and, solely if the UK Borrowing Base has been established, under each applicable Security Document in the manner provided therein, within thirty (30) days after such UK Subsidiary is formed or acquired, and (A) execute and deliver to the Agent a Joinder Agreement, (B) deliver to the Agent documents of the types referred to in clauses (b), (c), (k) (solely if the UK Borrowing Base has been established), (l) (solely if UK Borrowing Base has been established), and (q) (but with respect to any Security Documents, solely if the UK Borrowing Base has been established) of Section 4.1, together with such other documents as the Agent may request in its Permitted Discretion and (C) solely if the UK Borrowing Base has been established, promptly take such actions to create and perfect Liens on such UK Subsidiary’s assets to secure the Canadian Liabilities and the UK Liabilities as the Agent shall reasonably request.

Notwithstanding anything to the contrary in this Agreement or in any other Loan Document, the Borrowers, the Material Domestic Subsidiaries and the Material Foreign Subsidiaries (i) will not be required to take any action to grant or perfect a security interest in or Lien on any asset where the Agent and the Lead Borrower agree that the cost of obtaining such a security interest in or Lien on or perfection thereof is excessive in relation to the benefit afforded thereby, and (ii) will not be required to take any action to grant or perfect a security interest in or Lien on any asset or serve as a Guarantor if granting or perfecting such security interest or serving as a Guarantor would cause any of the Material Foreign Subsidiaries to be treated as holding United States property under Code Section 956 and U.S. Treasury Regulations Section 1.956-2(c).

5.15Further Assurances

.  Each Borrower will, and the Lead Borrower will cause each of the other Credit Parties and each Material Foreign Subsidiary to execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and other documents), that may be required under any Applicable Law, or which the Agent or the Required Lenders may reasonably request, to effectuate the transactions contemplated by the Loan Documents or to grant, preserve, protect or perfect the Liens created or intended to be created by the Security Documents or the validity or priority of any such Lien, all at the expense of the Borrowers, provided however, that neither the Excluded UK Subsidiaries nor any other Material Foreign Subsidiary will be required to take any of the foregoing actions if and to the extent such action would cause an adverse tax consequence. The Borrowers also agree to provide to the Agent, from time to time upon request, evidence reasonably satisfactory to the Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

5.16Compliance with Terms of Leaseholds.

The Borrowers shall perform all obligations in respect of all Leases of real property to which any Credit Party is a party and keep such Leases in full force and effect, except (a) for store closures in the ordinary course of business or (b) where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

5.17Environmental Laws.

(a)The Borrowers shall conduct its operations and keep and maintain its (i) Eligible Real Estate and all Material Real Estate in material compliance with all Environmental Laws and (ii) all other Real Estate in compliance with all Environmental Laws except where the failure to do so would not reasonably be expected to have a Material Adverse Effect; (b) obtain and renew all material environmental permits necessary for its operations and properties; (c) shall not cause a release of any Hazardous Materials that would adversely impact the marketability of any Eligible Real Estate or Material Real Estate; and (d) implement any and all investigation, remediation, removal and response actions that are reasonably necessary to comply (i) with Environmental Laws pertaining to the presence, generation, treatment, storage, use, disposal, transportation or release of any Hazardous Materials on, at, in, under, above, to, from or about any of its Eligible Real Estate or Material Real Estate and (ii) in all material respects with Environmental Laws pertaining to the presence, generation, treatment, storage, use, disposal, transportation or release of any Hazardous Materials on, at, in, under, above, to, from or about any of its non-Material Real Estate, provided, however, that neither a Credit Party nor any of its Material Foreign Subsidiaries shall be required to undertake any such cleanup, removal, investigation, remediation, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and adequate reserves have been set aside and are being maintained by the Credit Parties with respect to such circumstances in accordance with GAAP.

5.18Centre of Main Interests.

Each UK Credit Party shall maintain its centre of main interests in England and Wales for the purposes of the Insolvency Regulation.

5.19UK “Know your customer” checks.

(a)If (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement; (ii) any change in the status of a UK Credit Party after the date of this Agreement; or (iii) a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer, obliges the Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each UK Credit Party shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all Applicable Laws and regulations pursuant to the transactions contemplated in the Loan Documents.

(b)Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all Applicable Laws and regulations pursuant to the transactions contemplated in the Loan Documents.

5.20UK Pension Plans.

(a)The UK Borrower and its UK Subsidiaries shall to the extent applicable ensure that all pension schemes operated by or maintained for the benefit of the UK Borrower, its UK Subsidiaries and/or any of their employees are fully funded based on the statutory funding objective under sections 221 and 222 of the Pensions Act 2004 and that no action or omission is taken by any company in relation to such a pension scheme which has or is reasonably likely to have a Material Adverse Effect (including the termination or commencement of winding-up proceedings of any such pension scheme).

(b)The UK Borrower shall ensure that none of its UK Subsidiaries is or has been at any time an employer (for the purposes of sections 38 to 51 of the Pensions Act 2004) of an occupational pension scheme which is not a money purchase scheme (both terms as defined in the Pension Schemes Act 1993) or “connected” with or an “associate” of (as those terms are defined in sections 38 or 43 of the Pensions Act 2004) such an employer.

(c)The UK Borrower shall deliver to the Agent to the extent applicable: (i) the usual scheme report and accounts at such times as the same is prepared in order to comply with the then current statutory or auditing requirements (as applicable either to the trustees of any relevant schemes or to the UK Borrower or any of its UK Subsidiaries); and (ii) at any other time if the Agent reasonably believes that any relevant statutory or auditing requirements are not being complied with, actuarial reports in relation to all pension schemes mentioned in (a) above.

(d)The UK Borrower shall promptly notify the Agent of any material change in the rate of contributions to any pension scheme mentioned in (a) above paid or recommended to be paid by the scheme actuary or required (by law or otherwise).

5.21Canadian Pension Plans.

The Canadian Borrower shall cause each of its and its Canadian Subsidiaries’ Canadian Pension Plans for which the Canadian Borrower or any Canadian Subsidiary is sponsor or administrator to be duly registered and administered in material compliance with Applicable Laws and the terms of the Canadian Pension Plans.  The Canadian Borrower shall ensure that it and its Canadian Subsidiaries: (a) file with all applicable Governmental Authorities each required actuarial valuation report prepared for funding purposes in respect of each Canadian Defined Benefit Pension Plan; (b) pay all amounts required to be paid by it or them in respect of such Canadian Pension Plan when due; (c) have no Lien on any of its or their property that arises or exists in respect of any Canadian Pension Plan except a Permitted Encumbrance; (d) do not permit the wind-up and/or termination of any Canadian Pension Plan during the term of this Agreement without the prior written consent of Agent.

6.NEGATIVE COVENANTS.

Until the Commitments have expired or have been terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or have been terminated and all L/C Disbursements shall have been reimbursed, each Borrower covenants and agrees with the Agent and the Lenders that:

6.1Indebtedness

.  The Borrowers will not, nor will the Lead Borrower permit any of the other Credit Parties to, create, incur, assume or permit to exist any Indebtedness of such Credit Parties, except:

(a)Indebtedness created under the Loan Documents;

(b)Indebtedness set forth in Schedule 6.1 and Permitted Refinancings thereof;

(c)Indebtedness of any Credit Party to any other Credit Party;

(d)Indebtedness of the Credit Parties incurred to finance the acquisition of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and Permitted Refinancings thereof, provided that the aggregate principal amount of Indebtedness permitted by this clause (d) shall not exceed $30,000,000 at any time outstanding;

(e)Indebtedness incurred for the construction or acquisition or improvement of, or to finance or refinance any Real Estate owned by any of the Credit Parties or incurred in connection with any sale-leaseback transaction, provided that (A) with respect to any Eligible Real Estate, Excess Availability on a pro forma basis after giving effect to such financing and the removal of such Eligible Real Estate from the Domestic Borrowing Base is greater than twenty-five (25%) percent of the Loan Cap, (B) the Credit Parties shall use commercially reasonable efforts to cause the holders of such Indebtedness and the lessors under any sale-leaseback transaction to enter into a Collateral Access Agreement on terms reasonably satisfactory to the Agent (unless the Agent establishes an Availability Reserve for rent in such amounts as it deems appropriate from time to time in its Permitted Discretion), and (C) if any Inventory of any Credit Party is or is to be located at or on such Real Estate, the Agent shall have received a mortgagee waiver from the lender of any such Indebtedness relating to such Real Estate so financed in form and substance reasonably satisfactory to the Agent;

(f)Indebtedness under Hedging Agreements, other than those entered into for speculative purposes, entered into in the ordinary course of business;

(g)Contingent liabilities under surety bonds, letters of credit, bankers’ acceptances, bank guarantees or similar instruments incurred in the ordinary course of business;

(h)Guarantees by any of the Credit Parties of Indebtedness of any of the other Credit Parties, provided that such Indebtedness is otherwise permitted by this Section 6.1;

(i)Indebtedness of any Person that becomes a Credit Party after the Effective Date, provided that (i) such Indebtedness exists at the time such Person becomes a Credit Party and is not created in contemplation of or in connection with such Person becoming a Credit Party and (ii) the aggregate outstanding principal amount of Indebtedness permitted by this subsection (i) shall not, without duplication, exceed $50,000,000 at any time;

(j)financed insurance premiums not past due;

(k)Permitted Senior Debt;

(l)Indebtedness with respect to deferred purchase price, earnouts, purchase price adjustments or indemnification obligations for any Permitted Acquisition or other Permitted Investment;

(m)Indebtedness representing deferred compensation to officers, directors and employees of the Borrowers or any of the Credit Parties incurred in the ordinary course of business;

(n)cash management obligations and other Indebtedness in respect of netting services, automatic clearing house arrangements, employees’ credit or purchase cards, overdraft protections and similar arrangements, in each case incurred in the ordinary course of business; and

(o)other unsecured Indebtedness in an aggregate principal amount, together with any Indebtedness incurred under clause (k) above, not exceeding the greater of (i) $500,000,000 at any time outstanding and (ii) such amount as would not cause the Total Leverage Ratio to exceed 5.00:1.00.

6.2Liens

.  The Borrowers will not, nor will the Lead Borrower permit any of the other Credit Parties to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a)Liens created under the Loan Documents;

(b)Permitted Encumbrances;

(c)any Lien on any property or asset of any Borrower or any of the other Credit Parties set forth in Schedule 6.2, provided that (i) such Lien shall not apply to any other property or asset of such Person and (ii) such Lien shall secure only those obligations that it secures as of the Effective Date, and Permitted Refinancings thereof;

(d)Liens on fixed or capital assets acquired by any Borrower or by any of the other Credit Parties, provided that (i) such Liens secure Indebtedness permitted by Section 6.1(d), (ii) such Liens and the Indebtedness secured thereby are incurred on or prior to or within 180 days after such acquisition or the completion of such construction or improvement (except in the case of Permitted Refinancing), (iii) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring such fixed or capital assets, (iv) such Liens shall not apply to any other property or assets of the Borrowers or of any of the other Credit Parties, and (v) at the Agent’s option with respect to material Liens which arise after the Effective Date, the Credit Parties shall have used commercially reasonable efforts to ensure that the Agent shall have entered into an intercreditor agreement with the holder of such Lien on terms reasonably satisfactory to the Agent to allow, among other things, the Agent to exercise rights and remedies as a secured party with respect to the Collateral;

(e)Liens to secure Indebtedness permitted by Section 6.1(e), provided that such Liens shall not apply to any property or assets of the Borrowers other than the Real Estate so financed or which is the subject of a sale-leaseback transaction, provided that if any Inventory of any Credit Party is or is to be located at or on such Real Estate, the Agent shall have received a mortgagee waiver from the lender of any such Indebtedness relating to such Real Estate so financed in form and substance reasonably satisfactory to the Agent;

(f)Security interests existing on any property or assets (other than Inventory, Accounts, Eligible Real Estate and other property of the type included in the Combined Borrowing Base, and the Proceeds thereof) prior to the acquisition thereof by any of the Credit Parties or existing on any property or assets (other than Inventory, Accounts, and the Proceeds thereof) of any Person that becomes a Credit Party after the Effective Date prior to the time such Person becomes a Credit Party, provided that (i) such security interests secure Indebtedness permitted by Section 6.1(i), (ii) such security interests are not created in contemplation of or in connection with such acquisition or such Person becoming a Credit Party, as applicable, (iii) such security interests shall not apply to any other property or assets of any Borrower or any Credit Party and (iv) such security interests shall secure only the Indebtedness that such security interests secure on the date of such acquisition or the date such Person becomes a Credit Party, as applicable, and any Permitted Refinancings thereof;

(g)Liens on assets other than Inventory, Accounts, Eligible Real Estate, Intellectual Property and other property of the type included in the Combined Borrowing Base, and cash Proceeds thereof securing Indebtedness permitted pursuant to Section 6.1 up to an aggregate amount not to exceed $5,000,000 that are not otherwise contemplated by this Section 6.2;

(h)Liens on fixed or capital assets or on Real Estate of any Domestic Borrower which secure Indebtedness permitted under Section 6.1(e) so long as (i) such Liens and the Indebtedness secured thereby are incurred prior to or within ninety (90) days after such acquisition, (ii) the Indebtedness secured thereby does not exceed the cost of acquisition of the applicable assets, and (iii) such Liens shall attach only to the assets or Real Estate acquired, improved or refinanced with such Indebtedness and shall not extend to any other property or assets of the Credit Parties; and

(i)Liens to secure Permitted Senior Debt as described in the definition thereof.

6.3Fundamental Changes

.  (a) The Borrowers shall not, nor shall the Lead Borrower permit any of the other Credit Parties or any Material Foreign Subsidiary to, liquidate, merge, amalgamate or consolidate into or with any other Person or enter into or undertake any plan or agreement of liquidation, merger, amalgamation, or consolidation with any other Person, provided that (i) a Borrower may merge or amalgamate with another company in connection with a Permitted Acquisition if such Borrower is the surviving company, (ii) any wholly-owned Subsidiary may merge, amalgamate, or consolidate into or with a Borrower or any other wholly-owned Subsidiary of a Borrower if no Default or Event of Default has occurred and is continuing or would result from such merger or amalgamation and if a Borrower is the surviving company in any merger, amalgamation, or consolidation to which it is a party, (iii) a Subsidiary may merge, amalgamate or consolidate into or with another entity in connection with a Permitted Acquisition if, upon consummation of such merger, amalgamation, or consolidation, the surviving entity shall be a direct or indirect wholly-owned Subsidiary and, if the surviving entity is a Material Domestic Subsidiary or a Material Foreign Subsidiary that is a Canadian Subsidiary or a UK Subsidiary (other than an Excluded UK Subsidiary), such Material Domestic Subsidiary or Material Foreign Subsidiary, as applicable, becomes a party to the Security Documents, (iv) any Domestic Subsidiary may merge or consolidate into or with any other Domestic Subsidiary, and, if the surviving entity is a Material Domestic Subsidiary, such Material Domestic Subsidiary becomes a party to the Security Documents, (v) any Foreign Subsidiary may merge into or amalgamate with any other Foreign Subsidiary and, if the surviving entity is a Material Foreign Subsidiary that is a Canadian Subsidiary or a UK Subsidiary (other than an Excluded UK Subsidiary), such Material Foreign Subsidiary becomes a party to the applicable Loan Documents; provided that if a Credit Party is part of such merger or amalgamation, either such Credit Party shall be the survivor of such merger or amalgamation or the Borrowers shall cause the survivor to become a Credit Party hereunder (unless such action would cause any such Material Foreign Subsidiary to be treated as holding United States property under Code Section 956 and U.S. Treasury Regulations Section 1.956-2(c)) and (vi) any Subsidiary (other than a Borrower) may liquidate or dissolve if the Lead Borrower determines in good faith that such liquidation is in the best interests of the Borrowers and would not have a Material Adverse Effect.

(b)The Lead Borrower shall not, and shall not permit any of the other Credit Parties to, engage to any material extent in any business other than businesses of the type conducted by the Credit Parties on the date of execution of this Agreement, reasonable extensions thereof and businesses reasonably related or complementary thereto, except that the Borrowers or any of the other Credit Parties may withdraw from any business activity which such Person’s board of directors reasonably deems unprofitable or unsound, provided that promptly after such withdrawal, the Lead Borrower shall provide the Agent with written notice thereof.

6.4Investments, Loans, Advances, Guarantees and Acquisitions

.  The Borrowers shall not, nor shall the Lead Borrower permit any of the other Credit Parties to, purchase, hold or acquire (including pursuant to any merger or amalgamation with any Person that was not a wholly owned Subsidiary prior to such merger or amalgamation) any capital stock or other equity interests, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit (each of the foregoing, an “Investment”), except for:

(a)Permitted Acquisitions;

(b)Permitted Investments;

(c)Investments existing on the Effective Date and set forth on Schedule 6.4;

(d)Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(e)Investments in Subsidiaries, provided, however, that the aggregate amount of Investments pursuant to this paragraph (e) in Subsidiaries that are not Borrowers or Guarantors may not at any time exceed $10,000,000 from time to time in the aggregate from and after the Effective Date, further provided that no Default or Event of Default has occurred and is continuing or would result from such Investment;

(f)loans or advances to employees for the purpose of travel, entertainment or relocation in the ordinary course of business and consistent with past practices, not exceeding $1,000,000 in the aggregate at any time outstanding; provided, that no such advances to any single employee shall exceed $500,000 in the aggregate;

(g)Permitted Joint Venture Investments;

(h)Investments consisting of amounts potentially due from a seller of assets in a Permitted Acquisition that relate to customary post-closing adjustments with respect to accounts receivable, accounts payable and similar items typically subject to post-closing adjustments in similar transactions;

(i)the Credit Parties may make and own loans or advances to the trustee of various employee incentive and stock purchase plans of the Credit Parties, not to exceed $500,000 in the aggregate at any one time outstanding;

(j)the Credit Parties may engage in transactions permitted by Section 6.3;

(k)except while a Cash Dominion Event is in existence, the Credit Parties may make other Investments (including acquisitions of stock or assets of another Person other than Acquisitions) not to exceed in the aggregate $10,000,000 in any Fiscal Year of Borrower;

(l)Investments by the Credit Parties in the form of Hedging Agreements entered into in the ordinary course of business and not for speculative purposes;

(m)Guarantees by the Credit Parties with respect to the lease of property (whether real or personal) by such Person as lessee that is not a Capital Lease Obligation and guarantees by the Credit Parties with respect to obligations that do not constitute Indebtedness entered into in the ordinary course of business; and

(n)Guarantees constituting Indebtedness permitted by Section 6.1;

provided that to the extent any such Investment includes Intellectual Property, such Intellectual Property shall be subject to a limited, non-exclusive, royalty-free, worldwide (solely to the extent the Credit Parties and their Subsidiaries have worldwide rights in such Intellectual Property) license in favor of the Agent for the sole purpose of the Agent’s exercise of rights and remedies under this Agreement.

6.5Asset Sales

.  The Borrowers will not, nor will the Lead Borrower permit any of the other Credit Parties to, sell, transfer, lease or otherwise dispose of any asset, including any capital stock or other equity interests except:

(a)(i)sales of Inventory in each case in the ordinary course of business, or (ii) used or surplus equipment, (iii) Permitted Investments, or (iv) Permitted Joint Venture Investments;

(b)sales, transfers and dispositions among the Credit Parties;

(c)sales or other transfers of assets pursuant to store closures; provided that in any Fiscal Year, Borrowers shall not close more than ten percent (10%) of the total number of Borrowers’ stores open at the beginning of such Fiscal Year;

(d)other sales, transfers, or dispositions of assets not in the ordinary course of business and not pursuant to store closures; provided that (y) no Default or Event of Default then exists or would arise therefrom, and (z) in the event that the aggregate amount of any such sale, transfer or disposition exceeds $15,000,000, the Payment Conditions shall be satisfied after giving effect to such sale, transfer or disposition, and the Lead Borrower shall deliver an updated Borrowing Base Certificate relating to the Fiscal Month ended immediately prior to such sale, transfer or disposition, calculated after giving effect to the sale, transfer or disposition of such Collateral and the application of the proceeds thereof;

(e)sales or issuances by the Lead Borrower of any of its capital stock or other equity interests that do not result in a Change in Control;

(f)sales or issuances of capital stock or other equity interests to any Borrower;

(g)the sale of any non-Material Real Estate (other than Eligible Real Estate); provided that the consideration for such sale is not less than the fair value of such non-Material Real Estate;

(h)the Lids Disposition;

(i)as long as (i) no Overadvance shall exist or occur, and (ii)  no Default or Event of Default then exists or would arise therefrom, sales of Eligible Real Estate or Material Real Estate of any Credit Party (or sales of any Person or Persons created to hold such Real Estate or the equity interests in such Person or Persons), including sale-leaseback transactions involving any such Real Estate pursuant to leases on market terms, as long as, (A) with respect to any Eligible Real Estate, Excess Availability on a pro forma basis after giving effect to such sale and the removal of such Eligible Real Estate from the Domestic Borrowing Base is greater than twenty-five (25%) percent of the Loan Cap and, (B) the proceeds of the sale of Eligible Real Estate are utilized to repay the Obligations, and (C) in the case of any sale-leaseback transaction permitted hereunder, the Lead Borrower shall have used commercially reasonable efforts to obtain from each such purchaser or transferee a Collateral Access Agreement on terms and conditions reasonably satisfactory to the Agent, provided that if any inventory is located on such property, the Agent shall have received such Collateral Access Agreement on terms and conditions reasonably satisfactory to the Agent;

(j)so long as (i) no Overadvance shall exist or occur, and (ii) no Default or Event of Default then exists or would arise therefrom, sales of Intellectual Property of any Domestic Credit Parties for reasonably equivalent value, provided that, (A) any such sale or other transfer shall be made for fair market value and in an arm’s length transaction, (B) with respect to any such sale or transfer of assets included in the FILO Borrowing Base, Excess Availability on a pro forma basis after giving effect to such sale and the removal of such assets from the FILO Borrowing Base is greater than twenty-five (25%) percent of the Loan Cap, (C) such Intellectual Property shall be removed from the FILO Borrowing Base, and (D) the proceeds of such sale are utilized to repay the Obligations; and

(k)the sale, transfer or disposition of accounts receivable in connection with the compromise, settlement or collection thereof;

provided that if any such sales, transfers or dispositions include the sales, transfers or dispositions of Intellectual Property, such Intellectual Property shall be subject to a limited, non-exclusive, royalty-free, worldwide license of such Intellectual Property in favor of the Agent for use in connection with the exercise of the rights and remedies of the Secured Parties; further provided that all sales, transfers, leases and other dispositions of Inventory and the proceeds thereof shall be made for cash consideration or on customary terms, and further provided that all sales, transfers, leases and other dispositions permitted by clauses (a)(i), (a)(ii), (c) and (d) above shall be made at arm’s length and for fair value; and further provided that the authority granted hereunder may be terminated in whole or in part by the Agent upon the occurrence and during the continuance of any Event of Default.

6.6Restrictive Agreements

.  The Borrowers will not, nor will the Lead Borrower permit any of the other Credit Parties to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of any of the Credit Parties to create, incur or permit to exist any Lien upon any of its property or assets or (b) the ability of any of the Credit Parties to pay dividends or other distributions with respect to any shares of its capital stock or other equity interests or to make or repay loans or advances to the Borrowers or any of the other Credit Parties or to guarantee Indebtedness of the Borrowers or any of the other Credit Parties, provided that  (i) the foregoing shall not apply to restrictions and conditions imposed by law or by any Loan Document, (ii) the foregoing restrictions shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided that such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iii) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (iv)

clause (a) of the foregoing shall not apply to customary provisions in leases restricting the assignment or subleasing thereof.

6.7Restricted Payments; Certain Payments of Indebtedness

.  The Borrowers will not, nor will the Lead Borrower permit any of the other Credit Parties to declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment or any payments on the Guarantees set forth in Section 6.1(h)(i), except that the Borrowers and the other Credit Parties shall be permitted to:

(a)make Restricted Payments consisting of cash dividends on preferred stock of the Credit Parties in an amount not to exceed $500,000 in any Fiscal Year so long as no Event of Default has occurred and is continuing;

(b)make Restricted Payments to any other Credit Party;

(c)make Restricted Payments as long as after giving effect thereto the Payment Conditions are then satisfied;

(d)pay regularly scheduled interest, principal and other payments as and when due on a non-accelerated basis and prior to maturity in respect of any Indebtedness permitted under Section 6.1 at such times as no Event of Default is in existence or would arise as a result of such payment; provided that with respect to any earnout consideration payable by any Borrower for any Permitted Acquisition or other Permitted Investment, permitted by Section 6.1(l), in an aggregate amount greater than $10,000,000, the Payment Conditions shall be satisfied after giving effect to such payment;

(e)pay any principal payments required to be paid in respect of the Permitted Senior Debt solely as permitted to be paid pursuant to clause (a) of the definition of the Permitted Senior Debt; and

(f)Permitted Refinancings of Indebtedness.

6.8Transactions with Affiliates

.  The Borrowers will not, nor will the Lead Borrower permit any other Credit Party to at any time sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions in the ordinary course of business that are at prices and on terms and conditions not less favorable to the Borrowers than could be obtained on an arm’s-length basis from unrelated third parties, and (b) transactions between or among the Borrowers and one or more Subsidiaries, not involving any other Affiliate, that would not otherwise violate the provisions of the Loan Documents.

6.9Additional Subsidiaries

.  The Borrowers will not, nor will the Lead Borrower permit any of the other Credit Parties to, create any additional Subsidiary unless no Default or Event of Default would arise therefrom and the requirements of Section 5.14 are satisfied to the extent applicable.

6.10Amendment of Material Documents

.  The Borrowers will not, nor will the Lead Borrower permit any other Credit Party or any Material Foreign Subsidiary to, amend, modify or waive any of its rights under (a) its certificate of incorporation, by-laws or other organizational documents to the extent that such amendment, modification or waiver would result in a Material Adverse Effect, or (b) any Material Indebtedness, in each case to the extent that such amendment, modification or waiver would result in a Default or Event of Default under any of the Loan Documents or would result in a Material Adverse Effect.

6.11Fixed Charge Coverage Ratio

.  After the occurrence and during the continuance of a Covenant Compliance Event, the Borrowers shall not permit the Fixed Charge Coverage Ratio to be less than 1.0:1.0 tested at the end of each Applicable Fiscal Period.

6.12Environmental Laws

.  The Borrowers shall not, nor will the Lead Borrower permit any other Credit Party or any Material Foreign Subsidiary to (a) fail to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, or (b) become subject to any Environmental Liability, in each case which is reasonably likely to have a Material Adverse Effect.

6.13Fiscal Year

.  The Borrowers shall not change their Fiscal Year without the prior written consent of the Agent, which consent shall not be unreasonably withheld.

6.14Canadian Pension Plans.

Except in connection with a Permitted Acquisition or with the prior consent of the Agent, the Borrowers shall not maintain, administer, contribute or have any liability in respect of any Canadian Defined Benefit Pension Plan or acquire an interest in any Person if such Person sponsors, maintains, administers or contributes to, or has any liability in respect of, any Canadian Defined Benefit Pension Plan.

6.15Sanctions.

The Borrowers will not, nor will the Lead Borrower permit any other Credit Party to directly or indirectly, use any Credit Extension or the proceeds of any Credit Extension, or lend, contribute or otherwise make available such Credit Extension or the proceeds of any Credit Extension to any Person, to fund any activities of or business with any Person, or in any Designated Jurisdiction, or in any other manner that will result in a violation by any Person (including any Person participating in the transaction, whether as Lender, Arranger, Agent, Issuing Bank or otherwise) of Sanctions.

6.16Anti-Corruption Laws.

The Borrowers will not, nor will the Lead Borrower permit any other Credit Party directly or indirectly, use any Credit Extension or the proceeds of any Credit Extension for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, the Corruption of Foreign Public Officials Act (Canada), and other similar anti-corruption legislation in other jurisdictions to the extent applicable to the Borrowers or any other Credit Party.

7.EVENTS OF DEFAULT.

7.1Events of Default

.  If any of the following events (each, an “Event of Default”) shall occur:

(a)the Borrowers shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any L/C Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)the Borrowers shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Section) payable under this Agreement or any other Loan Document, within three (3) Business Days after the same shall become due and payable;

(c)any representation or warranty made or deemed made by or on behalf of any Borrower or any other Credit Party in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any certificate or financial statement (including, without limitation, any Borrowing Base Certificate) furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d)the Borrowers shall fail to observe or perform any covenant, condition or agreement contained in Sections 2.21, 5.1(f), 5.2(a), 5.3(b), 5.4, 5.7, 5.13, or in Section 6 (other than Section 6.12);

(e)the Borrowers shall fail to observe or perform any covenant, condition or agreement contained in Sections 5.1(a), 5.1(b), 5.1(c), 5.1(d), 5.1(e), 5.1(i), 5.2(b)-(i), 5.9, or 5.14 within three (3) Business Days after notice from the Agent to the Lead Borrower that the Borrowers have failed to observe or perform such covenant, condition or agreement;

(f)any Borrower or any of the other Credit Parties shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in clause (a), (b), (c), (d) or (e) of this Section), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Agent to the Lead Borrower;

(g)any Borrower or any of the other Credit Parties shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness when and as the same shall become due and payable (after giving effect to the expiration of any grace or cure period set forth therein);

(h)any Borrower, any of the other Credit Parties, or any Material Foreign Subsidiary shall fail to perform any covenant or condition contained in any contract or agreement to which it is party as and when such performance is required (after giving effect to the expiration of any grace or cure period set forth therein) if such failure could reasonably be expected to have a Material Adverse Effect;

(i)any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits the holder or holders of any such Material Indebtedness or any trustee or agent on its or their behalf to cause any such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity;

(j)an involuntary proceeding shall be commenced or an involuntary petition or proposal shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Borrower, any of the other Credit Parties or any Material Foreign Subsidiary or its debts, or of a substantial part of its assets, under any Debtor Relief Law now or hereafter in effect or (ii) the appointment of a receiver, interim receiver, trustee, custodian, monitor, administrator, sequestrator, conservator or similar official for any Borrower, any of the other Credit Parties or any Material Foreign Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect for 60 days;

(k)any Borrower, any of the other Credit Parties or any Material Foreign Subsidiary shall (i) voluntarily commence any proceeding or file any petition or proposal seeking liquidation, reorganization or other relief under any Debtor Relief Law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (j) of this Section, (iii) apply for or consent to the appointment of a receiver, interim receiver, trustee, custodian, monitor, administrator, sequestrator, conservator or similar official for any Borrower, any of the other Credit Parties or any Material Foreign Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(l)any Borrower, any of the other Credit Parties or any Material Foreign Subsidiary shall become unable, or admit in writing its inability or fail generally to pay its debts as they become due;

(m)one or more uninsured final judgments for the payment of money in an aggregate amount in excess of $25,000,000 shall be rendered against any Borrower, any of the other Credit Parties or any Material Foreign Subsidiary or any combination thereof or any one or more non-monetary judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and, in each case, the same shall remain undischarged for a period of 45 consecutive days during which execution shall not be effectively stayed, or any action shall be successfully legally taken by a judgment creditor to attach or levy upon any material assets of any Borrower, any of the other Credit Parties or any Material Foreign Subsidiary to enforce any such judgment;

(n)any challenge is asserted by or on behalf of any Borrower or any of the other Credit Parties to the validity of any Loan Document or the applicability or enforceability of any Loan Document strictly in accordance with the subject Loan Document’s terms or which seeks to void, avoid, limit, or otherwise adversely affect any security interest created by or in any Loan Document or any payment made pursuant thereto;

(o)any challenge is asserted by or on behalf of any other Person to the validity of any Loan Document or the applicability or enforceability of any Loan Document strictly in accordance with the subject Loan Document’s terms or which seeks to void, avoid, limit, or otherwise adversely affect any security interest created by or in any Loan Document or any payment made pursuant thereto, in each case, as to which an order or judgment has been entered adverse to the Agent and the Lenders.

(p)any Lien purported to be created under any Security Document shall be asserted by any Borrower or any of the other Credit Parties not to be a valid and perfected Lien on any material Collateral, with the priority required by the applicable Security Document, except as a result of the sale or other disposition of the applicable Collateral in a transaction permitted under the Loan Documents;

(q)a Change in Control shall occur;

(r)an ERISA Event or Termination Event shall have occurred that when taken together with all other ERISA Events and Termination Events that have occurred, could reasonably be expected to result in a Material Adverse Effect, or any Lien arises (save for contribution amounts not yet due) in connection with any Canadian Pension Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect;

(s)[Reserved];

(t)[Reserved];

(u)[Reserved];

(v)except as otherwise permitted hereunder, the determination by the Borrower Consolidated Group, whether by vote of its board of directors or otherwise to: terminate the operation of their business in the ordinary course, to liquidate all or substantially all of the Borrower Consolidated Group’s’ assets or store locations, or to employ an agent or other third party to conduct any so-called store closing, store liquidation or “Going-Out-Of-Business” sales for all or substantially all of the Borrower Consolidated Group’s’ store locations; or

(w)the termination or attempted termination of any Effective Date Guaranty or any Facility Guaranty except as expressly permitted hereunder or under any other Loan Document.

then, and in every such event (other than an event with respect to each Borrower, any of the other Credit Parties or any Material Foreign Subsidiary described in clause (j) or (k) of this Section), and at any time thereafter during the continuance of such event, the Agent may, and at the request of the Required Lenders shall, by notice to the Lead Borrower, take either or both of the following actions, at the same or different times:  (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately and no Lender shall thereafter be obligated to make any Loans, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers; and (iii) require the Borrowers to furnish cash collateral in an amount equal to 102% of the Letter of Credit Outstandings, and in case of any event with respect to any Borrower described in clause (j) or (k) of this Section, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers.

7.2When Continuing

.  For all purposes under this Agreement, each Default and Event of Default that has occurred shall be deemed to be continuing at all times thereafter unless it either (a) is cured or corrected to the reasonable written satisfaction of the Lenders in accordance with Section 9.3, or (b) is waived in writing by the Lenders in accordance with Section 9.3.

7.3Remedies on Default

.  In case any one or more of the Events of Default shall have occurred and be continuing, and whether or not the maturity of the Loans shall have been accelerated pursuant hereto, the Agent may, and at the direction of the Required Lenders, shall, proceed to protect and enforce its rights and remedies under this Agreement, the Notes or any of the other Loan Documents by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Agreement and the other Loan Documents or any instrument pursuant to which the Obligations are evidenced, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of the Agent or the Lenders. No remedy herein is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of law.

7.4Application of Proceeds

(a).  (a)After the exercise of remedies provided for in Section 7.3 or upon the acceleration of the time for payment of the Obligations following an Event of Default (or after the Loans have automatically become immediately due and payable and the Letter of Credit Outstandings have automatically been required to be Cash Collateralized as set forth in Section 7.1), any amounts received from any Domestic Credit Party, from the liquidation of any Collateral of any Domestic Credit Party, or on account of the Obligations (other than the Canadian Liabilities and the UK Liabilities), shall be applied by the Agent against the Obligations in the following order:

First, to payment of that portion of the Obligations (excluding the Other Domestic Liabilities, the Canadian Liabilities and the UK Liabilities) constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Agent and amounts payable under Section 9.4) payable to the Agent, in its capacity as such;

Second, to payment of that portion of the Obligations (excluding the Other Domestic Liabilities, the Canadian Liabilities and the UK Liabilities) constituting indemnities, expenses, and other amounts (other than principal, interest and fees) then currently payable to the Domestic Lenders and the Issuing Bank (on account of Domestic Letters of Credit) (including fees, charges and disbursements of counsel to the respective

Domestic Lenders and the Issuing Bank on account of Domestic Letters of Credit), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to the extent not previously reimbursed by the Revolving Domestic Lenders, to payment to the Revolving Domestic Lenders of that portion of the Obligations constituting principal and accrued and unpaid interest on any Permitted Overadvances, ratably among the Revolving Domestic Lenders in proportion to the amounts described in this clause Third payable to them;

Fourth, to the extent that Swingline Loans made to the Domestic Borrowers have not been refinanced by a Revolving Domestic Loan, payment to the Swingline Lender of that portion of the Obligations constituting accrued and unpaid interest on the Swingline Loans made to the Domestic Borrowers;

Fifth, to the extent that Swingline Loans made to the Domestic Borrowers have not been refinanced by a Revolving Domestic Loan, payment to the Swingline Lender of that portion of the Obligations constituting unpaid principal on the Swingline Loans made to the Domestic Borrowers;

Sixth, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Revolving Domestic Loans and other Obligations (other than the Canadian Liabilities and the UK Liabilities), and fees (including Letter of Credit Fees, other than any fees due on account of any Canadian Letter of Credit or UK Letter of Credit), ratably among the Revolving Domestic Lenders and the Issuing Bank in proportion to the respective amounts described in this clause Sixth payable to them;

Seventh, to payment of that portion of the Obligations constituting unpaid principal of the Revolving Domestic Loans, ratably among the Revolving Domestic Lenders and the Issuing Bank in proportion to the respective amounts described in this clause Seventh held by them;

Eighth, to the Agent for the account of the Issuing Bank, to Cash Collateralize the aggregate undrawn amount of Domestic Letters of Credit;

Ninth, to the Agent to be held by the Agent, for the ratable benefit of the Canadian Lenders and the UK Lenders as cash collateral for payment of that portion of the Canadian Liabilities and UK Liabilities (excluding the Other Canadian Liabilities and the Other UK Liabilities) constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Agent and amounts payable under Section 9.4) payable to the Agent, in its capacity as such;

Tenth, to the Agent to be held by the Agent, for the ratable benefit of the Canadian Lenders, the UK Lenders and the Issuing Bank as cash collateral to payment of that portion of the Canadian Liabilities and UK Liabilities (excluding the Other Canadian Liabilities and the Other UK Liabilities) constituting indemnities, expenses, and other amounts (other than principal, interest and fees) payable to the Canadian Lenders, the UK Lenders and the Issuing Bank (on account of Canadian Letters of Credit and UK Letters of Credit) (including fees, charges and disbursements of counsel to the respective Canadian Lenders, the UK Lenders and the Issuing Bank on account of Canadian Letters of Credit and UK Letters of Credit) and amounts payable under Section 9.4), ratably among them in proportion to the amounts described in this clause Tenth payable to them;

Eleventh, to the extent not previously reimbursed by the Canadian Lenders and the UK Lenders, to the Agent to be held by the Agent, for the ratable benefit of the Canadian Lenders and the UK Lenders as cash collateral to payment to the Canadian Lenders and UK Lenders of that portion of the Canadian Liabilities and UK Liabilities constituting principal and accrued and unpaid interest on any Permitted Overadvances, ratably among the Canadian Lenders and UK Lenders in proportion to the amounts described in this clause Eleventh payable to them;

Twelfth, to the extent that Canadian Swingline Loans made to the Canadian Borrower have not been refinanced by a Canadian Loan, payment to the Canadian Swingline Lender of that portion of the Obligations constituting accrued and unpaid interest on the Canadian Swingline Loans made to the Canadian Borrower;

Thirteenth, to the extent that Canadian Swingline Loans made to the Canadian Borrower have not been refinanced by a Canadian Loan, payment to the Canadian Swingline Lender of that portion of the Obligations constituting unpaid principal on the Canadian Swingline Loans made to the Canadian Borrower;

Fourteenth, to the Agent to be held by the Agent, for the ratable benefit of the UK Swingline Lender as cash collateral to payment of that portion of the UK Liabilities constituting accrued and unpaid interest on the UK Swingline Loans made to the UK Borrower;

Fifteenth, to the Agent to be held by the Agent, for the ratable benefit of the UK Swingline Lender as cash collateral to payment of that portion of the UK Liabilities constituting unpaid principal on the UK Swingline Loans made to the UK Borrower;

Sixteenth, to the Agent to be held by the Agent, for the ratable benefit of the Canadian Lenders, the UK Lenders and the Issuing Bank as cash collateral to payment of that portion of the Canadian Liabilities and UK Liabilities constituting accrued and unpaid interest on the Canadian Loans, UK Loans and other Canadian Liabilities and UK Liabilities, and fees (including Letter of Credit Fees not paid pursuant to clause Sixth above), ratably among the Canadian Lenders, the UK Lenders and the Issuing Bank in proportion to the respective amounts described in this clause Sixteenth payable to them;

Seventeenth, to the Agent to be held by the Agent, for the ratable benefit of the Canadian Lenders, the UK Lenders and the Issuing Bank as cash collateral to payment of that portion of the Canadian Liabilities and UK Liabilities constituting unpaid principal of the Canadian Loans and UK Loans, ratably among the Canadian Lenders, UK Lenders and the Issuing Bank in proportion to the respective amounts described in this clause Seventeenth held by them;

Eighteenth, to the Agent to be held by the Agent, for the ratable benefit of the Canadian Lenders, the UK Lenders and the Issuing Bank, to Cash Collateralize the aggregate undrawn amount of Canadian Letters of Credit and UK Letters of Credit;

Nineteenth, to payment of all other Obligations (including without limitation the cash collateralization of unliquidated indemnification obligations for which a claim has been made, but excluding any Other Domestic Liabilities, Other Canadian Liabilities and Other UK Liabilities), ratably among the Lenders in proportion to the respective amounts described in this clause Nineteenth held by them;

Twentieth, to payment of that portion of the Obligations arising from Cash Management Services to the extent secured under the Security Documents, ratably among the Lenders in proportion to the respective amounts described in this clause Twentieth held by them;

Twenty-first, to payment of all other Obligations arising from Bank Products, ratably among the Lenders in proportion to the respective amounts described in this clause Twenty-first held by them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Domestic Credit Parties or as otherwise required by Applicable Law.

Amounts used to Cash Collateralize the aggregate undrawn amount of Domestic Letters of Credit pursuant to clause Eighth above shall be applied to satisfy drawings under such Domestic Letters of Credit as they occur.  If any amount remains on deposit as cash collateral after all Domestic Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

(b)After the exercise of remedies provided for in Section 7.3 or upon the acceleration of the time for payment of the Obligations following an Event of Default (or after the Loans have automatically become immediately due and payable and the Letter of Credit Outstandings have automatically been required to be Cash Collateralized as set forth in Section 7.1), any amounts received from any Canadian Credit Party, from the liquidation of any Collateral of any Canadian Credit Party, or on account of the Canadian Liabilities, shall be applied by the Agent against the Canadian Liabilities and the UK Liabilities in the following order:

First, to payment of that portion of the Canadian Liabilities (excluding the Other Canadian Liabilities) constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Agent and amounts payable under Section 9.4 payable to the Agent, in its capacity as such);

Second, to payment of that portion of the Canadian Liabilities (excluding the Other Canadian Liabilities) constituting indemnities, expenses, and other amounts (other than principal, interest and fees) payable to the Canadian Lenders and the Issuing Bank (on account of Canadian Letters of Credit) (including fees, charges and disbursements of counsel to the respective Canadian Lenders and the Issuing Bank on account of Canadian

Letters of Credit) and amounts payable under Section 9.4), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to the extent not previously reimbursed by the Canadian Lenders, to the Agent to be applied to that portion of the Canadian Liabilities constituting principal and accrued and unpaid interest on any Permitted Overadvances, ratably among the Canadian Lenders in proportion to the amounts described in this clause Third payable to them;

Fourth, to the extent that Canadian Swingline Loans made to the Canadian Borrower have not been refinanced by a Canadian Loan, payment to the Canadian Swingline Lender of that portion of the Obligations constituting accrued and unpaid interest on the Canadian Swingline Loans made to the Canadian Borrower;

Fifth, to the extent that Canadian Swingline Loans made to the Canadian Borrower have not been refinanced by a Canadian Loan, payment to the Canadian Swingline Lender of that portion of the Obligations constituting unpaid principal on the Canadian Swingline Loans made to the Canadian Borrower;

Sixth, to payment of that portion of the Canadian Liabilities constituting accrued and unpaid interest on the Canadian Loans and other Canadian Liabilities, and fees (including Letter of Credit Fees due on account of Canadian Letters of Credit), ratably among the Canadian Lenders and the Issuing Bank in proportion to the respective amounts described in this clause Sixth payable to them;

Seventh, to payment of that portion of the Canadian Liabilities constituting unpaid principal of the Canadian Loans, ratably among the Canadian Lenders and the Issuing Bank in proportion to the respective amounts described in this clause Seventh held by them;

Eighth, to the Agent for the account of the Issuing Bank, to Cash Collateralize the aggregate undrawn amount of Canadian Letters of Credit;

Ninth, to payment of all other Canadian Liabilities (including without limitation the cash collateralization of unliquidated indemnification obligations, but excluding any Other Canadian Liabilities), ratably among the Canadian Lenders in proportion to the respective amounts described in this clause Ninth held by them;

Tenth, to the Agent to be held by the Agent, for the ratable benefit of the UK Lenders as cash collateral for payment of that portion of the UK Liabilities (excluding the Other UK Liabilities) constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Agent and amounts payable under Section 9.4) payable to the Agent, in its capacity as such;

Eleventh, to the Agent to be held by the Agent, for the ratable benefit of the UK Lenders and the Issuing Bank as cash collateral to payment of that portion of the UK Liabilities (excluding the Other UK Liabilities) constituting indemnities, expenses, and other amounts (other than principal, interest and fees) payable to the UK Lenders and the Issuing Bank (on account of UK Letters of Credit) (including fees, charges and disbursements of counsel to the respective UK Lenders and the Issuing Bank on account of UK Letters of Credit) and amounts payable under Section 9.4), ratably among them in proportion to the amounts described in this clause Eleventh payable to them;

Twelfth, to the extent not previously reimbursed by the UK Lenders, to the Agent to be held by the Agent, for the ratable benefit of the UK Lenders as cash collateral to payment to the UK Lenders of that portion of the UK Liabilities constituting principal and accrued and unpaid interest on any Permitted Overadvances, ratably among the UK Lenders in proportion to the amounts described in this clause Twelfth payable to them;

Thirteenth, to the Agent to be held by the Agent, for the ratable benefit of the UK Swingline Lender as cash collateral to payment of that portion of the UK Liabilities constituting accrued and unpaid interest on the UK Swingline Loans made to the UK Borrower;

Fourteenth, to the Agent to be held by the Agent, for the ratable benefit of the UK Swingline Lender as cash collateral to payment of that portion of the UK Liabilities constituting unpaid principal on the UK Swingline Loans made to the UK Borrower;

Fifteenth, to the Agent to be held by the Agent, for the ratable benefit of the UK Lenders and the Issuing Bank as cash collateral to payment of that portion of the UK Liabilities constituting accrued and unpaid interest on the UK Loans and other UK Liabilities, and fees (including Letter of Credit Fees), ratably among the UK Lenders and the Issuing Bank in proportion to the respective amounts described in this clause Fifteenth payable to them;

Sixteenth, to the Agent to be held by the Agent, for the ratable benefit of the UK Lenders and the Issuing Bank as cash collateral to payment of that portion of the UK Liabilities constituting unpaid principal of the UK Loans, ratably among the UK Lenders and the Issuing Bank in proportion to the respective amounts described in this clause Sixteenth held by them;

Seventeenth, to the Agent to be held by the Agent, for the ratable benefit of the UK Lenders and the Issuing Bank, to Cash Collateralize the aggregate undrawn amount of UK Letters of Credit;

Eighteenth, to payment of all other UK Liabilities (including without limitation the cash collateralization of unliquidated indemnification obligations for which a claim has been made, but excluding any Other UK Liabilities), ratably among the UK Lenders in proportion to the respective amounts described in this clause Eighteenth held by them;

Nineteenth, to payment of that portion of the Canadian Liabilities and UK Liabilities arising from Cash Management Services to the extent secured under the Security Documents, ratably among the Canadian Lenders and UK Lenders in proportion to the respective amounts described in this clause Nineteenth held by them;

Twentieth, to payment of all other Canadian Liabilities and UK Liabilities arising from Bank Products to the extent secured under the Security Documents, ratably among the Canadian Lenders and UK Lenders in proportion to the respective amounts described in this clause Twentieth held by them; and

Last, the balance, if any, after all of the Canadian Liabilities and UK Liabilities have been indefeasibly paid in full, to the Canadian Credit Parties or as otherwise required by Applicable Law.

Amounts used to Cash Collateralize the aggregate undrawn amount of Canadian Letters of Credit pursuant to clause Eighth above shall be applied to satisfy drawings under such Canadian Letters of Credit as they occur.  If any amount remains on deposit as cash collateral after all Canadian Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Canadian Liabilities and UK Liabilities, if any, in the order set forth above.

(c)After the exercise of remedies provided for in Section 7.3 or upon the acceleration of the time for payment of the Obligations following an Event of Default (or after the Loans have automatically become immediately due and payable and the Letter of Credit Outstandings have automatically been required to be Cash Collateralized as set forth in Section 7.1), any amounts received from any UK Credit Party or on account of the UK Liabilities, shall be applied by the Agent against the UK Liabilities and the Canadian Liabilities in the following order:

First, to payment of that portion of the UK Liabilities (excluding the Other UK Liabilities) constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Agent and amounts payable under Section 9.4 payable to the Agent, in its capacity as such);

Second, to payment of that portion of the UK Liabilities (excluding the Other UK Liabilities) constituting indemnities, expenses, and other amounts (other than principal, interest and fees) payable to the UK Lenders and the Issuing Bank (on account of UK Letters of Credit) (including fees, charges and disbursements of counsel to the respective UK Lenders and the Issuing Bank on account of UK Letters of Credit) and amounts payable under Section 9.4), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to the extent not previously reimbursed by the UK Lenders, to the Agent to be applied to that portion of the UK Liabilities constituting principal and accrued and unpaid interest on any Permitted Overadvances, ratably among the UK Lenders in proportion to the amounts described in this clause Third payable to them;

Fourth, to the Agent to be applied by the Agent to pay that portion of the UK Liabilities constituting accrued and unpaid interest on the UK Swingline Loans made to the UK Borrower;

Fifth, to the Agent to be applied to pay that portion of the UK Liabilities constituting unpaid principal on the UK Swingline Loans made to the UK Borrower;

Sixth, to payment of that portion of the UK Liabilities constituting accrued and unpaid interest on the UK Loans and other UK Liabilities, and fees (including Letter of Credit Fees due on account of UK Letters of Credit), ratably among the UK Lenders and the Issuing Bank in proportion to the respective amounts described in this clause Sixth payable to them;

Seventh, to payment of that portion of the UK Liabilities constituting unpaid principal of the UK Loans, ratably among the UK Lenders and the Issuing Bank in proportion to the respective amounts described in this clause Seventh held by them;

Eighth, to the Agent for the account of the Issuing Bank, to Cash Collateralize the aggregate undrawn amount of UK Letters of Credit;

Ninth, to payment of all other UK Liabilities (including without limitation the cash collateralization of unliquidated indemnification obligations, but excluding any Other UK Liabilities), ratably among the UK Lenders in proportion to the respective amounts described in this clause Ninth held by them;

Tenth, to the Agent to be held by the Agent, for the ratable benefit of the Canadian Lenders as cash collateral for payment of that portion of the Canadian Liabilities (excluding the Other Canadian Liabilities) constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Agent and amounts payable under Section 9.4) payable to the Agent, in its capacity as such;

Eleventh, to the Agent to be held by the Agent, for the ratable benefit of the Canadian Lenders and the Issuing Bank as cash collateral to payment of that portion of the Canadian Liabilities (excluding the Other Canadian Liabilities) constituting indemnities, expenses, and other amounts (other than principal, interest and fees) payable to the Canadian Lenders and the Issuing Bank (on account of Canadian Letters of Credit) (including fees, charges and disbursements of counsel to the respective Canadian Lenders and the Issuing Bank on account of Canadian Letters of Credit) and amounts payable under Section 9.4), ratably among them in proportion to the amounts described in this clause Eleventh payable to them;

Twelfth, to the extent not previously reimbursed by the Canadian Lenders, to the Agent to be held by the Agent, for the ratable benefit of the Canadian Lenders as cash collateral to payment to the Canadian Lenders of that portion of the Canadian Liabilities constituting principal and accrued and unpaid interest on any Permitted Overadvances, ratably among the Canadian Lenders in proportion to the amounts described in this clause Twelfth payable to them;

Thirteenth, to the extent that Canadian Swingline Loans made to the Canadian Borrower have not been refinanced by a Canadian Loan, payment to the Canadian Swingline Lender of that portion of the Obligations constituting accrued and unpaid interest on the Canadian Swingline Loans made to the Canadian Borrower;

Fourteenth, to the extent that Canadian Swingline Loans made to the Canadian Borrower have not been refinanced by a Canadian Loan, payment to the Canadian

Swingline Lender of that portion of the Obligations constituting unpaid principal on the Canadian Swingline Loans made to the Canadian Borrower;

Fifteenth, to the Agent to be held by the Agent, for the ratable benefit of the Canadian Lenders and the Issuing Bank as cash collateral to payment of that portion of the Canadian Liabilities constituting accrued and unpaid interest on the Canadian Loans and other Canadian Liabilities, and fees (including Letter of Credit Fees), ratably among the Canadian Lenders and the Issuing Bank in proportion to the respective amounts described in this clause Fifteenth payable to them;

Sixteenth, to the Agent to be held by the Agent, for the ratable benefit of the Canadian Lenders and the Issuing Bank as cash collateral to payment of that portion of the Canadian Liabilities constituting unpaid principal of the Canadian Loans, ratably among the Canadian Lenders and the Issuing Bank in proportion to the respective amounts described in this clause Sixteenth held by them;

Seventeenth, to the Agent to be held by the Agent, for the ratable benefit of the Canadian Lenders and the Issuing Bank, to Cash Collateralize the aggregate undrawn amount of Canadian Letters of Credit;

Eighteenth, to payment of all other Canadian Liabilities (including without limitation the cash collateralization of unliquidated indemnification obligations for which a claim has been made, but excluding any Other Canadian Liabilities), ratably among the Canadian Lenders in proportion to the respective amounts described in this clause Eighteenth held by them;

Nineteenth, to payment of that portion of the UK Liabilities and Canadian Liabilities arising from Cash Management Services to the extent secured under the Security Documents, ratably among the UK Lenders and Canadian Lenders in proportion to the respective amounts described in this clause Nineteenth held by them;

Twentieth, to payment of all other UK Liabilities and Canadian Liabilities arising from Bank Products to the extent secured under the Security Documents, ratably among the UK Lenders and Canadian Lenders in proportion to the respective amounts described in this clause Twentieth held by them; and

Last, the balance, if any, after all of the UK Liabilities and Canadian Liabilities have been indefeasibly paid in full, to the UK Credit Parties or as otherwise required by Applicable Law.

Amounts used to Cash Collateralize the aggregate undrawn amount of UK Letters of Credit pursuant to clause Eighth above shall be applied to satisfy drawings under such UK Letters of Credit as they occur.  If any amount remains on deposit as cash collateral after all UK Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other UK Liabilities and Canadian Liabilities, if any, in the order set forth above.

7.5Application of Proceed while FILO Loan is Outstanding

Notwithstanding the provisions of Section 7.4 above or Section 5.4 of the Security Agreement to the contrary, the

Agent hereby acknowledges and agrees that, so long as any portion of the FILO Loan is outstanding, after the exercise of remedies provided hereunder (or after the Loans have automatically become immediately due and payable and the L/C Disbursements have automatically been required to Cash Collateralized), any amounts received from any Domestic Credit Party, from the liquidation of any Collateral of any Domestic Credit Party, or on account of the Obligations (other than the Canadian Liabilities and UK Liabilities), shall be applied by the Agent against the Obligations in the following order:

First, to payment of that portion of the Obligations (excluding the Other Domestic Liabilities, the Canadian Liabilities and the UK Liabilities) constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Agent and amounts payable under Section 9.4) payable to the Agent, in its capacity as such;

Second, to payment of that portion of the Obligations (excluding the Other Domestic Liabilities, the Canadian Liabilities and the UK Liabilities) constituting indemnities, expenses, and other amounts (other than principal, interest and fees) then currently payable to the Domestic Lenders and the Issuing Bank (on account of Domestic Letters of Credit) (including fees, charges and disbursements of counsel to the respective Domestic Lenders and the Issuing Bank on account of Domestic Letters of Credit), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to the extent not previously reimbursed by the Revolving Domestic Lenders, to payment to the Revolving Domestic Lenders of that portion of the Obligations constituting principal and accrued and unpaid interest on any Permitted Overadvances, ratably among the Revolving Domestic Lenders in proportion to the amounts described in this clause Third payable to them;

Fourth, to the extent that Swingline Loans made to the Domestic Borrowers have not been refinanced by a Revolving Domestic Loan, payment to the Swingline Lender of that portion of the Obligations constituting accrued and unpaid interest on the Swingline Loans made to the Domestic Borrowers;

Fifth, to the extent that Swingline Loans made to the Domestic Borrowers have not been refinanced by a Revolving Domestic Loan, payment to the Swingline Lender of that portion of the Obligations constituting unpaid principal on the Swingline Loans made to the Domestic Borrowers;

Sixth, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Revolving Domestic Loans and other Obligations (other than the FILO Loan, Canadian Liabilities and the UK Liabilities), and fees (including Letter of Credit Fees, other than any fees due on account of any Canadian Letter of Credit or UK Letter of Credit), ratably among the Revolving Domestic Lenders and the Issuing Bank in proportion to the respective amounts described in this clause Sixth payable to them;

Seventh, to payment of that portion of the Obligations constituting unpaid principal of the Revolving Domestic Loans, ratably among the Revolving Domestic Lenders and the

Issuing Bank in proportion to the respective amounts described in this clause Seventh held by them;

Eighth, to the Agent for the account of the Issuing Bank, to Cash Collateralize the aggregate undrawn amount of Domestic Letters of Credit;

Ninth, to payment of that portion of the Obligations constituting accrued and unpaid interest on the FILO Loan, ratably among the FILO Lenders in proportion to the respective amounts described in this clause Ninth payable to them;

Tenth, to payment of that portion of the Obligations constituting unpaid principal of the FILO Loan, ratably among the FILO Lenders in proportion to the respective amounts described in this clause Tenth held by them;

Eleventh, to the Agent to be held by the Agent, for the ratable benefit of the Canadian Lenders and the UK Lenders as cash collateral for payment of that portion of the Canadian Liabilities and UK Liabilities (excluding the Other Canadian Liabilities and the Other UK Liabilities) constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Agent and amounts payable under Section 9.4) payable to the Agent, in its capacity as such;

Twelfth, to the Agent to be held by the Agent, for the ratable benefit of the Canadian Lenders, the UK Lenders and the Issuing Bank as cash collateral to payment of that portion of the Canadian Liabilities and UK Liabilities (excluding the Other Canadian Liabilities and the Other UK Liabilities) constituting indemnities, expenses, and other amounts (other than principal, interest and fees) payable to the Canadian Lenders, the UK Lenders and the Issuing Bank (on account of Canadian Letters of Credit and UK Letters of Credit) (including fees, charges and disbursements of counsel to the respective Canadian Lenders, the UK Lenders and the Issuing Bank on account of Canadian Letters of Credit and UK Letters of Credit) and amounts payable under Section 9.4), ratably among them in proportion to the amounts described in this clause Twelfth payable to them;

Thirteenth, to the extent not previously reimbursed by the Canadian Lenders and the UK Lenders, to the Agent to be held by the Agent, for the ratable benefit of the Canadian Lenders and the UK Lenders as cash collateral to payment to the Canadian Lenders and UK Lenders of that portion of the Canadian Liabilities and UK Liabilities constituting principal and accrued and unpaid interest on any Permitted Overadvances, ratably among the Canadian Lenders and UK Lenders in proportion to the amounts described in this clause Thirteenth payable to them;

Fourteenth, to the extent that Canadian Swingline Loans made to the Canadian Borrower have not been refinanced by a Canadian Loan, payment to the Canadian Swingline Lender of that portion of the Obligations constituting accrued and unpaid interest on the Canadian Swingline Loans made to the Canadian Borrower;

Fifteenth, to the extent that Canadian Swingline Loans made to the Canadian Borrower have not been refinanced by a Canadian Loan, payment to the Canadian

Swingline Lender of that portion of the Obligations constituting unpaid principal on the Canadian Swingline Loans made to the Canadian Borrower;

Sixteenth, to the Agent to be held by the Agent, for the ratable benefit of the UK Swingline Lender as cash collateral to payment of that portion of the UK Liabilities constituting accrued and unpaid interest on the UK Swingline Loans made to the UK Borrower;

Seventeenth, to the Agent to be held by the Agent, for the ratable benefit of the UK Swingline Lender as cash collateral to payment of that portion of the UK Liabilities constituting unpaid principal on the UK Swingline Loans made to the UK Borrower;

Eighteenth, to the Agent to be held by the Agent, for the ratable benefit of the Canadian Lenders, the UK Lenders and the Issuing Bank as cash collateral to payment of that portion of the Canadian Liabilities and UK Liabilities constituting accrued and unpaid interest on the Canadian Loans, UK Loans and other Canadian Liabilities and UK Liabilities, and fees (including Letter of Credit Fees not paid pursuant to clause Sixth above), ratably among the Canadian Lenders, the UK Lenders and the Issuing Bank in proportion to the respective amounts described in this clause Eighteenth payable to them;

Nineteenth, to the Agent to be held by the Agent, for the ratable benefit of the Canadian Lenders, the UK Lenders and the Issuing Bank as cash collateral to payment of that portion of the Canadian Liabilities and UK Liabilities constituting unpaid principal of the Canadian Loans and UK Loans, ratably among the Canadian Lenders, UK Lenders and the Issuing Bank in proportion to the respective amounts described in this clause Nineteenth held by them;

Twentieth, to the Agent to be held by the Agent, for the ratable benefit of the Canadian Lenders, the UK Lenders and the Issuing Bank, to Cash Collateralize the aggregate undrawn amount of Canadian Letters of Credit and UK Letters of Credit;

Twenty-first, to payment of all other Obligations (including without limitation the cash collateralization of unliquidated indemnification obligations for which a claim has been made, but excluding any Other Domestic Liabilities, Other Canadian Liabilities and Other UK Liabilities), ratably among the Lenders in proportion to the respective amounts described in this clause Twenty-first held by them;

Twenty-second, to payment of that portion of the Obligations arising from Cash Management Services to the extent secured under the Security Documents, ratably among the Lenders in proportion to the respective amounts described in this clause Twenty-second held by them;

Twenty-third, to payment of all other Obligations arising from Bank Products, ratably among the Lenders in proportion to the respective amounts described in this clause Twenty-third held by them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Domestic Credit Parties or as otherwise required by Applicable Law.

Amounts used to Cash Collateralize the aggregate undrawn amount of Domestic Letters of Credit pursuant to clause Eighth above shall be applied to satisfy drawings under such Domestic Letters of Credit as they occur.  If any amount remains on deposit as cash collateral after all Domestic Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Domestic Liabilities, Canadian Liabilities, and UK Liabilities, if any, in the order set forth above.

For the avoidance of doubt and notwithstanding anything to the contrary contained herein, so long as any portion of the FILO Loan is outstanding, the Agent hereby agrees that any references to Section 7.4 in the Loan Documents shall be deemed to refer to this Section 7.5.

8.THE AGENT.

8.1The Agent

(a).  (a) Each Lender and the Issuing Bank hereby irrevocably designate Bank of America as Agent under this Agreement and the other Loan Documents.  The general administration of the Loan Documents shall be by the Agent. The Lenders and the Issuing Bank each hereby irrevocably authorize the Agent (i) to enter into the Loan Documents (including the Security Documents) to which it is a party and to perform its duties and obligations thereunder, together with all powers reasonably incidental thereto and (ii) at its discretion, to take or refrain from taking such actions as agent on its behalf and to exercise or refrain from exercising such powers under the Loan Documents and the Notes as are delegated by the terms hereof or thereof, as appropriate, together with all powers reasonably incidental thereto. The Agent shall have no duties or responsibilities except as set forth in this Agreement and the remaining Loan Documents, nor shall it have any fiduciary relationship with any Lender or the Issuing Bank and no implied covenants, responsibilities, duties, obligations, or liabilities shall be read into the Loan Documents or otherwise exist against the Agent.

(b)Each Lender and the Issuing Bank hereby irrevocably agree and consent to all of the provisions of the Security Documents. All Collateral shall be held or administered by the Agent (or its duly-appointed agent) for its benefit and for the ratable benefit of the other Secured Parties. Any proceeds received by the Agent from the foreclosure, sale, lease or other disposition of any of the Collateral and any other proceeds received pursuant to the terms of the Security Documents or the other Loan Documents shall be applied as provided in Sections 2.18, 2.22, or 7.4 or 7.5, as applicable. The Agent shall have no duties or responsibilities except as set forth in this Agreement and the remaining Loan Documents, nor shall it have any fiduciary relationship with any Lender, and no implied covenants, responsibilities, duties, obligations, or liabilities shall be read into the Loan Documents or otherwise exist against the Agent.

(c)Without limiting the generality of the foregoing Section 8.1(a) and (b), for the purposes of creating a solidarité active in accordance with article 1541 of the Civil Code of Quebec between each Secured Party that is owed any Canadian Liabilities or UK Liabilities, taken individually, on the one hand, and the Agent, on the other hand, each Canadian Credit Party, each UK Credit Party and each such Secured Party acknowledge and agree with the Agent that such Secured Party and the Agent are hereby conferred the legal status of solidary creditors of the Canadian Credit Parties and the UK Credit Parties in respect of all Canadian Liabilities and UK Liabilities, present and future, owed by any Canadian Credit Party or any UK Credit

Party to each such Secured Party and the Agent (collectively, for the purposes of this paragraph, the “solidary claim”).  Accordingly, but subject (for the avoidance of doubt) to article 1542 of the Civil Code of Quebec, the Canadian Credit Parties are irrevocably bound towards the Agent and each such Secured Party in respect of the entire solidary claim of the Agent and such Secured Party.  As a result of the foregoing, the Canadian Credit Parties and the UK Credit Parties confirm and agree that subject to Section 8.1(a) and (b), above, the rights of the Agent and each of the Secured Parties who are owed Canadian Liabilities or UK Liabilities from time to time a party to this Agreement or any of the other Loan Documents by way of assignment or otherwise are solidary and, as regards the Canadian Liabilities or UK Liabilities owing from time to time to each such Secured Party, each of the Agent and such Secured Party is entitled, when permitted pursuant to Section 8.1, to: (i) demand payment of all outstanding amounts from time to time in respect of the Canadian Liabilities or UK Liabilities; (ii) exact the whole performance of such Canadian Liabilities or UK Liabilities from the Canadian Credit Parties or the UK Credit Parties; (iii) benefit from the Agent’s Liens in the Collateral in respect of such Canadian Liabilities and UK Liabilities; (iv) give a full acquittance of such Canadian Liabilities and UK Liabilities (each Secured Party that is owed Canadian Liabilities or UK Liabilities hereby agreeing to be bound by any such acquittance); and (v) exercise all rights and recourses under the Loan Documents with respect to those Canadian Liabilities and UK Liabilities.  The Canadian Liabilities and UK Liabilities of the Canadian Credit Parties and/or the UK Credit Parties will be secured by the Agent’s Liens in the Collateral and the Agent and the Secured Parties who are owed Canadian Liabilities and/or UK Liabilities will have a solidary interest therein.  Without limiting the foregoing or the powers of the Agent, for the purposes of holding any hypothec granted to the Attorney (as defined below) pursuant to the laws of the Province of Québec to secure the prompt payment and performance of any and all Obligations by any Credit Party, each of the Secured Parties hereby irrevocably appoints and authorizes the Agent and, to the extent necessary, ratifies the appointment and authorization of the Agent, to act as the hypothecary representative of the creditors as contemplated under Article 2692 of the Civil Code of Quebec (in such capacity, the “Attorney”), and to enter into, to take and to hold on their behalf, and for their benefit, any hypothec, and to exercise such powers and duties that are conferred upon the Attorney under any related deed of hypothec. The Attorney shall: (a) have the sole and exclusive right and authority to exercise, except as may be otherwise specifically restricted by the terms hereof, all rights and remedies given to the Attorney pursuant to any such deed of hypothec and Applicable Law, and (b) benefit from and be subject to all provisions hereof with respect to the Agent mutatis mutandis, including, without limitation, all such provisions with respect to the liability or responsibility to and indemnification by the Secured Parties and Credit Parties. Any person who becomes a Secured Party shall, by its execution of an Assignment and Acceptance, be deemed to have consented to and confirmed the Attorney as the person acting as hypothecary representative holding the aforesaid hypothecs as aforesaid and to have ratified, as of the date it becomes a Secured Party, all actions taken by the Attorney in such capacity. The substitution of the Agent pursuant to the provisions of this Section 8 also constitute the substitution of the Attorney.

8.2Sharing of Excess Payments

.  Each of the Lenders, the Agent and the Issuing Bank agrees that if it shall, through the exercise of a right of banker’s lien, setoff or counterclaim against the Borrowers, including, but not limited to, a secured claim under Section 506 of the Bankruptcy Code or other security or interest arising from, or in lieu of, such secured claim and received by such Lender, the Agent or the Issuing Bank under any applicable bankruptcy, insolvency or other similar law, or otherwise, obtain payment in respect of the Obligations owed it (an “excess payment”) as a result of which such Lender, the Agent or the Issuing Bank has received payment of any Loans or other Obligations outstanding to it in excess of the amount that it would have received if all payments at any time applied to the Loans and other Obligations had been applied in the order of priority set forth in Section 7.4 or 7.5, as applicable, then such Lender, the Agent or the Issuing Bank shall promptly purchase at par (and shall be deemed to have thereupon purchased) from the other Lenders, the Agent and the Issuing Bank, as applicable, a participation in the Loans and Obligations outstanding to such other Persons, in an amount determined by the Agent in good faith as the amount necessary to ensure that the economic benefit of such excess payment is reallocated in such manner as to cause such excess payment and all other payments at any time applied to the Loans and other Obligations to be effectively applied in the order of priority set forth in Section 7.4 or 7.5, as applicable, pro rata in proportion to the respective Commitment Percentages; provided, that if any such excess payment is thereafter recovered or otherwise set aside such purchase of participations shall be correspondingly rescinded (without interest) and, provided further, that, without limiting the provisions of Section 8.15,  to the extent that any excess payment arises solely from the proceeds of the assets of the Canadian Credit Parties, such excess shall be reallocated solely amongst the Canadian Lenders.  The Borrowers expressly consent to the foregoing arrangements and agree that any Lender, the Agent or the Issuing Bank holding (or deemed to be holding) a participation in any Loan or other Obligation may exercise any and all rights of banker’s lien, setoff or counterclaim with respect to any and all moneys owing by such Borrower to such Lender, the Agent or the Issuing Bank as fully as if such Lender, the Agent or the Issuing Bank held a Note and was the original obligee thereon, in the amount of such participation.

8.3Agreement of Applicable Lenders

.  Upon any occasion requiring or permitting an approval, consent, waiver, election or other action on the part of the Applicable Lenders, action shall be taken by the Agent for and on behalf or for the benefit of all Lenders upon the direction of the Applicable Lenders, and any such action shall be binding on all Lenders. No amendment, modification, consent, or waiver shall be effective except in accordance with the provisions of Section 9.3.

Upon the occurrence of an Event of Default, the Agent shall take such action with respect thereto as may be reasonably directed by the Applicable Lenders; provided that unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action as they shall deem advisable in the best interests of the Lenders. In no event shall the Agent be required to comply with any such directions to the extent that the Agent believe that the Agent’s compliance with such directions would be unlawful.

8.4Liability of Agent.

(a)The Agent, when acting on behalf of the Lenders and the Issuing Bank, may execute any of its respective duties under this Agreement by or through any of its respective officers, agents and employees, and none of the Agent nor its directors, officers, agents or employees shall be liable to the Lenders or the Issuing Bank or any of them for any action taken or omitted to be taken in good faith, or be responsible to the Lenders or the Issuing Bank or to any of them for the consequences of any oversight or error of judgment, or for any loss, except to the extent of any liability imposed by law by reason of the Agent’s own gross negligence or willful misconduct. The Agent and their respective directors, officers, agents and employees shall in no event be liable to the Lenders or the Issuing Bank or to any of them for any action taken or omitted to be taken by them pursuant to instructions received by them from the Applicable Lenders or in reliance upon the advice of counsel selected by it. Without limiting the foregoing, none of the Agent, nor any of its directors, officers, employees, or agents (A) shall be responsible to any Lender or the Issuing Bank for the due execution, validity, genuineness, effectiveness, sufficiency, or enforceability of, or for any recital, statement, warranty or representation in, this Agreement, any Loan Document or any related agreement, document or order, or (B) shall be required to ascertain or to make any inquiry concerning the performance or observance by any Borrower of any of the terms, conditions, covenants, or agreements of this Agreement or any of the Loan Documents, or (C) shall be responsible to any Lender or the Issuing Bank for the state or condition of any properties of the Borrowers or any other obligor hereunder constituting Collateral for the Obligations of the Borrowers hereunder, or any information contained in the books or records of the Borrowers; or (D) shall be responsible to any Lender or the Issuing Bank for the validity, enforceability, collectibility, effectiveness or genuineness of this Agreement or any other Loan Document or any other certificate, document or instrument furnished in connection therewith; or (E) shall be responsible to any Lender or the Issuing Bank for the validity, priority or perfection of any lien securing or purporting to secure the Obligations or the value or sufficiency of any of the Collateral.

(b)The Agent may execute any of their duties under this Agreement or any other Loan Document by or through their agents or attorneys-in-fact, and shall be entitled to the advice of counsel concerning all matters pertaining to their rights and duties hereunder or under the Loan Documents.  The Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by them with reasonable care.

(c)None of the Agent nor any of its directors, officers, employees, or agents shall have any responsibility to the Borrowers on account of the failure or delay in performance or breach by any Lender (other than by the Agent in its capacity as a Lender) or the Issuing Bank of any of their respective obligations under this Agreement or the Notes or any of the Loan Documents or in connection herewith or therewith.

(d)The Agent shall be entitled to rely, and shall be fully protected in relying, upon any notice, consent, certificate, affidavit, or other document or writing believed by them to be genuine and correct and to have been signed, sent or made by the proper person or persons, and upon the advice and statements of legal counsel (including, without, limitation, counsel to the Borrowers), independent accountants and other experts selected by the Agent.  The Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless they shall first receive such advice or concurrence of the Applicable Lenders as they deem appropriate or they shall first be indemnified to their satisfaction by the Lenders against any and all liability and expense which may be incurred by them by reason of the taking or failing to take any such action.

8.5Notice of Default

.  The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Agent has actual knowledge of the same or has received notice from a Lender or the Lead Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”.

In the event that the Agent obtains such actual knowledge or receive such a notice, the Agent shall give prompt notice thereof to each of the Lenders.  The Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders.  Unless and until the Agent shall have received such direction, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to any such Default or Event of Default as it shall deem advisable in the best interest of the Lenders.

8.6Lenders’ Credit Decisions

.  Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender, and based on the financial statements prepared by the Borrowers and such other documents and information as it has deemed appropriate, made its own credit analysis and investigation into the business, assets, operations, property, and financial and other condition of the Borrowers and has made its own decision to enter into this Agreement and the other Loan Documents.  Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in determining whether or not conditions precedent to closing any Loan hereunder have been satisfied and in taking or not taking any action under this Agreement and the other Loan Documents.

8.7Reimbursement and Indemnification

.  Each Lender agrees (i) to reimburse (x) the Agent for such Lender’s Commitment Percentage of any expenses and fees incurred by the Agent for the benefit of the Lenders or the Issuing Bank under this Agreement, the Notes and any of the Loan Documents, including, without limitation, counsel fees and compensation of agents and employees paid for services rendered on behalf of the Lenders or the Issuing Bank, and any other expense incurred in connection with the operations or enforcement thereof not reimbursed by the Borrowers and (y) the Agent for such Lender’s Commitment Percentage of any expenses of the Agent incurred for the benefit of the Lenders or the Issuing Bank that the Borrowers have agreed to reimburse pursuant to Section 9.4 and have failed to so reimburse and (ii) to indemnify and hold harmless the Agent and any of its directors, officers, employees, or agents, on demand, in the amount of such Lender’s Commitment Percentage, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against it or any of them in any way relating to or arising out of this Agreement, the Notes or any of the Loan Documents or any action taken or omitted by it or any of them under this Agreement, the Notes or any of the Loan Documents to the extent not reimbursed by the Borrowers (except such as shall result from their respective gross negligence or willful misconduct).  The provisions of this Section 8.7 shall survive the repayment of the Obligations and the termination of the Commitments.

8.8Rights of Agent

.  It is understood and agreed that Bank of America shall have the same rights and powers hereunder (including the right to give such instructions) as the other Lenders and may exercise such rights and powers, as well as its rights and powers under other agreements and instruments to which it is or may be party, and engage in other transactions with the Borrowers, as though it were not the Agent of the Lenders under this Agreement.  Without limiting the foregoing, the Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of commercial or investment banking, trust, advisory or other business with the Borrowers and their Subsidiaries and Affiliates as if it were not the Agent hereunder.

8.9Notice of Transfer

.  The Agent may deem and treat a Lender party to this Agreement as the owner of such Lender’s portion of the Loans for all purposes, unless and until, and except to the extent, an Assignment and Acceptance shall have become effective as set forth in Section 9.6(b).

8.10Successor Agent

.  The Agent may resign at any time by giving fifteen (15) Business Days’ written notice thereof to the Lenders, the Issuing Bank and the Lead Borrower. Upon any such resignation of the Agent, the Required Lenders shall have the right to appoint a successor Agent, which so long as there is no Default or Event of Default then in existence shall be reasonably satisfactory to the Lead Borrower (whose consent shall not be unreasonably withheld or delayed). If no successor Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment, within 30 days after the retiring Agent’s giving of notice of resignation, the retiring Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Agent which shall be a commercial bank (or affiliate thereof) organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of a least $500,000,000 which, so long as there is no Default or Event of Default, shall be reasonably satisfactory to the Lead Borrower (whose consent shall not be unreasonably withheld or delayed). Upon the acceptance of any appointment as Agent by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent and the retiring Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Agent’s resignation hereunder as the Agent, the provisions of this Section 8 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Agent under this Agreement.

8.11Reports and Financial Statements

.  Promptly after receipt thereof from the Borrowers, the Agent shall remit to each Lender copies of all financial statements required to be delivered by the Borrowers hereunder (or by making such financial statements available to the Lenders electronically), all Borrowing Base Certificates and all commercial finance examinations and appraisals of the Collateral received by the Agent.

8.12Agent May File Proofs of Claim

.  In case of the pendency of any proceeding under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or any other judicial proceeding relative to any Credit Party, the Agent (irrespective of whether the principal of any Loan or Letter of Credit Outstandings shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Agent shall have made any demand on the Credit Parties) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Letter of Credit Outstandings and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Bank, the Agent and the other Secured Parties (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Bank, the Agent, such Secured Parties and their respective agents and counsel and all other amounts due the Lenders, the Issuing Bank, the Agent and such Secured Parties) allowed in such judicial proceeding; and

(b)to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender, the Issuing Bank and each other Secured Party to make such payments to the Agent and, if the Agent shall consent to the making of such payments directly to the Lenders, the Issuing Bank, and the other Secured Parties, to pay to the Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agent and its agents and counsel, and any other amounts due the Agent under this Agreement.

Nothing contained herein shall be deemed to authorize the Agent to authorize or consent to or accept or adopt on behalf of any Lender, the Issuing Bank or any other Secured Party any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender, the Issuing Bank or any other Secured Party or to authorize the Agent to vote in respect of the claim of any Lender, the Issuing Bank or any other Secured Party in any such proceeding.

8.13Defaulting Lenders.

(a)Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(i)Waivers and Amendments.  Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and Section 9.3.

(ii)Defaulting Lender Waterfall.  Any payment of principal, interest, fees or other amounts received by the Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 7 or otherwise) or received by the Agent from a Defaulting Lender pursuant to Section 9.10 shall be applied at such time or times as may be determined by the Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Bank, the Swingline Lender, the Canadian Swingline Lender or the UK Swingline Lender hereunder; third, to Cash Collateralize the Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender; fourth, as the Lead Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Agent; fifth, if so determined by the Agent and the Lead Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the Issuing Bank’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement; sixth, to the payment of any amounts owing to the Lenders, the Issuing Bank, the Swingline Lender, the Canadian Swingline Lender or the UK Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Bank, the Swingline Lender, the Canadian Swingline Lender or the UK Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or Letters of Credit in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and Letters of Credit owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or Letters of Credit owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in Letters of Credit, Swingline Loans, the Canadian Swingline Loans and UK Swingline Loans are held by the applicable Lenders pro rata in accordance with the applicable Commitments hereunder without giving effect to Section 8.13(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 8.13(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)Certain Fees.

(A)No Defaulting Lender shall be entitled to receive any fee payable under Section 2.12 for any period during which that Lender is a Defaulting Lender (and the Borrowers shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B)Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Commitment Percentage of the stated amount of Letters of Credit which it has Cash Collateralized.

(C)With respect to any fee payable under Section 2.12 or any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrowers shall (x) pay to each

Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letters of Credit, Swingline Loans, Canadian Swingline Loans or UK Swingline Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to the Issuing Bank, Swingline Lender, Canadian Swingline Lender and UK Swingline Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Bank’s, Swingline Lender’s, Canadian Swingline Lender’s or UK Swingline Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv)Reallocation of Commitment Percentages to Reduce Fronting Exposure.  All or any part of such Defaulting Lender’s participation in Letters of Credit, Swingline Loans, Canadian Swingline Loans and UK Swingline Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Commitment Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (x) the conditions set forth in Section 4.2 are satisfied at the time of such reallocation (and, unless the Borrowers shall have otherwise notified the Agent at such time, the Borrowers shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate outstanding amount of Credit Extensions of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Commitment.  No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v)Cash Collateral, Repayment of Swingline Loans, Canadian Swingline Loans and UK Swingline Loans.  If the reallocation described in clause (a)(iv) above cannot, or can only partially, be effected, the Borrowers shall, without prejudice to any right or remedy available to them hereunder or under Applicable Law, (x) first, prepay Swingline Loans, Canadian Swingline Loans or UK Swingline Loans, as applicable, in an amount equal to the Swingline Lender’s, Canadian Swingline Lender’s or UK Swingline Lender’s, as applicable, Fronting Exposure and (y) second, Cash Collateralize the Issuing Bank’s Fronting Exposure.

(b)Defaulting Lender Cure.  If the Lead Borrower (so long as no Event of Default exists), the Agent, the Swingline Lender, the Canadian Swingline Lender, the UK Swingline Lender and the Issuing Bank agree in writing that a Lender is no longer a Defaulting Lender, the Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit, Swingline Loans, Canadian Swingline Loans and UK Swingline Loans to be held on a pro rata basis by the Lenders in accordance with their Commitment Percentages (without giving effect to Section 8.13(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

8.14Agency for Perfection.

Each Lender hereby appoints each other Lender as agent for the purpose of perfecting Liens for the benefit of the Agent and the Lenders, in assets which, in accordance with Article 9 of the UCC, the PPSA or any other Applicable Law of the United States or any other jurisdiction can be perfected only by possession or control.  Should any Lender (other than the Agent) obtain possession or control of any such Collateral, such Lender shall notify the Agent thereof, and, promptly upon the Agent’s request therefor shall deliver such Collateral to the Agent or otherwise deal with such Collateral in accordance with the Agent’s instructions.

8.15Risk Participation.

(a)Upon the earlier of Substantial Liquidation or the Determination Date, if all Canadian Liabilities have not been repaid in full (other than the Other Canadian Liabilities of the Canadian Borrower and its Subsidiaries), then the other Lenders shall purchase (by way of a participation) from the Canadian Lenders (on the date of Substantial Liquidation or the Determination Date, as applicable) such portion of the Canadian Liabilities (other than Other Canadian Liabilities relating to the Canadian Borrower and its Subsidiaries) so that each Lender shall, after giving effect to any such purchases, hold its Liquidation Percentage of all outstanding Canadian Liabilities and all other Obligations.

(b)Upon the earlier of Substantial Liquidation or the Determination Date, if all UK Liabilities have not been repaid in full (other than the Other UK Liabilities), then the other Lenders shall purchase from the UK Lenders (on the date of Substantial Liquidation or the Determination Date, as applicable) such portion of the UK Liabilities (other than the Other UK Liabilities) so that each Lender shall, after giving effect to any such purchases, hold its Liquidation Percentage of all outstanding UK Liabilities and all other Obligations.

(c)Upon the earlier of Substantial Liquidation or the Determination Date, if all Obligations of the Domestic Borrowers (excluding those Obligations relating to the Canadian Liabilities, UK Liabilities or the Other Domestic Liabilities of the Domestic Borrowers) have not been repaid in full, then the other Lenders shall purchase from the Domestic Lenders (on the date of Substantial Liquidation or the Determination Date, as applicable) such portion of such Obligations so that each Lender shall, after giving effect to any such purchases, hold its Liquidation Percentage of all outstanding Obligations of the Domestic Borrowers and the Canadian Liabilities and UK Liabilities.

(d)All purchases of Obligations under this Section 8.15 shall be at par, for cash, with no premium, discount or reduction.

(e)No Lender shall be responsible for any default of any other Lender in respect of any other Lender’s obligations under this Section 8.15, nor shall the obligations of any Lender hereunder be increased as a result of such default of any other Lender.  Each Lender shall be obligated to the extent provided herein regardless of the failure of any other Lender to fulfill its obligations hereunder.

(f)Each Lender shall execute such instruments, documents and agreements and do such other actions as may be necessary or proper in order to carry out more fully the provisions and purposes of this Section 8.15 and the purchase of Obligations or the Canadian Liabilities or UK Liabilities, as applicable, as provided herein.

(g)The obligations of each Lender under this Section 8.15 are irrevocable and unconditional and shall not be subject to any qualification or exception whatsoever including, without limitation, lack of validity or enforceability of this Agreement or any of the Loan Documents or the existence of any claim, setoff, defense or other right which any Credit Party may have at any time against any of the Lenders.

No fees required to be paid on any assignment pursuant to Section 9.6(b) of this Agreement shall be payable in connection with any assignment under this Section 8.15.

8.16ERISA Representations

.

(a)Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agent, the Lead Arranger, and each other Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments,

(ii)the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the

Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv)such other representation, warranty and covenant as may be agreed in writing between the Agent, in its sole discretion, and such Lender.

(b) In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agent, the Lead Arranger, and each other Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that:

(i) none of the Agent, the Lead Arranger, or any other Arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Agent under this Agreement, any Loan Document or any documents related to hereto or thereto),

(ii)the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50 million, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E),

(iii)the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the Obligations),

(iv)the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Loans, the Letters of Credit, the Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder, and

(v)no fee or other compensation is being paid directly to the Agent, MLPFS, the Lead Arranger, or any other Arranger or any their respective Affiliates for investment advice (as opposed to other services) in connection with the Loans, the Letters of Credit, the Commitments or this Agreement.

(c) The Agent, the Lead Arranger and each other Arranger hereby informs the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

8.17Co-Syndication Agents and Documentation Agent

.  Neither the Co-Syndication Agents, Documentation Agent, nor the Arrangers in their capacity as such, shall have any obligation, responsibility or required performance hereunder and shall not become liable in any manner to any party hereto.  No party shall have any obligation or liability, or owe any performance, hereunder, to the Co-Syndication Agents or Documentation Agent, each in their capacity as such.

8.18Appointment of Agent as Security Trustee for UK Security Agreements.

For the purposes of any Liens or Collateral created under the UK Security Agreements, the following additional provisions shall apply, in addition to the provisions set out elsewhere in this Section 8 or otherwise hereunder.

(a)In this Section 8.18, the following expressions have the following meanings:

“Appointee” means any receiver, administrator or other insolvency officer appointed in respect of any Credit Party or its assets.

“Charged Property” means the assets of the Credit Parties subject to a security interest under the UK Security Agreements.

“Delegate” means any delegate, agent, attorney or co-trustee appointed by the Agent (in its capacity as security trustee).

“UK Security Agreements” means each security document executed by any Credit Party and governed by English law in favour of the Agent, and which, as of the Effective Date, shall not include any security documents.

(b)The Secured Parties appoint the Agent to hold the security interests constituted by the UK Security Agreements on trust for the Secured Parties on the terms of the Loan Documents and the Agent accepts that appointment.

(c)The Agent, its subsidiaries and associated companies may each retain for its own account and benefit any fee, remuneration and profits paid to it in connection with (i) its activities under the Loan Documents; and (ii) its engagement in any kind of banking or other business with any Credit Party.

(d)Nothing in this Agreement constitutes the Agent as a trustee or fiduciary of, nor shall the Agent have any duty or responsibility to, any Credit Party.

(e)The Agent shall have no duties or obligations to any other Person except for those which are expressly specified in the Loan Documents or mandatorily required by Applicable Law.

(f)The Agent may appoint one or more Delegates on such terms (which may include the power to sub-delegate) and subject to such conditions as it thinks fit, to exercise and perform all or any of the duties, rights, powers and discretions vested in it by the UK Security Agreements and shall not be obliged to supervise any Delegate or be responsible to any person for any loss incurred by reason of any act, omission, misconduct or default on the part of any Delegate.

(g)The Agent may (whether for the purpose of complying with any law or regulation of any overseas jurisdiction, or for any other reason) appoint (and subsequently remove) any person to act jointly with the Agent either as a separate trustee or as a co-trustee on such terms and subject to such conditions as the Agent thinks fit and with such of the duties, rights, powers and discretions vested in the Agent by the UK Security Agreements as may be conferred by the instrument of appointment of that person.

(h)The Agent shall notify the Lenders of the appointment of each Appointee (other than a Delegate).

(i)The Agent may pay reasonable remuneration to any Delegate or Appointee, together with any costs and expenses (including legal fees) reasonably incurred by the Delegate or Appointee in connection with its appointment.  All such remuneration, costs and expenses shall be treated, for the purposes of this Agreement, as paid or incurred by the Agent.

(j)Each Delegate and each Appointee shall have every benefit, right, power and discretion and the benefit of every exculpation (together “Rights”) of the Agent (in its capacity as security trustee) under the UK Security Agreements, and each reference to the Agent (where the context requires that such reference is to the Agent in its capacity as security trustee) in the provisions of the UK Security Agreements which confer Rights shall be deemed to include a reference to each Delegate and each Appointee.

(k)Each Secured Party confirms its approval of the UK Security Agreements and authorizes and instructs the Agent: (i) to execute and deliver the UK Security Agreements; (ii) to exercise the rights, powers and discretions given to the Agent (in its capacity as security trustee) under or in connection with the UK Security Agreements together with any other incidental rights, powers and discretions; and (iii) to give any authorizations and confirmations to be given by the Agent (in its capacity as security trustee) on behalf of the Secured Parties under the UK Security Agreements.

(l)The Agent may accept without inquiry the title (if any) which any person may have to the Charged Property.

(m)Each other Secured Party confirms that it does not wish to be registered as a joint proprietor of any security interest constituted by a UK Security Agreement and accordingly authorizes: (a) the Agent to hold such security interest in its sole name (or in the name of any Delegate) as trustee for the Secured Parties; and (b) the Land Registry (or other relevant registry) to register the Agent (or any Delegate or Appointee) as a sole proprietor of such security interest.

(n)Except to the extent that a UK Security Agreement otherwise requires, any moneys which the Agent receives under or pursuant to a UK Security Agreement may be: (a) invested in any investments which the Agent selects and which are authorized by Applicable Law or (b) placed on deposit at any bank or institution (including the Agent) on terms that the Agent thinks fit, in each case in the name or under the control of the Agent, and the Agent shall hold those moneys, together with any accrued income (net of any applicable Tax) to the order of the Lenders, and shall pay them to the Lenders on demand.

(o)On a disposal of any of the Charged Property which is permitted under the Loan Documents, the Agent shall (at the cost of the Credit Parties) execute any release of the UK Security Agreements or other claim over that Charged Property and issue any certificates of non-crystallisation of floating charges that may be required or take any other action that the Agent considers desirable.

(p)The Agent shall not be liable for:

(i)any defect in or failure of the title (if any) which any person may have to any assets over which security is intended to be created by a UK Security Agreement;

(ii)any loss resulting from the investment or deposit at any bank of moneys which it invests or deposits in a manner permitted by a UK Security Agreement;

(iii)the exercise of, or the failure to exercise, any right, power or discretion given to it by or in connection with any Loan Document or any other agreement, arrangement or document entered into, or executed in anticipation of, under or in connection with, any Loan Document; or

(iv)any shortfall which arises on enforcing a UK Security Agreement.

(q)The Agent shall not be obligated to:

(i)obtain any authorization or environmental permit in respect of any of the Charged Property or a UK Security Agreement;

(ii)hold in its own possession a UK Security Agreement, title deed or other document relating to the Charged Property or a UK Security Agreement;

(iii)perfect, protect, register, make any filing or give any notice in respect of a UK Security Agreement (or the order of ranking of a UK Security Agreement), unless that failure arises directly from its own gross negligence or wilful misconduct; or

(iv)require any further assurances in relation to a UK Security Agreement.

(r)In respect of any UK Security Agreement, the Agent shall not be obligated to: (i) insure, or require any other person to insure, the Charged Property; or (ii) make any enquiry or conduct any investigation into the legality, validity, effectiveness, adequacy or enforceability of any insurance existing over such Charged Property.

(s)In respect of any UK Security Agreement, the Agent shall not have any obligation or duty to any person for any loss suffered as a result of: (i) the lack or inadequacy of any insurance; or (ii) the failure of the Agent to notify the insurers of any material fact relating to the risk assumed by them, or of any other information of any kind, unless Required Revolving Lenders have requested it to do so in writing and the Agent has failed to do so within fourteen (14) days after receipt of that request.

(t)Every appointment of a successor Agent under a UK Security Agreement shall be by deed.

(u)Section 1 of the Trustee Act 2000 (UK) shall not apply to the duty of the Agent in relation to the trusts constituted by this Agreement.

(v)In the case of any conflict between the provisions of this Agreement and those of the Trustee Act 1925 (UK) or the Trustee Act 2000 (UK), the provisions of this Agreement shall prevail to the extent allowed by law, and shall constitute a restriction or exclusion for the purposes of the Trustee Act 2000 (UK).

(w)The perpetuity period under the rule against perpetuities if applicable to this Agreement and any UK Security Agreement shall be 80 years from the date of this Agreement.

9.MISCELLANEOUS.

9.1Notices

.  All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(a)if to any Borrower, to it at Genesco Inc., Genesco Park, Suite 488, 1415 Murfreesboro Road, P.O. Box 731, Nashville, TN 37202-0731 Attention: Matthew N. Johnson, Treasurer (Telecopy No. (615) 367-8179), with a copy to Bass, Berry & Sims PLC, 315 Deaderick Street, Suite 2700, Nashville, TN 37238, Attention: Cynthia N. Sellers (Telecopy No. (615) 742-0409);

(b)if to the Agent, to Bank of America, N.A., 100 Federal Street, Boston, Massachusetts 02110, Attention of Matthew Potter (Telecopy No. (617) 434-4313), with a copy to Morgan, Lewis & Bockius LLP, One Federal Street, Boston, Massachusetts 02110, Attention: Marjorie S. Crider, Esquire (Telecopy No. (617) 341-7701);

(c)if to any other Lender, to it at its address (or telecopy number) specified in its Administrative Questionnaire.

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

Notices and other communications to the Agent, the Lenders and the Issuing Bank hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Agent, provided that the foregoing shall not apply to notices to any Lender or the Issuing Bank pursuant to Section 2 if such Lender or the Issuing Bank, as applicable, has notified the Agent that it is incapable of receiving notices under such Section by electronic communication.  The Agent or the Lead Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Without limiting the foregoing, such notices and other communications shall be deemed to have been delivered when the Lead Borrower provides notice to the Agent by e-mail that such materials are posted on the website of the SEC at www.sec.gov or on another website accessible to the Agent.  The Borrowers agree that the Agent may make such materials, as well as any other written information, documents, instruments and other material relating to the Borrowers or any of their Subsidiaries or any other materials or matters relating to this Agreement or any of the transactions contemplated hereby, available to the Lenders by posting such notices on Intralinks or a substantially similar electronic system.

9.2The Platform

.  THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH

THE BORROWER MATERIALS OR THE PLATFORM.  In no event shall the Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Credit Party, any Lender, the Issuing Bank or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Credit Parties’ or the Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of the Agent Party; provided, however, that in no event shall any Agent Party have any liability to any Credit Party, any Lender, the Issuing Bank or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

9.3Waivers; Amendments.

(a)Subject to Section 2.29, no failure or delay by the Agent, the Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Agent, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.

(b)Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Agent and the Borrowers that are parties thereto, in each case with the consent of the Required Lenders, provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or L/C Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan or L/C Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of the Commitments or the Maturity Date, without the written consent of each Lender affected thereby, (iv) change Sections 2.18, 2.21,  2.22, 7.4, 7.5 or Section 5.4 of the Security Agreement, without the written consent of each Lender, (v) change any of the provisions of this Section 9.3 or the definition of the term “Required Lenders”, “Required Revolving Lenders”, “Required Supermajority Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender, (vi) except in connection with any transaction permitted hereunder or under any other Loan Document, release, or limit the liability of, any Borrower or any Guarantor without the written consent of each Lender, (vii) except for sales described in Section 6.5 or as set forth in Section 9.17(c) or as permitted in the Security Documents, release all or substantially all of the Collateral from the Liens of the Security Documents, without the written consent of each Lender, (viii) change the advance rates contained in the definitions of “Canadian Borrowing Base”, “FILO Borrowing Base” or “Domestic Borrowing Base” if as a result thereof the amounts available to be borrowed by the Borrowers would be increased, without the written consent of each Lender, (ix) increase the Permitted Overadvance, without the written consent of each Revolving Lender, (x) subordinate the Obligations hereunder, or the Liens granted hereunder or under the other Loan Documents, to any other Indebtedness or Lien, as the case may be without the prior written consent of each Lender, (xi) except as provided in clause (viii) hereof, change the definitions of “Canadian Borrowing Base”, “Domestic Borrowing Base”, “FILO Borrowing Base” or “Combined Borrowing Base” or any component definition thereof if as a result thereof the amounts available to be borrowed by the Borrowers would be increased, without the written consent of the Required Supermajority Lenders provided that the foregoing shall not limit the discretion of the Agent to change, establish or eliminate any Reserves, or (xii) change Section 5.9(b) to reduce the number of appraisals and commercial finance examinations permitted thereby, without the written consent of each Lender, and provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Agent or the Issuing Bank without the prior written consent of the Agent or the Issuing Bank, as the case may be.

(c)Notwithstanding anything to the contrary contained in this Section 9.3, in the event that the Borrowers request that this Agreement or any other Loan Document be modified, amended or waived in a manner which would require the consent of the Lenders pursuant to Section 9.3(b) and such amendment is approved by the Required Lenders, but not by the requisite percentage of the Lenders, the Borrowers and the Required Lenders shall be permitted to amend this Agreement without the consent of the Lender or Lenders which did not agree to the modification or amendment requested by the Borrowers (such Lender or Lenders, collectively the “Minority Lenders”) to provide for (w) the termination of the Commitment of each of the Minority Lenders, (x) the addition to this Agreement of one or more other financial institutions, or an increase in the Commitment of one or more of the Required Lenders, so that the aggregate Commitments after giving effect to such amendment shall be in the same amount as the aggregate Commitments immediately before giving effect to such amendment, (y) if any Loans are outstanding at the time of such amendment, the making of such additional Loans by such new or increasing Lender or Lenders, as the case may be, as may be necessary to repay in full the outstanding Loans (including principal, interest, and fees) of the Minority Lenders immediately before giving effect to such amendment and (z) such other modifications to this Agreement or the Loan Documents as may be appropriate and incidental to the foregoing.

(d)Notwithstanding anything to the contrary contained in this Section 9.3, in the event that the Lead Borrower and the UK Borrower request that this Agreement or any other Loan Document be amended to add a UK Borrowing Base and include the UK Borrowing Base in the Combined Borrowing Base, which would require the approval of the UK Lenders pursuant to Section 2.30(c) and such amendment is not approved by all of the UK Lenders, the Borrowers and the consenting UK Lenders shall be permitted to amend this Agreement without the consent of the UK Lender or UK Lenders which did not agree to the amendment requested by the Borrowers or any Defaulting Lender (such UK Lender, UK Lenders, Defaulting Lender or Defaulting Lenders, collectively the “UK Minority Lenders”) to provide for (w) the termination of the UK Commitment of each of the UK Minority Lenders, (x) an increase in the UK Commitment of one or more of the other Lenders, so that the aggregate UK Commitments after giving effect to such amendment shall be in the same amount as the aggregate UK Commitments immediately before giving effect to such amendment, (y) if any UK Loans are outstanding at the time of such amendment, the making of such additional UK Loans by such increasing UK Lender or UK Lenders, as may be necessary to repay in full the outstanding UK Loans (including principal, interest, and fees) of the UK Minority Lenders immediately before giving effect to such amendment and (z) such other modifications to this Agreement or the Loan Documents as may be appropriate and incidental to the foregoing.

(e)No notice to or demand on any Borrower shall entitle any Borrower to any other or further notice or demand in the same, similar or other circumstances.  Each holder of a Note shall be bound by any amendment, modification, waiver or consent authorized as provided herein, whether or not a Note shall have been marked to indicate such amendment, modification, waiver or consent and any consent by a Lender, or any holder of a Note, shall bind any Person subsequently acquiring a Note, whether or not a Note is so marked. No amendment to this Agreement shall be effective against the Borrowers unless signed by the Borrowers.

(f)Notwithstanding any provision herein to the contrary, this Agreement may be amended to increase the Revolving Commitments in accordance with the terms of Section 2.1(c), and (d) hereof with the written consent of the Agent, the Borrowers and the applicable Revolving Lenders participating in such increase, without the consent or signature of any other Lender hereunder.

(g)Notwithstanding anything to the contrary in this Agreement, this Agreement may be amended as set forth in Sections 2.29 and 2.30.

9.4Expenses; Indemnity; Damage Waiver.

(a)Except as otherwise limited herein, the Borrowers shall jointly and severally pay (i) all reasonable out-of-pocket expenses incurred by the Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Agent, outside consultants for each of them, appraisers, and for commercial finance examinations, in connection with the arrangement of the credit facilities provided for herein, the preparation and administration of the Loan Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, and (iii) all reasonable out-of-pocket expenses incurred by the Agent, the Issuing Bank or any Lender, including the reasonable fees, charges and disbursements of any counsel and any outside consultants for the Agent, the Issuing Bank or any Lender, for appraisers, commercial finance examinations, and environmental site assessments, in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit; provided that the Lenders who are not the Agent or the Issuing Bank shall be entitled to reimbursement for no more than one counsel representing all such Lenders (absent a conflict of interest in which case the Lenders may engage and be reimbursed for such additional counsel as are required in connection with such conflict).

(b)The Borrowers shall jointly and severally indemnify the Agent, the Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”), against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any other agreement or instrument contemplated hereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the transactions contemplated by the Loan Documents or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by any Borrower or any other Credit Party, or any Environmental Liability related in any way to Borrower or any other Credit Party, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether brought by any Credit Party or any other Person, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or any Affiliate of such Indemnitee (or of any officer, director, employee, advisor or agent of such Indemnitee or any such Indemnitee’s Affiliates).  In connection with any indemnified claim hereunder, the Indemnitee shall be entitled to select its own counsel and the Borrowers shall promptly pay the reasonable fees and expenses of such counsel.  This Section 9.4(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, liabilities and related expenses arising from any non-Tax claim.

(c)To the extent that any Borrower fails to pay any amount required to be paid by it to the Agent or the Issuing Bank under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Agent or the Issuing Bank, as the case may be, such Lender’s Commitment Percentage of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Agent or the Issuing Bank.

(d)To the extent permitted by Applicable Law, no party hereto shall assert, and each party hereby waives, any claim against any Borrower or Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the transactions contemplated by the Loan Documents, any Loan or Letter of Credit or the use of the proceeds thereof.

(e)All amounts due under this Section shall be payable promptly after written demand therefor.

9.5Designation of Lead Borrower as Borrowers’ Agent.

(a)Each Domestic Borrower hereby irrevocably designates and appoints the Lead Borrower as that Domestic Borrower’s agent to obtain Loans and Letters of Credit hereunder, the proceeds of which shall be available to each Domestic Borrower for those uses as those set forth herein. As the disclosed principal for its agent, each Domestic Borrower shall be obligated to the Agent and each Lender on account of Loans so made and Letters of Credit so issued hereunder as if made directly by the Lenders to that Domestic Borrower, notwithstanding the manner by which such Loans and Letters of Credit are recorded on the books and records of the Lead Borrower and of any Domestic Borrower.

(b)Each Borrower recognizes that credit available to it hereunder is in excess of and on better terms than it otherwise could obtain on and for its own account and that one of the reasons therefor is its joining in the credit facility contemplated herein with all other Borrowers. Consequently, each Borrower hereby assumes, guarantees, and agrees to discharge all Obligations of all other Borrowers as if the Borrower so assuming and guarantying were each other Borrower; provided that the Canadian Borrower and the UK Borrower shall be liable only for the Canadian Liabilities and the UK Liabilities.

(c)The Lead Borrower shall act as a conduit for each Domestic Borrower (including itself, as a “Domestic Borrower”) on whose behalf the Lead Borrower has requested a Loan. The Lead Borrower shall cause the transfer of the proceeds of each Loan to the (those) Domestic Borrower(s) on whose behalf such Loan was obtained. Neither the Agent nor any Lender shall have any obligation to see to the application of such proceeds.

(d)Each of the Borrowers shall remain jointly and severally liable to the Agent and the Lenders for the payment and performance of all Obligations (which payment and performance shall continue to be secured by all Collateral granted by each of the Borrowers) notwithstanding any determination by the Agent to cease making Loans or causing Letters of Credit to be issued to or for the benefit of any Borrower; provided that the Canadian Borrower and the UK Borrower shall be liable only for the Canadian Liabilities and the UK Liabilities and the Collateral granted by the Canadian Borrower and, if applicable, the UK Borrower, shall secure only the Canadian Liabilities and the UK Liabilities.

(e)The authority of the Lead Borrower to request Loans on behalf of, and to bind, the Domestic Borrowers, shall continue unless and until the Agent acts as provided in subparagraph (c), above, or the Agent actually receives

(i)written notice of: (i) the termination of such authority, and (ii) the subsequent appointment of a successor Lead Borrower, which notice is signed by the respective Presidents of each Domestic Borrower (other than the President of the Lead Borrower being replaced) then eligible for borrowing under this Agreement; and

(ii)written notice from such successive Lead Borrower (i) accepting such appointment; (ii) acknowledging that such removal and appointment has been effected by the respective Presidents of such Domestic Borrowers eligible for borrowing under this Agreement; and (iii) acknowledging that from and after the date of such appointment, the newly appointed Lead Borrower shall be bound by the terms hereof, and that as used herein, the term “Lead Borrower” shall mean and include the newly appointed Lead Borrower.

9.6Successors and Assigns.

(a)The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any such attempted assignment or transfer without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit) and, to the extent expressly contemplated hereby, the Related Parties of each of the Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)Any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it), provided that (i) except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund, each of the Lead Borrower (but only if no Event of Default then exists), the Agent and the Issuing Bank must give their prior written consent to such assignment (which consent shall not be unreasonably withheld or delayed), (ii) except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Agent) shall not be less than $5,000,000 unless the Agent otherwise consents, (iii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations, (iv) the parties to each assignment shall execute and deliver to the Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500.  The assignee, if it shall not be a Lender, shall deliver to the Agent an Administrative Questionnaire. Subject to acceptance and recording thereof pursuant to paragraph (d) of this Section, from and after the effective date specified in each Assignment and Acceptance the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning

Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 9.4). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (e) of this Section.

(c)The Agent, acting for this purpose as a non-fiduciary agent of the Borrowers, shall maintain at the Agent’s Office a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and L/C Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error and the Borrowers, the Agent, the Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Lead Borrower, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d)Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(e)Any Lender may, without the consent of the Borrowers, the Agent, and the Issuing Bank, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it), provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation in the Commitments, the Loans and the Letters of Credit Outstandings shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents, provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.3(b) that affects such Participant. Subject to paragraph (f) of this Section and Section 2.28, the Borrowers agree that each Participant shall be entitled to the benefits (and subject to the obligations) of Sections 2.23, 2.25, and 2.26 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.10 as though it were a Lender, provided such Participant agrees to be subject to Section 2.25(c) as though it were a Lender.

(f)A Participant shall not be entitled to receive any greater payment under Section 2.23 or 2.26 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Lead Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.26 unless (i) the Lead Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Sections 2.26(e) and 2.26(k) as though it were a Lender required to comply with that Section and (ii) such Participant is eligible for exemption from the withholding tax referred to therein, following compliance with Section 2.26(e) and 2.26(k).  Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.

(g)Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest, provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

9.7Survival

.  All covenants, agreements, representations and warranties made by the Borrowers in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.23, 2.26, and 9.4 and Section 8 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

9.8Counterparts; Integration; Effectiveness

.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.1, this Agreement shall become effective when it shall have been executed by the Agent and the Lenders and when the Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

9.9Severability

.  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

9.10Right of Setoff

.  If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrowers against any of and all the obligations of the Borrowers now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured and regardless of the adequacy of the Collateral. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender may have.

9.11Governing Law; Jurisdiction; Consent to Service of Process.

(a)THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b)The Borrowers agree that any suit for the enforcement of this Agreement or any other Loan Document may be brought in any court of the State of New York sitting in the Borough of Manhattan or any federal court sitting therein as the Agent may elect in its sole discretion and consent to the non-exclusive jurisdiction of such courts.  The Borrowers hereby waive any objection which they may now or hereafter have to the venue of any such suit or any such court or that such suit is brought in an inconvenient forum. The Borrowers agree that any action commenced by any Borrower asserting any claim or counterclaim arising under or in connection with this Agreement or any other Loan Document shall be brought solely in a court of the State of New York sitting in the Borough of Manhattan or any federal court sitting therein as the Agent may elect in its sole discretion and consent to the exclusive jurisdiction of such courts with respect to any such action.  Nothing in this agreement or in any other Loan

Document shall affect any right that any Secured Party may otherwise have to bring any action or proceeding relating to this agreement or any other Loan Document against any Credit Party or its properties in the courts of any jurisdiction.

(c)Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.1. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

9.12WAIVER OF JURY TRIAL

.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

9.13Headings

.  Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

9.14Interest Rate Limitation

(a). Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan or otherwise regulated under Applicable Law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with Applicable Law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

9.15Additional Waivers.

(a)The Obligations are joint and several obligations of each Borrower, provided that the Canadian Credit Parties and the UK Credit Parties shall be liable only for the Canadian Liabilities and the UK Liabilities.  To the fullest extent permitted by Applicable Law, the obligations of Borrowers hereunder shall not be affected by (i) the failure of the Agent or any other Secured Party to assert any claim or demand or to enforce or exercise any right or remedy against any other Borrower under the provisions of this Agreement, any other Loan Document or otherwise, (ii) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, this Agreement, any other Loan Document, or any other agreement, with respect to any other Borrower of the Obligations under this Agreement, or (iii) the failure to perfect any security interest in, or the release of, any of the security held by or on behalf of the Agent or any other Secured Party.

(b)To the fullest extent permitted by Applicable Law, the obligations of each Borrower hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (other than the payment in full in cash of the Obligations), including any claim of waiver, release, surrender, alteration or compromise of any of the Obligations, and shall not be subject to any defense or set-off, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Borrower hereunder shall not be discharged or impaired or otherwise affected by the failure of the Agent or any other Secured Party to assert any claim or demand or to enforce any remedy under this Agreement, any other Loan Document or any other agreement, by any waiver or modification of any provision of any thereof, by any default, failure or delay, willful or otherwise, in the performance of the Obligations, or by any other act or omission that may or might in any manner or to any extent vary the risk of any Borrower or that would otherwise operate as a discharge of any Borrower as a matter of law or equity (other than the payment in full in cash of all the Obligations).

(c)To the fullest extent permitted by Applicable Law, each Borrower waives any defense based on or arising out of any defense of any other Borrower or the unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any other Borrower, other than the payment in full in cash of all the Obligations. The Agent and the other Secured Parties may, at their election, foreclose on any security held by one or more of them by one or more judicial or nonjudicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Obligations, make any other accommodation with any other Borrower, or exercise any other right or remedy available to them against any other Borrower, without affecting or impairing in any way the liability of any Borrower hereunder except to the extent that all the Obligations have been paid in full in cash. Pursuant to Applicable Law, each Borrower waives any defense arising out of any such election even though such election operates, pursuant to Applicable Law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Borrower against any other Borrower, as the case may be, or any security.

(d)Upon payment by any Borrower of any Obligations, all rights of such Borrower against any other Borrower arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subordinate and junior in right of payment to the prior payment in full in cash of all the Obligations. In addition, any indebtedness of any Borrower now or hereafter held by any other Borrower is hereby subordinated in right of payment to the prior payment in full of the Obligations. Until the Obligations are paid in full, none of the Borrowers will demand, sue for, or otherwise attempt to collect any such indebtedness. If any amount shall erroneously be paid to any Borrower on account of (a) such subrogation, contribution, reimbursement, indemnity or similar right or (b)

any such indebtedness of any Borrower, such amount shall be held in trust for the benefit of the Secured Parties and shall forthwith be paid to the Agent to be credited against the payment of the Obligations, whether matured or unmatured, in accordance with the terms of the Loan Documents.

9.16Confidentiality

.  Each of the Lenders agrees that it will use its best efforts not to disclose without the prior consent of the Borrowers (other than to its employees, auditors, counsel or other professional advisors, to Affiliates or to another Lender if the Lender or such Lender’s holding or parent company in its sole discretion determines that any such party should have access to such information, which party shall be informed of the confidential nature thereof) any information with respect to any Borrower which is furnished pursuant to this Agreement provided that any Lender may disclose any such information (a) as has become generally available to the public, (b) as may be required or appropriate in any report, statement or testimony submitted to any municipal, state or federal regulatory body having or claiming to have jurisdiction over such Lender or to the Federal Reserve Board or the Federal Deposit Insurance Corporation or similar organizations (whether in the United States or elsewhere) or their successors, (c) as may be required or appropriate in response to any summons or subpoena or in connection with any litigation, provided that if the Lender is able to do so prior to complying with the summons or subpoena, such Lender shall provide the Borrowers with prompt notice of such requested disclosure so that the Borrowers may seek a protective order or other appropriate remedy (nothing contained herein however shall result in such Lender’s non-compliance with Applicable Law), (d) in order to comply with any law, order, regulation or ruling applicable to such Lender, (e) in connection with the enforcement of remedies under this Agreement and the other Loan Documents, and (f) to any prospective transferee in connection with any contemplated transfer of any of the Loans or Notes or any interest therein by such Lender provided that such prospective transferee agrees to be bound by the provisions of this Section. The Borrowers hereby agree that the failure of a Lender to comply with the provisions of this Section 9.16 shall not relieve the Borrowers of any of their obligations to such Lender under this Agreement and the other Loan Documents.

9.17Release of Collateral and Guaranty Obligations.

(a)Notwithstanding anything to the contrary contained herein or in any other Loan Document, upon request of the Lead Borrower in connection with any disposition of property permitted by the Loan Documents, the Agent shall (without notice to or vote or consent of any Lender, or any Affiliate of any Lender that may be a party to any Hedging Agreement) take such actions as shall be required to release its security interest in any Collateral being disposed of in such disposition, and to release any guarantee obligations of a Person being disposed of in such disposition, to the extent necessary to permit consummation of such disposition in accordance with this Agreement and the other Loan Documents; provided that the Lead Borrower shall have delivered to the Agent, at least five (5) Business Days prior to the date of the proposed release, a written request for release identifying the relevant Collateral being disposed of in such disposition and the terms of such disposition in reasonable detail, together with a certification, in form and substance reasonably acceptable to the Agent, by the Lead Borrower stating that such transaction is in compliance with this Agreement and the other Loan Documents, together with copies of such supporting documentation as the Agent may reasonably request, and the Agent otherwise has determined, in its Permitted Discretion, that such transaction is in compliance with this Agreement and the other Loan Documents.

(b)Notwithstanding anything to the contrary contained herein or any other Loan Document, when all Obligations (excluding Obligations in respect of Hedging Agreements but including any contingent or indemnity obligations that the Agent reasonably believes are likely to arise or be asserted) have been indefeasibly paid in full in cash, all Commitments have irrevocably terminated or expired and no Letter of Credit shall be outstanding (or cash collateralized as provided herein), upon request of the Lead Borrower, the Agent shall (without notice to or vote or consent of any Lender, or any Affiliate of any Lender that is a party to any Hedging Agreement) take such actions as shall be required to release its security interest in all Collateral, and to release all guarantee obligations provided for in any Loan Document. In connection with the termination of this Agreement and the release and termination of the security interests in the Collateral, the Agent may require such indemnities and collateral security as it shall reasonably deem necessary or appropriate to protect the Secured Parties against (x) loss on account of credits previously applied to the Obligations that may subsequently be reversed or revoked, (y) any obligations that may thereafter arise with respect Bank Products and Cash Management Services, and (z) any contingent indemnification or expense reimbursement Obligations under Section 9.4 hereof (i) for which a claim has been asserted or has arisen and, (ii) if the Credit Parties are the subject of a proceeding under any Debtor Relief Law, that the Agent reasonably believes are likely to arise or be asserted thereafter.

(c)Notwithstanding anything to the contrary contained herein or any other Loan Document, in connection with the FILO Collateral Release Conditions, the Agent shall (at the cost of the Credit Parties) execute any release of the security interest constituted under any Security Documents or other claim over that Collateral, enter into necessary release, reassignment, and/or transfer agreement necessary or desirable to perform that release, and issue any certificates of non-crystallization of floating charges that may be required or take any other action that the Agent considers desirable.

9.18Amendment and Restatement

.  Effective as of Effective Date, each Borrower hereby agrees to become a borrower, debtor and obligor under, and to bind itself to, the Existing Financing Agreements to which Borrowers are bound generally (in each case, as modified and restated hereby), and, in such capacity, to assume and bind itself to all Obligations of Borrowers thereunder (as modified and restated hereby).  The terms, conditions, agreements, covenants, representations and warranties set forth in and relating to the Existing Credit Agreement are hereby amended, restated, replaced and superseded in their entirety by the terms, conditions, agreements, covenants, representations and warranties set forth in this Agreement.  This Agreement does not extinguish the obligations, including, without limitation, obligations for the payment of money, outstanding under the Existing Credit Agreement or discharge or release the obligations or the liens or priority of any mortgage, pledge, security agreement or any other security therefor, which shall continue, as modified and restated hereby, without interruption and in full force and effect.  Nothing herein contained shall be construed as a substitution or novation of the obligations outstanding under the Existing Credit Agreement or instruments securing the same, which shall remain in full force and effect, except in each case as amended, restated, replaced and superseded hereby or by instruments executed in connection herewith.  Nothing expressed or implied in this Agreement shall be construed as a release or other discharge of any

Borrower or guarantor from any of their obligations or liabilities under the Existing Financing Agreements or any of the security agreements, pledge agreements, mortgages, guaranties or other loan documents executed in connection therewith, except in each case as amended, restated, replaced and superseded hereby or by instruments executed in connection herewith.  Each Borrower hereby confirms and agrees that (i) the Existing Credit Agreement and each Existing Financing Agreement to which it is a party is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects, in each case as amended, restated, replaced and superseded hereby or by instruments executed in connection herewith, except that on and after the Effective Date all references in any such Existing Financing Agreement to “the Agreement”, “thereto”, “thereof” “thereunder” or words of like import referring to the Existing Credit Agreement shall mean the Existing Credit Agreement as amended, restated, replaced and superseded by this Agreement; and (ii) to the extent that any such Existing Financing Agreement purports to assign or pledge to the Agent for the benefit of the Lenders a security interest in or lien on, any collateral as security for the Obligations of any Borrower from time to time existing in respect of the Existing Credit Agreement, such pledge, assignment or grant of the security interest or lien is hereby ratified and confirmed in all respects in favor of Agent for the benefit of Lenders, which shall remain in full force and effect, except as amended, restated, replaced and superseded hereby or by instruments executed in connection herewith.

9.19Commitments

.  Effective as of the Effective Date, the Agent shall reallocate the Commitments and Loans of the Lenders hereunder and shall notify the Lenders of any payment required to be made so that the Commitments and Loans of the Lenders are in accordance with Schedule 1.1.  Upon receipt of such notice, each Lender shall make the payments specified therein, if any.

9.20Judgment Currency

If, for the purposes of obtaining judgment in any court in any jurisdiction with respect to this Agreement or any other Loan Document, it becomes necessary to convert into a particular currency (the “Judgment Currency”) any amount due under this Agreement or under any other Loan Document in any currency other than the Judgment Currency (the “Currency Due”), then conversion shall be made at the rate of exchange prevailing on the Business Day before the day on which judgment is given.  For this purpose, “rate of exchange” means the rate at which the applicable Agent is able, on the relevant date, to purchase the Currency Due with the Judgment Currency in accordance with its normal practice for the applicable currency conversion in the wholesale market.  In the event that there is a change in the rate of exchange prevailing between the conversion date and the date of actual payment of the amount due, the Credit Parties will pay such additional amount (if any, but in any event not a lesser amount) as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of Currency Due which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial order at the rate of exchange prevailing on the conversion date.  If the amount of the Currency Due which the Agent is so able to purchase is less than the amount of the Currency Due originally due to it, the applicable Credit Party shall indemnify and save the Agent, the Issuing Bank and the Lenders harmless from and against all loss or damage arising as a result of such deficiency.  This indemnity shall constitute an obligation separate and independent from the other obligations contained in this Agreement and the other Loan Documents, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by the Agent from time to time and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum in respect of an amount due under this Agreement or any other Loan Document or under any judgment or order.

9.21USA Patriot Act Notice

.  Each Lender and the Agent (for itself and not on behalf of any Lender) hereby notifies the Credit Parties that pursuant to the requirements of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. 107-56, signed into law October 26, 2001) (the “Act”), it is required to obtain, verify and record information that identifies the Credit Parties, which information includes the name and address of each Credit Party and other information that will allow such Lender or the Agent, as applicable, to identify such Credit Party in accordance with the Act.

9.22Foreign Asset Control Regulations

.  Neither of the advance of the Loans nor the use of the proceeds of any thereof will violate the Trading With the Enemy Act (50 U.S.C. § 1 et seq., as amended) (the “Trading With the Enemy Act”) or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) (the “Foreign Assets Control Regulations”) or any enabling legislation or executive order relating thereto (which for the avoidance of doubt shall include, but shall not be limited to (a) Executive Order 13224 of September 21, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the “Executive Order”) and (b) the Act).  Furthermore, none of the Borrowers or their Affiliates (a) is or will become a “blocked person” as described in the Executive Order, the Trading With the Enemy Act or the Foreign Assets Control Regulations or (b) engages or will engage in any dealings or transactions, or be otherwise associated, with any such “blocked person” or in any manner violative of any such order.

9.23Canadian Anti-Money Laundering Legislation.

(a)Each Credit Party acknowledges that, pursuant to the Proceeds of Crime Act and other applicable anti-money laundering, anti-terrorist financing, government sanction and “know your client” laws (collectively, including any guidelines or orders thereunder, “AML Legislation”), the Lenders may be required to obtain, verify and record information regarding the Credit Parties and their respective directors, authorized signing officers, direct or indirect shareholders or other Persons in control of the Credit Parties, and the transactions contemplated hereby. Each Credit Party shall promptly provide all such information, including supporting documentation and other evidence, as may be reasonably requested by any Lender or any prospective assignee or participant of a Lender, the Issuing Bank or the Agent, in order to comply with any applicable AML Legislation, whether now or hereafter in existence.

(b)If the Agent has ascertained the identity of any Credit Party or any authorized signatories of the Credit Parties for the purposes of applicable AML Legislation, then the Agent:

(i)shall be deemed to have done so as an agent for each Lender, and this Agreement shall constitute a “written agreement” in such regard between each Lender and the Agent within the meaning of the applicable AML Legislation; and

(ii)shall provide to each Lender copies of all information obtained in such regard without any representation or warranty as to its accuracy or completeness.

Notwithstanding the preceding sentence and except as may otherwise be agreed in writing, each of the Lenders agrees that the Agent has no obligation to ascertain the identity of the Credit Parties or any authorized signatories of the Credit Parties on behalf of any Lender, or to confirm the completeness or accuracy of any information it obtains from any Credit Party or any such authorized signatory in doing so.

9.24No Advisory or Fiduciary Responsibility

.  In connection with all aspects of each transaction contemplated hereby, the Credit Parties each acknowledge and agree that: (i) the credit facility provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Credit Parties, on the one hand, and the Secured Parties, on the other hand, and each of the Credit Parties is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, the each Secured Party is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Credit Parties or any of their respective Affiliates, stockholders, creditors or employees or any other Person; (iii) none of the Secured Parties has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Credit Parties with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether any of the Secured Parties has advised or is currently advising any Credit Party or any of its Affiliates on other matters) and none of the Secured Parties has any obligation to any Credit Party or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Secured Parties and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Credit Parties and their respective Affiliates, and none of the Secured Parties has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Secured Parties have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and each of the Credit Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate.  Each of the Credit Parties hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against each of the Secured Parties with respect to any breach or alleged breach of agency or fiduciary duty.

9.25Limitation of Canadian Borrower and UK Borrower Liability.

Notwithstanding anything to the contrary herein contained, the liability of the Canadian Borrower and the UK Borrower hereunder and under any other Loan Documents shall be limited to the Canadian Liabilities and the UK Liabilities and the Canadian Borrower and the UK Borrower shall have no liability whatsoever under the Loan Documents with respect to any other Obligations of the Domestic Borrowers or the other Domestic Credit Parties.

9.26Language.

The parties herein have expressly requested that this Agreement and all related documents be drawn up in the English language.  A la demande expresse des parties aux présentes, cette convention et tout document y afférent ont été rédigés en langue anglaise.

9.27Keepwell.

Each Credit Party (other than the Canadian Borrower and the UK Borrower) that is a Qualified ECP Guarantor at the time the grant of a security interest under the Loan Documents, in each case, by any Specified Credit Party becomes effective with respect to any Swap Obligation, hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds or other support to each Specified Credit Party with respect to such Swap Obligation as may be needed by such Specified Credit Party from time to time to honor all of its obligations under the Loan Documents in respect of such Swap Obligation (but, in each case, only up to the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP Guarantor’s obligations and undertakings voidable under Applicable Law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount).  The obligations and undertakings of each Qualified ECP Guarantor under this Section shall remain in full force and effect until the Obligations have been indefeasibly paid and performed in full.  Each Credit Party intends this Section to constitute, and this Section shall be deemed to constitute, a guarantee of the obligations of, and a “keepwell, support, or other agreement” for the benefit of, each Specified Credit Party for all purposes of the Commodity Exchange Act.

9.28Acknowledgement and Consent to Bail-In of EEA Financial Institutions.

Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an EEA Financial Institution; and

(b)the effects of any Bail-In Action on any such liability, including, if applicable:

(i)a reduction in full or in part or cancellation of any such liability;

(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

9.29Acknowledgement Regarding Any Supported QFCs.

(a)To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Hedging Agreement or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

[balance of page left intentionally blank; signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

DOMESTIC BORROWERS:

GENESCO INC.
as Lead Borrower

By
Name:
Title:

GENESCO BRANDS, LLC
as a Domestic Borrower

By
Name:
Title:

HAT WORLD CORPORATION
as a Domestic Borrower

By
Name:
Title:

FLAGG BROS. OF PUERTO RICO, INC.
as a Domestic Borrower

By
Name:
Title:

GENESCO FOOTWEAR LLC,
as a Domestic Borrower

By
Name:
Title:

DB1/ 114136671.8

DOMESTIC BORROWERS CONTINUED:

GENESCO BRANDS NY, LLC
as a Domestic Borrower

By
Name:
Title:

CANADIAN BORROWER:

GCO CANADA INC.
as Canadian Borrower

By
Name:
Title:

UK BORROWER:

GENESCO (UK) LIMITED,
as UK Borrower

By
Name:
Title:

DB1/ 114136671.8

BANK OF AMERICA, N.A.,
as Agent, Issuing Bank, Revolving Domestic Lender and FILO Lender

By:
Name: Matthew Potter
Title: Vice President

[SIGNATURE PAGES TO FOLLOW]

DB1/ 114136671.8

BANK OF AMERICA, N.A. (ACTING THROUGH ITS CANADA BRANCH),
as a Canadian Lender

By:
Name:
Title:

[OTHER LENDERS TO BE DETERMINED]

DB1/ 114136671.8